As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-176464

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncor Electric Delivery Company LLC

(Exact name of registrant issuer as specified in its charter)

Delaware	4911	75-2967830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Allen Nye, Jr.

Senior Vice President, General Counsel & Secretary

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(214) 486-2067 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

W. Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

(214) 965-5989 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2016

PROSPECTUS

ONCOR ELECTRIC DELIVERY COMPANY LLC

$324,405,000 5.000% Senior Secured Notes due 2017

$550,000,000 6.800% Senior Secured Notes due 2018

$126,278,000 5.750% Senior Secured Notes due 2020

$800,000,000 7.000% Debentures due 2022

$500,000,000 7.000% Senior Secured Notes due 2032

$350,000,000 7.250% Senior Secured Notes due 2033

$300,000,000 7.500% Senior Secured Notes due 2038

$475,000,000 5.250% Senior Secured Notes due 2040

These securities accrue interest and mature as follows:

•	Senior Secured Notes due 2017 (the 2017 notes) accrue interest at a rate of 5.000% per annum, payable on March 30 and September 30 of each year, and mature on September 30, 2017;

•	Senior Secured Notes due 2018 (the 2018 notes) accrue interest at a rate of 6.800% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2018;

•	Senior Secured Notes due 2020 (the 2020 notes) accrue interest at a rate of 5.750% per annum, payable on March 30 and September 30 of each year, and mature on September 30, 2020;

•	Debentures due 2022 (the debentures) accrue interest at a rate of 7.000% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2022;

•	Senior Secured Notes due 2032 (the 2032 notes) accrue interest at a rate of 7.000% per annum, payable on May 1 and November 1 of each year, and mature on May 1, 2032;

•	Senior Secured Notes due 2033 (the 2033 notes) accrue interest at a rate of 7.250% per annum, payable on January 15 and July 15 of each year, and mature on January 15, 2033;

•	Senior Secured Notes due 2038 (the 2038 notes) accrue interest at a rate of 7.500% per annum, payable on March 1 and September 1 of each year, and mature on September 1, 2038; and

•	Senior Secured Notes due 2040 (the 2040 notes) accrue interest at a rate of 5.250% per annum, payable on March 30 and September 30 of each year, and mature on September 30, 2040.

We collectively refer to the 2017 notes, the 2018 notes, the 2020 notes, the debentures, the 2032 notes, the 2033 notes, the 2038 notes and the 2040 notes in this prospectus as the “securities,” unless the context otherwise requires. We may redeem any of the securities at any time prior to their maturity at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities–May 2002 Indenture–Optional Redemption,” and “Description of the Securities–August 2002 Indenture–Optional Redemption” plus accrued and unpaid interest to the redemption date. The securities have the benefit of a lien on certain of our transmission and distribution assets, mortgaged under a Deed of Trust (as amended, the Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent. The securities are our senior secured obligations and rank pari passu with our other senior indebtedness that is secured by the lien of the Deed of Trust. The securities are senior in right of payment to all subordinated indebtedness. The securities are not listed on any securities exchange.

For a more detailed description of the securities, see “Description of the Securities” beginning on page 123.

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. (the Market Maker) and affiliates of the Market Maker in connection with offers and sales of the securities related to market-making transactions in the securities in the secondary market effected from time to time. The Market Maker and the affiliates of the Market Maker may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Sales of securities pursuant to this prospectus will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

The date of this prospectus is                     , 2016.

You should rely only on the information included in this prospectus. We have not, and the Market Maker and its affiliates have not, authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of their respective dates. Our business profile, financial condition, results of operations or prospects may have changed since such dates. The representations and warranties contained in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may publicly file in the future may contain representations and warranties made by and to the parties thereto as of specific dates. While we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement of which this prospectus is a part not misleading, those representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules; may represent the parties’ risk allocation in the particular transaction or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should carefully read the entire prospectus, including the section entitled “Risk Factors”. See the section entitled “Available Information Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and its consolidated subsidiary. References to “EFH Corp.” refer to Energy Future Holdings Corp., and/or its subsidiaries, depending on context. References to the “Market Maker” refer to Goldman, Sachs & Co. For your convenience, we have also provided a Glossary, beginning on page 153, of selected terms and abbreviations.

Our Business

Our Business

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our electrical systems, as well as providing transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about 40 percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. We are neither a seller of electricity nor a purchaser of electricity for resale. We provide transmission services to electricity distribution companies, cooperatives, and municipalities. We provide distribution services to retail electric providers (REPs) which sell electricity to retail customers. The services to REPs included subsidiaries of TCEH through the date of the Reorganized TCEH Spin-Off and subsidiaries of Reorganized TCEH after the date of the Reorganized TCEH Spin-Off. Prior to the date of the Reorganized TCEH Spin-Off, TCEH was an indirect subsidiary of EFH Corp. Revenues from TCEH represented 25% of our total operating revenues for the year ended December 31, 2015 and 24% of our total operating revenues for the nine months ended September 30, 2016. Revenues from REP subsidiaries of NRG Energy, Inc., a non-affiliated entity, represented 17% of our reported total operating revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016. No other customer represented more than 10% of our reported total operating revenues.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 121,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At September 30, 2016, we had approximately 3,680 full-time employees, including approximately 690 employees under collective bargaining agreements.

Our transmission and distribution rates are regulated by the Public Utility Commission of Texas (PUCT), certain cities and, in certain instances, the United States Federal Energy Regulatory Commission (FERC), and are subject to cost-of-service regulation and annual earnings oversight.

Electricity Transmission

Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with the Electric Reliability Council of Texas (ERCOT), the independent system operator and the regional coordinator of the various electricity systems within Texas.

We are a member of ERCOT, and our transmission business actively assists the operations of ERCOT and market participants. Through our transmission business, we participate with ERCOT and other member utilities to plan, design, construct, upgrade and operate transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over transmission facilities operating at 60 kilovolts (kV) and above. Other services we offer through our transmission business include system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties. The Texas Public Utility Regulatory Act (PURA) allows us to update our transmission rates periodically to reflect changes in invested capital. This “capital tracker” provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

Electricity Distribution

Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through approximately 3,237 distribution feeders.

Our distribution system included over 3.4 million points of delivery at September 30, 2016. Over the past five years, the number of distribution system points of delivery we serve, excluding lighting sites, grew an average of 1.39% per year, adding approximately 49,200 points of delivery in 2015.

We provide distribution services to approximately 80 REPs (including subsidiaries of TCEH through the date of the Reorganized TCEH Spin-Off and subsidiaries of Reorganized TCEH after the date of the Reorganized TCEH Spin-Off) and certain electric cooperatives in our certificated service area. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

Requests to recover distribution-related investments are generally included in our rate reviews. However, provisions in existing legislation also allow us to file, under certain circumstances, up to four rate adjustments between rate reviews in order to recover distribution-related investments on an interim basis. We have not filed any such distribution-related rate adjustments to date.

Ownership Structure and Ring-Fencing

We are a direct, majority-owned subsidiary of Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), which is a direct, wholly-owned subsidiary of Electric Future Intermediate Holding Company LLC (EFIH), a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Energy Future Holdings Limited Partnership (Texas Holdings) which is controlled by Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC (together with its affiliates, TPG) and Goldman, Sachs & Co. (Goldman, Sachs & Co. and, together with KKR and TPG, the Sponsor Group). Oncor Holdings owns 80.03% of our outstanding membership interests. Texas Transmission Investment LLC (Texas Transmission), an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm GIC Special Investments Pte Ltd., owns 19.75% of our outstanding membership interests, and certain members of Oncor’s management and board of directors indirectly beneficially own the remaining 0.22% of our outstanding membership interests. See “— EFH Corp. Bankruptcy Proceedings — Potential Change in Indirect Ownership of Oncor” below for information regarding proposed changes in our ownership in connection with the EFH Bankruptcy Proceedings.

Our consolidated financial statements include our wholly owned, bankruptcy remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC (Bondco), a variable interest entity (VIE). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016. Final true-up proceedings and refunds of over-collected transition charges for the transition bonds were conducted by Oncor and the PUCT during 2016 and had no material net income impact.

Various “ring-fencing” measures have been taken to enhance the separateness of the Oncor Ring-Fenced Entities and the Texas Holdings Group, each as defined below, and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to Texas Energy Future Holdings Limited Partnership and its direct and indirect subsidiaries (Texas Holdings Group) and to reduce the risk that the assets and liabilities of Oncor or Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for Oncor Holdings and its direct and indirect subsidiaries (Oncor Ring-Fenced Entities); our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities’ providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. See “— EFH Corp. Bankruptcy Proceedings — Potential Change in Indirect Ownership of Oncor” below for information regarding proposed changes in our ownership in connection with the EFH Bankruptcy Proceedings.

Neither EFH Corp. nor any of its subsidiaries or affiliates other than Oncor Electric Delivery Company LLC will be obligated on, guarantee, or provide other credit or funding support for, the Notes.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 2 to Interim Financial Statements for further information regarding the EFH Bankruptcy Proceedings and the proposed changes in our ownership in connection with such proceedings.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. As of September 30, 2016, we had collected $128 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates had not been established as of September 30, 2016. As discussed below, the New Plan of Reorganization (defined below) provided for a spin-off of the TCEH Debtors from EFH Corp. As a result of this spin-off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 12 to Annual Financial Statements and Note 10 to Interim Financial Statements for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor

As part of the EFH Bankruptcy Proceedings, the bankruptcy court confirmed the Debtors’ Sixth Amended Plan of Reorganization by order dated December 9, 2015. In general, among other things, the Sixth Amended Plan of Reorganization provided for a series of transactions to be effected pursuant to a merger and purchase agreement (Hunt Merger and Purchase Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc. (Hunt), as well as certain other investors designated by Hunt (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of Oncor.

The Debtors and certain creditors entered into a Plan Support Agreement (as amended, Plan Support Agreement) that provided for, among other things, their respective obligations to act and/or support Plans of Reorganization. On May 1, 2016, certain first lien creditors of TCEH delivered a written notice (Plan Support Termination Notice) to the Debtors and the other parties to the Plan Support Agreement notifying such parties of the occurrence of a Plan Support Termination Event (as defined in the Plan Support Agreement). The delivery of the Plan Support Agreement Termination Notice caused the Sixth Amended Plan of Reorganization to become null and void.

On May 1, 2016, following receipt of the Plan Support Termination Notice, EFH Corp. and EFIH delivered a written notice (Merger and Purchase Agreement Termination Notice) to the Hunt Investor Group notifying the Hunt Investor Group that EFH Corp. and EFIH terminated the Hunt Merger and Purchase Agreement. The termination of the Hunt Merger and Purchase Agreement also caused the automatic termination (without the necessity of further action) of (i) certain agreements defining the investment obligations of certain Hunt Investor Group members, and (ii) a letter agreement between Oncor and the Hunt Investor Group.

Following the occurrence of the Plan Support Termination Event as described above, the Debtors filed a new joint Plan of Reorganization (New Plan of Reorganization) pursuant to Chapter 11 of the Bankruptcy Code and a related disclosure statement with the bankruptcy court on May 1, 2016.

In connection with the Sixth Amended Plan of Reorganization, EFH Corp. took the position that, unless the Hunt Investor Group had otherwise acquired, or entered into a definitive agreement with Texas Transmission for the acquisition of the equity interest in Oncor held by Texas Transmission at the consummation of the transactions, certain of EFH Corp.’s rights contained in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, would require Texas Transmission to sell its equity interest in Oncor to the Hunt Investor Group. In this regard, in October 2015, EFH Corp. filed a complaint against Texas Transmission alleging breach of Texas Transmission’s obligations under the Investor Rights Agreement for failing to agree to sell its equity interest in Oncor and, if found to be a valid drag right and a valid IPO Conversion (as defined in the Investor Rights Agreement), to cooperate with an IPO Conversion.

The Hunt Investor Group intervened in the pending litigation. On May 20, 2016, following the Plan Support Termination Notice, the bankruptcy court issued an order dismissing the action and related motions and retaining jurisdiction related to the interpretation and implementation of such order. We cannot predict the ultimate outcome of any subsequent litigation relating to the Investor Rights Agreement and the impact of such litigation, particularly in light of the transactions discussed below.

The New Plan of Reorganization provides that the confirmation and effective date of the New Plan of Reorganization with respect to the TCEH Debtors may occur (and on October 3, 2016, it did occur) separate from, and independent of, the confirmation and effective date of the New Plan of Reorganization with respect to the EFH Debtors. The New Plan of Reorganization, subject to certain conditions and required regulatory approvals, provides for, among other things:

•	with respect to the TCEH Debtors, either (a) a tax-free spin-off from EFH Corp., including a transaction that will result in a partial step-up in the tax basis of certain TCEH assets distributed to a newly formed entity wholly owned by TCEH, or (b) a taxable transaction that results in the assets of the TCEH Debtors being distributed to a newly formed entity wholly owned by Reorganized TCEH (TCEH Transactions), and

•	with respect to the EFH Debtors, the reorganization of EFH Corp. and EFIH (Reorganized EFH) either pursuant to (a) an equity investment (which may be from existing creditors or third-party investors) or (b) pursuant to a standalone plan of reorganization, in which creditors receive shares of common stock of Reorganized EFH.

Solely as it pertains to the TCEH Debtors, the disclosure statement was approved by the bankruptcy court. The bankruptcy court confirmed the New Plan of Reorganization with respect to the TCEH Debtors on August 26, 2016, and it became effective by its terms, and the Reorganized TCEH Spin-Off occurred effective October 3, 2016.

On July 29, 2016, (i) the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment (NEE Amendment) to the New Plan of Reorganization (as amended by the NEE Amendment and as further amended to date, Amended New Plan) and (ii) EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC (Merger Sub), a wholly-owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, at the effective time of the Amended New Plan with respect to the EFH Debtors, EFH Corp. will merge with and into Merger Sub (NEE Merger) with Merger Sub surviving as a wholly owned subsidiary of NEE.

In August 2016, the EFH Debtors filed a motion seeking bankruptcy court approval of entry into the NEE Merger Agreement, a related termination fee and the NEE Plan Support Agreement. The NEE Merger Agreement includes various conditions precedent to consummation of the transactions contemplated thereby, including, among others, a condition that certain approvals and rulings be obtained, including from, among others, the PUCT and the IRS and a condition that the TCEH Transactions have occurred. NEE will not be required to consummate the NEE Merger if, among other items, the PUCT approval is obtained but with conditions, commitments or requirements that impose a Burdensome Condition (as defined in the NEE Merger Agreement). NEE’s and Merger Sub’s obligations under the NEE Merger Agreement are not subject to any financing condition. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement, the related termination fee, and the NEE Plan Support Agreement by order dated September 19, 2016.

Following approval of the NEE Merger Agreement by the bankruptcy court and until confirmation of the Amended New

Plan by the bankruptcy court, EFH and EFIH may continue or have discussions or negotiations with respect to acquisition proposals for Reorganized EFH (x) with persons that were in active negotiation at the time of approval of the NEE Merger Agreement by the bankruptcy court and (y) with persons that submit an unsolicited acquisition proposal that is, or is reasonably likely to lead to, a Superior Proposal (as defined in the NEE Merger Agreement).

The NEE Merger Agreement may be terminated upon certain events, including, among other things:

•	by either party, if the NEE Merger is not consummated by March 26, 2017, subject to a 90-day extension under certain conditions; or

•	by EFH Corp. or EFIH, until the entry of the confirmation order of the Amended New Plan with respect to the EFH Debtors, if their respective board of directors or managers determines after consultation with its independent financial advisors and outside legal counsel, and based on advice of such counsel, that the failure to terminate the NEE Merger Agreement is inconsistent with its fiduciary duties; provided that a material breach of EFH Corp.’s or EFIH’s obligations under certain provisions of the NEE Merger Agreement has not provided the basis for such determination.

If the NEE Merger Agreement is terminated for certain reasons set forth therein and an alternative transaction is consummated by EFH or EFIH in which neither NEE nor any of its affiliates obtains direct or indirect ownership of approximately 80% of Oncor, then EFH and EFIH will pay a termination fee of $275,000,000 to NEE.

Following the execution and delivery of the NEE Merger Agreement, EFIH requested, pursuant to the NEE Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (NEE Letter Agreement) with NEE and Merger Sub. The NEE Letter Agreement was executed on August 4, 2016 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities, NEE and Merger Sub to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH (EFH Acquisition) and the other transactions described in the NEE Merger Agreement.

The NEE Letter Agreement is not intended to give NEE or Merger Sub, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities prior to the receipt of all approvals required by the bankruptcy court, the PUCT and other governmental entities and the consummation of the EFH Acquisition and related transactions (if and when such transactions are consummated). In addition, Oncor Holdings and Oncor have not endorsed or approved any restructuring involving Oncor Holdings or Oncor or any other transaction proposed by NEE or Merger Sub involving Oncor Holdings or Oncor.

On October 29, 2016, we entered into an Interest Purchase Agreement (OMI Agreement) with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE (T&D Equity Acquisition), and Investment LLC pursuant to which T&D Equity Acquisition would purchase the 1,396,008 limited liability company interests of Oncor (representing approximately 0.22% of the outstanding equity of Oncor) that Investment LLC owns in exchange for a purchase price of approximately $27 million. The OMI Agreement contains various conditions precedent to consummation of the transactions contemplated by the OMI Agreement, including the consummation of the transactions contemplated by the NEE Merger Agreement. For more information regarding Investment LLC and its ownership, see “Executive Compensation — Compensation Discussion & Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

On October 30, 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (the parent of Texas Transmission) and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The parties have agreed to use their best efforts to have the TTI Merger Agreement close contemporaneously with the NEE Merger. The TTI Merger Agreement also contains various conditions precedent to the consummation of the transactions contemplated by the TTI Merger Agreement, including a requirement that EFH Corp., subject to bankruptcy court approval, waive its rights of first refusal under the Investor Rights Agreement to purchase Texas Transmission’s 19.75% equity interest in Oncor.

Additional Developments

The Debtors redeemed certain EFIH first lien notes in June 2014 and a portion of certain EFIH second lien notes in March 2014. The trustee under the first lien notes and the trustee under the second lien notes each commenced an adversary proceeding in the bankruptcy court seeking a determination that the Debtors were obligated to pay the noteholders a make-whole premium contemplated by the respective indentures on account of the redemption of the notes. In each case, the bankruptcy court ruled in favor of the Debtors and determined that the Debtors were not obligated to pay the noteholders a make-whole premium. The trustees each appealed the decisions of the bankruptcy court to the District Court for the District of Delaware (District Court), and, in each instance, the District Court affirmed the bankruptcy court decision. The trustees appealed the decisions further to the United States Court of Appeals for the Third Circuit (Third Circuit). The Third Circuit consolidated these appeals. On November 17, 2016, the Third Circuit issued an opinion and order reversing the decision of the District Court. Further, the Third Circuit directed that the cases be remanded to the bankruptcy court for further proceedings consistent with its decision. We cannot predict the ultimate resolution of the make-whole litigation described above.

One of the conditions to the effective date of the New Plan of Reorganization is that the make-whole claims be disallowed by the bankruptcy court and not subject to reversal or remand. This condition can be waived by NEE in its sole discretion. Given the recent decision of the Third Circuit, absent a waiver of that condition by NEE, the New Plan of Reorganization cannot become effective. In the event NEE does waive the condition, however, the New Plan of Reorganization provides that the make-whole claims will be paid in full in cash.

The Debtors filed an amendment to the Amended New Plan and a related disclosure statement on December 1, 2016. Also, the bankruptcy court set January 4, 2017 as the date for a hearing on the disclosure statement and February 14, 2017 as the date for the commencement of the hearing on confirmation of the Amended New Plan. However, we cannot predict whether the bankruptcy court will confirm the Amended New Plan or, if the bankruptcy court confirms the Amended New Plan, whether the Debtors will satisfy the conditions to the effective date (including with respect to the make-whole claims described above) or whether the transactions contemplated by any Plan of Reorganization, including the EFH Acquisition, will (or when they will) close. Accordingly, we cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings or how any reorganization of EFH Corp. and EFIH ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take.

Regulatory Matters Related to EFH Bankruptcy Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. On March 24, 2016, the PUCT issued an order conditionally approving the joint application. On April 18, 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and on May 19, 2016, the PUCT denied such motions and the order became final. The Hunt Investor Group filed a petition with the Travis County District Court on June 17, 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Sixth Amended Plan of Reorganization and the other pending transactions discussed above.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. Oncor was subsequently notified by counsel representing these cities that these rate review proceedings had been suspended indefinitely, pending resolution of Oncor ownership issues. On November 17, 2016, counsel representing these cities notified Oncor that the cities were lifting that suspension and expect Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates — Matters with the PUCT — City Rate Reviews.”

The NEE Merger Agreement contemplates that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended New Plan. On October 31, 2016, Oncor and NEE filed that joint application in PUCT Docket No. 46238. A hearing on the merits in PUCT Docket No. 46238 is scheduled to be held February 21-24, 2017.

Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the EFH Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement

Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

Notice of Corporate Separateness

Pursuant to commitments made to the PUCT, we and our majority equity investor, EFH Corp, have implemented certain structural and operational “ring-fencing” measures that are intended to further separate us from EFH Corp and certain of its other subsidiaries. See this “Prospectus Summary” section and our 2015 Form 10-K for more information regarding these “ring-fencing” measures. By your receipt of this prospectus, you acknowledge the receipt of the notice of corporate separateness given hereby.

We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at 1616 Woodall Rodgers Freeway, Dallas, TX 75202. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

The Securities

The summary below describes the principal terms of the securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Securities” section of this prospectus contains more detailed descriptions of the terms and conditions of the securities.

Securities Offered	$3,425,683,000 aggregate principal amount of securities consisting of:

•	$324,405,000 principal amount of 2017 notes;

•	$550,000,000 principal amount of 2018 notes;

•	$126,278,000 principal amount of 2020 notes;

•	$800,000,000 principal amount of debentures;

•	$500,000,000 principal amount of 2032 notes;

•	$350,000,000 principal amount of 2033 notes;

•	$300,000,000 principal amount of 2038 notes; and

•	$475,000,000 principal amount of 2040 notes.

Maturity Dates	The securities will mature on the following dates:

•	September 30, 2017, for the 2017 notes;

•	September 1, 2018, for the 2018 notes;

•	September 30, 2020, for the 2020 notes;

•	September 1, 2022, for the debentures;

•	May 1, 2032, for the 2032 notes;

•	January 15, 2033, for the 2033 notes;

•	September 1, 2038, for the 2038 notes; and

•	September 30, 2040, for the 2040 notes.

Indentures	The 2032 notes and 2033 notes are issued under the Indenture and Deed of Trust dated as of May 1, 2002, as amended and supplemented (May 2002 Indenture), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly the Bank of New York), as trustee (Trustee). The 2017 notes, 2018 notes, 2020 notes, 2038 notes, 2040 notes and the debentures are issued under the Indenture dated as of August 1, 2002, as amended and supplemented (August 2002 Indenture), between us and the Trustee.

We refer to the May 2002 Indenture and the August 2002 Indenture in this prospectus as the “Indentures.”

Interest Rate	The securities accrue interest at the following rates:

•	5.000%, for the 2017 notes;

•	6.800%, for the 2018 notes;

•	5.750%, for the 2020 notes;

•	7.000%, for the debentures;

•	7.000%, for the 2032 notes;

•	7.250%, for the 2033 notes;

•	7.500%, for the 2038 notes; and

•	5.250% for the 2040 notes.

Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates	We pay interest in United States dollars on the securities semi-annually for:

•	the 2017 notes on March 30 and September 30 of each year;

•	the 2018 notes on March 1 and September 1 of each year;

•	the 2020 notes on March 30 and September 30 of each year;

•	the debentures on March 1 and September 1 of each year;

•	the 2032 notes on May 1 and November 1 of each year;

•	the 2033 notes on January 15 and July 15 of each year;

•	the 2038 notes on March 1 and September 1 of each year; and

•	the 2040 notes on March 30 and September 30 of each year.

Ranking	The securities are senior secured obligations of ours and rank pari passu with our other secured indebtedness. The securities are senior in right of payment to all subordinated indebtedness. At September 30, 2016, we had approximately $5.875 billion principal amount of senior secured debt outstanding (which does not include $887 million of short-term debt outstanding under our revolving credit facility (including $7 million of letters of credit issued thereunder), which are secured by the Collateral (as defined below).

Collateral	Our obligations under the securities are secured by a lien on certain of our transmission and distribution assets, mortgaged under our Deed of Trust (as amended, Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as described in the Deed of Trust (Collateral). See “Description of the Securities — Deed of Trust.”

Optional Redemption	We may at our option redeem all or part of the securities at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002 Indenture — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Limitation of Secured Debt	If any of the securities are outstanding under the Indentures, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indentures), except for certain permitted secured debt, unless the securities are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indentures, including the securities. See “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt” and “Description of the Securities — August 2002 Indenture — Limitation on Secured Debt.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to investing in the securities. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

Trading Market	We have not listed and do not intend to list any of the securities on any securities exchange. Certain financial institutions have informed us that they intend to make a market in the securities. However, these financial institutions may cease their market-making efforts at any time. If no active trading market exists, you may not be able to resell the securities at their fair market value or at all.

Summary Consolidated Financial Data of Oncor and Subsidiary

The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from our unaudited historical consolidated financial statements and related notes included in this prospectus (Interim Financial Statements). The summary financial data as of December 31, 2015 and 2014 and for each of the three fiscal years ended December 31, 2015, 2014 and 2013, have been derived from our audited historical consolidated financial statements and related notes included in this prospectus (Annual Financial Statements). The summary financial data as of September 30, 2015 and December 31, 2013 and as of and for the periods ending December 31, 2012 and 2011 have been derived from our historical consolidated financial statements that are not included in this prospectus.

The summary consolidated financial data should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	September 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
	(millions of dollars, except ratios)
Total assets	$19,853	$19,165	$19,287	$19,029	$18,198	$17,951	$17,336
Property, plant & equipment — net	13,617	12,908	13,024	12,463	11,902	11,318	10,569
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,064

Capitalization
Long-term debt, less amounts due currently (a)	$5,513	$5,681	$5,646	$4,964	$5,345	$5,361	$5,109
Membership interests	7,676	7,596	7,508	7,518	7,409	7,304	7,181

Total	$13,189	$13,277	$13,154	$12,482	$12,754	$12,665	$12,290

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	41.8%	42.8%	42.9%	39.8%	41.9%	42.3%	41.6%
Membership interests	58.2	57.2	57.1	60.2	58.1	57.7	58.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Includes, as of September 30, 2016 and 2015, zero and $86 million, respectively, outstanding principal amount of transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, Oncor’s bankruptcy-remote financing subsidiary, minus $38 million and $19 million, respectively, of unamortized discount and debt issuance costs related to our outstanding long-term debt securities. Does not include short-term debt outstanding under our revolving credit facility and letters of credit issued thereunder.
(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at September 30, 2016 and December 31, 2015 were 59.6% debt and 40.4% equity and 59.8% debt and 40.2% equity, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liquidity Needs, Including Capital Expenditures,” Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements for additional information regarding regulatory capitalization ratios.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(millions of dollars, except ratios)
Operating revenues	$2,962	$2,957	$3,878	$3,822	$3,552	$3,328	$3,118
Net income	$355	$359	$432	$450	$432	$349	$367

Capital expenditures	$1,004	$893	$1,154	$1,107	$1,079	$1,389	$1,362
Ratio of earnings to fixed charges (a)	3.15	3.21	3.00	3.01	2.76	2.49	2.62

Embedded interest cost on long-term debt — end of period (b)	5.6%	5.8%	5.8%	6.2%	6.4%	7.0%	6.6%

(a)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense, interest capitalized, and estimated interest within rental expense) by fixed charges.
(b)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to invest in the securities. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, these risks are not our only risks. In such a case, the trading price of the securities could decline or we may not be able to make payments of interest and principal on the securities, and you may lose all or part of your original investment.

Risks Related to the Securities

The market price of the securities will fluctuate.

Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the United States Securities and Exchange Commission (SEC) could have a significant adverse impact on the market price of the securities, assuming a market for the securities with no established trading market develops. In addition, any downgrade of our credit ratings could have a significant adverse impact on the market price of the securities, assuming a market for the securities develops.

The terms of the securities contain limited covenants and other protections.

The Indentures governing the securities contain covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants do not protect holders of the securities from all events that could have a negative effect on the creditworthiness of the securities and the market price of the securities, assuming a market for the securities develops.

Your ability to transfer the securities may be limited by the absence of an active trading market, and there is no assurance that any active trading market will exist for the securities.

We have not listed and do not intend to list the securities on any securities exchange. We cannot assure you as to the liquidity of markets for the securities, your ability to sell the securities or the price at which you would be able to sell the securities. The securities could trade at prices that may be lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities, our financial and operating performance and other factors. Certain financial institutions have informed us that they intend to make a market in the securities. However, these financial institutions may cease their market-making efforts at any time without notice. Therefore, an active market for these securities may not remain in effect.

Also, unless a market-making prospectus is in effect, certain financial institutions that may be considered to be our affiliates as a result of their ownership of an interest in EFH Corp., including the Market Maker, may not be able to make a market in the securities. We have agreed solely with the Market Maker to maintain a current market-making prospectus with respect to the 2018 notes and 2038 notes until September 8, 2018, and with respect to the 2017 notes and the 2020 notes until October 8, 2020. The 2038 notes will mature on September 1, 2038 and since we will not be required to maintain a current market-marking prospectus with respect to the 2038 notes after September 8, 2018, we cannot assure you that a current market-making prospectus with respect to the 2038 notes will exist after September 8, 2018. We also have no obligation to maintain a current market-making prospectus with respect to the 2032 notes, the 2033 notes, the 2040 notes and the debentures. We cannot assure you that a market-making prospectus with respect to the securities will continue to be current and in effect, or that an active market for the securities will remain in effect. If no active trading market exists for any of the securities you may not be able to resell such securities at their fair market value or at all.

The Indentures and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indentures will not afford the holders of the securities protection in the event we incur additional debt.

The securities and the Indentures under which the securities are issued do not place any limitation on the amount of unsecured debt that we may incur. The Indentures and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Securities — May 2002 Indenture — Limitation on Secured Debt,” “Description of the Securities — August 2002 Indenture —Limitation on Secured Debt” and “Description of the Securities — Deed of Trust — Securing Additional Obligations.” Our incurrence of additional debt may have important consequences for holders of the securities, including making it more difficult for us to satisfy our obligations with respect to the securities, a loss in the trading value of the securities, if any, and a risk that the credit rating of the securities is lowered or withdrawn. The covenants contained in the Indentures and the Deed of Trust will not afford holders of the securities protection in the event we incur significant additional debt.

It may be difficult to realize the value of the Collateral securing the securities.

Each of the assets and facilities included in the Collateral is subject to the same kinds of risks as are described under “— Risks Relating to Our Business.” We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Trustee or any purchaser from the Trustee in the event of a foreclosure upon that asset or facility. The Trustee’s ability to foreclose on the Collateral on behalf of the holders of the securities may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the PUCT and the FERC, the prior approval by the PUCT and the FERC. The Trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Trustee’s security interest in the Collateral. We cannot assure holders of the securities that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Trustee assumes the right to operate the assets and facilities, there may also be practical problems associated with the Trustee’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.

No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the securities that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the securities could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indentures is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the U.S. bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the U.S. bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the securities could be delayed following the commencement of a bankruptcy case, (2) whether or when the Trustee could repossess or dispose of the Collateral and (3) whether or to what extent holders of the securities would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the securities and any other obligations secured by the Collateral, then the holders of the securities and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.

Any future pledges of Collateral may be avoidable.

Any further pledge of Collateral in favor of the Trustee may be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.

The Trustee’s ability to exercise remedies with respect to Collateral is limited.

The Deed of Trust provides the Trustee on behalf of the holders of the securities with significant remedies, including foreclosures and sale of all or parts of the Collateral. However, the rights of the Trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of Oncor or the acceleration of the indebtedness.

Proceeds from any sale of the Collateral upon foreclosure may be insufficient to repay the securities in full.

We cannot assure you that the net proceeds from a sale of the Collateral securing the securities would be sufficient to repay all of the securities following a foreclosure upon the Collateral or a liquidation of our assets.

The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Trustee’s exercise of remedies was not commercially reasonable, the ability of the Trustee and the holders of the securities to recover the difference between the amount realized through such exercise of remedies and the amount owed on the securities may be adversely affected and, in the worst case, the holders of the securities could lose all claims for such deficiency amount.

Risks Related to Our Business

Our business is subject to ongoing complex governmental regulations and legislation that have impacted, and will continue in the future to impact, our business and/or results of operations.

Our business operates in a changing market environment influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry. We will need to continually adapt to these changes.

Our business is subject to changes in state and federal laws (including PURA, the Federal Power Act, the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 2005), changing governmental policy and regulatory actions (including a review of a change in control of Oncor in connection with resolution of the EFH Bankruptcy Proceedings by the PUCT, and also including generally by the NERC, the TRE, the TCEQ, the FERC and the U.S. Environmental Protection Agency (EPA)) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, construction and operation of transmission and distribution facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, return on invested capital and environmental matters. Changes in, revisions to, or reinterpretations of existing laws and regulations and other regulatory actions may have an adverse effect on our business and/or results of operations and we could be exposed to increased costs to comply with the more stringent requirements or new interpretations and to potential liability for customer refunds, penalties or other amounts. For example, the PUCT is reviewing TCOS rate adjustments in PUCT Project No. 46393, and adjustments to current rules related to TCOS rates could potentially have a material adverse effect on our revenues and results of operations. It is not possible to predict the ultimate impact of PUCT Project No. 46393 at this time.

In addition, if it is determined that we did not comply with applicable statutes, regulations, rules, tariffs or orders and we are ordered to pay a material amount in customer refunds, penalties or other amounts, our financial condition, results of operations and cash flow would be materially adversely affected. For example, under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches. In addition, the PUCT may impose penalties on us if it finds that we violated any law, regulation, PUCT order or other rule or requirement. The PUCT has the authority to impose penalties of up to $25,000 per day per violation.

The Texas Legislature meets every two years and its next regular session will convene in January 2017. The last Legislature regular session was from January 2015 to June 2015. However, at any time the governor of Texas may convene a special session of the Legislature. During any regular or special session bills may be introduced that, if adopted, could materially and adversely affect our business and our business prospects.

The rates of our electricity delivery business are subject to regulatory review and may be reduced below current levels, which could adversely impact our financial condition and results of operations.

The rates we charge are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs, including regulatory assets reported in the balance sheet, and the return on invested capital allowed by the PUCT.

Attacks on our infrastructure or other events that disrupt or breach our cyber/data or physical security measures could have an adverse impact on our reputation, disrupt business operations and expose us to significant liabilities including penalties for failure to comply with federal, state or local statutes and regulations, which could have a material effect on our results of operations, liquidity and financial condition.

A breach of cyber/data security measures that impairs our information technology infrastructure could disrupt normal business operations and affect our ability to control our transmission and distribution assets, access customer information and limit communication with third parties. While we have controls in place designed to protect our information technology infrastructure and have not had any significant breaches to date, any loss of confidential or proprietary data through a breach could adversely affect our reputation, expose us to material legal and regulatory claims, impair our ability to execute on business strategies and/or materially affect our results of operations, liquidity and financial condition.

A physical attack on our transmission and distribution infrastructure could also interfere with normal business operations and affect our ability to control our transmission and distribution assets. While we have security measures in place designed to protect our transmission and distribution system and have not had any significant security breaches, a physical security breach could adversely affect our reputation, expose us to material regulatory claims and/or materially affect our results of operations, liquidity and financial condition.

Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

We participate in industry groups and discussions with regulators to remain current on emerging threats and mitigating techniques. These groups include, but are not limited to: the U.S. Cyber Emergency Response Team, the National Electric Sector Cyber Security Organization, the Department of Homeland Security, the U.S. Nuclear Regulatory Commission and NERC. We also apply the knowledge gained by continuing to invest in technology, processes, security measures and services to detect, mitigate and protect our assets, both physical and cyber. These investments include upgrades to network architecture and physical security measures, regular intrusion detection monitoring and compliance with emerging industry regulation.

Our capital deployment program may not be executed as planned, which could adversely impact our financial condition and results of operations.

There can be no guarantee that the execution of our capital deployment program for our electricity delivery facilities will be successful, and there can be no assurance that the capital investments we intend to make in connection with our electricity delivery business will produce the desired reductions in cost and improvements to service and reliability. Furthermore, there can be no guarantee that our capital investments will ultimately be recoverable through rates or, if recovered, that they will be recovered on a timely basis. For more information regarding the limitation on recovering the value of investments using rates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Risks and Challenges” and “— Regulation and Rates.”

Market volatility may impact our business and financial condition in ways that we currently cannot predict.

Because our operations are capital intensive, we expect to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or our revolving credit facility. Considering our construction plans to service our growing customer base and ERCOT needs, it is likely we will incur additional debt. In addition, we may incur additional debt in connection with other investments in infrastructure or technology, such as smart grid systems. Our ability to access the capital or credit markets may be severely restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially and adversely impacted by these market conditions. Even if we are able to obtain debt financing, we may be unable to recover in rates some or all of the costs of such debt financing if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews. Accordingly, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for us. Additionally, disruptions in the capital and credit markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, which could have a negative impact on our revenues, or have an impact on our customers, counterparties and/or lenders, causing them to fail to meet their obligations to us.

Adverse actions with respect to our credit ratings could negatively affect our ability to access capital.

Our access to capital markets and our cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of EFH Corp., our majority equity investor. If credit rating agencies were to change their views of our independence from EFH Corp., our credit ratings would likely decline. Despite our ring-fencing measures, rating agencies have in the past taken, and could in the future take, an adverse action with respect to our credit ratings in response to financing and liability management activities by, or restructuring transactions involving EFH Corp. and other members of the Texas Holdings Group. Further, it is unclear how the progress of the EFH Bankruptcy Proceedings and change in indirect ownership of Oncor proposed in such proceedings may affect our credit ratings. In the event any action in connection with the EFH Bankruptcy Proceedings and change in indirect ownership of Oncor proposed in such proceeding causes our borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Most of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If our credit ratings decline, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

We are subject to mandatory reliability standards and periodic audits of our compliance with those standards. Efforts to comply with those standards could subject us to higher operating costs and/or increased capital expenditures, and non-compliance with applicable standards could subject us to penalties that could have a material effect on our business.

The FERC has jurisdiction with respect to ensuring the reliability of electric transmission service, including transmission facilities owned by utilities within ERCOT. The FERC has designated the NERC to establish and enforce reliability standards, under FERC oversight, for all owners, operators and users of the bulk power system. The FERC has approved the delegation by NERC of compliance and enforcement authority for reliability in the ERCOT region to the TRE. To maintain compliance with the mandatory reliability standards, we may be subjected to higher operating costs and/or increased capital expenditures. While we expect to recover costs and expenditures from customers through regulated rates, there can be no assurance that the PUCT will approve full recovery of such costs or the timing of any such recovery. In addition, if we were to be found to be in noncompliance with applicable reliability standards, we could be subject to sanctions, including monetary penalties. Under the Energy Policy Act of 2005, FERC can impose penalties (up to $1 million per day per violation) for failure to comply with reliability standards, which would not be recoverable from customers through regulated rates. We have four registrations with NERC – as a transmission planner, a transmission owner, a transmission operator and distribution provider. As a registered entity, we are subject to periodic audits by the TRE of our compliance with reliability standards. These audits will occur as designated by the TRE at a minimum of every three years. We cannot predict the outcome of any such audits.

Our revenues are concentrated in a small number of customers and any delay or default in payment could adversely affect our cash flows, financial condition and results of operations.

Our revenues from the distribution of electricity are collected from approximately 80 REPs (including subsidiaries of

TCEH through the date of the Reorganized TCEH Spin-Off and subsidiaries of Reorganized TCEH after the Reorganized TCEH Spin-Off) and certain electric cooperatives in our certificated service area, that sell the electricity we distribute to consumers. Revenues from TCEH represented 25% of our total operating revenues for the year ended December 31, 2015 and 24% of our total operating revenues for the nine months ended September 30, 2016. Prior to the date of the Reorganized TCEH Spin-Off, TCEH was an indirect subsidiary of EFH Corp. Revenues from REP subsidiaries of a non-affiliated entity, NRG Energy, Inc., collectively represented 17% of our total operating revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016. Adverse economic conditions, structural problems in the market served by ERCOT or the financial difficulties of one or more other REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs to timely remit these revenues to us. We could experience delays or defaults in payment from these REPs, which could adversely affect our cash flows, financial condition and results of operations. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from rate payers in the event of a default or bankruptcy by an affiliate REP.

In the future, we could have liquidity needs that could be difficult to satisfy under some circumstances, especially in uncertain financial market conditions.

Our operations are capital intensive. We rely on access to financial markets and our revolving credit facility as a significant source of liquidity for capital requirements, including maturities of long-term debt, not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms or access liquidity facilities, particularly during times of uncertainty similar to those experienced in the financial markets in 2008 and 2009, could adversely impact our ability to sustain and grow our business and would likely increase capital costs that may not be recoverable through rates. Our access to the financial markets and our revolving credit facility, and the pricing and terms we receive in the financial markets, could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of our credit or a reduction in our credit ratings;

•	a deterioration of the credit or insolvency or financial distress of one or more lenders under our revolving credit facility that affects the ability of the lender(s) to make loans to us;

•	any impacts on us as a result of the EFH Bankruptcy Proceedings and change in indirect ownership of Oncor proposed in such proceedings, including impacts that may lead to a deterioration of our credit or a reduction in our credit ratings;

•	a deterioration of the credit of EFH Corp. or EFH Corp.’s other subsidiaries or a reduction in the credit ratings of EFH Corp. or EFH Corp.’s other subsidiaries that is perceived to potentially have an adverse impact on us despite the ring-fencing of the Oncor Ring-Fenced Entities from the Texas Holdings Group;

•	a material breakdown in our risk management procedures, and

•	the occurrence of changes that restrict our ability to access our revolving credit facility.

Our primary source of liquidity aside from operating cash flows is our ability to borrow under our revolving credit facility. The revolving credit facility contains a debt-to-capital ratio covenant that effectively limits our ability to incur indebtedness in the future. At September 30, 2016, we were in compliance with such covenant. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2016, the available bond credits were approximately $2.534 billion. The amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was approximately $1.586 billion as of September 30, 2016. In 2007, we committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2016, our regulatory capitalization ratio was 59.6% debt and 40.4% equity. Our ability to incur additional long-term debt will be limited by our regulatory capital structure.

The costs of providing pension benefits and other post-retirement employee benefits (OPEB) and related funding requirements may have a material adverse effect on our financial condition, results of operations and cash flows.

We offer certain pension and health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees through pension and OPEB plans. Previously, some of these benefits were provided through participation with EFH Corp. and certain subsidiaries of EFH Corp. in joint plans.

In 2012, we entered into an agreement with EFH Corp. to assume primary responsibility for pension benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to our regulated utility business). As the Oncor Retirement Plan (a defined benefit pension plan sponsored by Oncor) received an amount of plan assets equal to the liabilities we assumed for those participants, execution of the agreement did not have a material impact on our reported results of operations or financial condition in 2012. However, there can be no guarantee that such assumption will not have an impact on our results of operations or financial condition in the future. We also have liabilities under the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp. prior to the Reorganized TCEH Spin-Off and sponsored by Reorganized TCEH after the Reorganized TCEH Spin-Off. We are a member of same controlled group (within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA) as EFH Corp. However, following the Reorganized TCEH Spin-Off, we are no longer a member of the same controlled group) as Reorganized TCEH and its subsidiaries.

Our costs or share of the costs of providing pension and OPEB benefits and related funding requirements are dependent upon numerous factors, assumptions and estimates and are subject to changes in these factors, assumptions and estimates, including the market value of the assets funding the pension and OPEB plans. Benefits costs and related funding requirements are also subject to changing employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

See Note 10 to our Annual Financial Statements, Note 9 to our Interim Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Defined Benefit Pension Plans and OPEB Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Pension and OPEB Plans Funding” for further information regarding pension and OPEB funding.

Our ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors.

As discussed above, to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality, various legal, financial and contractual provisions were implemented. These enhancements are intended to minimize the risk that a court would order any of the Oncor Ring-Fenced Entities’ assets and liabilities to be substantively consolidated with those of any member of the Texas Holdings Group in connection with a bankruptcy case involving one or more members of the Texas Holdings Group. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of the assets and liabilities of the debtor and one or more of its affiliates solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a reorganization plan. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation is appropriate under the facts and circumstances, then the assets and liabilities of any Oncor Ring-Fenced Entity that is subject to the substantive consolidation order would be available to help satisfy the debt or contractual obligations of the Texas Holdings Group entity that is a debtor in bankruptcy and subject to the same substantive consolidation order. If any Oncor Ring-Fenced Entity were included in such a substantive consolidation order, the secured creditors of Oncor would retain their liens and priority with respect to Oncor’s assets.

In the EFH Bankruptcy Proceedings, there can be no assurance that the U.S. bankruptcy court will not order an Oncor Ring-Fenced Entity’s assets and liabilities to be substantively consolidated with the members of the Texas Holdings Group involved in the EFH Bankruptcy Proceedings or that the EFH Bankruptcy Proceedings will not result in a disruption of services we receive from, or jointly with, our affiliates. See Note 1 to our Interim Financial Statements for additional information on our ring fencing measures.

Our rights under certain agreements with EFH Corp. and other members of the Texas Holdings Group could be adversely affected in connection with the EFH Bankruptcy Proceedings.

We are party to various contracts and unexpired leases with EFH Corp. and other members of the Texas Holdings Group, as described in Note 12 to our Annual Financial Statements and Note 10 to our Interim Financial Statements. The U.S. Bankruptcy Code permits a debtor in bankruptcy to assume (accept) or reject executory contracts and unexpired leases. If members of the Texas Holdings Group, who are debtors in the EFH Bankruptcy Proceedings, were to reject some or all of their executory contracts and unexpired leases with us in connection with the EFH Bankruptcy Proceedings, our results of operations and financial condition could be adversely affected.

Goodwill that we have recorded is subject to at least annual impairment evaluations, and as a result, we could be required to write off some or all of this goodwill, which may adversely impact our financial condition and results of operations.

In accordance with accounting standards, recorded goodwill is not amortized but is reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill will result in a charge against earnings, which may adversely impact our reported results of operations and financial condition. See Note 1 to our Annual Financial Statements for more information about our goodwill impairment assessment and testing.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

Disruptions at power generation facilities owned by third parties could interrupt our sales of transmission and distribution services.

The electricity we transmit and distribute to customers of REPs is obtained by the REPs from electricity generation facilities. We do not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, our sales of transmission and distribution services may be diminished or interrupted, and our results of operations, financial condition and cash flows may be adversely affected.

The operation and maintenance of electricity delivery facilities involves significant risks that could adversely affect our results of operations and financial condition.

The operation and maintenance of delivery facilities involves many risks, including equipment breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses that may not be recoverable through rates. A significant number of our facilities were constructed many years ago. In particular, older transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs that may not be recoverable through rates and/or the write-off of our investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above. Likewise, our ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Changes in technology or increased conservation efforts may reduce the value of our electricity delivery facilities and may significantly impact our business in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce and store electricity, including gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices and batteries. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with traditional generation plants. Changes in technology could also alter the channels through which retail customers buy electricity. To the extent self-generation or storage facilities become a more cost-effective option for certain customers, our revenues could be materially reduced.

Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by a fixed date. Effective energy conservation by our customers could result in reduced energy demand, or significantly slow the growth in demand. Such reduction in demand could materially reduce our revenues. Furthermore, we may incur increased capital expenditures if we are required to invest in conservation measures.

We are dependent upon a limited number of suppliers and service providers for certain of our operations. If any of these suppliers or service providers failed or became unable to perform on their agreements with us, it could disrupt our business and have an adverse effect on our cash flows, financial condition and results of operations.

We rely on suppliers and service providers to provide us with certain specialized materials and services, including materials and services for power line maintenance, repair and construction, our advanced metering system (AMS), information technology and customer operations. The financial condition of our suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and the turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, we may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay our construction and improvement projects, increase our costs and disrupt our operations, which could negatively impact our business and reputation. In addition, we could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

Our revenues and results of operations are seasonal.

A significant portion of our revenues is derived from rates that we collect from REPs based on the amount of electricity we distribute on behalf of such REPs. Sales of electricity to residential and commercial customers are influenced by temperature fluctuations. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

The litigation environment in which we operate poses a significant risk to our business.

We are involved in the ordinary course of business in a number of lawsuits involving employment, commercial and environmental issues and other claims for injuries and damages, among other matters. Judges and juries in the State of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We use appropriate means to contest litigation threatened or filed against us, but the litigation environment in the State of Texas poses a significant business risk.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. Our failure to attract new personnel or retain our existing personnel could have a material adverse effect on our business.

FORWARD-LOOKING STATEMENTS

This prospectus, including the attached consolidated financial statements, and other presentations made by us contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act. All statements, other than statements of historical facts, that are included in this prospectus, including the incorporated documents, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” in this prospectus and the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

•	prevailing governmental policies and regulatory actions, including those of the U.S. Congress, the Texas Legislature, the Governor of Texas, FERC, PUCT, NERC, TRE, EPA and the TCEQ, with respect to:

•	allowed rate of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	recovery of investments;

•	acquisition and disposal of assets and facilities;

•	operation and construction of facilities;

•	changes in tax laws and policies, and

•	changes in and compliance with environmental, reliability and safety laws and policies;

•	legal and administrative proceedings and settlements, including the exercise of equitable powers by courts;

•	any impacts on us as a result of the EFH Bankruptcy Proceedings and the change in indirect ownership of Oncor proposed in such proceedings;

•	weather conditions and other natural phenomena;

•	acts of sabotage, wars or terrorist or cyber security threats or activities;

•	economic conditions, including the impact of a recessionary environment;

•	unanticipated population growth or decline, or changes in market demand and demographic patterns, particularly in the Electric Reliability Council of Texas (ERCOT) region;

•	changes in business strategy, development plans or vendor relationships;

•	unanticipated changes in interest rates or rates of inflation;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and other post-retirement employee benefits, and future funding requirements related thereto;

•	significant changes in critical accounting policies material to us;

•	commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets;

•	circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets;

•	financial restrictions under our revolving credit facility and indentures governing our debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on our debt instruments;

•	actions by credit rating agencies, and

•	our ability to effectively execute our operational strategy.

Any forward-looking statement speaks only at the date on which it is made, and, except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the independent system operator and the regional coordinator of the various electricity systems within Texas. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

USE OF PROCEEDS

This prospectus may be delivered in connection with the resale of the securities by the Market Maker and its affiliates in market-making transactions in the securities in the secondary market. We will not receive any of the proceeds from such resales.

CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF ONCOR AND SUBSIDIARY

The following table summarizes our consolidated capitalization and short-term debt as of September 30, 2016. This table should be read in conjunction with the information included under the headings “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included herein.

	At September 30, 2016
	Amount	Percent
	(In millions)
Capitalization:
Long-term debt, less amounts due currently (a)	$5,513	41.8%
Membership interests	7,676	58.2

Total capitalization	$13,189	100.0%

Short-term debt:
Short-term debt (b)	$880
Long-term debt due currently	324

Total short-term debt	$1,204

(a)	This amount is reduced by $38 million of unamortized discount and debt issuance costs related to our outstanding long-term debt securities as of September 30, 2016. Does not include short-term debt outstanding under our revolving credit facility and letters of credit issued thereunder.
(b)	Includes borrowings under our revolving credit facility (excluding $7 million in outstanding letters of credit issued under the revolving credit facility). The proceeds of the outstanding notes were applied to reduce these borrowings.

SELECTED FINANCIAL DATA

The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited interim consolidated financial statements and related notes and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	September 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
	(millions of dollars, except ratios)
Total assets	$19,853	$19,165	$19,287	$19,029	$18,198	$17,951	$17,336
Property, plant & equipment — net	13,617	12,908	13,024	12,463	11,902	11,318	10,569
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,064

Capitalization
Long-term debt, less amounts due currently (a)	$5,513	$5,681	$5,646	$4,964	$5,345	$5,361	$5,109
Membership interests	7,676	7,596	7,508	7,518	7,409	7,304	7,181

Total	$13,189	$13,277	$13,154	$12,482	$12,754	$12,665	$12,290

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	41.8%	42.8%	42.9%	39.8%	41.9%	42.3%	41.6%
Membership interests	58.2	57.2	57.1	60.2	58.1	57.7	58.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Includes, as of September 30, 2016 and 2015, zero and $86 million, respectively, outstanding principal amount of transition bonds issued by Bondco, Oncor’s bankruptcy-remote financing subsidiary, minus $38 million and $19 million, respectively, of unamortized discount related to our outstanding long-term debt securities. Does not include short-term debt outstanding under our revolving credit facility and letters of credit issued thereunder.
(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at September 30, 2016 and December 31, 2015 was 59.6% debt and 40.4% equity and 59.8% debt and 40.2% equity, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liquidity Needs, Including Capital Expenditures,” Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements for additional information regarding regulatory capitalization ratios.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(millions of dollars, except ratios)
Operating revenues	$2,962	$2,957	$3,878	$3,822	$3,552	$3,328	$3,118
Net income	$355	$359	$432	$450	$432	$349	$367

Capital expenditures	$1,004	$893	$1,154	$1,107	$1,079	$1,389	$1,362
Ratio of earnings to fixed charges (a)	3.15	3.21	3.00	3.01	2.76	2.49	2.62
Embedded interest cost on long-term debt — end of period (b)	5.6%	5.8%	5.8%	6.2%	6.4%	7.0%	6.6%

(a)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense, interest capitalized, and estimated interest within rental expense) by fixed charges.
(b)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period.

Quarterly Information (unaudited)

Results of operations by quarter for the three months ended March 31, 2016, June 30, 2016 and September 30, 2016 and the years ended December 31, 2015 and 2014 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	First Quarter	Second Quarter	Third Quarter
2016
Operating revenues	$943	$948	$1,071
Operating income	169	196	250
Net income	81	110	163

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015
Operating revenues	$946	$938	$1,072	$922
Operating income	180	186	253	160
Net income	98	98	163	73

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014
Operating revenues	$917	$912	$1,054	$939
Operating income	191	183	247	179
Net income	104	94	158	94

OUR BUSINESS AND PROPERTIES

Overview of Oncor

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our electrical systems, as well as providing transmission grid connections to merchant generation facilities and interconnections to other transmission grids in Texas. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly beneficially own the remaining 0.22% of our outstanding membership interests. We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 121,000 miles of transmission and distribution lines. Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about 40 percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At September 30, 2016, we had approximately 3,680 full-time employees, including approximately 690 employees under collective bargaining agreements.

Various “ring-fencing” measures have been taken to enhance the separateness of the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that the assets and liabilities of Oncor or Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities’ providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group. None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. See Note 2 to Interim Financial Statements for information regarding proposed changes in our ownership in connection with the EFH Bankruptcy Proceedings.

Neither EFH Corp. nor any of its subsidiaries or affiliates other than Oncor Electric Delivery Company LLC will be obligated on, guarantee, or provide other credit or funding support for, the notes.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 2 to Interim Financial Statements for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of our indirect majority owner in connection with such proceedings.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. As of September 30, 2016, we had collected $128 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates had not been established as of September 30, 2016. As discussed below, the New Plan of Reorganization (defined below) provided for a spin-off of the TCEH Debtors from EFH Corp. As a result of this spin-off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 12 to Annual Financial Statements and Note 10 to Interim Financial Statements for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor

As part of the EFH Bankruptcy Proceedings, the bankruptcy court confirmed the Debtors’ Sixth Amended Plan of Reorganization by order dated December 9, 2015. In general, among other things, the Sixth Amended Plan of Reorganization provided for a series of transactions to be effected pursuant to a merger and purchase agreement (Hunt Merger and Purchase Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc. (Hunt), as well as certain other investors designated by Hunt (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of Oncor.

The Debtors and certain creditors entered into a Plan Support Agreement (as amended, Plan Support Agreement) that provided for, among other things, their respective obligations to act and/or support Plans of Reorganization. On May 1, 2016, certain first lien creditors of TCEH delivered a written notice (Plan Support Termination Notice) to the Debtors and the other parties to the Plan Support Agreement notifying such parties of the occurrence of a Plan Support Termination Event (as defined in the Plan Support Agreement). The delivery of the Plan Support Agreement Termination Notice caused the Sixth Amended Plan of Reorganization to become null and void.

On May 1, 2016, following receipt of the Plan Support Termination Notice, EFH Corp. and EFIH delivered a written notice (Merger and Purchase Agreement Termination Notice) to the Hunt Investor Group notifying the Hunt Investor Group that EFH Corp. and EFIH terminated the Hunt Merger and Purchase Agreement. The termination of the Hunt Merger and Purchase Agreement also caused the automatic termination (without the necessity of further action) of (i) certain agreements defining the investment obligations of certain Hunt Investor Group members, and (ii) a letter agreement between Oncor and the Hunt Investor Group.

Following the occurrence of the Plan Support Termination Event as described above, the Debtors filed a new joint Plan of Reorganization (New Plan of Reorganization) pursuant to Chapter 11 of the Bankruptcy Code and a related disclosure statement with the bankruptcy court on May 1, 2016.

In connection with the Sixth Amended Plan of Reorganization, EFH Corp. took the position that, unless the Hunt Investor Group had otherwise acquired, or entered into a definitive agreement with Texas Transmission for the acquisition of the equity interest in Oncor held by Texas Transmission at the consummation of the transactions, certain of EFH Corp.’s rights contained in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, would require Texas Transmission to sell its equity interest in Oncor to the Hunt Investor Group. In this regard, in October 2015, EFH Corp. filed a complaint against Texas Transmission alleging breach of Texas Transmission’s obligations under the Investor Rights Agreement for failing to agree to sell its equity interest in Oncor and, if found to be a valid drag right and a valid IPO Conversion (as defined in the Investor Rights Agreement), to cooperate with an IPO Conversion.

The Hunt Investor Group intervened in the pending litigation. On May 20, 2016, following the Plan Support Termination Notice, the bankruptcy court issued an order dismissing the action and related motions and retaining jurisdiction related to the interpretation and implementation of such order. We cannot predict the ultimate outcome of any subsequent litigation relating to the Investor Rights Agreement and the impact of such litigation, particularly in light of the transactions discussed below.

The New Plan of Reorganization provides that the confirmation and effective date of the New Plan of Reorganization with respect to the TCEH Debtors may occur (and on October 3, 2016, it did occur) separate from, and independent of, the confirmation and effective date of the New Plan of Reorganization with respect to the EFH Debtors. The New Plan of Reorganization, subject to certain conditions and required regulatory approvals, provides for, among other things:

•	with respect to the TCEH Debtors, either (a) a tax-free spin-off from EFH Corp., including a transaction that will result in a partial step-up in the tax basis of certain TCEH assets distributed to a newly formed entity wholly owned by TCEH, or (b) a taxable transaction that results in the assets of the TCEH Debtors being distributed to a newly formed entity wholly owned by Reorganized TCEH (TCEH Transactions), and

•	with respect to the EFH Debtors, the reorganization of EFH Corp. and EFIH (Reorganized EFH) either pursuant to (a) an equity investment (which may be from existing creditors or third-party investors) or (b) pursuant to a standalone plan of reorganization, in which creditors receive shares of common stock of Reorganized EFH.

Solely as it pertains to the TCEH Debtors, the disclosure statement was approved by the bankruptcy court. The bankruptcy court confirmed the New Plan of Reorganization with respect to the TCEH Debtors on August 26, 2016, and it became effective by its terms, and the Reorganized TCEH Spin-Off occurred effective October 3, 2016.

On July 29, 2016, (i) the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment (NEE Amendment) to the New Plan of Reorganization (as amended by the NEE Amendment and as further amended to date, Amended New Plan) and (ii) EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC (Merger Sub), a wholly-owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, at the effective time of the Amended New Plan with respect to the EFH Debtors, EFH Corp. will merge with and into Merger Sub (NEE Merger) with Merger Sub surviving as a wholly owned subsidiary of NEE.

In August 2016, the EFH Debtors filed a motion seeking bankruptcy court approval of entry into the NEE Merger Agreement, a related termination fee and the NEE Plan Support Agreement. The NEE Merger Agreement includes various conditions precedent to consummation of the transactions contemplated thereby, including, among others, a condition that certain approvals and rulings be obtained, including from, among others, the PUCT and the IRS and a condition that the TCEH Transactions have occurred. NEE will not be required to consummate the NEE Merger if, among other items, the PUCT approval is obtained but with conditions, commitments or requirements that impose a Burdensome Condition (as defined in the NEE Merger Agreement). NEE’s and Merger Sub’s obligations under the NEE Merger Agreement are not subject to any financing condition. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement, the related termination fee, and the NEE Plan Support Agreement by order dated September 19, 2016.

Following approval of the NEE Merger Agreement by the bankruptcy court and until confirmation of the Amended New Plan by the bankruptcy court, EFH and EFIH may continue or have discussions or negotiations with respect to acquisition proposals for Reorganized EFH (x) with persons that were in active negotiation at the time of approval of the NEE Merger Agreement by the bankruptcy court and (y) with persons that submit an unsolicited acquisition proposal that is, or is reasonably likely to lead to, a Superior Proposal (as defined in the NEE Merger Agreement).

The NEE Merger Agreement may be terminated upon certain events, including, among other things:

•	by either party, if the NEE Merger is not consummated by March 26, 2017, subject to a 90-day extension under certain conditions; or

•	by EFH Corp. or EFIH, until the entry of the confirmation order of the Amended New Plan with respect to the EFH Debtors, if their respective board of directors or managers determines after consultation with its independent financial advisors and outside legal counsel, and based on advice of such counsel, that the failure to terminate the NEE Merger Agreement is inconsistent with its fiduciary duties; provided that a material breach of EFH Corp.’s or EFIH’s obligations under certain provisions of the NEE Merger Agreement has not provided the basis for such determination.

If the NEE Merger Agreement is terminated for certain reasons set forth therein and an alternative transaction is consummated by EFH or EFIH in which neither NEE nor any of its affiliates obtains direct or indirect ownership of approximately 80% of Oncor, then EFH and EFIH will pay a termination fee of $275,000,000 to NEE.

Following the execution and delivery of the NEE Merger Agreement, EFIH requested, pursuant to the NEE Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (NEE Letter Agreement) with NEE and Merger Sub. The NEE Letter Agreement was executed on August 4, 2016 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities, NEE and Merger Sub to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH (EFH Acquisition) and the other transactions described in the NEE Merger Agreement.

The NEE Letter Agreement is not intended to give NEE or Merger Sub, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities prior to the receipt of all approvals required by the bankruptcy court, the PUCT and other governmental entities and the consummation of the EFH Acquisition and related transactions (if and when such transactions are consummated). In addition, Oncor Holdings and Oncor have not endorsed or approved any restructuring involving Oncor Holdings or Oncor or any other transaction proposed by NEE or Merger Sub involving Oncor Holdings or Oncor.

On October 29, 2016, we entered into an Interest Purchase Agreement (OMI Agreement) with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE (T&D Equity Acquisition), and Investment LLC pursuant to which T&D Equity Acquisition would purchase the 1,396,008 limited liability company interests of Oncor (representing approximately 0.22% of the outstanding equity of Oncor) that Investment LLC owns in exchange for a purchase price of approximately $27 million. The OMI Agreement contains various conditions precedent to consummation of the transactions contemplated by the OMI Agreement, including the consummation of the transactions contemplated by the NEE Merger Agreement. For more information regarding Investment LLC and its ownership, see “Executive Compensation – Compensation Discussion & Analysis — Compensation Elements—Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity.”

On October 30, 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (the parent of Texas Transmission) and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The parties have agreed to use their best efforts to have the TTI Merger Agreement close contemporaneously with the NEE Merger. The TTI Merger Agreement also contains various conditions precedent to the consummation of the transactions contemplated by the TTI Merger Agreement, including a requirement that EFH Corp., subject to bankruptcy court approval, waive its rights of first refusal under the Investor Rights Agreement to purchase Texas Transmission’s 19.75% equity interest in Oncor.

Additional Developments

The Debtors redeemed certain EFIH first lien notes in June 2014 and a portion of certain EFIH second lien notes in March 2014. The trustee under the first lien notes and the trustee under the second lien notes each commenced an adversary proceeding in the bankruptcy court seeking a determination that the Debtors were obligated to pay the noteholders a make-whole premium contemplated by the respective indentures on account of the redemption of the notes. In each case, the bankruptcy court ruled in favor of the Debtors and determined that the Debtors were not obligated to pay the noteholders a make-whole premium. The trustees each appealed the decisions of the bankruptcy court to the District Court for the District of Delaware (District Court), and, in each instance, the District Court affirmed the bankruptcy court decision. The trustees appealed the decisions further to the United States Court of Appeals for the Third Circuit (Third Circuit). The Third Circuit consolidated these appeals. On November 17, 2016, the Third Circuit issued an opinion and order reversing the decision of the District Court. Further, the Third Circuit directed that the cases be remanded to the bankruptcy court for further proceedings consistent with its decision. We cannot predict the ultimate resolution of the make-whole litigation described above.

One of the conditions to the effective date of the New Plan of Reorganization is that the make-whole claims be disallowed by the bankruptcy court and not subject to reversal or remand. This condition can be waived by NEE in its sole discretion. Given the recent decision of the Third Circuit, absent a waiver of that condition by NEE, the New Plan of Reorganization cannot become effective. In the event NEE does waive the condition, however, the New Plan of Reorganization provides that the make-whole claims will be paid in full in cash.

The Debtors filed an amendment to the Amended New Plan and a related disclosure statement on December 1, 2016. Also, the bankruptcy court set January 4, 2017 as the date for a hearing on the disclosure statement and February 14, 2017 as the date for the commencement of the hearing on confirmation of the Amended New Plan. However, we cannot predict whether the bankruptcy court will confirm the Amended New Plan or, if the bankruptcy court confirms the Amended New Plan, whether the Debtors will satisfy the conditions to the effective date (including with respect to the make-whole claims described above) or whether the transactions contemplated by any Plan of Reorganization, including the EFH Acquisition, will (or when they will) close. Accordingly, we cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings or how any reorganization of EFH Corp. and EFIH ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take.

Regulatory Matters Related to EFH Bankruptcy Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. On March 24, 2016, the PUCT issued an order conditionally approving the joint application. On April 18, 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and on

May 19, 2016, the PUCT denied such motions and the order became final. The Hunt Investor Group filed a petition with the Travis County District Court on June 17, 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Sixth Amended Plan of Reorganization and the other pending transactions discussed above.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. Oncor was subsequently notified by counsel representing these cities that these rate review proceedings had been suspended indefinitely, pending resolution of Oncor ownership issues. On November 17, 2016, counsel representing these cities notified Oncor that the cities were lifting that suspension and expect Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulation and Rates — Matters with the PUCT — City Rate Reviews.”

The NEE Merger Agreement contemplates that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended New Plan. On October 31, 2016, Oncor and NEE filed that joint application in PUCT Docket No. 46238. A hearing on the merits in PUCT Docket No. 46238 is scheduled to be held February 21-24, 2017.

Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the EFH Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

Oncor’s Market (ERCOT statistics below were derived from information published by ERCOT)

We operate within the ERCOT market. This market represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the Independent System Operator (ISO) of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of more than 310 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers, distribution services providers, independent REPs and consumers.

In 2015, ERCOT’s hourly demand peaked at 69,877 MW as compared to the peak hourly demand of 66,454 MW in 2014. The ERCOT market has limited interconnections to other markets in the U.S. and Mexico, which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under reliability standards set by NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We, along with other owners of transmission and distribution facilities in Texas, assist the ERCOT ISO in its operations. We have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations we own, primarily within our certificated distribution service area. We participate with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing, constructing and upgrading transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The transmission line projects are necessary to meet reliability needs, support energy production and increase bulk power transfer capability.

Oncor’s Strategies

We focus on delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in our transmission and distribution infrastructure to maintain our system, serve our growing customer base with a modernized grid and support energy production.

We believe that building and leveraging upon opportunities to scale our operating advantage and technology programs enables us to create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise over a larger grid. Scale also allows us to take part in large capital investments in our transmission and distribution system, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. Our growth strategies are to invest in technology upgrades and to construct transmission and distribution facilities to meet the needs of the growing Texas market and support energy production. We and other transmission and distribution businesses in ERCOT benefit from regulatory capital recovery mechanisms known as “capital trackers” that we believe enable adequate and timely recovery of transmission, distribution and advanced metering investments through our regulated rates.

Oncor’s Operations

Performance — We achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics in 2015. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market.

Investing in Infrastructure and Technology — In 2015, we invested approximately $1.2 billion in our network to construct, rebuild and upgrade transmission lines and associated facilities, to extend the distribution infrastructure and to pursue certain initiatives in infrastructure maintenance and information technology.

Our technology upgrade initiatives include development of a modernized grid through advanced digital communication, data management, real-time monitoring and outage detection capabilities to take advantage of our deployment of advanced digital metering equipment. This modernized grid is producing electricity service reliability improvements and providing for additional products and services from REPs that enable businesses and consumers to better manage their electricity usage and costs.

Electricity Transmission — Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with ERCOT.

We are a member of ERCOT, and our transmission business actively assists the operations of ERCOT and market participants. Through our transmission business, we participate with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over transmission facilities operating at 60 kV and above. Other services we offer through our transmission business include system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

PURA allows us to update our transmission rates periodically to reflect changes in invested capital. This “capital tracker” provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

At December 31, 2015, our transmission facilities included 6,410 circuit miles of 345kV transmission lines and 9,536 circuit miles of 138kV and 69kV transmission lines. Sixty-nine generation facilities totaling 36,991 MW were directly connected to our transmission system at December 31, 2015, and 298 transmission stations and 717 distribution substations were served from our transmission system.

At December 31, 2015, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
Brazos Electric Power Cooperative, Inc.	8	112	25
Rayburn Country Electric Cooperative, Inc.	—	40	6
Lower Colorado River Authority	9	27	2
Texas New Mexico Power	4	10	12
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
American Electric Power Company, Inc. (a)	5	5	8
Texas Municipal Power Agency	7	6	—
Lone Star Transmission	12	—	—
Centerpoint Energy Inc.	8	—	—
Sharyland Utilities, L.P.	1	4	—
Electric Transmission Texas, LLC	8	1	—
Other small systems operating wholly within Texas	6	6	3

(a)	One of the 345-kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through 3,237 distribution feeders.

Our distribution system included over 3.3 million points of delivery at December 31, 2015. Over the past five years, the number of distribution system points of delivery we serve, excluding lighting sites, grew an average of 1.39% per year, adding approximately 49,200 points of delivery in 2015.

Our distribution system consists of 56,956 miles of overhead primary conductors, 21,323 miles of overhead secondary and street light conductors, 16,834 miles of underground primary conductors and 10,415 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25kV and 12.5kV.

Distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

The PUCT allows utilities to file, under certain circumstances, up to four rate adjustments between rate reviews to recover distribution-related investments on an interim basis. We have not filed any such distribution-related rate adjustments to date.

Customers — Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of approximately 80 REPs (including subsidiaries of TCEH through the date of the Reorganized TCEH Spin-Off) and certain electric cooperatives in our certificated service area. Revenues from TCEH represented 25% of our total operating revenues in 2015 and 24% of our total operating revenues for the nine months ended September 30, 2016. Revenues from REP subsidiaries of a nonaffiliated entity, NRG Energy, Inc., collectively represented 17% of our total operating revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

Seasonality — Our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

Regulation and Rates — As our operations are wholly within Texas, we believe we are not a public utility as defined in the Federal Power Act and, as a result, we are not subject to general regulation under this act. However, we are subject to reliability standards adopted and enforced by the TRE and the NERC (including critical infrastructure protection) under the Federal Power Act. See “Risk Factors — As a transmission operator, we are subject to mandatory reliability standards and periodic audits of our compliance with those standards. Efforts to comply with those standards could subject us to higher operating costs and/or increased capital expenditures, and non-compliance with applicable standards could subject us to penalties that could have a material effect on our business.”

The PUCT has original jurisdiction over transmission and distribution rates and services in unincorporated areas and in those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, PURA prohibits the collection of any rates or charges by a public utility (as defined by PURA) that does not have the prior approval of the appropriate regulatory authority (i.e., the PUCT or the municipality with original jurisdiction).

At the state level, PURA requires owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility’s own use of its system. The PUCT has adopted rules implementing the state open-access requirements for all utilities that are subject to the PUCT’s jurisdiction over transmission services, including us.

Securitization Bonds — Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016. Final true-up proceedings and refunds of over-collected transition charges for the transition bonds were conducted by Oncor and the PUCT during 2016 and had no material net income impact. At September 30, 2016 and December 31, 2015, zero and $41 million aggregate principal amount of transition bonds, maturing in 2016, was outstanding.

Environmental Regulations and Related Considerations — The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe our facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into the water. We believe we hold all required waste water discharge permits from the TCEQ for facilities in operation and have applied for or obtained necessary permits for facilities under construction. We also believe we can satisfy the requirements necessary to obtain any required permits or renewals. There are also federal rules pertaining to Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil that affect certain of our facilities. We have implemented SPCC plans as required for those substations, work centers and distribution systems, and believe we are currently in compliance with these rules.

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to our facilities. We are in compliance with applicable solid and hazardous waste regulations.

Our capital expenditures for environmental matters totaled $14 million in 2015 and are expected to total approximately $12 million in 2016.

LEGAL PROCEEDINGS

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue

(affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. We filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court granted the petition for review and heard oral arguments in September 2016. There is no deadline for the court to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $135 million loss (after tax) including interest. Interest accrues at the PUCT approved rate for over-collections, which is 0.18% for 2016. We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

We are involved in various legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on our financial position, results of operations or cash flows. See Notes 3 and 7 to Interim Financial Statements and Notes 3 and 8 to Annual Financial Statements for additional information concerning our legal and regulatory proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the nine months ended September 30, 2016 and 2015 and the fiscal years ended December 31, 2015, 2014 and 2013 should be read in conjunction with Selected Financial Data and our unaudited interim consolidated financial statements and related notes and audited consolidated financial statements and the notes to those statements.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of U.S. dollars unless otherwise indicated.

Business

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. The services to REPs included subsidiaries of TCEH through the date of the Reorganized TCEH Spin-Off and subsidiaries of Reorganized TCEH after the date of the Reorganized TCEH Spin-Off. Revenues from TCEH represented 24%, 25% and 25% of our total operating revenues for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, respectively. We are a majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly own the remaining 0.22% of the outstanding membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

Significant Activities and Events

EFH Bankruptcy Proceedings — On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See “Our Business and Properties—EFH Corp. Bankruptcy Proceedings” and Note 2 to Interim Financial Statements for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements, a discussion of the proposed change in ownership of Oncor in connection with such proceedings, and a discussion of the Reorganized TCEH Spin-Off. As a result of the Reorganized TCEH Spin-Off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. As of September 30, 2016, we had collected $128 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates had not been established as of September 30, 2016.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential exposure at this time is unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows. See Notes 2, 3, 7 and 10 to Interim Financial Statements and “Quantitative and Qualitative Disclosures About Market Risk” for additional information.

Debt-Related Activities — See Note 6 to Interim Financial Statements for information regarding repayments of long-term debt and the issuance of the $175 million principal amount of the outstanding notes in August 2016.

Matters with the PUCT — See discussion of these matters below under “Regulation and Rates.”

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges. For additional information concerning risk factors related to our business, see “Item 1A. Risk Factors” in this prospectus.

Rates and Cost Recovery

Our rates are regulated by the PUCT and certain cities and are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. However, there is no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, that the regulatory process in which rates are determined will always result in rates that produce full recovery of our costs or that our authorized return on equity will not be reduced. See “Regulation and Rates” below for further information, including a discussion of our 2008 rate review.

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2, 8 and 12 to Interim Financial Statements for a discussion of risks relating to, and potential impacts of, the EFH Bankruptcy Proceedings on our financial statements.

Capital Availability and Cost

Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of the Texas Holdings Group. If credit rating agencies were to change their views of our independence from any member of the Texas Holdings Group, our credit ratings would likely decline. We believe this risk is substantially mitigated by the ring-fencing measures as described in Note 1 to Annual Financial Statements. It is unclear how the progress of the EFH Bankruptcy Proceedings and the consummation of the EFH Acquisition and change in ownership of Oncor proposed in such proceedings may affect our credit ratings. See “Item 1A. Risk Factors — Adverse actions with respect to our credit ratings could negatively affect our ability to access capital, and In the future, we could have liquidity needs that could be difficult to satisfy under some circumstances, especially in uncertain financial market conditions.”

Technology Initiatives

Risks to our technology initiative programs include nonperformance by equipment and service providers, failure of the technology to meet performance expectations and inadequate cost recovery allowances by regulatory authorities. We are implementing measures to mitigate these risks, but there can be no assurance that these technology initiatives will achieve the operational and financial objectives.

Cyber Security and Infrastructure Protection Risk

A breach of our cyber/data or physical security measures that impairs our information technology infrastructure or transmission and distribution infrastructure could disrupt normal business operations, affect our ability to control our transmission and distribution system, expose us to material regulatory claims and limit communication with third parties. Any loss of confidential or proprietary data through a cyber/data breach could also materially affect our reputation, expose the company to legal claims or impair our ability to execute on business strategies. We participate in industry groups and with regulators to remain current on emerging threats and mitigating techniques. While we have not experienced any security breach with a significant operational, reputational or financial impact, we recognize the growing threat within our industry and are proactively taking steps to continuously improve our technology, security measures, processes and services to detect, mitigate and protect our assets, both physical and cyber.

Application of Critical Accounting Policies

Our significant accounting policies are discussed in Note 1 to Annual Financial Statements. We follow accounting principles generally accepted in the U.S. Application of these accounting policies in the preparation of our consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the billed meter reading date to the end of the period (unbilled revenue). For electricity delivery services billed on the basis of kWh volumes, unbilled revenue is based on data collected through our AMS. For other electricity delivery services, unbilled revenue is based on average daily revenues for the most recent period applied to the number of unmetered days through the end of the period.

Accounting for the Effects of Income Taxes

Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of amounts related to income taxes for each of Oncor Holdings and Oncor substantially as if these entities were taxed as corporations and requires payments to the members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).

We became a partnership for U.S. federal income tax purposes effective with the equity sale to Texas Transmission and Investment LLC in November 2008. Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the equity sale. Such amounts are determined in accordance with the provisions of the accounting guidance for income taxes and accounting standards that provide interpretive guidance for accounting for uncertain tax positions and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were a stand-alone corporation. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates.

Our expense amounts related to income taxes and related balance sheet amounts are recorded pursuant to our tax sharing agreement as discussed above. Recording of such amounts involves significant management estimates and judgments, including judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of assets related to income taxes, management considers estimates of the amount and character of future taxable income. Actual amounts related to income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. Our and EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future amounts that may be owed as a result of any examination.

Amounts payable to and receivable from members related to income taxes on our balance sheet reflect our tax provision net of quarterly estimated tax payments required by the tax sharing agreement that are trued up the following year when the annual tax return is filed. The $136 million and $180 million amounts receivable from members related to income taxes at December 31, 2015 and 2014, respectively, are primarily the result of the enactment of the Protecting Americans from Tax Hikes Act of 2015 and the Tax Increase Prevention Act of 2014. Both bills were enacted late in December of each year after the fourth quarter estimated income tax payment had been made and each allows for 50% bonus depreciation on certain assets placed into service retroactive to January 1 of their respective years.

See Notes 1 and 4 to Annual Financial Statements.

Regulatory Assets and Liabilities

Our financial statements at September 30, 2016, and December 31, 2015 and 2014 reflect net regulatory assets of $1.114, $1.194 billion and $1.429 billion, respectively. These amounts include zero, $10 million and $108 million, respectively, of generation-related net regulatory assets recoverable by transition bonds as discussed immediately below. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 4 to Interim Financial Statements and Note 5 to Annual Financial Statements for more information regarding regulatory assets and liabilities.

Generation-related regulatory asset stranded costs arising prior to the Texas Electric Choice Plan (the 1999 legislation that restructured the electric utility industry in Texas to provide for retail competition) became subject to recovery through issuance of $1.3 billion principal amount of transition bonds in accordance with a regulatory financing order. The carrying value of the regulatory asset upon final issuance of the bonds in 2004 represented the projected future cash flows to be recovered from REPs by us through revenues as a transition charge to service the principal and fixed rate interest on the bonds. The regulatory asset is being amortized to expense in an amount equal to the transition charge revenues being recognized. The 2003 Series transition bonds matured in 2015 and were paid in full. The 2004 Series transition bonds with an outstanding balance of $41 million at December 31, 2015 matured in May 2016 and were paid in full.

We believe our regulatory assets are probable of recovery based on PURA and/or the PUCT’s orders, precedents or Substantive Rules. Amounts are subject to PUCT review for reasonableness and prudence and possible disallowance.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

In December 2015 and 2014, we concluded, based on a qualitative assessment, that our estimated enterprise fair value was more likely than not greater than our carrying value. As a result, no additional testing for impairment was required. Testing performed in December 2013 was based on the quantitative method and determined that our estimated enterprise fair value was in excess of the net carrying value of our operating assets and liabilities, resulting in no additional testing. Accordingly, no impairments were recognized in 2015, 2014 or 2013.

Defined Benefit Pension Plans and OPEB Plans

We offer certain pension, health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Until July 1, 2014, we also participated with EFH Corp. and subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). Effective July 1, 2014, we ceased participation in the EFH OPEB Plan and established our own OPEB plan for our eligible retirees, certain eligible retirees of EFH Corp. for whom we have OPEB liability with respect to their regulated service, and their eligible dependents (Oncor OPEB Plan). This move to the Oncor OPEB Plan has not had, and is not expected to have a material effect on our net assets or cash flows. Reported costs of providing noncontributory pension and OPEB benefits are dependent upon numerous factors, assumptions and estimates.

PURA provides for our recovery of pension and OPEB costs applicable to services of our active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, we entered into an agreement with an EFH Corp. predecessor whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in our PUCT-approved billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Accordingly, we defer (principally as a regulatory asset or property) additional pension and OPEB costs consistent with PURA. Amounts deferred are ultimately subject to regulatory approval.

We have also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service is not recoverable through rates. Any retirement costs associated with non-recoverable service are recognized in other deductions or comprehensive income.

Benefit costs are impacted by actual and actuarial estimates of employee demographics (including but not limited to age, compensation levels and years of accredited service), future health care costs, the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Actuarial assumptions are reviewed and updated annually based on current economic conditions and trends. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In 2015, the pension plans experienced an actuarial gain of $181 million due primarily to changes in two key assumptions. Pension plans gains were primarily impacted by an increase in the discount rate to 4.30% from 3.96% and the adoption of a new mortality table that shortens expected life spans. Actual returns on pension plan assets in 2015 were less than the expected return on assets by $218 million creating an offsetting actuarial loss. We expect the pension plans estimated amortizations of net actuarial losses to decrease by $22 million in 2016 reflecting these changes.

In 2014, the projected benefit obligations of the employee benefit plans increased significantly due primarily to changes in several key assumptions. These changes resulted in actuarial losses of $515 million and $128 million to the pension plans and OPEB plan, respectively. Pension plans losses were primarily impacted by a reduction in the discount rate to 3.96% from 4.74%, (approximately $309 million) and the adoption of a new mortality table that extends expected life spans (approximately $198 million). OPEB plan losses were primarily impacted by a reduction in the discount rate to 4.23% from 4.98% (approximately $104 million) and the adoption of a new mortality rates table that extends expected life spans (approximately $101 million), partially offset by actuarial gains resulting from changes in demographic and health care claims assumptions (approximately $78 million). Actual return on pension plan assets for 2014 exceeded the expected return on assets by $127 million creating an offsetting actuarial gain. These items drove the increases in 2014 year end balances as compared to 2013 year end balances of $495 million in other noncurrent liabilities for retirement plans and other employee benefits, $374 million in the employee retirement liability regulatory asset and $94 million (pretax) in other comprehensive income. The pension and OPEB plans amortizations of net actuarial losses increased by $26 million in 2015 reflecting these changes.

In accordance with accounting rules, changes in benefit obligations associated with factors discussed above may be immediately recognized as a regulatory asset if related to recoverable service or in other comprehensive income and reclassified as a current cost in future years. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Net direct and indirect allocated pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Year Ended December 31,
	2015	2014	2013
Pension costs	$104	$58	$95
OPEB costs	53	48	37

Total benefit costs	157	106	132
Less amounts deferred principally as property or a regulatory asset	(113)	(69)	(95)

Net amounts recognized as expense	$44	$37	$37

Pension plans discount rate — percentage	3.96%	4.74%	4.10%
OPEB plan discount rate — percentage (a)	4.23%	4.98%	4.10%
Funding of the pension and OPEB plans	$79	$86	$20

(a)	As a result of the transfer of OPEB plan assets and liabilities from the EFH OPEB Plan to the Oncor OPEB Plan effective July 1, 2014, discussed in Note 10 to Annual Financial Statements, the discount rate reflected in OPEB costs for January through June 2014 was 4.98% and for July through December 2014 was 4.39%.

Sensitivity of these costs to changes in key assumptions is as follows:

Assumption	Increase/(Decrease) in 2016 Pension and OPEB Costs
Discount rate — 1% increase	$(33)
Discount rate — 1% decrease	$42
Expected return on assets — 1% increase	$(23)
Expected return on assets — 1% decrease	$23

See Note 10 to Annual Financial Statements regarding other disclosures related to pension and OPEB plans obligations.

Results of Operations

Operating Data

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
Operating statistics:
Electric energy billed volumes (gigawatt-hours):
Residential	32,551	34,174	42,536	41,800	42,012
Other (a)	57,018	57,008	74,215	72,990	71,339

Total electric energy billed volumes	89,569	91,182	116,751	114,790	113,351

Reliability statistics (b):
System Average Interruption Duration Index (SAIDI) (nonstorm)	96.1	98.0	96.1	97.9	106.1
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.4	1.4	1.3	1.4	1.4
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	68.4	71.4	72.5	72.6	75.6
Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	3,422	3,367	3,379	3,332	3,284
Operating revenues:
Distribution base revenues	$1,401	$1,434	$1,849	$1,828	$1,826
Transmission base revenues (TCOS) (c)	680	632	850	805	702
Reconcilable rates:
TCRF (c)	908	820	1,104	1,045	846
Transition charges	22	99	120	145	149
AMS surcharges	99	107	142	141	148
EECRF and rate case expense surcharges	43	38	48	65	66
Other miscellaneous revenues	54	52	68	83	73
Intercompany eliminations (c)	(245)	(225)	(303)	(290)	(258)

Total operating revenues	$2,962	$2,957	$3,878	$3,822	$3,552

(a)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery.
(b)	SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended for each of the September 30 and December 31 periods presented.
(c)	A portion of transmission base revenues (TCOS) is recovered from Oncor’s distribution customers through the TCRF rate.

Financial Results — Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Total operating revenues increased $5 million to $2,962 million in 2016. All revenue is billed under tariffs approved by the PUCT. The change reflected:

•	A Decrease in Distribution Base Revenues — Distribution base rates are set periodically in a rate review docket initiated by either us or the PUCT. The present distribution base rates became effective on January 1, 2012. The $33 million decrease in distribution base rate revenues consisted of an estimated $52 million impact due to lower average consumption primarily driven by milder winter, spring and summer weather, partially offset by an effect of growth in points of delivery of $19 million.

•	An Increase in Transmission Base Revenues — Transmission base revenues (or TCOS revenues) are collected from load serving entities benefitting from our transmission system. REPs serving customers in our service territory are billed through the TCRF mechanism discussed below while other load serving entities are billed directly. In order to reflect changes in our invested transmission capital, PUCT rules allow us to update our TCOS rates by filing up to two interim TCOS rate adjustments in a calendar year. The $48 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table below for a listing of Transmission Interim Rate Update Applications impacting revenues for the nine months ended September 30, 2016 and 2015, as well as filings that will impact revenues for the year ended December 31, 2016.

TCOS Filings Table

Docket No.	Filed	Effective	Annual Revenue Impact	Third-Party Wholesale Transmission	Included in TCRF
46210	July 2016	September 2016	$14	$9	$5
44968	July 2015	September 2015	$21	$14	$7
44363	January 2015	March 2015	$35	$23	$12
42706	July 2014	September 2014	$12	$8	$4

•	An Increase in Reconcilable Rates — The PUCT has designated certain tariffs (TCRF, EECRF surcharge, AMS surcharge and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs, including a return component where allowed, are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future applicable tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. While changes in these tariffs affect revenues and the timing of cash flows, they do not impact operating income, except for the AMS return component. See Note 1 to Interim Financial Statements for accounting treatment of reconcilable tariffs.

•	An Increase in TCRF — TCRF is a distribution rate charged to REPs to recover fees we pay to other transmission service providers under their TCOS rates and the retail portion of our own TCOS rate. PUCT rules allow us to update the TCRF component of our retail delivery rates on March 1 and September 1 each year. The $88 million increase in TCRF revenue reflects the pass through of a $68 million increase in third-party wholesale transmission expense described below and a $20 million increase in our own TCOS rate to recover ongoing investment in our transmission system including a return component. At September 30, 2016, $15 million was deferred as under-recovered wholesale transmission service expense (see Note 4 to Interim Financial Statements). See TCRF Filings Table below for a listing of TCRF filings impacting cash flows for the nine months ended September 30, 2016 and 2015, as well as filings that will impact cash flows for the year ended December 31, 2016.

TCRF Filings Table

Docket No.	Filed	Effective	Semi-Annual Billing Impact Increase (Decrease)
46012	May 2016	September 2016 – February 2017	$163
45406	December 2015	March 2016 – August 2016	$(64)
44771	May 2015	September 2015 – February 2016	$47
43858	December 2014	March 2015 – August 2015	$(27)
42558	May 2014	September 2014 – February 2015	$71

•	A Decrease in Transition Charges — Transition charge revenue is dedicated to paying the principal and interest of transition bonds. We account for the difference between transition charge revenue recognized and cost related to the transition bonds as a regulatory liability. The $77 million decrease in charges related to transition bonds corresponds with an offsetting decrease in amortization and interest expense and primarily reflects the maturity of the 2003 Series transition bonds during 2015 and the maturity of the 2004 Series transition bonds in May 2016. Final true-up proceedings for the transition bonds were conducted by Oncor and the PUCT during 2016 and had no material net income impact.

•	A Decrease in AMS Surcharges — The PUCT has authorized monthly per customer advanced meter cost recovery factors designed to recover the cost of our initial AMS deployment over an eleven-year period ending in 2019. We recognize revenues equal to reconcilable expenses incurred including depreciation net of calculated savings plus a return component on our investment. AMS revenues decreased $8 million primarily due to a $10 million decrease attributable to lower reconcilable depreciation expense and a lower return due to the declining initial AMS investment balance, partially offset by $2 million in higher reconcilable operation and maintenance expense.

•	An Increase in EECRF Surcharges — The EECRF is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years. We recognize the performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. The $5 million increase in EECRF surcharges is offset in operation and maintenance expense. See EECRF Filings Table below for a listing of EECRF filings impacting revenues for the nine months ended September 30, 2016 and 2015, as well as filings that will impact revenues for the year ended December 31, 2016.

EECRF Filings Table

Docket No.	Filed	Effective	Average Monthly Charge per Residential Customer (a)	Program Costs	Performance Bonus	Under-/ (Over)- Recovery
46013	June 2016	March 2017	$0.94	$49	$10	$(4)
44784	June 2015	March 2016	$1.19	$61	$10	$(4)
42559	May 2014	March 2015	$1.23	$50	$23	$(5)

(a)	As of March 2014, monthly charges are for a residential customer using an assumed 1,200 kWh, as the energy efficiency substantive rules require rates to be on a volumetric basis rather than a fixed monthly charge.

•	An Increase in Other Miscellaneous Revenues — Miscellaneous revenues include disconnect/reconnect fees and other discretionary revenues for services requested by REPs, services provided on a time and materials basis, rents, energy efficiency performance bonuses approved by the PUCT and other miscellaneous revenues. The $2 million increase includes higher discretionary services revenue.

Wholesale transmission service expense increased $68 million, or 11%, to $663 million in 2016 due to higher fees paid to other transmission entities.

Operation and maintenance expense increased $3 million, or 1%, to $542 million in 2016. The change included $7 million in higher labor related costs, $5 million in higher energy efficiency program cost and $2 million in higher advanced meter expenses, partially offset by lower contractor costs of $8 million, lower vegetation management costs of $2 million and $1 million lower regulatory amortization expense. Operation and maintenance expense reflects fluctuations in expenses that are offset by corresponding reconcilable rate revenues, including the $5 million increase related to the energy efficiency program and the $2 million increase related to advanced meters discussed above. Amortization of regulatory assets reported in operation and maintenance expense totaled $37 million and $38 million for the nine months ended September 30, 2016 and 2015, respectively.

Depreciation and amortization decreased $60 million, or 9%, to $593 million in 2016. The decrease reflects $75 million in lower amortization of regulatory assets primarily associated with transition bonds (with an offsetting decrease in revenues), partially offset by $15 million increase attributed to ongoing investments in property, plant and equipment.

Taxes other than amounts related to income taxes increased $2 million, or 1%, to $338 million in 2016. The change includes a $4 million increase in property taxes and a $1 million increase in payroll taxes, partially offset by a $3 million decrease in local franchise fees.

Other income and (deductions) — net improved $6 million in 2016. The change primarily reflects a reduction in non-recoverable pension and OPEB costs and lower professional fees, partially offset by lower accretion of the transition bond fair value adjustment related to purchase accounting. See Note 11 to Interim Financial Statements for more details.

Provision in lieu of income taxes totaled $208 million (including a $3 million benefit related to nonoperating income) in 2016 compared to $208 million (including a $6 million benefit related to nonoperating income) in 2015. The effective income tax rate on pretax income was 36.9% in 2016 and 36.7% in 2015. The 2016 effective income tax rate on pretax income differs from the U.S. federal statutory rate of 35% primarily due to the effect of the Texas margin tax and the filing of the 2015 partnership income tax return.

Interest expense and related charges increased $2 million, or 1% to $252 million in 2016. The change was driven by a $8 million increase attributable to higher average borrowings reflecting ongoing capital investments, partially offset by a $3 million decrease attributable to lower average interest rates and a $3 million decrease attributable to higher capitalized interest.

Net income decreased $4 million, or 1%, to $355 million in 2016. Revenues for the current period reflect decreased revenues due to lower consumption, primarily driven by milder winter, spring and summer weather conditions, partially offset by increases due to growth in points of delivery and increases in transmission investment. Operating expense and interest expense were slightly higher, partially offset by lower other deductions.

Financial Results — Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total operating revenues increased $56 million, or 1%, to $3.878 billion in 2015. All revenue is billed under tariffs approved by the PUCT. The change reflected:

•	An Increase in Distribution Base Revenues — Base rates are set periodically in a rate review docket initiated by either us or the PUCT. The present distribution base rates became effective on January 1, 2012. The $21 million increase in distribution base rate revenues primarily consisted of an estimated $19 million effect of growth in points of delivery.

•	An Increase in Transmission Base Revenues — TCOS revenues are collected from load serving entities benefitting from our transmission system. REPs serving customers in our service territory are billed through the TCRF mechanism discussed below while other load serving entities are billed directly. In order to reflect changes in our invested transmission capital, PUCT rules allow us to update our TCOS rates by filing up to two interim TCOS rate adjustments in a calendar year. The $45 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table below for a listing of Transmission Interim Rate Update Applications impacting revenues for the years ended December 31, 2015 and 2014, as well as filings that will impact revenues for the year ended December 31, 2016.

TCOS Filings Table

Docket No.	Filed	Effective	Annual Revenue Impact	Third-Party Wholesale Transmission	Included in TCRF
44968	July 2015	September 2015	$21	$14	$7
44363	January 2015	March 2015	$35	$23	$12
42706	July 2014	September 2014	$12	$8	$4
42267	February 2014	April 2014	$74	$47	$27
41706	July 2013	September 2013	$71	$45	$26
41166	January 2013	March 2013	$27	$17	$10
40603	July 2012	August 2012	$30	$19	$11

•	An Increase in Reconcilable Rates — The PUCT has designated certain tariffs (TCRF, EECRF surcharge, AMS surcharge and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs, including a return component where allowed, are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future applicable tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. While changes in these tariffs affect revenues and the timing of cash flows, they do not impact operating income, except for the AMS return component. See Note 1 to Annual Financial Statements for accounting treatment of reconcilable tariffs.

•	An Increase in TCRF — TCRF is a distribution rate charged to REPs to recover fees we pay to other transmission service providers under their TCOS rates and the retail portion of our own TCOS rate. PUCT rules allow us to update the TCRF component of our retail delivery rates on March 1 and September 1 each year. The $59 million increase in TCRF revenue reflects the pass through of a $47 million increase in third-party wholesale transmission expense described below and a $12 million increase in our own TCOS rate to recover ongoing investment in our transmission system including a return component. At December 31, 2015, $24 million was deferred as over-recovered wholesale transmission service expense (see Note 5 to Annual Financial Statements). See TCRF Filings Table below for a listing of TCRF filings impacting cash flows for the years ended December 31, 2015 and 2014, as well as filings that will impact cash flows for the year ended December 31, 2016.

TCRF Filings Table

Docket No.	Filed	Effective	Semi-Annual Billing Impact Increase (Decrease)
45406	December 2015	March 2016 – August 2016	$(64)
44771	May 2015	September 2015 – February 2016	$47
43858	December 2014	March 2015 – August 2015	$(27)
42558	May 2014	September 2014 – February 2015	$71
42059	December 2013	March 2014 – August 2014	$44
41543	June 2013	September 2013 – February 2014	$88
41002	November 2012	March 2013 – August 2013	$(47)
40451	June 2012	September 2012 – February 2013	$129

•	A Decrease in Transition Charges — Transition charge revenue is dedicated to paying the principal and interest of transition bonds. We account for the difference between transition charge revenue recognized and cost related to the transition bonds as a regulatory asset or liability. The $25 million decrease in charges related to transition bonds corresponds with an offsetting decrease in amortization and interest expense and primarily reflects the maturity of the 2003 Series transition bonds during 2015. The final 2004 Series transition bonds mature in May 2016. As such, we anticipate that our 2016 transition charge revenue will decline to a level sufficient to service the remaining 2004 Bonds and to cease upon recovery of the debt service costs in mid-2016. Final true-up proceedings for the 2004 Bonds were conducted by the PUCT during 2016 and had no material net income impact.

•	An Increase in AMS Surcharges — The PUCT has authorized monthly per customer advanced meter cost recovery factors designed to recover the cost of our initial AMS deployment over an eleven-year period ending in 2019. We recognize revenues equal to reconcilable expenses incurred including depreciation net of calculated savings plus a return component on our investment. The $1 million increase in recognized AMS revenues is due to higher costs of $4 million associated with the initial deployment partially offset by lower revenues of $3 million driven by declining AMS investment. See “Regulation and Rates” below.

•	A Decrease in EECRF and Rate Case Expense Surcharges — The EECRF is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years. We recognize the performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. The $17 million decrease in EECRF and rate case expense surcharges is offset in operation and maintenance expense. See EECRF Filings Table below for a listing of EECRF filings impacting revenues for the years ended December 31, 2015 and 2014, as well as filings that will impact revenues for the year ended December 31, 2016.

EECRF Filings Table

Docket No.	Filed	Effective	Monthly Charge per Residential Customer (a)	Program Costs	Performance Bonus	Under-/ (Over)- Recovery
44784	June 2015	March 2016	$1.19	$61	$10	$(4)
42559	May 2014	March 2015	$1.23	$50	$23	$(5)
41544	May 2013	March 2014	$1.22	$62	$12	$(1)
40361	May 2012	January 2013	$1.23	$62	$9	$2

(a)	As of March 2014, monthly charges are for a residential customer using an assumed 1,200 kWh, as the energy efficiency substantive rules require rates to be on a volumetric basis rather than a fixed monthly charge.

•	A Decrease in Other Miscellaneous Revenues — Miscellaneous revenues includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs, services provided on a time and materials basis, rents, energy efficiency performance bonuses approved by the PUCT and other miscellaneous revenues. The $15 million decrease in other miscellaneous revenues was primarily driven by the lower energy efficiency performance bonus recognized in 2015 as compared to 2014. See EECRF Filings Table above for a listing of the energy efficiency performance bonuses.

Wholesale transmission service expense increased $47 million, or 6%, to $802 million in 2015 primarily due to higher fees paid to other transmission entities.

Operation and maintenance expense increased $26 million, or 4%, to $724 million in 2015. The change included $31 million in higher vegetation management costs and $17 million higher labor related costs, partially offset by $4 million lower transportation expense and $7 million lower contractor costs. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding reconcilable rate revenues, including a $14 million decrease related to the energy efficiency program, $3 million in rate case expense amortization and a $4 million increase related to advanced meters. Amortization of regulatory assets reported in operation and maintenance expense totaled $51 million and $54 million for the years ended December 31, 2015 and 2014, respectively.

Depreciation and amortization increased $12 million, or 1%, to $863 million in 2015. The increase reflected $36 million attributed to ongoing investments in property, plant and equipment, partially offset by $24 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting decrease in revenues).

Taxes other than income taxes increased $12 million, or 3%, to $450 million in 2015. The change primarily reflects a $9 million increase in property taxes and a $2 million increase in local franchise fees.

Other income totaled $6 million in 2015 and $13 million in 2014. The 2015 and 2014 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $5 million and $12 million, respectively. See Note 13 to Annual Financial Statements.

Other deductions totaled $28 million and $15 million in 2015 and 2014, respectively. The increase was driven by professional fees and non-recoverable pension and OPEB costs. See Note 13 to Annual Financial Statements.

Provision in lieu of income taxes totaled $252 million (including an $8 million benefit related to nonoperating income) in 2015 compared to $278 million (including a $2 million benefit related to nonoperating income) in 2014. The effective income tax rate on pretax income was 36.8% in 2015 and 38.2% in 2014. The 2015 effective income tax rate on pretax income differs from the U.S. federal statutory rate of 35% primarily due to the effect of the 2015 Texas margin tax. See Note 4 to Annual Financial Statements.

Interest income decreased $3 million to zero in 2015. The change primarily reflects prior year earnings related to the assets of an employee benefit plan.

Interest expense and related charges decreased $20 million, or 6%, to $333 million in 2015. The change was driven by a $25 million decrease attributable to lower average interest rates, partially offset by a $5 million increase attributable to higher average borrowings reflecting ongoing capital investments.

Net income decreased $18 million, or 4%, to $432 million in 2015. The change primarily reflects higher operation and maintenance expense, depreciation and amortization, other deductions, lower energy efficiency performance bonus and property taxes, partially offset by increased revenue from higher distribution base revenues driven by growth in points of delivery, higher transmission base revenues, lower interest expense and lower income taxes.

Financial Results — Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Total operating revenues increased $270 million, or 8%, to $3.822 billion in 2014. All revenue is billed under tariffs approved by the PUCT. The change reflected:

•	An Increase in Distribution Base Revenues — Base rates are set periodically in a rate review docket initiated by either us or the PUCT. The present distribution base rates became effective on January 1, 2012. The $2 million increase in distribution base rate revenues consisted of an estimated $12 million effect of growth in points of delivery, partially offset by a $10 million impact of lower average consumption, largely driven by the effects of milder summer weather in 2014 as compared to 2013.

•	An Increase in Transmission Base Revenues — TCOS revenues are collected from load serving entities benefitting from our transmission system. REPs serving customers in our service territory are billed through the TCRF mechanism discussed below while other load serving entities are billed directly. In order to reflect changes in our invested transmission capital, PUCT rules allow us to update our TCOS rates by filing up to two interim TCOS rate adjustments in a calendar year. The $103 million increase in transmission base revenues primarily reflects interim rate increases to recover ongoing investment, including a return component, in the transmission system. See TCOS Filings Table above for a listing of Transmission Interim Rate Update Applications impacting revenues for the years ended December 31, 2014 and 2013.

•	An Increase in Reconcilable Rates — The PUCT has designated certain tariffs (TCRF, EECRF surcharge, AMS surcharge and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs, including a return component where allowed, are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future applicable tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. While changes in these tariffs affect revenues and the timing of cash flows, they do not impact operating income, except for the AMS return component. See Note 1 to Annual Financial Statements for accounting treatment of reconcilable tariffs.

•	An Increase in TCRF — TCRF is a distribution rate charged to REPs to recover fees we pay to other transmission service providers under their TCOS rates and the retail portion of our own TCOS rate. PUCT rules allow us to update the TCRF component of our retail delivery rates on March 1 and September 1 each year. The $199 million increase in TCRF revenue reflects the pass through of a $167 million increase in third-party wholesale transmission expense described below and a $32 million increase in our own TCOS rate to recover ongoing investment in our transmission system including a return component. At December 31, 2014, $26 million was deferred as under-recovered wholesale transmission service expense (see Note 5 to Annual Financial Statements). See TCRF Filings Table above for a listing of TCRF filings impacting cash flows for the years ended December 31, 2014 and 2013.

•	A Decrease in Transition Charges — Transition charge revenue is dedicated to paying the principal and interest of transition bonds. We account for the difference between transition charge revenue recognized and cost related to the transition bonds as a regulatory liability. Annual true-up adjustments are filed to increase or decrease the transition charges such that sufficient funds will be collected during the following period to meet scheduled debt service payments. The final transition bonds mature in 2016. The $4 million decrease in charges related to transition bonds corresponds with an offsetting decrease in amortization expense and primarily reflects lower transition charge tariff rates as a result of annual true ups.

•	A Decrease in AMS Surcharges — The PUCT has authorized monthly per customer advanced meter cost recovery factors designed to recover the cost of our initial AMS deployment over an eleven-year period ending in 2019. We recognize revenues equal to reconcilable expenses incurred including depreciation net of calculated savings plus a return component on our investment. The $7 million decrease in recognized AMS revenues is due to lower costs associated with the initial deployment. See “Regulation and Rates” below.

•	A Decrease in EECRF Surcharges — The EECRF is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years. We recognize the performance bonuses in other miscellaneous revenues upon approval by the PUCT. PUCT rules require us to file an annual EECRF tariff update by the first business day in June of each year for implementation on March 1 of the next calendar year. The $1 million decrease in EECRF surcharges is offset in operation and maintenance expense. See EECRF Filings Table above for a listing of EECRF filings impacting revenues for the years ended December 31, 2014 and 2013.

•	An Increase in Other Miscellaneous Revenues — Miscellaneous revenues includes disconnect/reconnect fees and other discretionary revenues for services requested by REPs, services provided on a time and materials basis, rents, energy efficiency performance bonuses approved by the PUCT and other miscellaneous revenues. The $10 million increase in other miscellaneous revenues was primarily driven by the energy efficiency performance bonus recognized in 2014 as compared to 2013. See EECRF Filings Table above for a listing of the energy efficiency performance bonuses.

Wholesale transmission service expense increased $167 million, or 28%, to $755 million in 2014 primarily due to higher fees paid to other transmission entities.

Operation and maintenance expense increased $17 million, or 2%, to $698 million in 2014. The change included $6 million in higher contractor services, $4 million in higher vegetation management expenses, $3 million in higher software and hardware maintenance costs, $2 million in higher outsourced services costs, $2 million in higher material costs and $3 million in higher other costs. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding revenues, including a $2 million decrease related to advanced meters and a $1 million decrease in costs related to programs designed to improve customer electricity efficiency. Amortization of regulatory assets reported in operation and maintenance expense totaled $54 million and $52 million in 2014 and 2013, respectively.

Depreciation and amortization increased $37 million, or 5%, to $851 million in 2014. The increase reflected $41 million attributed to ongoing investments in property, plant and equipment, partially offset by $4 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting decrease in revenues).

Taxes other than income taxes increased $14 million, or 3%, to $438 million in 2014. The change reflected a $9 million increase in property taxes and a $5 million increase in local franchise fees.

Other income totaled $13 million in 2014 and $18 million in 2013. The 2014 and 2013 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $12 million and $17 million, respectively. See Note 13 to Annual Financial Statements.

Other deductions totaled $15 million in 2014 and 2013. See Note 13 to Annual Financial Statements.

Provision in lieu of income taxes totaled $278 million (including a $2 million benefit related to nonoperating income) in 2014 compared to $249 million (including $2 million related to nonoperating income) in 2013. The effective income tax rate on pretax income was 38.2% in 2014 and 36.6% in 2013. The 2014 effective income tax rate on pretax income differs from the U.S. federal statutory rate of 35% primarily due to $14 million of non-deductible amortization of the regulatory asset attributable to a change in deductibility of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010 and the effect of the 2014 Texas margin tax, partially offset by the reversal of accrued interest and taxes totaling $5 million attributed to the resolution of certain uncertain tax positions. See Note 4 to Annual Financial Statements.

Interest income decreased $1 million, or 25%, to $3 million in 2014. The change reflected lower earnings related to the assets of an employee benefit plan.

Interest expense and related charges decreased $18 million, or 5%, to $353 million in 2014. The change was driven by an $18 million decrease in amortization of net debt-related costs and a $6 million decrease attributable to lower average interest rates, partially offset by a $6 million increase attributable to lower capitalized interest.

Net income increased $18 million, or 4%, to $450 million in 2014. The change reflected increased revenue from higher transmission rates and lower interest expense, partially offset by higher depreciation, higher income taxes, higher operation and maintenance expenses and higher property taxes.

Financial Condition

Liquidity and Capital Resources

Cash Flows — Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Cash provided by operating activities totaled $960 million and $1,053 million in 2016 and 2015, respectively. The $93 million decrease is primarily the result of a $139 million decrease in transmission and distribution receipts attributable to under-recovered wholesale transmission service expense, lower transition bond revenue and mild winter, spring and summer weather, a $25 million increase in prepayments, a $17 million increase in cash purchases of materials and supplies and $13 million of refunds related to over-collected transition bond charges. These items are partially offset by a $53 million decrease in tax payments, a $34 million decrease in storm related repairs and an $18 million change in customer deposits held. The decrease in tax payments is related to the recoupment of tax overpayments made in the prior period.

Cash used in financing activities totaled $4 million and $166 million in 2016 and 2015, respectively. The $162 million change primarily reflects a decrease of $553 million of debt repayments, a decrease in distributions to our members of $94 million, an increase in short-term borrowings of $43 million and a decrease in debt issuance costs of $22 million, partially offset by $550 million in lower debt issuances. See Notes 6 and 8 to Interim Financial Statements for additional information regarding long-term debt activity and distributions to our members, respectively.

Cash used in investing activities, which consists primarily of capital expenditures, totaled $957 million and $873 million in 2016 and 2015, respectively. The 2016 activity reflected increases in capital expenditures for transmission and distribution facilities to serve new customers and infrastructure capital maintenance spending, partially offset by a $38 million release of Bondco restricted cash due to the maturity of the final transition bonds. This is reflected in the Other caption under investing activities.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $36 million and $33 million more than the amounts reported in the statements of consolidated income in the nine months ended September 30, 2016 and 2015, respectively. The differences result from amortization reported in the following different lines items in the statements of consolidated income: regulatory asset amortization (reported in operation and maintenance expense), the accretion of the adjustment (discount) to regulatory assets (reported in other income) and the amortization of debt fair value discount (reported in interest expense and related charges).

Cash Flows — Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Cash provided by operating activities totaled $1.361 billion and $1.276 billion in 2015 and 2014, respectively. The $85 million increase is primarily the result of a $134 million decrease in federal income tax payments and a $39 million increase in over-collections of wholesale transmission service expense, partially offset by a $29 million increase in vegetation management cash costs, a $20 million impact of returning customer interconnection agreement deposits that were received in the prior period, a $21 million increase in state income tax payments and an $18 million increase in cash payments to third-party transmission providers. The decrease in federal income tax payments is the result of the December 2014 enactment of the Tax Increase Prevention Act of 2014, which retroactively reinstated 50% bonus depreciation on certain assets placed into service in 2014 resulting in receivables from our members. We settled the receivables as the 2015 estimated tax payments became due under the Tax Sharing Agreement.

Cash used in financing activities totaled $233 million and $202 million in 2015 and 2014, respectively. The 2015 increase in cash used in financing activity reflected a $500 million cash principal payment due to a Fixed Senior Note maturity in

2015 (see Note 7 to Annual Financial Statements), a $154 million increase in use of cash due to higher distributions paid compared to 2014 (see Note 9 to Annual Financial Statements) and higher debt issuance costs of $7 million, partially offset by a $475 million increase in the source of cash from issuances of long-term debt and a $163 million increase in the source of cash due to an increase in short-term borrowings to support ongoing capital investments.

Cash used in investing activities, which consists primarily of capital expenditures increased $10 million, or 1% in 2015 compared to 2014. The 2015 higher capital expenditures were used to upgrade the transmission system and associated facilities, to extend the distribution infrastructure and to pursue certain initiatives in infrastructure maintenance and information technology. The increase in capital expenditures was partially offset by $39 million Bondco related funds that became unrestricted in 2015 when the Series 2003-1 bonds matured and are included in the Other caption under investing activities.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $45 million and $41 million more than the amounts reported in the statements of consolidated income for the years ended December 31, 2015 and 2014, respectively. The differences result from amortization reported in the following different lines items in the statements of consolidated income: regulatory asset amortization (reported in operation and maintenance expense), the accretion of the adjustment (discount) to regulatory assets (reported in other income) and the amortization of debt fair value discount (reported in interest expense and related charges).

Cash Flows — Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Cash provided by operating activities totaled $1.276 billion and $1.370 billion in 2014 and 2013, respectively. The $94 million change was primarily due to a $190 million increase in estimated federal and state income tax payments, an $82 million increase in cash payments to third-party transmission providers, a $66 million increase in pension and OPEB contributions, a $33 million increase in storm and liability losses and a $22 million increase in cash purchases of materials and supplies. These decreases in cash were partially offset by a $302 million increase in transmission and distribution receipts due to higher rates, timing of receipts and increased consumption primarily reflecting customer growth.

Cash used in financing activities totaled $202 million and $324 million in 2014 and 2013, respectively. The 2014 activity reflected $282 million of cash used in distributions to our members (a $28 million decrease compared to 2013 (see Note 9 to Annual Financial Statements)), $131 million in cash principal payments on transition bonds (a $6 million increase compared to 2013 (see Note 7 to Annual Financial Statements)) and a $34 million decrease in short-term borrowings, partially offset by a $250 million increase from the issuance of long-term debt in May 2014.

Cash used in investing activities, which consists primarily of capital expenditures, totaled $1.097 billion in 2014 and $1.064 billion in 2013. The $33 million, or 3%, increase was driven by higher capital expenditures for transmission and distribution facilities to serve new customers, information technology initiatives and infrastructure maintenance, partially offset by lower capital expenditures for CREZ.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $41 million and $34 million more than the amounts reported in the statements of consolidated income for the years ended December 31, 2014 and 2013, respectively. The differences result from amortization reported in the following different lines items in the statements of consolidated income: regulatory asset amortization (reported in operation and maintenance expense), the accretion of the adjustment (discount) to regulatory assets (reported in other income) and the amortization of debt fair value discount (reported in interest expense and related charges).

Long-Term Debt Activity — Repayments of long-term debt in the nine months ended September 30, 2016 totaled $41 million representing the final transition bond principal payment at the scheduled maturity date.

In August 2016, we completed the sale of $175 million aggregate principal amount of 3.75% senior secured notes maturing in April 2045 (Additional 2045 Notes). The Additional 2045 Notes were an additional issuance of our 3.75% senior secured notes maturing in April 2045, $375 million aggregate principal amount of which were previously issued in March 2015 (2045 Notes). The Additional 2045 Notes were issued as part of the same series as the 2045 Notes. We used the net proceeds of approximately $185 million from the sale of the Additional 2045 Notes to repay borrowings under our revolving credit facility and for general corporate purposes. The Additional 2045 Notes and 2045 Notes are secured by the first priority lien and are secured equally and ratably with all of our other secured indebtedness as discussed below.

See Note 7 to Annual Financial Statements and Note 6 to Interim Financial Statements for additional information regarding repayments, redemptions and issuances of long-term debt.

Available Liquidity/Credit Facility — Our primary source of liquidity, aside from operating cash flows, is our ability to borrow under our revolving credit facility. At September 30, 2016, we had a $2.0 billion secured revolving credit facility. In October 2016, we exercised the second of two one-year extensions available to us and extended the term of the revolving credit facility to October 2018. Subject to the limitations described below, available borrowing capacity under our revolving credit facility totaled $1.113 billion and $1.153 billion at September 30, 2016 and December 31, 2015, respectively. We may request an increase in our borrowing capacity of $100 million in the aggregate provided certain conditions are met, including lender approval.

The revolving credit facility contains a senior debt-to-capitalization ratio covenant that effectively limits our ability to incur indebtedness in the future. At September 30, 2016, we were in compliance with the covenant. See “Financial Covenants, Credit Rating Provisions and Cross Default Provisions” below for additional information on this covenant and the calculation of this ratio. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that have been certified to the Deed of Trust collateral agent. Accordingly, the availability under our revolving credit facility is limited by the amount of available bond credits and any property additions certified to the Deed of Trust collateral agent in connection with the revolving credit facility borrowings. To the extent we continue to issue debt securities secured by the Deed of Trust, those debt securities would also be limited by the amount of available bond credits and any property additions that have been certified to the Deed of Trust collateral agent. At September 30, 2016, the available bond credits totaled $2.534 billion, and the amount of additional potential indebtedness that could be secured by property additions, subject to the completion of a certification process, totaled $1.586 billion. At September 30, 2016, the available borrowing capacity of the revolving credit facility could be fully drawn.

Under the terms of our revolving credit facility, the commitments of the lenders to make loans to us are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility. See Note 5 to Interim Financial Statements for additional information regarding the revolving credit facility.

Cash and cash equivalents totaled $24 million and $25 million at September 30, 2016 and December 31, 2015, respectively. Available liquidity (cash and available revolving credit facility capacity) at September 30, 2016 totaled $1.137 billion, reflecting a decrease of $41 million from December 31, 2015. The decrease reflects the ongoing capital investment in transmission and distribution infrastructure.

We also committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2016 and December 31, 2015, our regulatory capitalization ratios were 59.6% debt to 40.4% equity and 59.8% debt to 40.2% equity, respectively. See Note 8 to Interim Financial Statements for discussion of the regulatory capitalization ratio.

Liquidity Needs, Including Capital Expenditures — Our board of directors, which annually approves capital expenditure estimates for the following year, has approved capital expenditures totaling $1.5 billion in 2017. Management currently expects to recommend to our board of directors capital expenditures of approximately $1.6 billion in each of the years 2018 through 2021. These capital expenditures are expected to be used for investment in transmission and distribution infrastructure.

We expect cash flows from operations, combined with availability under the revolving credit facility, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months. We do not anticipate the EFH Bankruptcy Proceedings to have a material impact on our liquidity. Should additional liquidity or capital requirements arise, we may need to access capital markets, generate equity capital or preserve equity through reductions or suspension of distributions to members. In addition, we may also consider new debt issuances, repurchases, exchange offers and other transactions in order to refinance or manage our long-term debt. The inability to raise capital on favorable terms or failure of counterparties to perform under credit or other financial agreements, particularly during any uncertainty in the financial markets, could impact our ability to sustain and grow the business and would likely increase capital costs that may not be recoverable through rates.

Distributions — On October 26, 2016, our board of directors declared a cash distribution of $41 million, which was paid to our members on October 27, 2016. During the nine months ended September 30, 2016, our board of directors declared and we paid the following cash distributions to our members:

Declaration Date	Payment Date	Amount
July 27, 2016	August 11, 2016	$68
April 27, 2016	May 11, 2016	$65
February 24, 2016	February 25, 2016	$56

During 2015, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Date	Payment Date	Amount
December 9, 2015	December 11, 2015	$18
October 27, 2015	November 9, 2015	$135
July 29, 2015	August 10, 2015	$118
April 29, 2015	May 15, 2015	$65
February 25, 2015	February 26, 2015	$100

See Note 8 to Interim Financial Statements and Note 9 to Annual Financial Statements for discussion of the distribution restrictions.

Pension and OPEB Plan Funding — Our funding for the pension plans and the Oncor OPEB Plan in the calendar year 2016 is expected to total $4 million and $38 million, respectively. Our aggregate pension plans and Oncor OPEB Plan funding is expected to total approximately $639 million in the period 2016 to 2020. In the nine months ended September 30, 2016, we made cash contributions to the pension plans and the Oncor OPEB Plan of $3 million and $22 million, respectively. See Note 9 to Interim Financial Statements for additional information regarding pension and OPEB plans.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Our revolving credit facility contains a financial covenant that requires maintenance of a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00. For purposes of this ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with GAAP). The debt calculation excludes any outstanding transition bonds issued by Bondco, but includes any unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with GAAP plus indebtedness described above. At September 30, 2016, we were in compliance with this covenant.

Impact on Liquidity of Credit Ratings — The rating agencies assign credit ratings to certain of our debt securities. Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. In particular, a decline in credit ratings would increase the cost of our revolving credit facility (as discussed below). In the event any adverse action with respect to our credit ratings takes place and causes borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Most of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If our credit ratings decline, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

As described in Note 7 to Annual Financial Statements, our long-term debt, excluding any Bondco related non-recourse debt, is currently secured pursuant to the Deed of Trust by a first priority lien on certain of our transmission and distribution assets and is considered senior secured debt.

Material Credit Rating Covenants — Our revolving credit facility contains terms pursuant to which the interest rates charged under the agreement may be adjusted depending on credit ratings. Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. Based on the current ratings assigned to our debt securities at November 1, 2016, our borrowings are generally LIBOR-based and will bear interest at LIBOR plus 1.00%. A decline in credit ratings would increase the cost of our revolving credit facility and likely increase the cost of any debt issuances and additional credit facilities.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there was a failure under other financing arrangements to meet payment terms or to observe other covenants that could result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

Under our revolving credit facility, a default by us in respect of indebtedness in a principal amount in excess of $100 million or any judgments for the payment of money in excess of $50 million that are not discharged within 60 days may cause the maturity of outstanding balances ($880 million in short-term borrowings and $7 million in letters of credit at September 30, 2016) under that facility to be accelerated. Additionally, under the Deed of Trust, an event of default under either our revolving credit facility or our indentures would permit our lenders and the holders of our senior secured notes to exercise their remedies under the Deed of Trust.

Long-Term Contractual Obligations and Commitments — The following table summarizes our contractual cash obligations at December 31, 2015. See Notes 7 and 8 to Annual Financial Statements for additional disclosures regarding these long-term debt and non-cancelable purchase obligations.

Contractual Cash Obligations	Less Than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Long-term debt – principal	$41	$874	$376	$4,450	$5,741
Long-term debt – interest	317	598	514	3,042	4,471
Operating leases (a)	9	3	—	—	12
Obligations under outsourcing agreements	29	34	3	—	66

Total contractual cash obligations	$396	$1,509	$893	$7,492	$10,290

(a)	Includes short-term noncancelable leases.

The following are not included in the table above:

•	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	employment contracts with management;

•	liabilities related to uncertain tax positions totaling $3 million discussed in Note 4 to Annual Financial Statements as the ultimate timing of payment is not known; and

•	our estimated funding of the pension and OPEB plans totaling $42 million in 2016 and $639 million in the 2016 to 2020 period as discussed above under “Pension and OPEB Plans Funding.”

Guarantees — At September 30, 2016, we did not have any material guarantees.

Off-Balance Sheet Arrangements

At September 30, 2016, we did not have any material off-balance sheet arrangements with special purpose entities or variable interest entities.

Commitments And Contingencies

See Note 7 to Interim Financial Statements for discussion of commitments and contingencies.

Changes in Accounting Standards

See Note 1 to Interim Financial Statements for discussion of changes in accounting standards.

Regulation and Rates

State Legislation

During the 2015 legislative session, the Texas Legislature passed Senate Bill 774 which provides a two-year extension of the provisions of the 2011 periodic rate adjustment (or Distribution Cost Recovery Factor) bill, and requires the PUCT to provide a study of alternative ratemaking mechanisms prior to the next regular legislative session in 2017. The Texas Legislature also passed The Franchise Tax Reduction Act of 2015 that reduces the Texas margin tax rate from 1% to 0.75%. The impact to Oncor for 2015 is a tax reduction of approximately $4 million (after federal tax). Other legislation passed during the 2015 legislative session is not expected to have a material impact on our financial position, results of operations or cash flows.

Matters with the PUCT

Change in Control Review (PUCT Docket No. 45188) — In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. On March 24, 2016, the PUCT issued an order conditionally approving the joint application. On April 18, 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and on May 19, 2016, the PUCT denied such motions and the order became final. The Hunt Investor Group filed a petition with the Travis County District Court on June 17, 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Sixth Amended Plan of Reorganization and the other pending transactions discussed in Note 2 to Interim Financial Statements. For additional information regarding the Sixth Amended Plan of Reorganization and application for regulatory approval, see Note 2 to Interim Financial Statements and “City Rate Reviews” below.

Change in Control Review (PUCT Docket No. 46238) — The NEE Merger Agreement contemplates that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended New Plan. On October 31, 2016, Oncor and NEE filed that joint application in PUCT Docket No. 46238. A hearing on the merits in PUCT Docket No. 46238 is scheduled to be held February 21-24, 2017. For additional information regarding the Amended New Plan and application for regulatory approval, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

City Rate Reviews — Oncor received resolutions passed by 58 cities with original jurisdiction over electric utility rates directing Oncor to file rate review proceedings. The resolutions passed required Oncor to file a rate review with each city by September 1, 2016 based on a January 1, 2015 to December 31, 2015 test year. However, Oncor was subsequently notified by counsel representing these cities that these rate review proceedings had been suspended indefinitely, pending resolution of Oncor ownership issues. The notice provided that if and when the cities desire to proceed with a rate inquiry, cities would notify Oncor in writing and inform Oncor of a precise date of the rate case, which would be at least 120 days from receipt of the communication that lifts the suspension. On November 17, 2016, counsel representing these cities notified Oncor that the cities were lifting that suspension and expect Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. The notice requires that Oncor’s rate filing be based on an historical test year consisting of the most recent period for which data is available.

2008 Rate Review (PUCT Docket No. 35717) — In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. We filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court granted the petition for review and heard oral arguments in September 2016. There is no deadline for the court to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $135 million loss (after tax) including interest. Interest accrues at the PUCT approved rate for over-collections, which is 0.18% for 2016. We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

Summary

We cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter our basic financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Market risk is the risk that we may experience a loss in value as a result of changes in market conditions such as interest rates that may be experienced in the ordinary course of business. We may transact in financial instruments to hedge interest rate risk related to our debt, but there are currently no such hedges in place. All of our long-term debt at September 30, 2016, December 31, 2015 and 2014 carried fixed interest rates.

The following table provides certain information relating to our long term debt as of December 31, 2015:

	Expected Maturity Date
	2016	2017	2018	2019	2020	There- after	2015 Total Carrying Amount	2015 Total Fair Value	2014 Total Carrying Amount	2014 Total Fair Value
	(millions of dollars and percent)
Long-term debt (including current maturities):
Fixed rate debt amount (a)	$41	$324	$550	$250	$126	$4,450	$5,741	$6,287	$5,655	$6,844
Average interest rate	5.29%	5.00%	6.80%	2.15%	5.75%	5.61%	5.54	—	5.88%	—

(a)	Excludes unamortized premiums and discounts. See Note 6 to Interim Financial Statements and Note 7 to Annual Financial Statements for a discussion of changes in long-term debt obligations.

Our revolving credit facility contains terms pursuant to which the interest rates charged under the agreement may be adjusted depending on credit ratings. For information on our interest rates charged under the revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Available Liquidity/Credit Facility — Material Credit Rating Covenants.”

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties. Our customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. We believe PUCT rules that allow for the recovery of uncollectible amounts due from nonaffiliated REPs through rates significantly reduce our credit risk.

Our net exposure to credit risk associated with trade accounts and other receivables from affiliates totaled $146 million and $114 million at September 30, 2016 and December 31, 2015, respectively, of which $3 million and $2 million has been offset with trade accounts and other payables. Our credit risk exposure associated with receivables from members related to income taxes totaled $92 million and $116 million at September 30, 2016 and December 31, 2015, respectively. Due to commitments made to the PUCT, this concentration of accounts receivable from affiliates increases the risk that a default could have a material effect on earnings and cash flows. See Notes 2, 7 and 10 to Interim Financial Statements and Notes 2 and 8 to Annual Financial Statements for additional information regarding the potential impacts of the EFH Bankruptcy Proceedings on our transactions with affiliates and for additional information regarding our transactions involving members of the Texas Holdings Group and the Reorganized TCEH Spin-Off. As a result of the Reorganized TCEH Spin-Off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

Our exposure to credit risk associated with trade accounts receivable from nonaffiliates totaled $454 million and $391 million at September 30, 2016 and December 31, 2015, respectively. The nonaffiliated receivable amount is before the allowance for uncollectible accounts, which totaled $4 million and $3 million at September 30, 2016 and December 31, 2015, respectively. The nonaffiliated exposure includes trade accounts receivable from REPs, which are almost entirely noninvestment grade, totaling $349 million and $290 million at September 30, 2016 and December 31, 2015, respectively. At September 30, 2016 and December 31, 2015, REP subsidiaries of NRG Energy, Inc., a nonaffiliated entity collectively represented approximately 17% and 13%, respectively, of the nonaffiliated trade receivable amount. No single other nonaffiliated party represented 10% or more of the total trade accounts receivable amount. We view our exposure to this customer to be within an acceptable level of risk tolerance considering PUCT rules and regulations; however, this concentration increases the risk that a default could have a material effect on cash flows.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names of our directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Business Experience and Qualifications

James R. Adams	77

James R. Adams has served as a director and Chairman of our board of directors since July 2015. Mr. Adams has served as a business consultant, business advisor and private investor since 1998. He previously served from 1996 to 1998 as the Chairman of Texas Instruments Incorporated, a NASDAQ-listed, global Fortune 500 semiconductor company. Prior to 1996, Mr. Adams had an extensive career in the telecommunications industry, serving in various leadership positions with SBC Communications (now AT&T Inc.) and its affiliates and predecessors from 1965 until his retirement in 1995, including serving as Group President of SBC Communications Inc. from 1993 to 1995, President and CEO of Southwestern Bell Telephone Company from 1989 to 1993, President of the Texas division of Southwestern Bell from 1984 to 1989, and Executive Vice President of AT&T Residence Business from 1981 to 1984. Mr. Adams currently serves as a senior advisor to Texas Next Capital, a private equity partnership that invests in Texas businesses to drive economic growth in Texas. He also serves on the boards of directors of Oncor Holdings, TransPecos Financial Corp. and TransPecos Development Corp. and several non-profit organizations, including serving as Chairman of University Health System, a county government-owned public district hospital for the San Antonio, Texas metropolitan area. He previously served as a board member of Texas Instruments Inc. from 1989 to 2010, and as a board member of Storage Tek Inc., Inet Inc., Prodigy Inc., Telefonos de Mexico, Republic Bank Corporation, and Interfirst Corporation.

We believe Mr. Adams extensive leadership, business, and board experience bring great value to our company and our board of directors. Mr. Adams’s decades of board service for various public and private companies, including over 20 years of board experience with Texas Instruments, two of which as Chairman, provides our board of directors with a unique understanding of corporate governance. In addition, Mr. Adams’s 30 years of experience at SBC Communications brings significant management expertise to our board of directors. His roles at SBC Communications also provided him with a great deal of experience in the regulated telecommunications industry, and we believe that regulatory experience is of great value to our regulated transmission and distribution company.

Name	Age	Business Experience and Qualifications

Thomas M. Dunning (3)	74

Thomas M. Dunning has served as a member of our board of directors since October 2007 and in July 2010 was elected Lead Independent Director by our board of directors. Since his retirement in 2008 as Chairman of Lockton Dunning Benefits, a company specializing in the design and servicing of employee benefits, he has served as Chairman Emeritus. Mr. Dunning also served as Chairman and Chief Executive Officer of Lockton Dunning Benefit Company, its predecessor company, from 1998 to 2007 following the 1998 acquisition of Dunning Benefits Corporation by the Lockton Group of Companies. Mr. Dunning currently serves on the boards of directors of American Beacon Funds, Oncor Holdings, and a number of non-profit organizations. He is also a former Chairman of Dallas Fort Worth International Airport board and a former director of the Southwestern Medical Foundation.

We believe Mr. Dunning’s experience with employee benefit programs and his understanding of employee benefits as part of an overall employee compensation program is important to Oncor in his roles as a director and member of the Organization and Compensation Committee (O&C Committee). As member and former chair of the O&C Committee, overseeing the design and effectiveness of Oncor’s executive compensation programs, Mr. Dunning offers broad experience in understanding and addressing compensation-related issues and challenges. His past appointments by Texas Governors as Chairman of the Texas Water Development Board and a director on the boards of the Texas Department of Transportation, Texas Department of Human Services and Texas Department of Criminal Justice, as well as his past service as Chairman of the Dallas/Fort Worth International Airport board, add to the extensive experience and leadership skills Mr. Dunning provides to our board. His experience and familiarity with Texas government, combined with 50 years of experience in business and strong record of civic involvement in Texas, are valuable to our Texas-based business.

Robert A. Estrada (1)	69

Robert A. Estrada has served as a member of our board of directors since October 2007. Mr. Estrada is Chairman of the Board and Chief Compliance Officer of Estrada Hinojosa & Company, Inc., an investment banking firm specializing in public finance that he co-founded in 1992. In addition to these positions, he also served as President and Chief Executive Officer of the firm from 1992 to 2006. Since its inception, Estrada Hinojosa & Company, Inc. has been involved in municipal bond underwritings totaling over $80 billion and has provided financial advisory services on financings totaling more than $50 billion. Mr. Estrada is a member of the boards of directors of Oncor Holdings and several civic and arts organization boards. From 2001 until 2008, Mr. Estrada served on the Board of Regents of the University of Texas System, a system with over 60,000 employees and a budget of approximately $14 billion, pursuant to an appointment by the Governor of Texas. While serving on the University of Texas System Board of Regents, Mr. Estrada chaired its audit, compliance and management review committee. From 2004 until 2010, he served two consecutive terms on the board of directors of the Federal Reserve Bank of Dallas. From 1990 to 1994, Mr. Estrada also served on the board of directors of the Student Loan Marketing Association (Sallie Mae), a $45 billion entity and was a member of the board’s executive committee.

We believe Mr. Estrada’s skills and experience in the financial and legal sectors qualify him to serve as a director of Oncor and chair of the Audit Committee. We also believe his comprehensive understanding of financial, compliance and business matters pertinent to us and his experience in serving large clients and boards regarding these matters are significant assets to our board. Mr. Estrada also has 28 years of legal experience as a securities attorney, giving him a familiarity with securities law issues and investor disclosure requirements relevant to our company.

Name	Age	Business Experience and Qualifications

Rhys Evenden (1)	43

Rhys Evenden has served as a member of our board of directors since October 2014. Mr. Evenden is the Head of Infrastructure – North America for GIC Private Ltd. (GIC). Prior to rejoining GIC in January 2014, Mr. Evenden was a Principal at QIC Global Infrastructure. From March 2007 until December 2011, he served as a Senior Vice President at GIC Special Investments (GICSI). Mr. Evenden joined GICSI from BAA Limited. Mr. Evenden currently serves on the board of directors of Texas Transmission Holding Company, ITC Holdings, Starwest Generation, an independent power producer with operations in Arizona, California and Nevada, and Bronco Holdings LLC.

Mr. Evenden was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under our Limited Liability Company Agreement to designate two directors. We believe Mr. Evenden’s extensive business, financial and management experience qualifies him to serve on our board of directors. In addition, his extensive knowledge and experience in infrastructure matters brings great value to our board of directors and our company.

Thomas D. Ferguson (3)	62

Thomas D. Ferguson has served as a member of our board of directors since January 2011. Mr. Ferguson currently serves as a Managing Director of Goldman, Sachs & Co., having joined the firm in 2002. Mr. Ferguson heads the asset management efforts for the merchant bank’s U.S. real estate investment activity. Mr. Ferguson serves on the board of EFH Corp. and is on the board of managers of EFIH, and also serves on the boards of Caribbean Fund 2005 and National Golf Properties. Mr. Ferguson formerly held board seats at American Golf, one of the largest golf course management companies in the world, Agricultural Company of America Partners, LP, an owner and manager of agriculture real estate, Nor1, a provider of revenue enhancement solutions to the travel industry, Associated British Ports, the largest port company in the UK, Red de Carreteras, a toll road concessionaire in Mexico and Carrix, one of the largest private container terminal operators in the world.

Mr. Ferguson was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. His extensive experience with corporate finance and in owning and managing privately held enterprises qualifies Mr. Ferguson for serving on our board of directors.

Name	Age	Business Experience and Qualifications

Printice L. Gary (1)	70

Printice L. Gary has served as a member of our board of directors since February 2014. Mr. Gary is the founding partner of, and since its founding in 1991 has served as the chief executive officer of, Carleton Residential Properties, a real estate firm engaged in investing, developing, general contracting and asset management of properties throughout Texas and the Southwest. His prior business experience includes serving as a Texas division partner for multi-family development with Trammel Crow Residential from 1985 to 1991 and serving as the president of Centex Corporation’s homebuilding and mortgage banking subsidiary, Fox & Jacobs Homes, from 1978 to 1985. Mr. Gary also currently serves on the board of directors of the National Equity Fund, Inc., a Chicago-based nonprofit tax credit syndicator and asset manager that has sourced and invested over $10 billion in affordable housing production across the nation, and the board of directors of Oncor Holdings. Mr. Gary has served on the governing bodies of various state entities pursuant to appointments by the Governor(s) of Texas, including the board of directors of the University of Texas Investment Management Company, a $27 billion endowment fund, from 2009 until 2013, the University of Texas System Board of Regents from 2007 until 2013, where he was chairman of the facilities planning and construction committee, the University of Texas System Board for Lease of University Lands from 2008 to 2013, the Texas State Tax Reform Commission in 2003, and the North Texas Tollway Authority board of directors from 1996 to 2000.

We believe Mr. Gary’s extensive skills and experience in the business and financial sectors are a significant asset to us in his role both as a director of Oncor and as a member of the Audit Committee. In addition, Mr. Gary’s entrepreneurial background, founding Carleton Residential Properties, a company that has grown to over $100 million in annual revenues, brings valuable experiences to our board of directors. His experience with Texas government through his service on various state entities also brings great value to our Texas-based business.

William T. Hill, Jr. (2)	74

William T. Hill, Jr. has served as a member of our board of directors since October 2007. In 2012, Mr. Hill began practicing law with the law firm of William T. Hill, Jr., Attorney at Law. Prior to 2012, he was of counsel to the Dallas criminal defense law firm of Fitzpatrick Hagood Smith & Uhl LLP. In 2007, he served as Director of Strategic Initiatives of Mercy Street Ministries. From 1999 to 2007, Mr. Hill was Criminal District Attorney of the Dallas County District Attorney’s office. Mr. Hill serves on the boards of directors of Hilltop Holdings, Incorporated, a New York Stock Exchange listed company in the insurance industry, Baylor Hospital Foundation, Oncor Holdings and a number of charitable organizations.

We believe Mr. Hill’s 49 years of experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our board of directors. In addition, as District Attorney he developed judgment and decision-making abilities that assist him today in evaluating and making decisions on issues that face our board of directors. Mr. Hill has also served on several civic and charitable boards over the past 39 years, which has given him invaluable experience in corporate governance matters.

Name	Age	Business Experience and Qualifications

Timothy A. Mack (2)	64

Timothy A. Mack has served as a member of our board of directors since February 2014. Mr. Mack has been a member of the Dallas, Texas law firm, Mack Matheson & Marchesoni PLLC, since March 2009. Prior thereto, Mr. Mack was a partner at an international law firm, Hunton & Williams LLP, and its predecessor firm in Dallas, Texas, where he had practiced law since 1980. Mr. Mack’s law practice focuses on energy-related matters, particularly finance, securities, corporate and partnership law, corporate governance and mergers and acquisitions. Mr. Mack is a member of the board of directors of Oncor Holdings and various local non-profit organizations.

We believe Mr. Mack’s experience of over 30 years in advising energy companies in finance, securities, corporate governance and merger and acquisition matters, as well as his prior experience in participating in the management of a large international law firm, brings to the Board additional knowledge and valuable first-hand experience with the duties of directors.

Robert S. Shapard	61

Robert S. Shapard has served as our Chief Executive and a director since April 2007 and served as the Chairman of our board of directors from April 2007 to July 2015. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard has served since September 2013 as a member of the board of directors, chair of the finance committee and a member of the audit committee of Leidos Holdings, Inc. (formerly SAIC, Inc.), a New York Stock Exchange-listed provider of scientific, engineering and systems integration service. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco.

As our chief executive, Mr. Shapard brings his unique knowledge of our company and our industry to the board of directors. His prior experience with EFH Corp., Exelon and as CEO of TXU Australia gives him extensive leadership experience in the electric industry in both regulated and unregulated markets. Mr. Shapard’s previous experience as chief financial officer of Tenet Healthcare Corporation and Ultramar Diamond Shamrock provided him with substantial experience in other complex financial and business environments.

Name	Age	Business Experience and Qualifications

Richard W. Wortham III (2) (3)	78

Richard W. Wortham III has served as a member of our board of directors since October 2007. Since 1976 he has served as Trustee of The Wortham Foundation, Inc., a private philanthropic foundation with assets of approximately $260 million dedicated to the support and development of Houston’s cultural fabric. Mr. Wortham has held various offices at The Wortham Foundation, Inc., currently serving as the Chairman, a position he has held since November 2014, and previously serving as the President from 2011 until November 2014, the Secretary and Treasurer from 2008 until 2011 and the Chairman and the Chief Executive Officer from 2005 until 2008. Mr. Wortham also serves as a Trustee and member of the audit committee of HC Capital Trust, a $14 billion family of mutual funds, and a Life Trustee of The Museum of Fine Arts, Houston. Mr. Wortham is also a director of Oncor Holdings. Additionally, Mr. Wortham has held a leadership role in several companies, including a founding role in several national banks.

We believe Mr. Wortham’s over 30 years of extensive business and civic experience qualify him to serve on our board of directors and chair our O&C Committee. Mr. Wortham also currently serves on the executive, finance, audit and investment committees of the Museum of Fine Arts, Houston, which presently has an endowment of approximately $1 billion. Mr. Wortham’s experience has given him substantial and significant knowledge and experience regarding financial management and corporate governance matters relevant to our board of directors.

Kneeland Youngblood (1)	60

Kneeland Youngblood has served as a member of our board of directors since March 2015. Mr. Youngblood has served as a director of EFH Corp. since October 2007. He is a founding partner of Pharos Capital Group, a private equity firm that focuses on providing growth and expansion capital to businesses in business services and health care services. During the last five years, Mr. Youngblood served on the boards of Burger King Holdings, Inc., Gap Inc. and Starwood Hotels and Resorts Worldwide, Inc. He is a director of EFH Corp., EFIH, Oncor Holdings, Mallinckrodt public limited company, Reel FX, Inc. and a member of the Council on Foreign Relations. He is also a director of Pace Holdings Corp., a public Special Purpose Acquisition Company (SPAC).

Mr. Youngblood was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. Mr. Youngblood has served on numerous boards for large public companies, has extensive experience managing and advising companies in his capacity as a partner in a private equity firm (not affiliated with the Sponsor Group), is highly knowledgeable of federal and state political matters, and has served on the board of directors of the United States Enrichment Corporation, a company that contracts with the U.S. Department of Energy to produce enriched uranium for use in nuclear power plants. We believe his extensive business, financial, and management experience brings great value to our board of directors.

Name	Age	Business Experience and Qualifications

Steven J. Zucchet (2) (3)	51

Steven J. Zucchet has served as a member of our board of directors since November 2008. Mr. Zucchet is a Managing Director of Borealis Infrastructure Management, Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since September 2014, having previously served as a Senior Vice President of Borealis from November 2003 until September 2014. From 1996 until joining Borealis, Mr. Zucchet served as Chief Operating Officer of Enwave Energy Ltd., where he was responsible for operations and major infrastructure projects. In his role as an officer of Borealis, Mr. Zucchet has been appointed as an officer and director of several Borealis affiliates and companies in which Borealis invests. His focus at Borealis is in the energy sector, where he leads the pursuit of investment opportunities in the energy sector and is responsible for asset management.

Mr. Zucchet was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under the Limited Liability Company Agreement to designate two directors. Mr. Zucchet has extensive experience in the energy industry. Through Borealis, he serves on the board of directors for Bruce Power A, an eight reactor nuclear site located in Ontario, Canada. His experience prior to joining Borealis also focused in the energy industry, serving as Chief Operating Officer of Enwave Energy Ltd. for seven years. Prior to joining Enwave Energy Ltd., he spent seven years with an international consulting firm where he worked primarily on transportation and energy related projects. We believe Mr. Zucchet’s experience in the energy industry gives him an important and valuable understanding of our business.

(1)	Member of Audit Committee.
(2)	Member of Nominating and Governance Committee.
(3)	Member of Organization and Compensation Committee.

Director Appointments

Pursuant to our Limited Liability Company Agreement, the Sponsor Group (through Oncor Holdings) has a right to designate two individuals to serve on our board of directors. Mr. Ferguson, a managing director of Goldman, Sachs & Co., is a manager of the sole general partner of Texas Holdings and was designated to serve on our board of directors by the Sponsor Group. In March 2015, Kneeland Youngblood was designated to serve on our board of directors by the Sponsor Group. Our Limited Liability Company Agreement also grants Texas Transmission the right to designate two individuals to serve on our board of directors. Rhys Evenden, an officer of GIC and Steven J. Zucchet, an officer of Borealis, were each designated to serve on our board of directors by Texas Transmission. Both GIC and Borealis are affiliates of Texas Transmission. Directors appointed by the Sponsor Group and Texas Transmission are referred to as member directors.

Our Limited Liability Company Agreement also provides that seven of our directors will be independent directors under the standards set forth in Section 303A of the New York Stock Exchange Manual and other standards in our Limited Liability Company Agreement, and that two of those independent directors will be special independent directors under the standards set forth in our Limited Liability Company Agreement. See “Certain Relationships and Related Transactions, and Director Independence — Director Independence” for a discussion of the independent director and special independent director qualifications. Our board of directors has determined that Messrs. Adams, Dunning, Estrada, Gary, Hill, Mack and Wortham are independent directors and that each of Messrs. Gary and Hill qualifies as a special independent director. Independent directors are appointed by the nominating committee of Oncor’s Holdings’ board of directors. The nominating committee of Oncor Holdings is required to consist of a majority of independent directors.

The board of directors of the sole member of Oncor Holdings has the right, pursuant to the terms of our Limited Liability Company Agreement, to designate one director that is an officer of Oncor. Mr. Shapard, our Chief Executive, serves as this director.

Audit Committee

The Audit Committee is a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of Messrs. Estrada,

Evenden, Gary and Youngblood. Each of Messrs. Estrada and Gary is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. Messrs. Estrada and Gary are independent directors under the standards set forth in our Limited Liability Company Agreement. Mr. Evenden is a member director appointed by Texas Transmission and Mr. Youngblood is a member director appointed by the Sponsor Group.

Executive Officers

The names of our executive officers and information about them, as furnished by the executive officers themselves, are set forth below:

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)

Robert S. Shapard	61	Chief Executive and Director	Robert S. Shapard has served as our Chief Executive and a director since April 2007 and served as the Chairman of our board of directors from April 2007 to July 2015. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard has served since September 2013 as a member of the board of directors, chair of the finance committee and a member of the audit committee of Leidos Holdings, Inc. (formerly SAIC, Inc.), a New York Stock Exchange-listed provider of scientific, engineering and systems integration service. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco.

Walter Mark Carpenter	64	Senior Vice President, T&D Operations	Walter Mark Carpenter has served as our Senior Vice President, T&D Operations since October 2011, and in such role is responsible for overseeing transmission grid management operations and Oncor’s interface with ERCOT. He also oversees the system’s distribution operation centers, as well as Oncor’s outage management system, the deployment of the advanced meter system and its integration into operations. From February 2010 until October 2011 he served as our Vice President and Chief Technology Officer, and from 2008 until February 2010 he served as our Vice President and Chief Information Officer. Mr. Carpenter has served EFH Corp’s predecessor and Oncor for 41 years and has held various field management and engineering management positions in transmission and distribution. Mr. Carpenter is a registered Professional Engineer in the State of Texas and is a member of the Institute of Electrical and Electronic Engineers (IEEE) Power System Relaying Committee and the Texas Society of Professional Engineers.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)

Don J. Clevenger	46	Senior Vice President, Strategic Planning	Don J. Clevenger has served as our Senior Vice President, Strategic Planning, since January 2013. From February 2010 through December 2012, he served as our Senior Vice President, External Affairs and before that, served as our Vice President, External Affairs from June 2008 until February 2010, Mr. Clevenger served as our Vice President, Legal and Corporate Secretary from December 2007 to June 2008. Between November 2005 and December 2007, Mr. Clevenger held a leadership position in our company with various legal and regulatory responsibilities. Prior to his transfer to Oncor in November 2005, he was Senior Counsel of the Business Services unit of EFH Corp. since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP before he joined EFH Corp.’s predecessor. Mr. Clevenger is also a manager of Bondco and a member of the board of directors of WIRES.

David M. Davis	59	Senior Vice President and Chief Financial Officer	David M. Davis has served as our Senior Vice President and Chief Financial Officer since February 2010. From July 2006 until February 2010, he served as Vice President and Chief Financial Officer. He joined Oncor in 2004 and has held a leadership position in the finance and financial planning function since that time. From 1991 to 2004, Mr. Davis served in various positions at EFH Corp.’s predecessor including roles in accounting, information technology and financial planning. Mr. Davis is a certified public accountant. Mr. Davis is also a manager of Bondco.

Deborah L. Dennis	62	Senior Vice President, Human Resources & Corporate Affairs	Deborah L. Dennis has served as our Senior Vice President, Human Resources & Corporate Affairs since January 2013. Ms. Dennis has been employed with Oncor and its predecessors and affiliates for 37 years in a number of corporate and customer service functions, including 13 years as a Vice President, most recently serving as Vice President of Corporate Affairs from 2011 to December 2012, and Vice President—Dallas Customer Operations from 2007 to 2011. Ms. Dennis has extensive experience in human resources, customer service, supply chain, outsourcing management and corporate philanthropy.

James A. Greer	56	Senior Vice President and Chief Operating Officer	James A. Greer has served as our Senior Vice President and Chief Operating Officer since October 2011. From October 2007 until October 2011 he served as our Senior Vice President, Asset Management and Engineering and in such role was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served a similar role as our Vice President. Since joining EFH Corp.’s predecessor in 1984, Mr. Greer has held a number of leadership positions within Oncor and EFH Corp. in such areas as engineering, operations and governmental relations. Mr. Greer is a registered Professional Engineer in the State of Texas.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)

Michael E. Guyton	58	Senior Vice President and Chief Customer Officer	Michael E. Guyton has served as our Senior Vice President since January 2013 and, as of July 2013, also our Chief Customer Officer. In his role as Senior Vice President and Chief Customer Officer, Mr. Guyton oversees activities including customer operations and service, community relations and economic development initiatives. Mr. Guyton has extensive experience in customer operations, having served in various customer operations positions with Oncor and its predecessors and affiliates for 38 years, including 15 years as a Vice President. Prior to assuming his current role, Mr. Guyton served as our Vice President of Customer Operations with responsibility for customer operations in the city of Fort Worth and Tarrant County since July 2006. Mr. Guyton also currently serves as chairman of the board of directors of Texas Health Harris Methodist Hospital in Ft. Worth.

E. Allen Nye, Jr.	49	Senior Vice President, General Counsel & Secretary	E. Allen Nye, Jr. has served as our Senior Vice President, General Counsel and Secretary since January 2011, and in such role is responsible for overseeing all of Oncor’s legal and compliance matters. In January 2013 his responsibilities were expanded to include oversight of all regulatory and governmental affairs activity of Oncor. From June 2008 until joining Oncor, Mr. Nye practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the FERC. Prior to Vinson & Elkins, Mr. Nye was a partner in the law firm of Hunton & Williams from January 2002 until May 2008.

There is no family relationship between any of our executive officers, between any of our directors, or between any executive officer and any director.

Chief Executive Retirement and Transition

In October 2016, Mr. Shapard notified our board of directors of his intention to retire effective on the date on which the NEE Merger is consummated. Mr. Shapard is expected to remain on the board of directors of Oncor and serve as the Chairman of a newly constituted board of directors of Oncor following consummation of the NEE Merger. In connection with Mr. Shapard’s notification of his intent to retire, in October 2016 our board of directors appointed E. Allen Nye, Jr. to serve as our Chief Executive Officer effective on the consummation of the NEE Merger, subject to the consent of NEE as required by the NEE Letter Agreement. NEE consented to such appointment on October 29, 2016. For additional information regarding the NEE Merger, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our board of directors has designated an Organization and Compensation Committee of the board of directors (O&C Committee) to establish and assess our executive compensation policies, which include participation in various employee benefit programs. The O&C Committee met nine times in 2015.

The responsibilities of the O&C Committee include:

•	Determining and overseeing executive compensation programs, including making recommendations to our board of directors, when and if its approval is required, with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefit plans, policies and practices;

•	Establishing, reviewing and approving corporate goals and objectives relevant to executive compensation, evaluating the performance of our Chief Executive (CEO) and other executive officers in light of those goals and objectives and ultimately approving executive compensation based on those evaluations; and

•	Advising our board of directors with respect to compensation of its independent directors.

The O&C Committee conducts reviews of the level of individual compensation elements as well as total direct compensation for our executive officers, including the executive officers named in the Summary Compensation Table below (collectively with the CEO, the Named Executive Officers, and each, a Named Executive Officer) from time to time as it deems appropriate. The O&C Committee conducted such compensation reviews in the third quarter of each of 2014 and 2015. In determining the total direct compensation of our executive officers, the O&C Committee considers the performance of the executives and a competitive market and peer group analysis of executive compensation provided by compensation consultants engaged by the O&C Committee. The O&C Committee obtains the input of the CEO on the performance of executive officers reporting to the CEO. The CEO assesses the performance of each executive reporting to him in light of the executive’s business unit and function and presents a performance evaluation and compensation recommendation for each of these individuals to the O&C Committee. The CEO also reviews and considers the competitive market analysis in making his recommendation. The O&C Committee also evaluates the CEO’s performance. The O&C Committee determines total compensation, including base salary, annual incentive awards and long-term incentive awards, for each of our executive officers as it deems appropriate.

In the first quarter of each fiscal year, the O&C Committee (i) approves corporate goals and objectives under our annual and long-term incentive programs for our executive officers for awards for the current fiscal year, and (ii) certifies the performance results for incentive payments for performance periods that ended on December 31 of the previous fiscal year. Following the completion of each fiscal year, in connection with the annual determination of the incentive awards to be paid to our executive officers reporting to the CEO, the CEO conducts an annual performance review of each such executive officer and evaluates each executive’s performance relative to the corporate goals and objectives for the completed fiscal year set by the O&C Committee. The CEO then makes recommendations to the O&C Committee with respect to other executive officers’ annual incentive compensation. The O&C Committee also annually evaluates the CEO’s performance in light of the goals and objectives for the previous fiscal year. After considering this evaluation, as well as the CEO’s recommendations, the O&C Committee determines the annual incentive award payouts for the executive officers, including the Named Executive Officers, as well as goals and objectives under the annual and long-term incentive programs for the current fiscal year.

Compensation Philosophy

Our compensation philosophy, principles and practices are intended to compensate executives appropriately for their contribution to the attainment of key strategic objectives, and to strongly align the interests of executives and equity holders through both short and long-term performance goals. We believe that:

•	Levels of executive compensation should be based upon an evaluation of the performance of our business (through operational metrics including safety, reliability, operational efficiency and infrastructure readiness and financial performance) and individual executives, as well as a comparison to compensation levels of persons with comparable responsibilities in business enterprises of similar size, scale, complexity, risk and performance;

•	Compensation plans should balance both short-term and long-term objectives; and

•	The overall compensation program should emphasize variable compensation elements that have a direct link to company and individual performance.

Objectives of Compensation Philosophy

Our compensation philosophy is designed to meet the following objectives:

•	Attracting and retaining high performers;

•	Rewarding company and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	Aligning performance measures with our goals and allocating a significant portion of the compensation to incentive compensation in order to drive the performance of our business;

•	Basing incentive compensation in part on the satisfaction of company operational metrics (including safety, reliability, operational efficiency and infrastructure readiness) with the goal of motivating performance towards improving the services we provide our customers; and

•	Creating value for our equity holders and promoting the long-term performance of the company by strengthening the correlation between the long-term interests of our executives and the interests of our ultimate equity holders.

Elements of Compensation

In an effort to achieve our compensation objectives, we have established a compensation program for our executives that principally consists of:

•	Base salary;

•	Short-term incentives through the opportunity to earn an annual performance bonus pursuant to the Oncor Fourth Amended and Restated Executive Annual Incentive Plan (Executive Annual Incentive Plan);

•	Long-term incentives through (a) the opportunity to purchase equity interests in Investment LLC, granted at the O&C Committee’s discretion pursuant to the 2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its Affiliates (Equity Interests Plan), and (b) awards under the Oncor Electric Delivery Company LLC Long-Term Incentive Plan (Long-Term Incentive Plan);

•	Deferred compensation and retirement plans through (a) the opportunity to participate in a 401(k) savings plan (thrift plan) and a salary deferral program (Salary Deferral Program) and receive certain company matching contributions, (b) the opportunity to participate in a defined benefit retirement plan and a supplemental retirement plan, and (c) an employer-paid subsidy for health coverage upon the executive’s retirement from Oncor for executives hired prior to January 1, 2002;

•	Perquisites and other benefits, including, for executives hired prior to January 1, 2004, the opportunity to participate in the Oncor Split-Dollar Life Insurance Program (Split Dollar Life Insurance Plan); and

•	Contingent payments through an executive change of control policy and an executive severance plan.

For more information about each of the incentive and other benefit plans available to our executive officers see the compensation tables and the accompanying narratives immediately following “– Compensation Discussion and Analysis.”

Compensation Consultants

In October 2014 and 2015, the O&C Committee engaged PricewaterhouseCoopers LLP, a compensation consultant, to advise and report to the O&C Committee on executive compensation issues, including competitive market analyses of our executive compensation and independent directors’ compensation. PricewaterhouseCoopers and its affiliates also provide consulting and related services to Oncor with respect to human resources, tax, internal audit, industry intelligence, strategy formulation and other matters. Oncor purchases compensation surveys (both executive and non-executive) from Willis Towers Watson and Willis Towers Watson also provides consulting and other services to Oncor’s human resources department.

Market Data

While we try to ensure that the greater part of an executive officer’s compensation is directly linked to the executive’s individual performance and Oncor’s financial and operational performance, we also seek to set our executive compensation program in a manner that is competitive with that of our peer group and industry compensation survey data in order to promote retention of key personnel and to attract high-performing executives from outside our company.

2014 Survey

In the second and third quarters of 2014, the O&C Committee assessed executive severance, change in control policies and retention incentives for our executives against a Willis Towers Watson analysis of our practices as compared to the general electric utility industry, which also included a narrower executive compensation peer group used by Willis Towers Watson in previous executive compensation analyses provided to the O&C Committee. This peer group consisted of the following transmission/distribution industry companies and fully integrated utilities:

American Electric Power Co., Inc.	El Paso Electric Co.	OGE Energy Corp

CenterPoint Energy, Inc.	IdaCorp, Inc.	Pepco Holdings Inc.

Cleco Corp.	ITC Holdings Corp.	Portland General Electric Co.

Consolidated Edison, Inc.	Northeast Utilities	TECO Energy, Inc.

We include both transmission/distribution utility companies as well as fully integrated utility companies in our peer group because we compete with both for qualified executive personnel.

In the fourth quarter of 2014, the O&C Committee assessed total compensation of our executives against a number of companies in the transmission/distribution industry and fully integrated utilities using both survey data and peer group comparisons. For purposes of the 2014 assessment, PricewaterhouseCoopers completed a competitive market analysis of executive compensation for the O&C Committee in October 2014. This analysis involved a review of U.S. energy utility industry compensation survey data using our projected 2014 annual revenues. The survey data was compared to our executive compensation elements targeted at both the 50th and 75th percentiles with respect to base salary, target cash annual incentives, and long-term incentives, and the resulting target total cash compensation (base salary and target cash annual incentives) and total direct compensation (base salary, target cash annual incentives and long-term incentives). The survey data was aged from the reporting date to January 1, 2015, using an annual rate of 3%, which was the projected average 2014 merit increase for executives based on the World at Work 2014 Salary Budget Survey.

In addition to the market data for utilities in the national marketplace, PricewaterhouseCoopers also provided publicly available data for a subset of these utilities, a peer group of transmission/distribution utility companies as well as fully integrated utility companies. That peer group included the 12 companies included in the Willis Towers Watson study discussed above, as well as two additional companies, Alliant Energy and Pinnacle West Capital Corp., which were added to the peer group as they are electric utility industry companies of similar size to Oncor. Oncor’s size, based on revenues, is at the 50th percentile of this peer group. PricewaterhouseCoopers provided information on total target direct compensation, base salary, annual incentive targets and long-term incentives with respect to the five highest paid executives at each of those companies, along with comparisons of each such executive to the comparable Oncor executive using regression analysis based on Oncor’s revenue size.

The O&C Committee considered both peer group data and the competitive market survey data, along with individual performance and responsibilities, when determining total direct executive compensation, as well as each element of total direct compensation (base salary, annual incentives and long-term incentives). The O&C Committee targeted total direct compensation, including target payouts under annual and long-term incentive awards, at approximately the 50th percentile of the competitive market survey group. The 2014 competitive market analysis indicated that aggregate target total direct compensation of our executives was generally below the 50th percentile of the competitive market survey group. As a result of its review of the PricewaterhouseCoopers studies and each executive’s individual performance and responsibilities, the O&C Committee increased the base salaries of all Named Executive Officers, including our CEO, effective November 26, 2014.

2015 Survey

In the fourth quarter of 2015, the O&C Committee assessed total compensation of our executives against a number of companies in the transmission/distribution industry and fully integrated utilities using both survey data and peer group comparisons. For purposes of the 2015 assessment, PricewaterhouseCoopers completed a competitive market analysis of executive compensation for the O&C Committee in October 2015. This analysis involved a review of U.S. energy utility industry compensation survey data using our projected 2015 annual revenues. The survey data was compared to our executive compensation elements targeted at both the 50th and 75th percentiles with respect to base salary, target cash annual incentives, and long-term incentives, and the resulting target total cash compensation (base salary and target cash annual incentives) and total direct compensation (base salary, target cash annual incentives and long-term incentives). The survey data was aged from the reporting date to January 1, 2016, using an annual rate of 3.0%, which is the projected increase factor for 2015 for officers and executives based on the World at Work 2015 Salary Budget Survey.

In addition to the market data for utilities in the national marketplace, PricewaterhouseCoopers also provided publicly available data for a subset of these utilities, a peer group of transmission/distribution utility companies as well as fully integrated utility companies. Oncor’s size, based on revenues, is slightly above the 50th percentile of this peer group. PricewaterhouseCoopers provided information on total target direct compensation, base salary, annual incentive targets and long-term incentives with respect to the five highest paid executives at each of those companies, along with comparisons of each such executive to the comparable Oncor executive using regression analysis based on Oncor’s revenue size. The primary peer group consisted of the same 14 companies used in PricewaterhouseCoopers’ fourth quarter 2014 study:

American Electric Power Co., Inc.	El Paso Electric Co.	OGE Energy Corp.

Alliant Energy	Eversource Energy (formerly Northeast Utilities)	Pepco Holdings, Inc.

CenterPoint Energy, Inc.	IdaCorp Inc.	Pinnacle West Capital Corp.

Cleco Corp.	ITC Holdings Corp.	Portland General Electric Co.

Consolidated Edison, Inc.		TECO Energy, Inc.

The O&C Committee considered both peer group data and the competitive market survey data, along with individual performance and responsibilities, when determining total direct executive compensation, as well as each element of total direct compensation (base salary, annual incentives and long-term incentives). The O&C Committee targeted total direct compensation, including target payouts under annual and long-term incentive awards, at approximately the 50th percentile of the competitive market survey group. The 2015 competitive market analysis indicated that aggregate target total direct compensation of our executives was generally below the 50th percentile of the competitive market survey group. As a result of its review of the PricewaterhouseCoopers studies and each executive’s individual performance and responsibilities, the O&C Committee increased the base salaries of all Named Executive Officers, including our CEO, effective November 26, 2015.

Compensation Elements

A significant portion of each executive officer’s compensation is variable, at-risk and directly linked to achieving company performance objectives set by the O&C Committee and the alignment with equity owner interests in order to achieve long-term success of our company. Other factors impacting compensation include individual performance, retention risk, and market compensation data. None of these other factors are assigned individual weights, but are considered together. The company has no policies or formula for allocating compensation among the various elements. The following is a description of the principal compensation components provided to our executives.

Base Salary

We believe that base salary should be commensurate with the scope and complexity of each executive’s position, the level of responsibility required, and demonstrated performance. We also believe that a competitive level of base salary is required to attract and retain qualified talent.

As part of its review of total direct compensation for our executive officers, the O&C Committee reviews and determines executive officers’ base salaries periodically as it deems appropriate. The periodic review includes the O&C Committee’s review of the most recent analysis of our executive compensation against competitive market data and comparison to our peer group. Our CEO also reviews this analysis, along with the performance and level of responsibility of each executive officer reporting to him, and makes recommendations to the O&C Committee regarding any salary changes for such executive officers. The O&C Committee may also approve salary increases as a result of an executive’s performance, promotion or a significant change in an executive’s responsibilities.

In October 2015, the O&C Committee engaged PricewaterhouseCoopers to, among other things, prepare a competitive market analysis of our executive compensation. As discussed above, the 2015 competitive market analysis indicated that aggregate target total direct compensation of our executives was generally below the 50th percentile of the competitive market survey group. As a result of this study and after considering individual performance and responsibilities, the O&C Committee increased the base salary of each of our Named Executive Officers, effective November 26, 2015, to bring those salaries closer to the 50th percentile of the competitive market for their respective offices.

Annual Base Salary for Named Executive Officers

The annual base salaries of Named Executive Officers at December 31, 2015 were as follows:

Name	Title	At December 31, 2015 (1)
Robert S. Shapard	Chief Executive	$859,000
David M. Davis	Senior Vice President and Chief Financial Officer	$458,000
Don J. Clevenger	Senior Vice President, Strategic Planning	$441,000
James A. Greer	Senior Vice President and Chief Operating Officer	$458,000
E. Allen Nye, Jr.	Senior Vice President, General Counsel & Secretary	$495,000

(1)	Annual base salaries were increased effective November 26, 2015 as follows: Mr. Shapard — increased from $803,000 to $859,000; Mr. Davis — increased from $428,000 to $458,000; Mr. Clevenger — increased from $412,000 to $441,000; Mr. Greer — increased from $428,000 to $458,000; and Mr. Nye — increased from $463,000 to $495,000.

Executive Annual Incentive Plan

The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan. The award targets under the plan are established on a company-wide basis and the O&C Committee seeks to set these targets at performance challenging levels. The O&C Committee determines annual target award percentages for executives based on an evaluation of the most recent competitive market analysis conducted by PricewaterhouseCoopers, its compensation consultant, and, with respect to executives other than our CEO, recommendations from our CEO. In making his recommendations to the O&C Committee regarding target award percentages, our CEO assesses the performance goals of each executive reporting to him against the goals of the executive’s business unit and function and reviews the competitive market analysis. Executive Annual Incentive Plan awards are based on a target payout, which are set as a percentage of a participant’s base salary and are based on the performance of Oncor and individual participant performance. The annual incentive target payout for each executive is set near the median of executives with similar responsibilities among our competitive market survey group and peer group.

The awards payable in any given plan year are determined based on (1) the target award levels of participants in the Executive Annual Incentive Plan, (2) achievement of a threshold, target or superior funding trigger, and (3) achievement of threshold, target or superior levels of any additional operational or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards, which we sometimes refer to as the operational funding percentage. The funding trigger described in (2) above is based on “EBITDA,” which means Oncor’s earnings before interest, taxes, depreciation and amortization, as determined by the O&C Committee. The O&C Committee has excluded from EBITDA securitization revenue and amortization of purchase accounting adjustments. EBITDA is used as the funding trigger because we believe it is an effective measure to assess profitability of the business. Based on the level of attainment of the funding trigger and the operational funding percentage, the O&C Committee determines an aggregate performance final funding percentage. This final funding percentage is then multiplied by each target award, and the resulting amount is then multiplied by any performance modifiers to determine a final award amount. The O&C Committee sets operational metrics, performance goals, target awards and individual performance modifiers in its discretion, and also has broad discretion to adjust funding percentages and individual awards.

Funding of incentive awards is based first on the achievement of stated EBITDA threshold, target or superior funding trigger levels set by the O&C Committee for that year. Incentives are only payable under the Executive Annual Incentive Plan in the event the threshold EBITDA is achieved. The level of EBITDA achieved is used to calculate a funding trigger percentage, as illustrated in the table below.

Funding Trigger Achieved	Funding Trigger Percentage
Actual EBITDA is less than threshold	0%
Actual EBITDA equals threshold	50%
Actual EBITDA is greater than threshold but less than or equal to target	Percentage equal to the percentage of the target EBITDA achieved
Actual EBITDA equals target	100%
Actual EBITDA is greater than target but less than or equal to superior	Percentage between 100%—150% equal to the percentage of the superior EBITDA achieved
Actual EBITDA equals or exceeds superior	150%

Assuming the EBIDTA threshold is met, an operational funding percentage is calculated based on achievement of the operational or other metrics set by the O&C Committee. For 2015, the O&C Committee established metrics based solely on operational targets because it believes that incentives should be based on achievement of operational goals. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers. The table below sets forth these operational metrics in further detail.

Operational Metric	Description	Purpose

Safety	Number of employee injuries using a Days Away, Restricted or Transfer (DART) system with a modifier for fatalities resulting from a safety violation	Promotes the health and welfare of our employees. Lowering the number of accidents also reduces our operating costs, which in turn contributes to lower rates for our customers.

Reliability	Non-storm System Average Interruption Duration Index (SAIDI), which measures the average number of minutes electric service is interrupted per customer in a year. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm, weather-normalized basis	Promotes our commitment to minimizing service interruptions to our customers, as the lower the SAIDI level for the year, the greater the funding percentage under the Executive Annual Incentive Plan.

Operational Efficiency	Based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis	Promotes lower expenditures relative to customers served, which in turn contributes to lower rates for our customers.

Infrastructure Readiness	Measured by a metric based on capital expenditure per three year average kW peak; %; cumulative	Discourages exceeding the budget, as well as spending that is too far below the capital plan, as we believe expenditures to improve our facilities and other capital expenditures are important to maintaining the quality of and enhancing our services to our customers.

An operational funding percentage is calculated based on the level of achievement of each operational metric. The O&C Committee determines the weighting of each of those metrics within the operational funding percentage and the threshold, target and superior levels of each metric. As with the EBITDA funding trigger each operational metric must meet a threshold level in order to provide any funding for that metric. Meeting the threshold amount results in 50% of the available funding for that metric, with target and superior levels resulting in 100% and 150%, respectively, of the available funding for that metric. Once threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the target achieved (up to 150% for achievement of the superior performance level).

Once an operational funding percentage is calculated, the final funding percentage is determined in accordance with the table below.

Achieved Funding Trigger Performance	Final Funding Percentage
Actual EBITDA is less than threshold	0%

Actual EBITDA equals threshold	50%

Actual EBITDA is greater than threshold but less than or equal to target	Lesser of the funding trigger percentage or the operational funding percentage

Actual EBITDA is greater than target	Funding trigger percentage multiplied by the operational funding percentage, up to a payout percentage not exceeding the funding trigger percentage.

For 2015, our EBITDA for purposes of the Executive Annual Incentive Plan met the threshold EBITDA, met the target EBITDA, and did not meet the superior EBITDA, resulting in an EBITDA funding percentage of 100.5%. Our operational funding percentage was 122.4%. As a result, the final funding percentage was calculated using the funding trigger percentage multiplied by the operational funding percentage, up to a payout percentage not exceeding the funding trigger percentage, resulting in a final funding percentage of 100.5%.

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, an individual performance modifier is then multiplied by the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO). Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency and infrastructure readiness metrics discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. The CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) do not assign these factors individual weights, but considered them together. Each executive officer’s individual performance modifier is set by the O&C Committee within a range determined in its discretion. For 2015 plan year awards, the O&C Committee set this range at plus fifty percent (+50%) to minus fifty percent (-50%). In October 2015, in recognition of individual and company performance, and the additional time commitments and responsibilities required of them in 2015, particularly with respect to strategy development and matters relating to the EFH Acquisition and related application for regulatory approval (see Note 2 to Interim Financial Statements), the O&C Committee approved individual modifiers to the Named Executive Officers’ 2015 awards in the amounts of 140% for Messrs. Shapard, Davis and Nye and 120% for Messrs. Clevenger and Greer.

The following table provides a summary of the 2015 targets and actual awards for each Named Executive Officer. All awards under the Executive Annual Incentive Plan are made in the form of lump sum cash payments to participants by March 15 of the year following the plan year to which the award relates.

2015 Annual Incentives (Payable in 2016) for Named Executive Officers

Name	Target Payout Opportunity (% of Salary)	Target Award ($ Value)	Actual Award ($)	Actual Award (% of Target)
Robert S. Shapard	75%	$605,750	$852,288	140.7%
David M. Davis	55%	$236,775	$333,142	140.7%
Don J. Clevenger	55%	$227,929	$274,882	120.6%
James A. Greer	55%	$236,775	$285,550	120.6%
E. Allen Nye, Jr.	55%	$256,117	$360,355	140.7%

For more detailed information on terms of the Executive Annual Incentive Plan, including the calculation of the 2015 EBITDA funding percentage and the operational funding percentage, the 2015 operational funding triggers and the actual performance levels achieved, see the narrative that follows the Grants of Plan- Based Awards — 2015 table.

Retention Agreements

In February 2013, the O&C Committee approved our entrance into a retention agreement with Mr. Nye. As our Senior Vice President, General Counsel and Secretary, Mr. Nye is responsible for overseeing all of Oncor’s legal, regulatory and legislative efforts. In approving the agreement, the O&C Committee considered Mr. Nye’s demonstrated leadership qualities, his ongoing contributions to the Company’s success, the potential retention risk and the extent of disruption likely to be caused by unplanned attrition. The agreement provided for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. In January 2015, Mr. Nye received this retention payment. In February 2015, the O&C Committee approved our entrance into a new retention agreement with Mr. Nye. The agreement is identical to his previous retention agreement, except that it provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2016. The O&C Committee approved our entrance into each of the retention agreements to reinforce and encourage Mr. Nye’s continued dedication to us as a member of the executive management team and to assure that we will retain his services to achieve our retention objectives.

Long-Term Incentives

Our long-term incentive program currently consists of the Equity Interests Plan and the Long-Term Incentive Plan. The Long-Term Incentive Plan was adopted effective as of January 1, 2013, as a replacement long-term incentive program to the Stock Appreciation Rights Plan (SARs Plan). The purpose of our long-term incentive program is to promote the long-term financial interests and growth of Oncor by attracting and retaining management and other personnel and key service providers. Our long-term incentive program was developed to enable us to be competitive in our compensation practices and because we believe that equity ownership in Oncor under the Equity Interests Plan and the opportunity to benefit from positive long-term performance of the company under our plans motivate our management to work towards the long-term success of our business and align management’s interests with those of our equity holders. In addition, we believe that certain employment-related conditions and the multi-year time periods of these programs, as discussed in more detail below, provide significant retentive value to us.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

In November 2008 and August 2011, pursuant to the terms of the Equity Interests Plan, our board of directors offered certain officers and key employees the opportunity to invest in Investment LLC and purchase Class B Interests in Investment LLC for the fair market value of Class B Interests on such date, as determined by our board of directors (collectively, the Management Investment Opportunity). In addition to the opportunity to purchase Class B Interests in Investment LLC, such officers and key employees also received an amount of SARs based on the aggregate amount invested. SARs received in connection with the Management Investment Opportunity were subject to the terms of the SARs Plan, and were all exercised in 2012 as discussed under “— Stock Appreciation Rights Settlement” below. Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. Any Class B Interests purchased by an executive officer using funds in his or her Salary Deferral Program account are held of record by the Salary Deferral Program for the benefit of such officer.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, see “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreements with Management and Directors.”

Pursuant to its limited liability company agreement, Investment LLC must at all times ensure that for each outstanding Class B Interest it issues, Investment LLC holds a corresponding number of units of Oncor’s equity interests. As a result, any future issuances under the Equity Interests Plan will require Investment LLC to purchase from Oncor Holdings additional equity interests of Oncor. Investment LLC has entered into a revolving stock purchase agreement with Oncor Holdings pursuant to which Investment LLC may purchase units of Oncor’s equity interests held by Oncor Holdings in the event Investment LLC proposes to issue additional Class B Interests pursuant to the Equity Interests Plan. However, the aggregate number of equity interests sold by Oncor Holdings pursuant to the revolving stock purchase agreement cannot result in Oncor Holdings owning less than 80% of Oncor’s outstanding equity interests, or 508,000,000 units. At December 1, 2016, Investment LLC may purchase from Oncor Holdings up to an additional 191,492 units of Oncor and issue up to a corresponding number of Class B Interests.

For a more detailed description of the Equity Interests Plan and the Management Investment Opportunity, refer to the narrative that follows the Grants of Plan-Based Awards — 2015 table.

Long-Term Incentive Plan

In 2013, our board of directors adopted the Long-Term Incentive Plan as a replacement long-term incentive program to the SARs Plan. The Long-Term Incentive Plan encourages retention of executive officers and key employees by stipulating performance periods of generally 36 months. We also believe that these multi-year performance periods encourage participants to strive for the long-term, sustained success of the company. The nature of the performance targets also ensures that participants strive towards both financial and operational goals.

Our board of directors delegated administration of the Long-Term Incentive Plan to the O&C Committee. Our executive officers and any other key employees of the company or its subsidiaries designated by the O&C Committee are eligible to participate. The plan provides for cash awards to be paid after completion of a performance period based on achievement of certain stated performance goals. A performance period under the Long-Term Incentive Plan is the 36 month period beginning each January 1, unless otherwise determined by the O&C Committee in its sole discretion. The participants for each performance period shall be determined by the O&C Committee not later than the 90th day after commencement of the performance period. Performance goals consist of one or more specific performance objectives established by the O&C Committee in its discretion within the first 90 days of the commencement of the applicable performance period. Performance goals may be designated with respect to the company as a whole or one or more operating units, and may also be determined on an absolute basis or relative to internal goals, or relative to levels attained in prior years, or relative to other companies or indices, or as ratios expressing relationships between two or more performance goals. For 2015 grants, the O&C Committee set the performance targets on a company-wide basis and at levels it believes are performance challenging. The long-term incentive target payout for each executive is set near the median of executives with similar responsibilities among our competitive market survey group.

The O&C Committee determined that the performance goals used for the Long-Term Incentive Plan awards granted in 2015 would consist of a financial trigger and operational metrics. The funding of the 2015 Long-Term Incentive Plan award is contingent first upon Oncor achieving a cumulative threshold net income level for the three year period. If Oncor fails to achieve the stated net income level for the performance period, no award is payable. For awards granted in 2015 or later, the funding trigger percentage for a performance period equals 50% if the threshold level is met, 100% if target level is met, or 150% if the superior level is met or exceeded. For awards granted in 2013 and 2014, there is no superior funding trigger level. The applicable percentage for performance between threshold and target performance levels, and the target and superior performance levels are determined on a straight line interpolation basis. Once a funding trigger percentage is determined, an operational goal percentage is determined based on Oncor’s satisfaction of four operational metrics. The operational goals used for the Long-Term Incentive Plan awards mirror the operational metrics used for awards under the Executive Annual Incentive Plan. These goals relate to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system with a modifier for fatalities as a result of a safety violation, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis, and (4) an infrastructure readiness metric based on the capital expenditure per three year average kW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers. For additional discussion on the purposes of the operational metrics, see the table and discussion of the Operational Metrics in “Compensation Elements — Executive Annual Incentive Plan.”

The O&C Committee set the threshold, target and superior levels for each operational metric. The achievement of those levels results in funding for a specific metric of 50%, 100% and 150%, respectively. Once the threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the target achieved. Based on the weighting for each operational metric, an aggregate weighted average of operational goal percentage is determined.

For awards granted in 2013 and 2014 (payable in 2016 and 2017, respectively), the amount of each Long-Term Incentive Plan award is determined based on the product of (i) the funding trigger percentage, multiplied by (ii) the weighted average of stated operational goal percentages, multiplied by (iii) the target opportunity dollar amount stated in each individual award.

In March 2015, the O&C Committee revised the long-term incentive plan form award agreement. The revised award agreement, which was used for grants made in 2015, provides that the final funding percentage for long-term incentive awards is calculated using the funding trigger percentage and weighted operational goal percentage, as set forth in the table below.

Long-Term Incentive Plan Final Funding Percentage Calculation – Grants made in 2015 and later
Achieved Funding Trigger Performance	Final Funding Percentage
Actual funding trigger is less than threshold	0%

Actual funding trigger equals threshold	50%

Actual funding trigger is greater than threshold but less than or equal to target	Lesser of the funding trigger percentage or the weighted operational goal percentage

Actual funding trigger is greater than target	Funding trigger percentage multiplied by the weighted operational goal percentage, up to a payout percentage not exceeding the funding trigger percentage.

The amount of each Long-Term Incentive Plan award granted in 2015 or later is then determined based on the product of the final funding percentage, multiplied by the target opportunity dollar amount stated in each individual award letter.

The plan also gives the O&C Committee the discretion to adjust long-term awards to prevent unintended dilution or enlargement as a result of certain extraordinary events. For each performance goal, the O&C Committee may set threshold, target and superior levels of attainment and the manner of calculating the award amounts at each level (such as a specified dollar amount or a percentage or multiple of base salary). However, the Long-Term Incentive Plan provides that the maximum award payable for a performance period shall not exceed 150% of the target award.

The following table provides a summary of the targets awards granted to each Named Executive Officer in 2015. All awards under the Long Term Incentive Plan are to be made in the form of lump sum cash payments to participants on or before April of the year following the last year of the performance period. For target awards granted in 2015, awards are payable on or before April 1, 2018.

2015 Target Long-Term Incentive Award Grants (Payable in 2018) for Named Executive Officers

Name	Target Award ($ Value)
Robert S. Shapard	$2,209,856
David M. Davis	$630,016
Don J. Clevenger	$606,464
James A. Greer	$630,016
E. Allen Nye, Jr.	$681,536

In February 2016, the O&C Committee certified the level of attainment of performance goals established for long-term incentive awards granted in 2013 with a performance period that ended on December 31, 2015. Pursuant to the terms of the 2013 awards, the amount of each award was determined based on the product of (i) the funding trigger percentage, multiplied by (ii) the weighted average of stated operational goal percentages, multiplied by (iii) the target opportunity dollar amount stated in each individual award. The O&C Committee certified a funding trigger percentage of 100% and an operational goal percentage of 114.8%, resulting in long-term incentive awards as set forth below for the Named Executive Officers.

2013-2015 Performance Period Long-Term Incentive Awards (Payable in 2016) for Named Executive Officers

Name	Actual Award ($ Value)
Robert S. Shapard	$2,211,507
David M. Davis	$633,696
Don J. Clevenger	$616,797
James A. Greer	$633,696
E. Allen Nye, Jr.	$718,189

In accordance with the terms of the plan, these amounts have been paid to such officers prior to April 1, 2016.

For a more detailed description of the Long-Term Incentive Plan, the net income funding trigger, the performance metrics and the actual performance levels achieved for the 2013-2015 performance period, refer to the narrative that follows the Grants of Plan-Based Awards — 2015 table.

Stock Appreciation Rights Settlement

The O&C Committee adopted and implemented the SARs Plan in 2008. Between 2008 and 2011, the O&C Committee awarded SARs pursuant to the SARs Plan to certain employees of Oncor, including the Named Executive Officers. In 2012, all participants in the SARs Plan participated in an early exercise of all outstanding SARs issued under the SARs Plan (SARs Exercise Opportunity). As a result, all outstanding SARs under the SARs Plan were exercised and have been settled with participants, other than the accrual of interest on all dividends declared as of October 31, 2012 with respect to the SARs at the ten-year Treasury constant maturity rate increased by 100 basis points, as determined by Oncor and adjusted semi-annually, and no further dividend accruals. As a result of the SARs Exercise Opportunity, we began to accrue interest for the Named Executive Officers on the following amounts of dividends: Mr. Shapard, $5,104,820; Mr. Davis, $816,771; Mr. Clevenger, $816,771, Mr. Greer, $1,061,802; and Mr. Nye, $250,649. The dividends and interest are payable when dividends would become payable under the SARs Plan, which is generally upon a participant’s death, disability, separation from service, unforeseeable emergency, or a change in control, each as defined by section 409A of the Internal Revenue Code of 1986, as amended (Code).

The SARs Plan remains in effect solely with respect to the payout of interest on existing dividend amounts. The O&C Committee does not plan to issue any additional SARs under the SARs Plan. The Long-Term Incentive Plan was developed to replace the SARs Plan as the primary long-term incentive component of executive compensation.

Deferred Compensation and Retirement Plans

Our executive compensation package includes the ability to participate in the Salary Deferral Program, the thrift plan, the Oncor Retirement Plan and the Supplemental Retirement Plan and for executives hired before January 1, 2002, subsidized retiree health care coverage. We believe that these programs, which are common among companies in the utility industry, are important to attract and retain qualified executives.

Salary Deferral Program

Oncor executive officers are eligible to participate in a Salary Deferral Program that allows employees to defer a portion of their salary and annual incentive award and to receive a matching award based on their salary deferrals. Executives can currently defer up to 50% of their base salary and up to 85% of any annual incentive award. At the executive officer’s option the deferral period can be set for seven years, until retirement or a combination of both. Oncor generally matches 100% of deferrals up to 8% of salary deferred under the program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program). The program encourages employee retention as, generally, participants who terminate their employment with us prior to the seven year vesting period forfeit our matching contribution to the program.

In February 2015, our board of directors approved an amendment to the Salary Deferral Program that allows Oncor, at the direction of the O&C Committee, to make additional discretionary contributions into a Salary Deferral Program participant’s account. The amendment provides that the amount and vesting parameters of any such discretionary contribution shall be determined by the O&C Committee. In February 2015, in connection with the Salary Deferral Program amendment, the O&C Committee approved a discretionary contribution into the Salary Deferral Program account of Mr. Shapard, our CEO, in order to correct a company administrative error that resulted in Mr. Shapard not being enrolled in the thrift plan for approximately two years, from 2007-2009. To compensate for this administrative error, the O&C Committee approved our payment of a discretionary contribution to Mr. Shapard’s Salary Deferral Program account in the amount of $93,060. The contribution is fully vested in his account as of the date made, and the contribution is eligible for distribution to Mr. Shapard upon his retirement, as defined under the Salary Deferral Program.

Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. The Salary Deferral Program is the record holder of Class B Interests purchased by executives using funds in their Salary Deferral Program accounts.

Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program.

Thrift Plan

All eligible employees of Oncor may contribute a portion of their regular salary or wages to the thrift plan and Oncor matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to the first 6% of the employee’s salary for employees covered under the traditional defined benefit component of the Oncor Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s salary for employees covered under the cash balance component of the Oncor Retirement Plan. All matching contributions are invested in thrift plan investments as directed by the participant and are immediately vested. During 2014, Oncor employees participated in a thrift plan sponsored by EFH Corp., but Oncor, as a participating employer in such plan, was directly responsible for the costs of any matching awards, premiums and other payments relating to Oncor employees pursuant to these programs. Effective January 1, 2015, all Oncor employees were transferred from the EFH Corp.-sponsored thrift plan to an Oncor-sponsored thrift plan (Oncor Thrift Plan). Oncor’s matching contributions are the same under the Oncor Thrift Plan as they were under the EFH Corp.-sponsored thrift plan at the time of the transfer. As a result of the creation of the Oncor Thrift Plan, Oncor employees no longer participate in the EFH Corp.-sponsored thrift plan.

Retirement Plan

All Oncor employees are eligible to participate in the Oncor Retirement Plan, which is qualified under applicable provisions of the Code. The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, the defined benefit plan changed from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program component or transition to the cash balance component. Messrs. Davis and Greer elected to remain in the traditional program. All employees employed after January 1, 2002 are eligible to participate only in the cash balance component. As a result, Messrs. Shapard, Clevenger and Nye are covered only under the cash balance component. For a more detailed description of the Oncor Retirement Plan, refer to the narrative that follows the Pension Benefits table.

Supplemental Retirement Plan

Oncor executives participate in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	Would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	Include Executive Annual Incentive Plan awards in the definition of earnings (for participants in the traditional program component only), and/or

•	Oncor is obligated to pay under contractual arrangements.

For a more detailed description of the Supplemental Retirement Plan, please refer to the narrative that follows the Pension Benefits table below.

Retiree Health Care

Employees hired by Oncor (or EFH Corp’s predecessor) prior to January 1, 2002 are generally entitled to receive an employer-paid subsidy for retiree health care coverage upon their retirement from Oncor. As such, Messrs. Davis and Greer will be entitled to receive a subsidy from Oncor for retiree health care coverage upon their retirement from Oncor. Messrs. Shapard, Clevenger and Nye were hired after January 1, 2002 and are not eligible for the employer subsidy.

Perquisites and Other Benefits

Perquisites provided to our executive officers are intended to serve as part of a competitive total compensation program and to enhance our executives’ ability to conduct company business. These benefits include financial planning, a preventive physical health exam, and reimbursements for certain business-related country club and/or luncheon club membership costs. For a more detailed description of the perquisites, refer to Footnote 4 in the Summary Compensation Table below.

The following is a summary of benefits offered to our executive officers that are not available to all employees:

Executive Financial Planning: All executive officers are eligible to receive executive financial planning services. These services are intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executives. Furthermore, these services help ensure greater accuracy and compliance with individual tax regulations.

Executive Physical Health Exam: All executive officers are also eligible to receive an annual physical examination. We recognize the importance of the health of our senior management team and the vital leadership role they play in directing and operating the company. The executive officers are important assets of the company and this benefit is designed to help ensure their health and long-term ability to serve our equity holders.

Country Club/Luncheon Club Membership: Certain executive officers are entitled to reimbursement of country club or luncheon club memberships if the company determines that a business need exists for such executive’s memberships, as such clubs provide those officers with a setting for cultivating business relationships and interaction with key community leaders and officials.

Split-Dollar Life Insurance: Split-dollar life insurance policies were purchased for eligible executives of Oncor. The eligibility provisions of this program were modified in 2003 so that no new participants were added after December 31, 2003. Accordingly, none of our Named Executive Officers are eligible to participate in the Split-Dollar Life Insurance Program, although certain of our other executives are participants. The death benefits of participants’ insurance policies are equal to two, three or four times their annual Oncor Split-Dollar Life Insurance Program compensation, depending on their executive category. Individuals who first became eligible to participate in the Split-Dollar Life Insurance Program after October 15, 1996, vested in the insurance policies issued under the Split-Dollar Life Insurance Program over a six-year period. Oncor pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, Oncor will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. In 2007, the Split-Dollar Life Insurance Program was amended to freeze the death benefits at the then current level.

Spouse Travel Expenses: From time to time we pay for an executive officer’s spouse to travel with the executive officer when taking a business trip, if their presence contributes to the business purpose.

In addition to the benefits described above, Oncor offers its executive officers the ability to participate in benefit plans for medical, dental and vision insurance, group term life insurance and accidental death and disability, which are generally made available to all employees at the company.

Individual Named Executive Officers Compensation

As of December 31, 2015, Oncor had not entered into employment agreements with any of the Named Executive Officers. As described above under “— Compensation — Retention Agreements,” Oncor entered into a retention agreement with Mr. Nye providing for the payment of a one-time cash retention bonus if certain conditions are satisfied. In October 2016, we entered into an employment agreement with Mr. Nye that provides that he will serve as our Chief Executive Officer effective upon the consummation of the transactions contemplated by the NEE Merger Agreement. See “Chief Executive Retirement and Transition” in the narrative following the Potential Payments upon Termination or Change in Control tables for information regarding the employment agreement.

CEO Compensation

Robert S. Shapard

The following is a summary of Mr. Shapard’s individual compensation for 2015.

Base Salary: Mr. Shapard’s base salary as CEO was increased from $803,000 to $859,000 effective November 26, 2015.

Annual Incentive: In 2016, the O&C Committee awarded Mr. Shapard $852.288 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2015 performance as well as the O&C Committee’s review of Mr. Shapard’s overall leadership of the company in 2015. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards – 2015 table and related narrative.

Long-Term Incentives: In 2015, Mr. Shapard was granted a Long-Term Incentive Plan target award of $2,209,856 for the performance period of January 1, 2015 through December 31, 2017. Actual awards will be based on the Company’s achievement of approved performance goals and are payable on or before April 1, 2018. In February 2016, the O&C Committee certified the results of performance goals for Long-Term Incentive Plan awards granted in 2013 for the January 1, 2013 – December 31, 2015 performance period. Mr. Shapard’s Long-Term Incentive Plan award for the 2013-2015 performance period is $2,211,507 and was paid on or before April 1, 2016. See “— Compensation Elements — Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2015 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Salary Deferral Program Discretionary Contribution: In February 2015, the O&C Committee approved a discretionary contribution into the Salary Deferral Program account of Mr. Shapard, our CEO, in order to correct a company administrative error that resulted in Mr. Shapard not being enrolled in the thrift plan for approximately two years, from 2007-2009. To compensate for this administrative error, the O&C Committee approved our payment of a discretionary contribution to Mr. Shapard’s Salary Deferral Program account in the amount of $93,060. The contribution is fully vested in his account as of the date made, and the contribution is eligible for distribution to Mr. Shapard upon his retirement, as defined under the Salary Deferral Program. Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program.

Compensation of Other Named Executive Officers

David M. Davis

The following is a summary of Mr. Davis’s individual compensation for 2015.

Base Salary: Mr. Davis’ base salary as Senior Vice President and Chief Financial Officer was increased from $428,000 to $458,000 effective November 26, 2015.

Annual Incentive: In 2016, the O&C Committee awarded Mr. Davis $333,142 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2015 performance, as well as Mr. Davis’s individual performance in 2015. Specifically, the O&C Committee and the CEO considered his management of the company’s financial systems, operations and initiatives, including the maintenance of planning, budgeting, accounting, and treasury functions and his management of the liquidity of Oncor’s maintenance and construction programs. For more detailed information on the calculation of Executive Annual Incentive Awards, see “—Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan — Based Awards — 2015 table and related narrative.

Long-Term Incentives: In 2015, Mr. Davis was granted a Long-Term Incentive Plan target award of $630,016 for the performance period of January 1, 2015 through December 31, 2017. Actual awards will be based on the Company’s achievement of approved performance goals and are payable on or before April 1, 2018. In February 2016, the O&C Committee certified the results of performance goals for Long-Term Incentive Plan awards granted in 2013 for the January 1, 2013 — December 31, 2015 performance period. Mr. Davis’s Long-Term Incentive Plan award for the 2013-2015 performance period is $633,696 and was paid on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2015 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Don J. Clevenger

The following is a summary of Mr. Clevenger’s individual compensation for 2015.

Base Salary: Mr. Clevenger’s base salary as Senior Vice President, Strategic Planning, was increased from $412,000 to $441,000 effective November 26, 2015.

Annual Incentive: In 2016, the O&C Committee awarded Mr. Clevenger $274,882 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2015 performance, as well as Mr. Clevenger’s individual performance in 2015. Specifically, the O&C Committee and the CEO evaluated his performance overseeing the development of strategies, policies and plans for optimizing the value and performance of our electric delivery systems and related assets. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan- Based Awards — 2015 table and related narrative.

Long-Term Incentives: In 2015, Mr. Clevenger was granted a Long-Term Incentive Plan target award of $606,464 for the performance period of January 1, 2015 through December 31, 2017. Actual awards will be based on the Company’s achievement of approved performance goals and are payable on or before April 1, 2018. In February 2016, the O&C Committee certified the results of performance goals for Long-Term Incentive Plan awards granted in 2013 for the January 1, 2013 – December 31, 2015 performance period. Mr. Clevenger’s Long-Term Incentive Plan award for the 2013-2015 performance period is $616,797 and was paid on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2015 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

James A. Greer

The following is a summary of Mr. Greer’s individual compensation for 2015.

Base Salary: Mr. Greer’s base salary as Senior Vice President and Chief Operating Officer was increased from $428,000 to $458,000 effective November 26, 2015.

Annual Incentive: In 2016, the O&C Committee awarded Mr. Greer $285,550 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2015 performance, as well as Mr. Greer’s individual performance in 2015 overseeing the complex operations of Oncor’s entire transmission and distribution system, one of the largest such systems in the country. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan — Based Awards — 2015 table and related narrative.

Long-Term Incentives: In 2015, Mr. Greer was granted a Long-Term Incentive Plan target award of $630,016 for the performance period of January 1, 2015 through December 31, 2017. Actual awards will be based on the Company’s achievement of approved performance goals and are payable on or before April 1, 2018. In February 2016, the O&C Committee certified the results of performance goals for Long-Term Incentive Plan awards granted in 2013 for the January 1, 2013 – December 31, 2015 performance period. Mr. Greer’s Long-Term Incentive Plan award for the 2013-2015 performance period is $633,696 and was paid on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2015 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

E. Allen Nye, Jr.

The following is a summary of Mr. Nye’s individual compensation for 2015.

Base Salary: Mr. Nye’s base salary as Senior Vice President and General Counsel was increased from $463,000 to $495,000 effective November 26, 2015.

Annual Incentive: In 2016, the O&C Committee awarded Mr. Nye $360,355 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2015 performance, as well as Mr. Nye’s individual performance in 2015 overseeing all legal, regulatory and governmental affairs matters affecting Oncor. For more detailed information on the calculation of Executive Annual Incentive Awards, see “— Compensation Elements — Executive Annual Incentive Plan” above and the Grants of Plan-Based Awards — 2015 table and related narrative.

Long-Term Incentives: In 2015, Mr. Nye was granted a Long-Term Incentive Plan target award of $681,536 for the performance period of January 1, 2015 through December 31, 2017. Actual awards will be based on the Company’s achievement of approved performance goals and are payable on or before April 1, 2018. In February 2016, the O&C Committee certified the results of performance goals for Long-Term Incentive Plan awards granted in 2013 for the January 1, 2013 – December 31, 2015 performance period. Mr. Nye’s Long-Term Incentive Plan award for the 2013-2015 performance period is $718,189 and was paid on or before April 1, 2016. See “— Long-Term Incentives — Long-Term Incentive Plan” above and the Grants of Plan Based Awards-2015 table and related narrative for additional information on the Long-Term Incentive Plan and target awards.

Retention Agreement: In January 2015, Mr. Nye received a retention payment of $300,000 pursuant to the terms of his retention agreement, dated as of February 12, 2013, with the Company. In February 2015, the O&C Committee approved our entrance into a new retention agreement with Mr. Nye. The agreement is identical to his previous retention agreement, except that it provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2016.

Contingent Payments

Change in Control Policy

Oncor makes available a change in control policy (the Change in Control Policy) for its eligible executives. The purpose of the Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They are terminated without cause, or resign for good reason.

The terms “change in control,” “without cause” and “good reason” are defined in the Change in Control Policy.

We believe these payments, to be triggered upon meeting the criteria above, provide incentive for executives to fully consider potential changes that are in the best interest of Oncor and our equity holders, even if such changes would result in the executives’ termination. We also believe it is important to have a competitive change in control program to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals.

On July 29, 2015, our board of directors amended and restated the Change in Control Policy effective as of August 1, 2015 to revise the definitions of good reason and change in control. Refer to the “Potential Payments upon Termination or Change in Control—Change in Control Policy” for detailed information about payments and benefits that our executive officers are eligible to receive under the Change in Control Policy.

Severance Plan

Oncor also makes available a Severance Plan (the Severance Plan) to provide certain benefits to eligible executives. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan, or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

We believe it is important to have a severance plan in place to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. Refer to the “Potential Payments upon Termination” for detailed information about payments and benefits that our executive officers are eligible to receive under the Severance Plan.

Accounting and Tax Considerations

Accounting Considerations

Based on accounting guidance for compensation arrangements, no compensation expense is recognized with respect to Class B Interests issued pursuant to the Management Investment Opportunity as the units were purchased by participants for fair value.

Under the SARs Plan and related 2012 SARs Exercise Opportunity, while the SARs were outstanding, amounts equal to dividends that are paid in respect of Oncor membership interests are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As payments under the dividend provision are not contingent upon a future liquidity event, the liability related to the declared dividends is accrued as vested. For accounting purposes, the liability is discounted based on an employee’s expected retirement date.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. Because we are a privately-held limited liability company, Section 162(m) will not limit the tax deductibility of any executive compensation for 2015.

The O&C Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Code.

The information contained herein under the heading “Organization and Compensation Committee Report” is not to be deemed to be “soliciting material” or “filed” with the SEC pursuant to Section 407(e)(5) of SEC Regulation S-K

Compensation Committee Interlocks and Insider Participation

Two of our O&C Committee members, Messrs. Ferguson and Zucchet, are not classified as independent directors under the standards set forth in the Limited Liability Company Agreement. Mr. Ferguson is a managing director of Goldman, Sachs, & Co., a member of the Sponsor Group, and also serves on the board of EFH Corp. and the board of managers of EFIH. Mr. Ferguson was appointed to our board of directors by Oncor Holdings at the direction of EFIH. Mr. Zucchet is employed by Borealis Infrastructure Management, Inc., a beneficial owner of Texas Transmission, and serves as an officer and director of Texas Transmission’s parent company. Mr. Zucchet was appointed to the board of directors by Texas Transmission. Until his resignation from our board of directors on January 22, 2015, Jeffrey Liaw also served as a member of the O&C Committee. Mr. Liaw was not classified as an independent director under the standards set forth in the Limited Liability Company Agreement. Mr. Liaw is a former principal of TPG, a member of the Sponsor Group, and a manager of Texas Energy Future Capital Holdings LLC, the sole general partner of Texas Holdings. Mr. Liaw was appointed to the board of directors by Oncor Holdings, which is a subsidiary of EFH Corp. Mr. Liaw also served as a member of the EFH Corp. board of directors until December 31, 2012. For a description of the ability of Oncor Holdings and Texas Transmission to appoint directors, see “Directors, Executive Officers and Corporate Governance — Director — Director Appointments.” For a description of Oncor related-party transactions involving the Sponsor Group, EFH Corp. and Texas Transmission, see “Certain Relationships and Related Transactions, and Director Independence.”

No member of the O&C Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers and the board of directors or compensation committee of any other company.

Summary Compensation Table

The following table provides information, for the fiscal years ended December 31, 2015, 2014, and 2013 regarding the aggregate compensation paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert S. Shapard
Chief Executive	2015	$807,667	—		$3,063,795	$84,332	$367,151	$4,322,945
	2014	$754,417	—		$667,091	$179,472	$307,697	$1,908,677
	2013	$704,167	—		$542,913	$120,683	$246,888	$1,614,651

David M. Davis
Senior Vice President and Chief Financial Officer	2015	$430,500	—		$966,838	$262,772	$87,522	$1,747,632
	2014	$402,333	—		$260,892	$675,230	$96,483	$1,434,938
	2013	$377,083	—		$195,534	$71,223	$79,560	$723,400

Don J. Clevenger
Senior Vice President, Strategic Planning	2015	$414,417	—		$891,679	$6,993	$88,521	$1,401,610
	2014	$387,250	—		$251,112	$70,374	$93,437	$802,173
	2013	$366,667	—		$190,115	$36,935	$82,265	$675,982

James A. Greer
Senior Vice President and Chief Operating Officer	2015	$430,500	—		$919,246	$335,217	$92,388	$1,777,351
	2014	$402,333	—		$260,892	$905,363	$99,681	$1,668,269
	2013	$372,917	—		$193,393	$145,722	$87,299	$799,331

E. Allen Nye, Jr.
Senior Vice President, General Counsel and Secretary	2015	$465,667	—		$1,078,544	$30,255	$84,984	$1,659,450
	2014	$446,500	$300,000	(4)	$289,533	$45,338	$80,591	$1,161,962
	2013	$426,667	—		$221,213	$29,437	$74,566	$751,883

(1)	Amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the executive in the respective year and represent amounts related to awards for such years pursuant to the Executive Annual Incentive Plan and the Long-Term Incentive Plan. Awards under the Executive Annual Incentive Plan for any given year are paid in March of the following year. Awards under the Long-Term Incentive Plan are paid on or before April 1 following a 36 month performance period. Long-Term Incentive Plan amounts in this column represent awards paid in 2016 that were earned by the executive for the 2013-2015 performance period.
(2)	Amounts reported under this column reflect the aggregate change in actuarial value at December 31 of the specified year as compared to December 31 of the previous year of each executive’s accumulated benefits under the Oncor Retirement Plan and the Supplemental Retirement Plan. In 2015, changes in the discount rate and mortality table used to calculate actuarial value resulted in reduced actuarial values, most significantly for participants in the traditional defined benefit component of the Oncor Retirement Plan. With respect to the Oncor Retirement Plan, Messrs. Davis and Greer are covered under the traditional defined benefit component and Messrs. Shapard, Clevenger and Nye are covered under the cash balance component. There are no above-market or preferential earnings for nonqualified deferred compensation. For a more detailed description of these plans and the calculation of actuarial value, see “— Compensation Discussion and Analysis — Compensation Elements — Deferred Compensation and Retirement Plans” and the narrative that follows the Pension Benefits table below.
(3)	Amounts reported as “All Other Compensation” for 2015 are attributable to the executive’s receipt of compensation as described in the following table.
(4)	In February 2013, Mr. Nye entered into a retention agreement with Oncor that provides for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2014. Pursuant to the terms of the agreement, Mr. Nye was paid $300,000 in January 2015. For more information on this retention agreement, see “Compensation Discussion and Analysis — Individual Named Executive Officers Compensation — Compensation of Other Named Executive Officers — E. Allen Nye, Jr.”.

2015 All Other Compensation Components for Named Executive Officers

Name	Thrift Plan Company Match ($)	Salary Deferral Program Company Match ($)(1)	SARs Plan Settlement Dividend Interest Accruals ($)(2)	Perquisites ($)(3)	Total ($)
Robert S. Shapard	$15,900	$157,673	$161,738	$31,840	$367,151
David M. Davis	$11,925	$34,440	$25,878	$15,279	$87,522
Don J. Clevenger	$15,900	$33,153	$25,878	$13,590	$88,521
James A. Greer	$11,925	$34,440	$33,641	$12,382	$92,388
E. Allen Nye, Jr.	$15,824	$37,253	$7,941	$23,966	$84,984

(1)	Amounts represent company matching amounts under the Salary Deferral Program. Amounts reflected for Mr. Shapard include a fully vested discretionary contribution in the amount of $93,060 as directed by the O&C Committee in February 2015. Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program, the matching formula, and the discretionary contribution for Mr. Shapard.
(2)	As discussed under “Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Stock Appreciation Rights Settlement,” in connection with the SARs Exercise Opportunity participants agreed that no further dividends would accrue, but that interest would be paid on dividends declared on or before October 31, 2012 accrued at the ten-year Treasury constant maturity rate increased by 100 basis points, as determined by Oncor and adjusted semi-annually. Amounts in this column reflect such interest accruals in 2015.
(3)	Amounts reported under this column represent the aggregate amount of perquisites received by each Named Executive Officer. Those perquisites are detailed in the following table. Amounts reported below represent the actual cost to Oncor for the perquisites provided. For a discussion of the perquisites received by our executive officers, see “– Compensation Discussion and Analysis – Compensation Elements – Perquisites and Other Benefits.”

2015 Perquisites for Named Executive Officers

Name	Financial Planning ($)	Executive Physical ($)	Country Club and/or Luncheon Club Dues ($)	Spouse Travel ($)(1)	Other ($)(2)	Total ($)
Robert S. Shapard	$11,375	$3,409	$12,646	—	$4,410	$31,840
David M. Davis	$9,975	$2,581	$2,723	—	—	$15,279
Don J. Clevenger	—	$2,838	$10,752	—	—	$13,590
James A. Greer	$9,975	$2,407	—	—	—	$12,382
E. Allen Nye, Jr.	$9,975	$4,216	$9,775	—	—	$23,966

(1)	Amounts in this column represent spouse expenses for accompanying the Named Executive Officer on business travel.
(2)	Amounts in this column represent the cost of event tickets for personal entertainment.

Grants of Plan-Based Awards – 2015

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers under our Executive Annual Incentive Plan and Long-Term Incentive Plan during the fiscal year ended December 31, 2015.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Robert S. Shapard
Executive Annual Incentive Plan (1)	$302,875	$605,750	$908,625
Long-Term Incentive Plan — 2015 (2)	$1,104,928	$2,209,856	$3,314,784

David M. Davis
Executive Annual Incentive Plan (1)	$118,388	$236,775	$355,163
Long-Term Incentive Plan — 2015 (2)	$315,008	$630,016	$945,024

Don J. Clevenger
Executive Annual Incentive Plan (1)	$113,965	$227,929	$341,894
Long-Term Incentive Plan — 2015 (2)	$303,232	$606,464	$909,696

James A. Greer
Executive Annual Incentive Plan (1)	$118,388	$236,775	$355,163
Long-Term Incentive Plan — 2015 (2)	$315,008	$630,016	$945,024

E. Allen Nye, Jr.
Executive Annual Incentive Plan (1)	$128,059	$256,117	$384,176
Long-Term Incentive Plan — 2015 (2)	$340,768	$681,536	$1,022,304

(1)	The amounts reported reflect the threshold, target and maximum amounts available under the Executive Annual Incentive Plan. Threshold, target and maximum amounts were determined by the O&C Committee in March 2015 and final award payout amounts were determined by the O&C Committee in February 2016. The actual awards for the 2015 plan year were paid in March 2016 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The amounts reported reflect the threshold, target and maximum amounts available for award grants made in 2015 under the Long-Term Incentive Plan. Target amounts for each Named Executive Officer were determined by the O&C Committee in March 2015 and any final awards will be payable on or before April 1, 2018 based on achievement of performance goals for the 2015-2017 performance period, as discussed in more detail below under “— Long-Term Incentive Plan.” Actual awards for the performance period ending on December 31, 2015 were paid in March 2016 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual reward for the successful attainment of certain annual performance goals and business objectives that are established by the O&C Committee. Elected officers of the Company having a title of vice president or above and other specified key employees are eligible to participate in the Executive Annual Incentive Plan provided they are employed by us for a period of at least three full months during a January 1 to December 31 plan year. The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan. Participants who die, become disabled or retire during a plan year are eligible to receive prorated awards under the plan for that plan year provided they completed at least three full months of employment in such plan year. Any awards to executive officers are in the sole discretion of the O&C Committee, and such awards are prorated for the number of months in which the individual was employed by the company.

Funding for awards payable in any given plan year is determined based on a funding trigger based on Oncor’s EBITDA and any additional operational or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards. Based on the level of attainment of these EBITDA and operational metrics targets, the O&C Committee determines an aggregate final funding percentage. This final funding percentage is multiplied by target awards, which amount is then multiplied by individual performance modifiers to provide the final Executive Annual Incentive Plan award. Each step in the calculation process is described in more detail below

Step 1: EBITDA Achievement

Incentives are only payable under the Executive Annual Incentive Plan in the event the threshold EBITDA funding trigger is achieved. The level of EBITDA achieved is used to calculate a funding trigger percentage as illustrated in the table below.

Funding Trigger Achieved	Funding Trigger Percentage
Actual EBITDA is less than threshold	0%
Actual EBITDA equals threshold	50%
Actual EBITDA is greater than threshold but less than target	Lesser of the EBITDA funding percentage or the operational funding percentage
Actual EBITDA equals target	100%
Actual EBITDA is greater than target but less than superior	Lesser of the EBITDA funding percentage or the operational funding percentage
Actual EBITDA equals or is greater than superior	150%

For 2015, the EBITDA funding triggers (threshold, target and superior), actual results and funding trigger percentage under the Executive Annual Incentive Plan were as follows:

Name	Threshold ($ millions)(1)	Target ($ millions)(2)	Superior ($ millions)(3)	Actual Results ($ millions)	Funding Trigger Percentage(4)
EBITDA	$1,654	$1,838	$2,022	$1,840	100.5%

(1)	Achievement of the threshold EBITDA level results in a 50% funding percentage.
(2)	Achievement of the target EBITDA level results in a 100% funding percentage.
(3)	Achievement of the superior EBITDA level results in a 150% funding percentage.
(4)	Provided that the threshold has been met, the EBITDA funding percentage equals the percentage of target EBITDA achieved.

Step 2: Operational Achievement

If the threshold EBITDA funding trigger is achieved, then once the EBITDA funding percentage is determined, the operational or other metrics set by the O&C Committee are then applied to determine an operational funding percentage. For 2015, the O&C Committee only used operational metrics, which are set forth in the table below.

Additional Metric	Description
Safety	Number of employee injuries using a Days Away, Restricted or Transfer (DART) system with a modifier for fatalities resulting from a safety violation
Reliability	Non-storm System Average Interruption Duration Index (SAIDI), which measures the average number of minutes electric service is interrupted per customer in a year on a weather normalized basis
Operational Efficiency	Based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis
Infrastructure Readiness	Measured by a metric based on capital expenditure per three year average kW peak; %; cumulative

For further information on the operational metrics, see “Compensation Discussion and Analysis — Compensation Elements — Executive Annual Incentive Plan.”

The O&C Committee determines the weighting of each of those metrics within the final operational funding percentage. As with the EBITDA funding trigger, each operational metric must meet a threshold level in order to provide any funding for that metric. Meeting the threshold amount results in 50% of the available funding for that specific metric. The O&C Committee also sets target and superior levels for each operational metric, and achievement of those levels results in funding for a specific metric of 100% and 150%, respectively. Once threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the target achieved (up to 150%, for achievement of the superior performance level). For 2015, the weighting, actual results and operational funding percentages for the operational metrics under the Executive Annual Incentive Plan were as follows:

Goal	Weighting	Threshold(1)	Target(2)	Superior(3)	Actual Results	Operational Funding Percentage
Safety (measured in number of injuries per 200,000 hours)
DART	30%	0.83	0.71	0.56	0.56	45.0%
Reliability (measured in minutes)
Non-storm SAIDI	30%	103.00	97.00	85.00	96.3	30.9%
Operational Efficiency — O&M Cost Per Customer (measured in $ per customer)
O&M	30%	$183.34	$171.35	$159.35	$170.14	31.5%
Infrastructure Readiness
Capital expenditures per three year average kW peak	10%	97.0%, 105.0%	98.0%, 103.0%	99.00%, 101.5%	99.92%	15.0%
Total Operational Funding Percentage						122.4%

(1)	Achievement of the threshold operational metric level results in funding of 50% of the available funding percentage for that specific operational metric. Failure to achieve the threshold results in no funding for that specific operational metric.
(2)	Achievement of the target operational metric level results in funding of 100% of the available funding percentage for that specific operational metric.
(3)	Achievement above the superior operational metric level results in funding of up to 150% of the available funding percentage for that specific operational metric.

For 2015, achievement of operational metrics resulted in an operational funding percentage of 122.4%. The operational funding percentage can increase or decrease the final funding percentage, as described in more detail below.

Step 3: Determining Final Funding Percentage

After a funding trigger percentage and operational funding percentage are determined, a final funding percentage is calculated in accordance with the following table.

Achieved Funding Trigger Performance	Final Funding Percentage
Actual EBITDA is less than threshold	0%
Actual EBITDA equals threshold	50%
Actual EBITDA is greater than threshold but less than or equal to target	Lesser of the funding trigger percentage or the operational funding percentage
Actual EBITDA is greater than target	Funding trigger percentage multiplied by the operational funding percentage, up to a payout percentage not exceeding the funding trigger percentage.

For 2015, since actual EBITDA exceeded the target EBITDA, the final funding percentage was calculated using the funding trigger percentage multiplied by the operational funding percentage, up to a payout percentage not exceeding the funding trigger percentage, resulting in a final funding percentage of 100.5%.

Step 4: Final Award Determination

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of actual base salary. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) and may adjust an award upward or downward. The individual performance modifier is determined on a subjective basis. Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency metrics and infrastructure readiness discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. The CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO) do not assign these factors individual weights, but consider them together. The O&C Committee applied individual modifiers to 2015 Named Executive Officer awards in the amount of 140% for Messrs. Shapard, Davis and Nye and 120% for Messrs. Clevenger and Greer.

Long-Term Incentive Plan

Our board of directors adopted the Long-Term Incentive Plan effective January 1, 2013 and delegated administration of the Long-Term Incentive Plan to the O&C Committee. Our executive officers and any other key employees of the company or its subsidiaries designated by the O&C Committee are eligible to participate. The plan provides for cash awards to be paid after completion of a performance period based on achievement of certain stated performance goals. A performance period under the Long-Term Incentive Plan is the 36 month period beginning each January 1, unless otherwise determined by the O&C Committee in its sole discretion. The participants for each performance period shall be determined by the O&C Committee not later than the 90th day after commencement of the performance period. Performance goals consist of one or more specific performance objectives established by the O&C Committee in its discretion within the first 90 days of the commencement of the applicable performance period. Performance goals may be designated with respect to the company as a whole or one or more operating units, and may also be determined on an absolute basis or relative to internal goals, or relative to levels attained in prior years, or relative to other companies or indices, or as ratios expressing relationships between two or more performance goals.

The O&C Committee determined that the performance goals used for the Long-Term Incentive Plan awards granted in 2015 would consist of both a financial trigger and operational metrics, as set forth below.

2015—2017 Performance Period (awards granted in 2015, payable in 2018)
Funding Trigger	Threshold	Target	Superior
Net Income ($ millions; 2015-2017 cumulative)	$1,158.7	$1,363.2	$1,567.8

Performance Goals
Weighting	Performance Metric	Performance Goal
30%	Safety—Days Away, Restricted or Transfer (DART), cumulative; measured in number of injuries per 200,000 hours	Threshold	0.79
		Target	0.69
		Superior	0.54
30%	Reliability—measured by non-storm System Average Interruption Duration Index (SAIDI) in minutes on a weather normalized basis; cumulative	Threshold	304
		Target	286
		Superior	249
30%	Average operational efficiency—measured by operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) on a cost per customer basis	Threshold	$184.79
		Target	$172.70
		Superior	$160.61
10%	Infrastructure readiness—measured by a metric based on the capital expenditure per three year average kW peak; %; cumulative	Threshold	97.0, 105.0
		Target	98.0, 103.0
		Superior	99.0, 101.49

The funding of each Long-Term Incentive Plan award granted to date is contingent first upon Oncor achieving a cumulative threshold net income level for the three year period. If Oncor fails to achieve the stated net income level for the performance period, no award is payable. For Long-Term Incentive Plan awards granted in 2015 or after, the funding trigger percentage for a performance period equals 50% if the threshold level is met, 100% if target level is met, or 150% if the superior level is met or exceeded. (For awards granted in 2013 and 2014, however, there is no superior level funding trigger). The applicable percentage for performance between threshold and target performance levels, and the target and superior performance levels are determined on a straight line interpolation basis.

Once a funding trigger percentage is determined, an operational goal percentage is determined based on Oncor’s satisfaction of four operational metrics. The operational goals used for the Long-Term Incentive Plan awards mirror the operational metrics used for awards under the Executive Annual Incentive Plan. The table below sets forth the operational goals that the O&C Committee applied for 2015 grants.

Operational Goals	Description
Safety	Number of employee injuries using a Days Away, Restricted or Transfer (DART) system with a modifier for fatalities resulting from a safety violation

Reliability	Non-storm System Average Interruption Duration Index (SAIDI), which measures the average number of minutes electric service is interrupted per customer in a year on a weather normalized basis

Operational Efficiency	Based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis

Infrastructure Readiness	Measured by a metric based on capital expenditure per three year average kW peak; %; cumulative

For further information on the operational goals, which are identical to the operational metrics in the Executive Annual Incentive Plan, see “Compensation Discussion and Analysis — Compensation Elements — Executive Annual Incentive Plan.”

The O&C Committee sets the threshold, target and superior levels for each operational metric. The achievement of those levels results in funding for a specific metric of 50%, 100% and 150%, respectively. Once the threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the target achieved. Based on the weighting for each operational metric, an aggregate weighted average of operational goal percentage is determined.

The final funding percentage for long-term incentive awards is then calculated using the funding trigger percentage and weighted operational goal percentage, as set forth in the table below.

Long-Term Incentive Plan Final Funding Percentage Calculation – Grants made in 2015 and later
Achieved Performance	Final Funding Percentage
Actual funding trigger is less than threshold	0%

Actual funding trigger equals threshold	50%

Actual funding trigger is greater than threshold but less than or equal to target	Lesser of the funding trigger percentage or the weighted operational goal percentage

Actual funding trigger is greater than target	Funding trigger percentage multiplied by the weighted operational goal percentage, up to a payout percentage not exceeding the funding trigger percentage.

The amount of each Long-Term Incentive Plan award granted in 2015 or later is then determined based on the product of the final funding percentage, multiplied by the target opportunity dollar amount stated in each individual award. The O&C Committee amended the form of award agreement in March 2015 to apply this calculation to all Long-Term Incentive Plan awards granted in 2015 or later. For awards granted in 2013 and 2014, the form of award agreement provides that final awards are based on the product of (i) the funding trigger percentage, multiplied by (ii) the weighted average of stated operational goal percentages, multiplied by (iii) the target opportunity dollar amount stated in each individual award letter.

In February 2016, the O&C Committee certified the level of attainment of performance goals established for long-term incentive awards granted in 2013 with a performance period that ended on December 31, 2015. The performance goals achieved for the 2013-2015 performance goal period were certified by the O&C Committee as follows:

2013 -2015 Performance Period Results (awards granted in 2013, payable in 2016)
Funding Trigger	Threshold	Target	Actual	Achievement
Net Income ($ millions; 2013-2015 cumulative)	$1,069.0	$1,227.7	$1,320.3	100%

2013-2015 Performance Goals
Weighting	Performance Metric	Performance Goal		Actual	Achievement
30%	Safety—measured by Days Away, Restricted or Transfer (DART); cumulative	Threshold	0.92
		Target	0.83	0.59	45.0%
		Stretch	0.78

30%	Reliability—measured by non-storm System Average Interruption Duration Index (SAIDI) in minutes; cumulative	Threshold	300
		Target	279	294.4	19.0%
		Stretch	252

30%	Operational efficiency—measured by operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) on a cost per customer basis, $; average	Threshold	$176.24
		Target	$164.72	$160.24	35.8%
		Stretch	$153.18

10%	Operational efficiency—measured by an infrastructure readiness metric based on the capital expenditure per three year average kW peak; %; cumulative	Threshold	97.0-97.9, 103.0-105.0
		Target	98.0-98.9, 101.5-102.9	101.23	15.0%
		Stretch	99.0-101.49
Performance Goal Percentage:					114.8%

The O&C Committee certified a funding trigger percentage of 100% and a performance goal percentage of 114.8% for the 2013-2015 performance period, resulting in long-term incentive awards as follows for the Named Executive Officers: Mr. Shapard: $2,211,507, Mr. Davis: $633,696, Mr. Clevenger: $616,797, Mr. Greer: $633,696, and Mr. Nye: $718,189. These amounts were paid to such officers in March 2016.

Under the terms of the Long-Term Incentive Plan, the O&C Committee must measure and certify the levels of attainment of performance goals within 90 days following the completion of the performance period. Any awards for such period shall be paid on or about April 1 following the performance period, but in no event later than the end of the calendar year following the end of the applicable performance period. At the discretion of the O&C Committee, individuals newly hired or promoted into positions that qualify to participate in the Long-Term Incentive Plan may begin participating in the plan for one or more open performance periods on a full or pro-rata basis upon the date of hire or promotion.

The Long-Term Incentive Plan encourages retention of executive officers and key employees by stipulating performance periods of generally 36 months. Participants must be continuously employed by us through the last day of the performance period in order to receive a long-term incentive award for that performance period. If a participant is employed by us on the last day of the performance period but his/her employment terminates for any reason other than by us for cause prior to the payment of the award for that performance period, the participant will be entitled to receive payment of the award. In the event a participant is terminated by us for cause, the participant will forfeit any unpaid Long-Term Incentive Plan award. For purposes of the Long-Term Incentive Plan, “cause” has the same meaning as defined in any employment agreement or change-in-control agreement of such participant in effect at the time of termination of employment. If there is no such employment or change-in-control agreement, “cause” means (i) the indictment on or pleading guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude of such participant, or upon the participant, in the carrying out his or her duties to the company, (ii) engaging in conduct that causes a breach of his/her fiduciary duties to us, our subsidiaries or our investors, (iii) committing an act of gross negligence, or (iv) committing gross misconduct resulting in material economic harm to us. If a participant’s employment is terminated for reasons other than death, disability, retirement or following a change in control prior to the last day of the performance period, all of such participant’s outstanding and unpaid Long-Term Incentive Plan awards will be cancelled. Upon a termination due to death, disability or retirement, for each outstanding Long-Term Incentive Plan unpaid award, the participant (or his/her beneficiary in the case of death) will be entitled to receive, on the same date as awards are paid for that period to other participants, an award equal to the product of (i) a fraction, the numerator of which is the number of days in the performance period up to and including the date of the separation of service and the denominator of which is the number of days in the entire performance period, and (ii) the Long-Term Incentive Plan award for such performance period based on actual performance of Oncor during the performance period. In the event of a termination following a change in control, a participant shall be entitled to receive, within 60 days following the separation from service, an award equal to the product of (i) a fraction, the numerator of which is the number of days in the performance period up to and including the date of the separation of service and the denominator of which is the number of days in the entire performance period, and (ii) the Long-Term Incentive Plan award for such performance period based on target performance.

For purposes of the Long-Term Incentive Plan, a “change in control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings, or Oncor to a person (or group of persons acting in concert) who is not an affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their affiliates, to a person (or group of persons acting in concert) that results in more than 50% of EFH Corp.’s common stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective affiliates; or (iii) a merger, recapitalization or other sale of common stock by EFH Corp., any member of the Sponsor Group or their affiliates, after which the Sponsor Group owns less than 20% of the common stock of, and has the ability to appoint less than a majority of the directors to the board of directors of, EFH Corp. (or any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group. However, the Long-Term Incentive Plan also provides that should a change in control occur under clauses (i) through (iii) above with respect to the assets or capital stock of EFH Corp., a change in control will not be deemed to have occurred unless the change in control would result in the material amendment or interference with the separateness undertakings set forth in our Limited Liability Company Agreement, or would adversely change or modify the definition of an independent director in our Limited Liability Company Agreement.

As the administrator of the Long-Term Incentive Plan, the O&C Committee has the authority to prescribe, amend and rescind rules and regulations relating to the plan, determine the terms and conditions of any awards and make all other determinations deemed necessary or advisable for the administration of the plan. The O&C Committee has broad discretion under the plan and may delegate to one or more officers of the company the authority to grant Long-Term Incentive Plan awards to employees who are not executive officers. Our board of directors may at any time terminate, alter, amend or suspend the Long-Term Incentive Plan and any awards granted pursuant to it, subject to certain limitations. In the event of a change in control, our board of directors may, in its discretion, terminate the plan and cancel all outstanding and unpaid awards, except that in the event of a termination of the plan in connection with a change in control, participants will be entitled to receive the payout as described above. Payments under the Long-Term Incentive Plan are separate from, and would be in addition to, any payments available under the Change in Control Policy or Severance Plan.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

Our board of directors administers the Equity Interests Plan. As the plan administrator, our board of directors determines the participants, the number of Class B Interests offered to any participant, the purchase price of the Class B Interests and the other terms of the award. Our board of directors may also amend, suspend or terminate the Equity Interests Plan at any time. Upon purchasing any Class B Interests, participants may be required to enter into certain agreements with the Company and Investment LLC, including a management stockholder’s agreement and a sale participation agreement described below. The Equity Interests Plan will terminate on November 5, 2018 or an earlier or a later date determined by our board of directors.

In 2008, our executive officers and certain key employees were given the option to purchase Class B Interests of Investment LLC pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as paid by Texas Transmission in connection with its November 2008 investment in Oncor. Refer to “— Compensation Discussion and Analysis — Compensation Elements — Long Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, see “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Agreements with Management and Directors.”

In October 2016, we entered into an interest purchase agreement with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE, and Investment LLC pursuant to which T&D Equity Acquisition, LLC would purchase the 1,396,008 limited liability company interests that Investment LLC owns in Oncor in exchange for a purchase price of approximately $27 million. The interest purchase agreement contains various conditions precedent to consummation of the transactions contemplated by the agreement, including the consummation of the transactions contemplated by the NEE Merger Agreement. For additional information regarding the NEE Merger Agreement, see Note 2 to Interim Financial Statements.

The Named Executive Officers beneficially own the following amounts of Class B Interests: Mr. Shapard: 300,000; Mr. Davis: 50,000; Mr. Clevenger 50,000; Mr. Greer: 75,000; and Mr. Nye 18,368. The amounts of Class B Interests each participant could purchase were determined by the O&C Committee. Each participant was permitted to use his funds in the Salary Deferral Program to purchase the Class B Interests. All Class B Interests purchased using funds held in the Salary Deferral Program are held of record by the Salary Deferral Program for the benefit of the respective participants. Messrs. Davis, Clevenger and Greer each elected to purchase Class B Interests using Salary Deferral Program funds. As a result, 19,868 of Mr. Davis’s Class B Interests, 8,703 of Mr. Clevenger’s Class B Interests and 25,000 of Mr. Greer’s Class B Interests are held of record by the Salary Deferral Program.

Pension Benefits

The following table sets forth information regarding Oncor’s participation in the retirement plans that provide for benefits, in connection with, or following, the retirement of Named Executive Officers for the fiscal year ended December 31, 2015:

Name	Plan Name	Number of Years Accredited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert S. Shapard	Oncor Retirement Plan	30.0833	$927,457	—
	Supplemental Retirement Plan	30.0833	$462,657	—

David M. Davis	Oncor Retirement Plan	23.5000	$1,374,885	—
	Supplemental Retirement Plan	23.5000	$1,438,915	—

Don J. Clevenger	Oncor Retirement Plan	10.6667	$144,497	—
	Supplemental Retirement Plan	10.6667	$99,741	—

James A. Greer	Oncor Retirement Plan	30.5000	$1,714,791	—
	Supplemental Retirement Plan	30.5000	$1,405,432	—

E. Allen Nye, Jr.	Oncor Retirement Plan	4.0000	$50,401	—
	Supplemental Retirement Plan	4.0000	$83,878	—

(1)	Accredited service for each of the plans is determined based on an employee’s age and hire date. Employees hired by Oncor or an EFH Corp. affiliate prior to January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 25. Employees hired after January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 21.
(2)	Through 2015, Mr. Shapard accumulated benefits in two EFH Corp.-sponsored supplemental retirement plans as a result of his service as an employee of EFH Corp.’s predecessor prior to joining Oncor. Those benefits are paid solely by EFH Corp. in connection with various changes made by EFH Corp. to its retirement plans in 2012 and as a result are not reported in this table.

The Oncor Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 participate in the cash balance component. In addition, the cash balance component covers employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. The employees that participate in the traditional defined benefit component do not participate in the cash balance component.

Annual retirement benefits under the traditional defined benefit component, which applied during 2015 to Messrs. Davis and Greer, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his/her three years of highest earnings. Under the cash balance component, which covers Messrs. Shapard, Clevenger and Nye, a hypothetical account is established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service), plus interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the Oncor Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the Oncor Retirement Plan, including any retirement compensation required to be paid pursuant to contractual arrangements. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the Oncor Retirement Plan, except that, with respect to calculating the portion of the Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the Oncor Retirement Plan, earnings also include Executive Annual Incentive Plan awards. The amount of earnings attributable to the Executive Annual Incentive Plan awards is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The table set forth above illustrates the present value on December 31, 2015 of each Named Executive Officer’s Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on his or her years of service and remuneration through December 31, 2015. Benefits accrued under the Supplemental Retirement Plan after December 31, 2004 are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of accumulated benefits for the traditional benefit component of the Oncor Retirement Plan and Supplemental Retirement Plan was calculated based on the executive’s annuity payable at the earliest age that unreduced benefits are available under the Plans (generally age 62). Unmarried executives are assumed to elect a single life annuity. For married executives, it is assumed that 65% will elect a 100% joint and survivor annuity and 35% will elect a single life annuity. Post-retirement mortality was based on the RP-2006 Fully Generational Mortality Table for Healthy Annuitants using projection scale MP-2015. A discount rate of 4.28% was applied, and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefit for the cash balance component of the Oncor Retirement Plan and the Supplemental Retirement Plan was calculated as the value of the executive’s cash balance account projected to age 65 at an assumed growth rate of 4.00% and then discounted back to December 31, 2015 at 4.28%. No mortality or turnover assumptions were applied.

Early retirement benefits under the Oncor Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4 percent for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. Benefits under the Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers and certain other key employees.

Nonqualified Deferred Compensation – 2015

The following table sets forth information regarding the deferral of components of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2015:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(6)
Robert S. Shapard
Salary Deferral Program	$64,613	$157,673	($230)	$192,099	$1,160,326

David M. Davis (3)
Salary Deferral Program	$34,440	$34,440	$26,386	$62,488	$771,497

Don J. Clevenger (4)
Salary Deferral Program	$33,153	$33,153	$5,673	$39,841	$677,655

James A. Greer (5)
Salary Deferral Program	$34,440	$34,440	$27,920	$54,354	$742,124

E. Allen Nye, Jr.
Salary Deferral Program	$37,253	$37,253	($9,220)	—	$408,241

(1)	Amounts in this column for the Salary Deferral Program represent salary deferrals pursuant to the Salary Deferral Program and are included in the “Salary” amounts in the Summary Compensation Table above. Amounts reflected for Mr. Shapard include a fully vested discretionary contribution in the amount of $93,060 as directed by the O&C Committee in February 2015.
(2)	Amounts in this column for the Salary Deferral Program represent company-matching awards pursuant to the Salary Deferral Program and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.
(3)	$17,925 of Mr. Davis’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(4)	$7,852 of Mr. Clevenger’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.

(5)	$22,555 of Mr. Greer’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(6)	$471,778, $205,116, $240,725, $166,942, and $167,876 represent company match awards made prior to 2015 for Messrs. Shapard, Davis, Clevenger, Greer, and Nye, respectively, and as a result were included as compensation in the Summary Compensation Table in previous years for the year earned, as applicable.

Salary Deferral Program

Under the Salary Deferral Program, each employee of Oncor, who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($122,310 for the program year beginning January 1, 2015) may elect to defer up to 50% of annual base salary, and/or up to 85% of any bonus or incentive award. This deferral (including any vested matching contributions, as described below) may be made for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof, at the election of the employee. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program).

In February 2015, our board of directors approved an amendment to the Salary Deferral Program that allows Oncor, at the direction of the O&C Committee, to make additional discretionary contributions into a Salary Deferral Program participant’s account. The amendment provides that the amount and vesting parameters of any such discretionary contribution shall be determined by the O&C Committee. Discretionary contributions made into a Salary Deferral Program participant’s account by Oncor vest as determined by the O&C Committee. In February 2015, in connection with the Salary Deferral Program amendment, the O&C Committee approved a discretionary contribution into the Salary Deferral Program account of Mr. Shapard, our CEO, in order to correct a company administrative error that resulted in Mr. Shapard not being enrolled in the thrift plan for approximately two years, from 2007-2009. To compensate for this administrative error, the O&C Committee approved our payment of a discretionary contribution to Mr. Shapard’s Salary Deferral Program account in the amount of $93,060. The contribution is fully vested in his account as of the date made, and the contribution is eligible for distribution to Mr. Shapard upon his retirement, as defined under the Salary Deferral Program.

Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. Among the investment alternatives, certain participants were eligible to use funds in the Salary Deferral Program to purchase Class B Interests in November 2008 pursuant to the Equity Interests Plan and Management Investment Opportunity. For additional information regarding the Equity Interests Plan and Management Investment Opportunity, see “Long Term Incentives—Equity Interests Plan and Management Investment Opportunity.” Distributions from Oncor to Investment LLC are distributed pro rata to the holders of Class B Interests in accordance with their proportionate ownership of Class B Interests. Any distributions attributable to Class B Interests purchased using a participant’s funds in the Salary Deferral Program are deposited in such participant’s Salary Deferral Program account as earnings.

At the end of the applicable account maturity period (seven years or retirement, as elected by the participant or, in the case of company discretionary contributions, as determined by the O&C Committee) the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. Oncor is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on lives of some participants. The proceeds from such insurance are expected to allow us to fully recover the cost of the retirement option.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to Oncor’s Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination including retirement, voluntary, for cause, death, disability, without cause or change in control of Oncor. The amounts shown below assume that such a termination of employment and/or change in control occurred on December 31, 2015.

In 2015, all of our executive officers were eligible to receive benefits under the terms of the Change in Control Policy and the Severance Plan, as more fully described following the tables below. In addition to the provisions of those plans, the Salary Deferral Program provides that all company-matching awards will become automatically vested in the event of a termination without cause following a change in control, death, disability or retirement. The amounts listed in the tables below regarding the Salary Deferral Program only represent the immediate vesting of company matching contributions resulting from death, disability or a termination without cause following the occurrence of a change in control. Vested amounts and contributions made to such plan by each Named Executive Officer are disclosed in the Nonqualified Deferred Compensation table above. For a more detailed discussion of the Salary Deferral Program, see the Nonqualified Deferred Compensation table above and the narrative following the Nonqualified Deferred Compensation table.

Early retirement benefits under the Oncor Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4 percent for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. Benefits under the Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers and certain other key employees. At December 31, 2015, Messrs. Clevenger and Nye were not eligible to retire because they had not met the age requirement. Mr. Shapard participates in the cash balance component of the retirement plans, and because he has satisfied both the age requirement and 10 years of accredited service, he may withdraw his full account balances under each plan upon termination of his employment. Messrs. Davis and Greer participate in the traditional defined benefit component of the retirement plans, and because they have satisfied both the age requirement and 15 years of accredited services, they are eligible to retire early upon termination of employment. No additional potential payments will be triggered by any termination of employment or change in control, and as a result no amounts are reported in the tables below for such retirement plans. For a more detailed discussion of the retirement plans, see the Pension Benefits table above and the narrative following the Pension Benefits table.

All our Named Executive Officers participate in benefit plans for group term life insurance and accidental death and disability. Any benefits received under these policies are paid to the beneficiary by a third-party provider.

In connection with the November 2012 SARs Exercise Opportunity, each SARs holder agreed that no further dividends would accumulate following such exercise, and that interest would accrue on their existing dividend accounts until such dividends were paid in accordance with the terms of the SARs Plan. The dividends and interest are payable when dividends would become payable under the SARs Plan, generally upon a participant’s death, disability, separation from service, unforeseeable emergency, or a change in control, each as defined by section 409A of the Code.

1. Mr. Shapard

Potential Payments to Mr. Shapard Upon Termination ($)

Benefit	Retirement(1)	Voluntary	For Cause	Death	Disability	Without Cause or For Good Reason(2)	Without Cause or For Good Reason in Connection with Change in Control(3)
Cash Severance	—	—	—	—	—	$3,535,250	$5,000,000
Executive Annual Incentive Plan	$605,750	—	—	$605,750	$605,750	—	—
Salary Deferral Program(4)	$372,976	—	—	$433,693	$433,693	—	$433,693
SARs Plan Dividends(5)	$5,618,194	$5,618,194	$5,618,194	$5,618,194	$5,618,194	$5,618,194	$5,618,194
Long-Term Incentive Plan(6)	$4,037,091	$1,926,400	—	$4,037,091	$4,037,091	$4,037,091	$4,037,091
Health & Welfare
- Medical/COBRA	—	—	—	—	—	$58,986	$58,986
- Dental/COBRA	—	—	—	—	—	$3,877	$3,877
Outplacement Assistance	—	—	—	—	—	$40,000	$40,000

Totals	$10,634,011	$7,544,594	$5,618,194	$10,694,728	$10,694,728	$13,293,398	$15,191,841

(1)	Mr. Shapard participates in the cash balance component of the Oncor Retirement Plan and the Supplemental Retirement Plan, and because he has reached age 55 and achieved 10 years of accredited service, under the terms of the plans he may withdraw his full account balances under each plan upon termination of his employment for any reason.
(2)	Reflects amounts payable pursuant to the Severance Plan.
(3)	Reflects amounts payable pursuant to the Change in Control Policy. Cash severance amount reflects both the cash severance payment and pro rata target bonus amount payable pursuant to that policy. See the narrative immediately following the Potential Payments on Termination tables for additional information.
(4)	Amounts reported reflect the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of termination without cause following a change in control. The Salary Deferral Program does not contain provisions relating to termination for good reason.
(5)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts reported represent Mr. Shapard’s dividend account of $5,104,820 as of the SARs exercise, plus interest accumulated on his dividend account through December 31, 2015.
(6)	Amounts reported reflect the combined amount of outstanding grants to the executive under the Long-Term Incentive Plan and assumes that target performance for each performance period was met.

2. Mr. Davis

Potential Payments to Mr. Davis Upon Termination ($)

Benefit	Retirement(1)	Voluntary	For Cause	Death	Disability	Without Cause or For Good Reason(2)	Without Cause or For Good Reason in Connection with Change in Control(3)
Cash Severance	—	—	—	—	—	$694,775	$2,321,100
Executive Annual Incentive Plan	$236,775	—	—	$236,775	$236,775	—	—
Salary Deferral Program(4)	$141,222	—	—	$190,840	$190,840	—	$190,840
SARs Plan Dividends(5)	$898,912	$898,912	$898,912	$898,912	$898,912	$898,912	$898,912
Long-Term Incentive Plan(6)	$1,153,989	$552,000	—	$1,153,989	$1,153,989	$1,153,989	$1,153,989
Health & Welfare
- Medical/COBRA	—	—	—	—	—	$26,395	$26,395
- Dental/COBRA	—	—	—	—	—	$1,699	$1,699
Outplacement Assistance	—	—	—	—	—	$25,000	$25,000

Totals	$2,430,898	$1,450,912	$898,912	$2,480,516	$2,480,516	$2,800,770	$4,617,935

(1)	Mr. Davis participates in the traditional defined benefit component of the Oncor Retirement Plan and the Supplemental Retirement Plan, and because he has reached age 55 and achieved 10 years of accredited service, under the terms of the plans he is eligible to retire upon termination of employment.
(2)	Reflects amounts payable pursuant to the Severance Plan.
(3)	Reflects amounts payable pursuant to the Change in Control Policy. Cash severance amount reflects both the cash severance payment and pro rata target bonus amount payable pursuant to that policy. See the narrative immediately following the Potential Payments on Termination tables for additional information.
(4)	Amounts reported reflect the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of a termination without cause following a change in control. The Salary Deferral Program does not contain provisions relating to termination for good reason.
(5)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts reported represent Mr. Davis’s dividend account of $816,771 as of the SARs exercise, plus interest accumulated on his dividend account through December 31, 2015.
(6)	Amounts reported reflect the combined amount of outstanding grants to the executive under the Long-Term Incentive Plan and assumes that target performance for each performance period was met.

3. Mr. Clevenger

Potential Payments to Mr. Clevenger Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause or For Good Reason(1)	Without Cause or For Good Reason in Connection with Change in Control(2)
Cash Severance	—	—	—	—	$668,929	$1,565,787
Executive Annual Incentive Plan	—	—	$227,929	$227,929	—	—
Salary Deferral Program(3)	—	—	$224,164	$224,164	—	$224,164
SARs Plan Dividends(4)	$898,912	$898,912	$898,912	$898,912	$898,912	$898,912
Long-Term Incentive Plan(5)	$537,280	—	$1,116,719	$1,116,719	$1,116,719	$1,116,719
Health & Welfare
- Medical/COBRA	—	—	—	—	$39,159	$39,159
- Dental/COBRA	—	—	—	—	$2,585	$2,585
Outplacement Assistance	—	—	—	—	$25,000	$25,000

Totals	$1,436,192	$898,912	$2,467,724	$2,467,724	$2,751,304	$3,872,326

(1)	Reflects amounts payable pursuant to the Severance Plan.
(2)	Reflects amounts payable pursuant to the Change in Control Policy. Cash severance amount reflects both the cash severance payment and pro rata target bonus amount payable pursuant to that policy. See the narrative immediately following the Potential Payments on Termination tables for additional information.
(3)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a termination without cause following a change in control. The Salary Deferral Program does not contain provisions relating to termination for good reason.
(4)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable. Amounts reported represent Mr. Clevenger’s dividend account of $816,771 as of the SARs exercise, plus interest accumulated on his dividend account through December 31, 2015.
(5)	Amounts reported reflect the combined amount of outstanding grants to the executive under the Long-Term Incentive Plan and assumes that target performance for each performance period was met.

4. Mr. Greer

Potential Payments to Mr. Greer Upon Termination ($)

Benefit	Retirement(1)	Voluntary	For Cause	Death	Disability	Without Cause or For Good Reason(2)	Without Cause or For Good Reason in Connection with Change in Control(3)
Cash Severance	—	—	—	—	—	$694,775	$1,626,325
Executive Annual Incentive Plan	$236,775	—	—	$236,775	$236,775	—	—
Salary Deferral Program(4)	$80,436	—	—	$169,936	$169,936	—	$169,936
SARs Plan Dividends(5)	$1,168,585	$1,168,585	$1,168,585	$1,168,585	$1,168,585	$1,168,585	$1,168,585
Long-Term Incentive Plan(6)	$1,153,989	$552,000	—	$1,153,989	$1,153,989	$1,153,989	$1,153,989
Health & Welfare
— Medical/COBRA	—	—	—	—	—	$39,324	$39,324
— Dental/COBRA	—	—	—	—	—	$2,570	$2,570
Outplacement Assistance	—	—	—	—	—	$25,000	$25,000

Totals	$2,639,785	$1,720,585	$1,168,585	$2,729,285	$2,729,285	$3,084,243	$4,185,729

(1)	Mr. Greer participates in the traditional defined benefit component of the Oncor Retirement Plan and the Supplemental Retirement Plan, and because he has reached age 55 and achieved 10 years of accredited service, under the terms of the plans he is eligible to retire upon termination of employment.
(2)	Reflects amounts payable pursuant to the Severance Plan.
(3)	Reflects amounts payable pursuant to the Change in Control Policy. Cash severance amount reflects both the cash severance payment and pro rata target bonus amount payable pursuant to that policy. See the narrative immediately following the Potential Payments on Termination tables for additional information.
(4)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a termination without cause following a change in control. The Salary Deferral Program does not contain provisions relating to termination for good reason.
(5)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable in accordance with the SARs Plan. Amounts reported represent Mr. Greer’s dividend account of $1,061,802 as of the SARs exercise, plus interest accumulated on his dividend account through December 31, 2015.
(6)	Amounts reported reflect the combined amount of outstanding grants to the executive under the Long-Term Incentive Plan and assumes that target performance for each performance period was met.

5. Mr. Nye

Potential Payments to Mr. Nye Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause or For Good Reason(1)	Without Cause or For Good Reason in Connection with Change in Control(2)
Cash Severance	—	—	—	—	$751,117	$2,509,467
Executive Annual Incentive Plan	—	—	$256,117	$256,117	—	—
Salary Deferral Program(3)	—	—	$204,120	$204,120	—	$204,120
SARs Plan Dividends(4)	$275,856	$275,856	$275,856	$275,856	$275,856	$275,856
Long-Term Incentive Plan(5)	$625,600		$1,288,866	$1,288,866	$1,288,866	$1,288,866
Retention Agreement(6)	—	—	$300,000	$300,000	$300,000	$300,000
Health & Welfare
- Medical/COBRA	—	—	—	—	$39,159	$39,159
- Dental/COBRA	—	—	—	—	$2,585	$2,585
Outplacement Assistance	—	—	—	—	$25,000	$25,000
Tax gross up(7)	—	—	—	—	—	$1,538,020

Totals	$901,456	$275,856	$2,324,959	$2,324,959	$2,682,583	$6,183,073

(1)	Reflects amounts payable pursuant to the Severance Plan.
(2)	Reflects amounts payable pursuant to the Change in Control Policy. Cash severance amount reflects both the cash severance payment and pro rata target bonus amount payable pursuant to that policy. See the narrative immediately following the Potential Payments on Termination tables for additional information.
(3)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of termination without cause following a change in control. The Salary Deferral Program does not contain provisions relating to a termination for good reason.
(4)	In connection with the November 2012 SARs Exercise Opportunity, accounts ceased accruing dividends as of the date of such exercise but accrue interest until the dividend account is payable. Amounts reported represent Mr. Nye’s dividend account of $250,649 as of the SARs exercise, plus interest accumulated on his dividend account through December 31, 2015.
(5)	Amounts reported reflect the combined amount of outstanding grants to the executive under the Long-Term Incentive Plan and assumes that target performance for each performance period was met.
(6)	In February 2015, Mr. Nye entered into a retention agreement with Oncor that provided for the payment of a one-time cash retention bonus of $300,000 to Mr. Nye contingent upon his continued employment and satisfactory performance of his job duties as directed by Oncor through December 31, 2016. The bonus is payable in accordance with Oncor’s normal payroll practices or as soon as practicable after December 31, 2016, and is subject to forfeit in the event Mr. Nye is terminated with cause or elects to terminate his employment without good reason prior to December 31, 2016. For more information on this retention agreement, see “Compensation Discussion and Analysis – Individual Named Executive Officers Compensation – Compensation of Other Named Executive Officers – E. Allen Nye, Jr.”.
(7)	The Change in Control Policy provides that if any payments pursuant to the policy would be subject to an excise tax, unless certain conditions are met Oncor will pay the eligible executive a tax gross-up in an amount equal to the amount of the excise taxes and any income taxes on such income taxes. The amount reported reflects the excise tax and income taxes on such excise tax that Oncor would have been required to pay Mr. Nye under the Change in Control Policy as of December 31, 2015.

Change in Control Policy

We maintain a Change in Control Policy for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of this Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason.

The Change in Control Policy provides for the payment of transition benefits to eligible executives if any of the following occur within 24 months following a change in control:

•	The executive is terminated without cause. Cause is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to Oncor, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders, (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to, a felony or a misdemeanor involving moral turpitude.

•	The executive resigns for good reason. Good reason is defined as any of the following events or actions being taken without the executive’s consent: (a) a material reduction in the executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated executives of the surviving corporation after a change in control, or subsidiary, as applicable, unless such broad-based reduction only applies to former executives of Oncor; (b) a material reduction in the aggregate level or value of benefits for which the executive is eligible, immediately prior to the change in control (as defined below), other than a broad-based reduction applicable on a comparable basis to all similarly situated executives; (c) a material reduction in the executive’s authority, duties, responsibilities or title, including a material reduction in the budget over which the executive retains authority; (d) the executive is required to permanently relocate outside of a fifty (50) mile radius of the executive’s principal residence; (e) the executive is asked or required to resign in connection with a change in control and does so resign; or (f) an adverse change in the executive’s (i) reporting level or responsibilities, (ii) title and/or scope of responsibility, (iii) management authority, or (iv) the scope or size of the business or entity for which the executive had responsibility, in each case as in effect immediately prior to the effective time of a change in control.

“Change in control” is defined in the Change in Control Policy as the occurrence of the following events: (a) the Sponsor Group ceases to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) a majority of our or our successor’s (by consolidation or merger) outstanding equity interest; (b) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of our assets, other than to an entity (or entities) of which the Sponsor Group beneficially owns a majority of the outstanding equity interest; (c) individuals who as of August 1, 2015 constitute our board of directors (the Incumbent Board) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to August 1, 2015 whose election or nomination for election was approved by a vote of at least seventy-five percent (75%) of the directors comprising the Incumbent Board shall be, for purposes of this clause (c) considered as though such person were a member of the Incumbent Board; or (d) the consummation of a court-approved plan of reorganization in the proceeding styled In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS), pending in the United States Bankruptcy Court for the District of Delaware. For purposes of this definition, the term “Sponsor Group” shall mean investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman Sachs & Co.

Our executive officers are eligible to receive the following under the Change in Control Policy:

•	A one-time lump sum cash severance payment in an amount equal to the greater of (i) a multiple (3 times for our chief executive, our chief financial officer and our general counsel (Messrs. Shapard, Davis and Nye), and 2 times for each other executive officer) of the sum of the executive’s (a) annualized base salary and (b) annual target incentive award for the year of termination or resignation, or (ii) the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to the 20th year of service, and three-weeks pay for every year of service above 20 years of service);

•	A cash bonus in an amount equal to a pro rata portion of the executive’s target annual incentive award for the year of termination;

•	Continued coverage at our expense under our health care benefit plans for the applicable COBRA period with the executive’s contribution for such plans being at the applicable employee rate for 18 months (unless and until the executive becomes eligible for benefits with another employer) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at our expense for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers, up to a maximum of $40,000 for Mr. Shapard, and $25,000 for other executives;

•	Reimbursement of reasonable legal fees and expenses incurred by an executive in disputing in good faith the benefits under the plan, up to a maximum of $250,000;

•	Any vested, accrued benefits to which the executive is entitled under our employee benefits plans, and

•	If any of the severance benefits described in the Change in Control Policy shall result in an excise tax pursuant to Code Sections 280G or 4999 of the Code, payable by the executive, a tax gross-up payment to cover such additional taxes, subject to reduction for certain Section 280G purposes.

The Change in Control Policy contains a one year non-solicitation period and provisions regarding confidentiality and non-disparagement and attaches a form of release agreement that each executive is required to sign prior to receipt of benefits under the policy. The Change in Control Policy also provides that for a period of one year after a termination contemplated by the plan, a participant may not recruit, solicit, induce or in any way cause any employee, consultant or contractor engaged by Oncor to terminate his/her relationship with Oncor. The Change in Control Policy may be amended by our board of directors or a duly authorized committee of our board of directors at any time, except that any amendments that materially decrease the benefits available to eligible participants cannot be made within 24 months of a change in control or while the company is in the process of negotiating a potential transaction that could constitute a change in control.

Severance Plan

We maintain the Severance Plan for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan, or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

The Severance Plan provides for severance payments to executives whose employment is involuntarily terminated for reasons other than:

•	Cause, which is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or, (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to the Company, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders (including a breach or attempted breach of the restrictive covenants under the Severance Plan), (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to a felony or a misdemeanor involving moral turpitude;

•	Participation in our employee long-term disability plan or any successor plan, or

•	A transaction involving the Company or any of its affiliates in which the executive is offered employment with a company involved in, or related to, the transaction.

Our executive officers are eligible to receive the following under the Severance Plan:

•	For covered executives other than our Chief Executive, a one-time lump sum cash severance payment in an amount equal to the greater of (i) the covered executive’s annualized base salary in effect immediately before the termination, plus the covered executives target annual incentive award for the year of the termination, or (ii) the amount determined under Oncor’s severance plan for non-executive employees;

•	For our Chief Executive, a one-time lump sum cash severance payment in an amount equal to the greater of: (i) (a) a multiple of two times base salary in effect immediately before the termination plus a multiple of two times the target annual incentive award for the year of termination, plus (b) the target annual incentive award for the year of the termination, or (ii) the amount determined under the Oncor Severance Plan for non-executives employees.

•	Continued coverage at our expense under the Company’s health care benefit plans for 18 months, with the executive’s contribution for such plans being at the applicable employee rate (unless and until the executive becomes eligible for coverage for benefits through employment with another employer, at which time the executive’s required contribution shall be the applicable COBRA rate) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at the company’s expense for 18 months, in the case of Mr. Shapard, and one year, in the case of other executive officers, up to a maximum of $40,000 for Mr. Shapard, and $25,000 for other executives, and

•	Any vested accrued benefits to which the executive is entitled under Oncor’s or EFH Corp.’s employee benefits plans.

In order to receive benefits under the plan, a participant must enter into an agreement and release within 45 days of being notified by us of such participant’s eligibility to receive benefits under the plan. The Severance Plan also provides that for a period of one year after a termination contemplated by the plan, a participant may not recruit, solicit, induce or in any way cause any employee, consultant or contractor engaged by Oncor to terminate his/her relationship with Oncor. The Severance Plan also contains provisions relating to confidentiality and non-disparagement.

Long-Term Incentive Plan

For information concerning change of control and termination payouts for awards granted under the Long-Term Incentive Plan, see the narrative that follows the Grants of Plan- Based Awards – 2015 table.

Chief Executive Retirement and Transition

In October 2016, Mr. Shapard notified our board of directors of his intention to retire effective on the date on which the NEE Merger is consummated. Mr. Shapard is expected to remain on the board of directors of Oncor and serve as the Chairman of a newly constituted board of directors of Oncor following his retirement. In connection with Mr. Shapard’s notification of his intent to retire, in October 2016 our board of directors appointed E. Allen Nye, Jr. to serve as our Chief Executive Officer effective on the consummation of the NEE Merger, subject to the consent of NEE as required by the NEE Letter Agreement. NEE consented to such appointment on October 29, 2016. For additional information regarding the NEE Merger, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

In addition, in October 2016, the boards of directors of Oncor and Oncor Holdings approved each company’s entrance into an employment agreement with Mr. Nye, subject to the consent of NEE as required by the NEE Letter Agreement (Nye Employment Agreement). On October 29, 2016, NEE consented to the entry of Oncor and Oncor Holdings into the Nye Employment Agreement, provided that the agreement only take effect once the transactions contemplated by the NEE Merger Agreement are consummated, including the acquisition of all outstanding equity interests of Oncor so that Oncor and Oncor Holdings are each wholly-owned subsidiaries of NEE. On October 29, 2016, each of Oncor, Oncor Holdings and Mr. Nye entered into the Nye Employment Agreement. The Nye Employment Agreement provides that, effective once the transactions contemplated by the NEE Merger Agreement are consummated, Mr. Nye shall serve as Chief Executive Officer of Oncor and Oncor Holdings, which would both be wholly-owned subsidiaries of NEE. In such role, Mr. Nye shall have the normal duties, responsibilities and authority of similarly-situated senior executives of NEE and shall report to the Chief Executive Officer of NEE. Under the Nye Employment Agreement, Mr. Nye will be entitled to compensation, employee benefits, and perquisites on the same basis as compensation, employee benefits and perquisites are provided to similarly-situated senior executives of NEE, unless otherwise provided by the Compensation Committee of the Board of Directors of NEE. The Nye Employment Agreement further provides that Mr. Nye’s employment is at will and that each of Oncor, Oncor Holdings and Mr. Nye has the right to terminate the Nye Employment Agreement at any time.

Risk Assessment of Compensation Policies and Practices

The O&C Committee reviews the compensation policies and practices applicable to Oncor’s employees (both executive and non-executive) annually each February in order to determine whether such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Oncor. In February 2016 the O&C Committee concluded that current compensatory policies and practices do not create risks that are reasonably likely to have a material adverse effect on Oncor. In arriving at this conclusion, the O&C Committee discussed with management the various compensation policies and practices of the company and the compensation payable pursuant to each, and evaluated whether the compensation payable under each plan or policy could result in (i) incenting employees to take risks that could result in a material adverse effect to Oncor, or (ii) payments by the company significant enough to cause a material adverse effect to Oncor.

We believe that the following factors in our employee compensation program limit risks that could be reasonably likely to have a material adverse effect on the company:

•	Our compensation program is designed to provide a mix of base salary, annual cash incentives and (for eligible employees) long-term equity and cash incentives, which we believe motivates employees to perform at high levels while mitigating any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

•	Our annual cash incentive plans for both executives and non-executives contain maximum payout levels, which help avoid excessive total compensation and reduce the incentive to engage in unnecessarily risky behavior.

•	The funding percentages under the Executive Annual Incentive Plan and the non-executive employee annual incentive plan are based on the performance of our total company, which mitigates any incentive to pursue strategies that might maximize the performance of a single business group to the detriment of the company as a whole.

•	We place an emphasis on individual, non-financial performance metrics in determining individual compensation amounts, serving to restrain the influence of objective factors on incentive pay and providing management (in the case of non-executive employees) and the O&C Committee (in the case of executive employees) the discretion to adjust compensation downward if behaviors are not consistent with Oncor’s business values and objectives.

•	Long-term incentives for eligible employees under the Long-Term Incentive Plan are measured over three years to ensure employees have significant value tied to the long-term performance of the company.

•	Our executive officers and other senior members of management purchased equity through the Management Investment Opportunity, which we believe motivates them to consider the long-term interests of the company and its equity owners and discourages excessive risk-taking that could negatively impact the value of their equity interests.

•	We have internal controls over financial reporting and other financial, operational and compliance policies and practices designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers.

DIRECTOR COMPENSATION

The table below sets forth information regarding the aggregate compensation paid to the members of the board of directors during the fiscal year ended December 31, 2015. Directors who are officers of Oncor and directors who are not independent directors (as defined in the Limited Liability Company Agreement) do not receive any fees for service as a director. Oncor reimburses all directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($)	SARs Exercise Opportunity Interest Accrual on Dividends ($)(1)	Total ($)
James R. Adams (2)	$191,500	—	$191,500
Thomas M. Dunning (3)	$283,000	$828	$283,828
Robert A. Estrada (4)	$248,000	$207	$248,207
Rhys Evenden (5)	—	—	—
Thomas D. Ferguson	—	—	—
Printice L. Gary (6)	$253,000	—	$253,000
William T. Hill, Jr. (7)	$268,000	—	$268,000
Jeffrey Liaw (8)	—	—	—
Timothy A. Mack (9)	$233,000	—	$233,000
Robert S. Shapard	—	—	—
Richard W. Wortham III (10)	$248,000	$414	$248,414
Kneeland Youngblood (11)	—	—	—
Steven J. Zucchet (12)	—	—	—

(1)	Under the Director SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Investment LLC, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. In November 2012 our board of directors accepted for early exercise all outstanding SARs issued under the Director SARs Plan upon the same terms as the SARs Exercise Opportunity offered to management. As part of such exercise, each participant in the Director SARs Plan agreed that he would be entitled to no further dividend accruals after the date of such exercise, but that the dividend account would accumulate interest until such dividends became payable pursuant to the SARs Plan. Amounts in this column include interest accruals in 2015 for each Director SARs Plan participant.
(2)	Mr. Adams’ “Fees Earned or Paid in Cash” column reflect the following fees, paid quarterly in arrears beginning in July 2015: (a) $38,250 for service as a director, (b) $37,500 for serving as our chairman, and (c) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(3)	Mr. Dunning’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director, (b) $12,500 for serving as our lead independent director, and (c) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(4)	Mr. Estrada’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director, (b) $3,750 for serving as chair of the Audit Committee of our board of directors, and (c) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.

(5)	Mr. Evenden joined our board of directors effective October 21, 2014, as one of the directors appointed by Texas Transmission pursuant to its rights set forth in the LLC Agreement. Mr. Evenden does not receive any compensation from Oncor for serving on our board of directors.
(6)	Mr. Gary’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director, (b) $5,000 for serving as a special independent director, and (c) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(7)	Mr. Hill’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director, (b) $5,000 for serving as a special independent director, (c) $3,750 for serving as chair of the Nominating & Governance Committee of our board of directors, and (d) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(8)	Mr. Liaw submitted his resignation from our board of directors on January 22, 2015. Mr. Liaw was appointed by EFIH and did not receive any compensation for serving as a member of our board of directors.
(9)	Mr. Mack’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director and (b) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(10)	Mr. Wortham’s “Fees Earned or Paid in Cash” column reflects the following fees, paid quarterly in arrears: (a) $38,250 for service as a director, (b) $3,750 for serving as chair of the O&C Committee of our board of directors, and (c) $20,000 for the extra service required of directors in 2015, as discussed in more detail in the narrative immediately following this table. Amounts do not include an additional $17,000 annual fee paid to each independent director in quarterly installments, in arrears, as a fee for serving on the Oncor Holdings board of directors.
(11)	Mr. Youngblood joined our board of directors effective March 2, 2015, as one of the directors appointed by EFIH pursuant to its rights set forth in the LLC Agreement. Mr. Youngblood does not receive any compensation from Oncor for serving on our board of directors.
(12)	Mr. Zucchet was appointed by Texas Transmission and did not receive any compensation for service as a member of our board of directors.

The O&C Committee determines compensation for independent directors that serve on the board of directors. All director fees are paid quarterly, in arrears. Each of our independent directors serving in such role as of the end of each quarter of 2015 received a quarterly fee of $38,250 for service on our board of directors, and an additional quarterly fee of $4,250 for service on the Oncor Holdings’ board of directors. As Mr. Adams did not join our board of directors and the board of directors of Oncor Holdings until July 2015, he received the additional quarterly independent director fees with respect to the third and fourth quarters of 2015 only.

In addition to the retainer fees discussed above, each board committee chair receives an additional $3,750 quarterly fee for the extra responsibilities associated with such position, our lead independent director (Mr. Dunning) receives an additional $12,500 quarterly fee for the additional duties associated with that position, our chairman (Mr. Adams) receives an additional $37,500 quarterly fee for the additional duties associated with that position and each of our Special Independent Directors (as defined in our Limited Liability Company Agreement) receives an additional quarterly fee of $5,000 to compensate for their additional responsibilities as Special Independent Directors. As Mr. Adams did not join our board of directors and the board of directors of Oncor Holdings until July 2015, he received the additional quarterly chairman fees with respect to the third and fourth quarters of 2015 only. For a description of the independence standards applicable to our independent directors, see “Certain Relationships and Related Transactions, and Director Independence.”

Our independent directors may also receive an additional potential annual cash payment of up to $80,000, paid quarterly, in arrears, as may be determined in the discretion of the board of directors during the fourth quarter of each calendar year in recognition of the additional time commitments and responsibilities to Oncor business matters expected to be required of independent directors in the following calendar year. In the fourth quarter of each of 2013, 2014 and 2015, the board of directors approved such an additional annual cash payment to the independent directors for each of the 2014, 2015 and 2016 calendar years, respectively, each in the amount of $80,000, payable in four equal installments following the end of each calendar quarter in recognition of the additional time commitments and responsibilities expected to be required of them in that calendar year. Each of our independent directors serving in such role as of the end of each quarter of 2015 received an additional quarterly cash payment of $20,000, paid in arrears. Since Mr. Adams did not join our board of directors until July 2015, he only received the additional quarterly cash payments of $20,000 with respect to the third and fourth quarters of 2015.

In October 2014 and 2015, the O&C Committee engaged PricewaterhouseCoopers LLP to conduct competitive market analyses of independent directors compensation, using the same peer group and methodology used in the October 2015 analysis of executive compensation. See “Executive Compensation — Compensation Discussion and Analysis – Overview – Market Data” for a description of this peer group and methodology. No changes to director compensation were made as a result of this review.

Our LLC Agreement provides that each of the Sponsor Group and Texas Transmission has the right to appoint two directors to our board of directors. None of those four director positions (currently held by Messrs. Evenden, Ferguson and Zucchet); the remaining position is vacant) receives compensation from us for his service as a director.

Purchases of Class B Interests

Eligible participants in the Equity Interests Plan include non-employee directors, and our board of directors has granted independent directors the option to purchase Class B Interests pursuant to the Equity Interests Plan. For a description of the Equity Interests Plan, see “– Elements of Compensation – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity.”

Effective January 2009 four of our independent directors at the time, Messrs. Dunning, Estrada, Ford and Wortham, purchased the following amounts of Class B Interests pursuant to the Equity Interests Plan: Dunning: 20,000, Estrada: 5,000, Ford: 20,000 and Wortham: 10,000. Similar to the Management Investment Opportunity, these Class B Interests were purchased at a price of $10.00 per unit. In connection with their investments, these directors entered into director stockholder agreements and sale participation agreements. For a description of the material terms of these agreements, see “Certain Relationships and Related Transactions, and Director Independence – Related Party Transactions – Agreements with Management and Directors.”

In connection with these investments, Oncor Holdings sold 55,000 of its equity interests in Oncor to Investment LLC at a price of $10.00 per unit pursuant to the terms of a revolving stock purchase agreement. For a description of the revolving stock purchase agreement, see “– Elements of Compensation – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity.”

In October 2016, we entered into an interest purchase agreement with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE, and Investment LLC pursuant to which T&D Equity Acquisition, LLC would purchase the 1,396,008 limited liability company interests that Investment LLC owns in Oncor in exchange for a purchase price of approximately $27 million. The interest purchase agreement contains various conditions precedent to consummation of the transactions contemplated by the agreement, including the consummation of the transactions contemplated by the NEE Merger Agreement. For additional information regarding the NEE Merger Agreement, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

Director Stock Appreciation Rights Settlement

In February 2009, Oncor implemented the Director SARs Plan to allow participants to participate in the economic equivalent of the appreciation of Oncor’s LLC Units. Each of the independent directors who purchased Class B Interests in January 2009 received one SAR for each Class B Interest purchased. In November 2012, in connection with the SARs Exercise Opportunity offered to management, our board of directors accepted for early exercise all outstanding SARs issued under the Director SARs Plan, pursuant to the provision of the Director SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. At the time of such exercise, all outstanding SARs under the Director SARs Plan were vested. The November 2012 exercise of SARs entitled each participant in the Director SARs Plan, to: (1) an exercise payment, paid in 2012; and (2) the accrual of interest on all dividends declared to date with respect to the SARs, and no further dividend accruals. As a result, we began accruing interest on the following amounts of dividends: Mr. Dunning, $26,140, Mr. Estrada, $6,535; Mr. Ford, $26,140; and Mr. Wortham, $13,070. These interest payments are payable in connection with payment of the dividends under the Director SARs Plan. The Director SARs Plan remains in effect solely with respect to the payment of the dividends and interest, which are payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control, each as defined in Section 409A of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED EQUITY HOLDER MATTERS

Equity Compensation Plan Information

The following table presents information concerning the SARs Plan and Director Stock Appreciation Rights Plan (collectively, the Plans) at December 31, 2015. In 2012, our board of directors accepted for early exercise all outstanding SARs issued under the Plans and effectively terminated further use of the Plans for SARs issuances. These Plans remain in effect solely for the limited purpose of the timing of certain payments related to the early exercise of all outstanding SARs. The early exercise was permitted by our board of directors pursuant to the provision of the SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. The early exercise of SARs entitled each participant in the SARs Plan to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. Under both Plans, dividends that are paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. As part of their exercise agreements, participants in the Plans agreed that no further dividends would accrue, and that instead interest would accrue on all dividends declared to date, with both interest and dividend amounts becoming payable at the time dividends become payable pursuant to the terms of the Plans. Additionally, certain executive officers agreed to defer payment of a portion of his/her Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate.

There were no SARs outstanding under either Plan in 2015, and our board of directors has indicated that it does not intend to issue SARs under either Plan in the future. For a discussion of the Plans and the 2012 exercise and settlement of all SARs, see “Executive Compensation — Compensation Discussion & Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights Settlement,” “Executive Compensation – Director Compensation – Director SARs Plan Settlement,” and Note 11 to Annual Financial Statements.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by the security holders (1) (2)	—	—	—
Equity compensation plans not approved by the security holders	—	—	—

Total	—	—	—

(1)	As required by the terms of our Limited Liability Company Agreement, we obtained the consent of EFIH to issue SARs under the Plans. Consents from our other members were not solicited as they are not required under the Limited Liability Company Agreement.
(2)	Neither of the Plans results in the issuance of equity. Rather, SARs issued under the Plans give the holders the right to receive the economic value of the appreciation of our equity interests. All outstanding SARs under the Plans were accepted for early exercise in November 2012, and both Plans remain in effect solely for the limited purpose of the timing of certain payments, as discussed in the narrative above. For more information, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Stock Appreciation Rights Settlement” and “Executive Compensation – Director Compensation – Director SARs Plan Settlement.”

Our executive officers, certain key employees and independent members of our board of directors were given the option to purchase Class B Interests of Investment LLC in 2008, pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as the price per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor. In August 2011, Mr. Nye purchased Class B Interests in

Investment LLC for $12.25 per unit (the fair market value of the Class B Interests, as determined by our board of directors based on a third party independent analysis) pursuant to the 2011 Management Investment Opportunity. Because the Class B Interests in each of the 2011 Management Investment Opportunity and the 2008 Management Investment Opportunity were purchased for fair market value, and it is expected that any future issuances under the Equity Interests Plan will be subject to the same purchase requirement, we do not consider the grants to be compensation. Refer to “Directors, Executive Officers and Corporate Governance — Compensation Discussion and Analysis — Compensation Elements — Long Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

Security Ownership of Equity Interests of Oncor of Certain Beneficial Owners and Management

The following table lists the number of limited liability company units (LLC Units) of Oncor beneficially owned by our directors and current executive officers and the holders of more than 5% of our LLC Units at December 1, 2016. See Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings” for a discussion of the EFH Bankruptcy Proceedings and proposed changes in Oncor’s ownership in connection with such proceedings. NEE and certain of its affiliates have entered into various agreements which, if successfully closed, would result in NEE indirectly owning 100% of the LLC Units of Oncor. For more information regarding these agreements, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

The amounts and percentages of LLC Units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Oncor Electric Delivery Holdings Company LLC (1)(2)(3)(4)(5)	508,191,492	80.03%
Texas Transmission Investment LLC (6)(2)	125,412,500	19.75%

Name of Director or Executive Officer
James R. Adams	—	—
Don J. Clevenger (7)(2)	1,396,008	(11)
David M. Davis (7) (2)	1,396,008	(11)
Thomas M. Dunning (7) (2)	1,396,008	(11)
Robert A. Estrada (7) (2)	1,396,008	(11)
Rhys Evenden (8)	—	—
Thomas D. Ferguson (4) (2)	508,191,492	80.03%
Printice L. Gary	—	—
James A. Greer (7) (2)	1,396,008	(11)
William T. Hill, Jr.	—	—
Timothy A. Mack	—	—
Allen Nye, Jr. (7) (2)	1,396,008	(11)
Robert S. Shapard (7) (2)	1,396,008	(11)
Richard W. Wortham III (7) (2)	1,396,008	(11)
Kneeland Youngblood (9)	—	—
Steven J. Zucchet (10)	—	—
All current directors and executive officers as a group (19 persons)	509,587,500	80.25%

(1)

Oncor Holdings beneficially owns 508,191,492 LLC Units of Oncor. The sole member of Oncor Holdings is EFIH, whose sole member is EFH Corp. The address of Oncor Holdings is 1616 Woodall Rodgers Freeway, Dallas, TX 75202 and each of EFIH and EFH Corp. is 1601 Bryan Street, Dallas, TX 75201. Texas Holdings beneficially owns 98.943% of the outstanding shares of EFH Corp. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC (Texas Capital), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The TPG Funds, the Goldman Entities and the KKR Entities (each as defined below, and collectively, the

Texas Capital Funds) collectively own 91.08% of the outstanding units of Texas Capital. The Texas Capital Funds exercise control over Texas Capital and each has the right to designate and remove the managers of Texas Capital appointed by such Texas Capital Fund. Because of these relationships, each of the Texas Capital Funds may be deemed to have beneficial ownership of the shares of EFH Corp. owned by Texas Holdings and the LLC Units owned by Oncor Holdings, but each disclaims beneficial ownership of such shares of EFH Corp. and LLC Units. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	See Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings” for a discussion of the EFH Bankruptcy Proceedings and the proposed changes in the ownership of Oncor in connection with such proceedings. NEE and certain of its affiliates have entered into various agreements which, if successfully closed, would result in NEE indirectly owning 100% of the LLC Units of Oncor. For more information regarding these agreements, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”
(3)	The TPG Funds (as defined below) beneficially own 302,923,439.752 units of Texas Capital, representing 27.01% of the outstanding units, including (i) 271,639,218.931 units held by TPG Partners V, L.P., a Delaware limited partnership (TPG Partners V), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership (TPG GenPar V), whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (TPG Holdings), (ii) 29,999,994.650 units held by TPG Partners IV, L.P., a Delaware limited partnership (TPG Partners IV), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 710,942.673 units held by TPG FOF V-A, L.P., a Delaware limited partnership (TPG FOF A), whose general partner is TPG GenPar V and (iv) 573,283.498 units held by TPG FOF V-B, L.P., a Delaware limited partnership (TPG FOF B and, together with TPG Partners V, TPG Partners IV and TPG FOF A, the TPG Funds), whose general partner is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (Group Advisors). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the units held by the TPG Funds. David Bonderman is also a manager of Texas Capital. Messrs. Bonderman and Coulter disclaim beneficial ownership of the LLC Units held by Oncor Holdings except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (collectively, Goldman Entities) beneficially own 303,049,945.955 units of Texas Capital, representing 27.02% of the outstanding units. Affiliates of The Goldman Sachs Group, Inc. (Goldman Sachs) are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of Goldman Sachs and the Goldman Entities disclaims beneficial ownership of such LLC Units except to the extent of its pecuniary interest therein. Mr. Ferguson is a manager of Texas Capital and an executive with an affiliate of Goldman Sachs. By virtue of his position in relation to Texas Capital and the Goldman Entities, Mr. Ferguson may be deemed to have beneficial ownership with respect to the units of Texas Capital held by the Goldman Entities. Mr. Ferguson disclaims beneficial ownership of the LLC Units held by Oncor Holdings except to the extent of his pecuniary interest in those units. The address of each entity and individual listed in this footnote is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(5)	KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., KKR North American Co-Invest Fund I L.P., KKR Reference Fund Investments L.P. and TEF TFO Co-Invest, LP (collectively, KKR Entities) beneficially own 415,473,419.680 units of Texas Capital, representing 37.05% of the outstanding units. The KKR Entities disclaim beneficial ownership of any of our LLC Units in which they do not have a pecuniary interest. KKR & Co. L.P., as the holding company of affiliates that directly or indirectly control the KKR Entities, other than KKR Partners III, LP., may be deemed to share voting and dispositive power with respect to the LLC Units beneficially owned by such KKR Entities, but disclaims beneficial ownership of such LLC Units except to the extent of its pecuniary interest in those LLC Units. As the designated members of KKR Management LLC (which is the general partner of KKR & Co. L.P.) and the managing members of KKR III GP LLC (which is the general partner of KKR Partners III, L.P.), Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the LLC Units beneficially owned by the KKR Entities but disclaim beneficial ownership of such LLC Units except to the extent of their pecuniary interest in those LLC Units. The address of each entity and individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.
(6)

Texas Transmission Investment LLC (Texas Transmission) beneficially owns 125,412,500 LLC Units of Oncor. The sole member of Texas Transmission is Texas Transmission Holdings Corporation (TTHC). The address of each of Texas Transmission and TTHC is 1105 North Market Street, Suite 1300, Wilmington, DE 19801. BPC Health Corporation (BPC Health) and Borealis Power Holdings Inc. (Borealis Power) may be deemed, as a result of their ownership of 49.5% of the shares of Class A Common Stock of TTHC (Class A Shares) and 49.5% of the shares of Class B Common Stock of TTHC (Class B Shares), respectively, and certain provisions of TTHC’s Shareholders Agreement (which provide that BPC Health and Borealis Power, when acting together with Cheyne Walk Investment Pte Ltd or Hunt Strategic Utility Investment, L.L.C., may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. OMERS Administration Corporation (OAC) beneficially owns BPC Health and, therefore, OAC may also be deemed to have beneficial ownership of such LLC Units. Borealis Power is wholly-owned by Borealis Infrastructure Corporation and Borealis Management Trust owns 70% of the voting shares of Borealis Infrastructure Corporation. The trustee of Borealis Management Trust is Borealis Infrastructure Holdings Corporation and, therefore, Borealis Infrastructure Holdings Corporation may also be deemed to have beneficial ownership of such LLC Units. The address of OAC is 1 University Avenue, Suite 400, Toronto, Ontario M5J 2P1, Canada. The address of Borealis Infrastructure Holdings Corporation is 333 Bay Street, Suite 2400, Toronto, Ontario, M5H 2T6, Canada. Cheyne Walk Investment Pte Ltd (Cheyne Walk) may be deemed, as a result of its ownership of 49.5% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Cheyne Walk, when acting together with BPC Health and Borealis Power or Hunt Strategic Utility Investment L.L.C., may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Cheyne Walk is managed and controlled by GIC Special Investments Pte Ltd (GICSI). GICSI is wholly owned by GIC Private Limited (GIC), and is the private equity and infrastructure investment arm of GIC. GIC is an investment management company established to manage Singapore’s reserves and is wholly owned by the Government of Singapore. The address of each of Cheyne Walk, GICSI and GIC is 168 Robinson Road, #37-01, Capital Tower, Singapore 068912. Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic) may be deemed, as a result of its ownership of 1% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Hunt Strategic, when acting together with BPC Health and Borealis Power or Cheyne Walk, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Ray L. Hunt beneficially owns Hunt Strategic and therefore Mr. Hunt may also be deemed to have beneficial ownership of such LLC Units. The address of each of Hunt Strategic and Mr. Hunt is 1900 North Akard, Dallas, Texas 75201.
(7)	Includes the 1,396,008 equity interests owned by Oncor Management Investment LLC (Investment LLC). The managing member of Investment LLC is Oncor, which holds all of the outstanding voting interests of Investment LLC. The management and board of directors of Oncor may be deemed, as a result of their management of Oncor, to have shared voting or dispositive power. The following Named Executive Officers and directors each beneficially own the following amounts of the outstanding non-voting membership interests of Investment LLC: Mr. Clevenger: 50,000 (including 8,702.9 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Clevenger’s behalf), Mr. Davis: 50,000 (including 19,868.4 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Davis’s behalf), Mr. Dunning: 20,000 (held by a family limited partnership, of which Mr. Dunning serves as managing general partner), Mr. Estrada: 5,000, Mr. Greer: 75,000 (including 25,000 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Greer’s behalf), Mr. Nye: 18,368, Mr. Shapard: 300,000 (held by a family limited partnership, of which Mr. Shapard serves as general partner) and Mr. Wortham: 10,000 (held by a revocable trust, of which Mr. Wortham serves as trustee and beneficiary). Each of the persons referenced in this footnote disclaims beneficial ownership of such equity interests except to the extent of their pecuniary interest in those equity interests. See “Executive Compensation – Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of Oncor’s executive officers and “Executive Compensation – Director Compensation – Purchases of Class B Interests” for a discussion of investments in Investment LLC by certain of Oncor’s independent directors. The address of each individual named in this footnote is c/o Oncor Management Investment LLC, c/o Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas, 75202, Attn: Legal Department.
(8)	Mr. Evenden is Head of Infrastructure – North America for GICSI and a Director of TTHC. Mr. Evenden does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Evenden is c/o GIC Special Investments Pte Ltd, 280 Park Avenue, 9th Floor, New York, NY 10017.
(9)	Mr. Youngblood is an independent director on the board of EFH Corp. He does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held indirectly by EFH Corp. Mr. Youngblood beneficially owns less than 1% of the outstanding shares of EFH Corp.
(10)	Mr. Zucchet is Managing Director of Borealis Infrastructure Management Inc., a Director and Senior Vice President of TTHC and a Senior Vice President of Borealis Power. Mr. Zucchet does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Zucchet is c/o Borealis Infrastructure Management Inc., Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2100, Toronto, ON M5J 2J2 Canada.
(11)	Less than 1% beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Policies and Procedures Relating to Related Party Transactions

Our board of directors has adopted a written policy regarding related person transactions as part of our corporate governance guidelines. Under this policy, a related person transaction shall be consummated or shall continue only if:

1. the Audit Committee of our board of directors approves or ratifies such transaction in accordance with the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2. the transaction is approved by the disinterested members of the board of directors; or

3. the transaction involves compensation approved by the O&C Committee of the board of directors.

For purposes of this policy, the term “related person” means any related person pursuant to Item 404 of Regulation S-K of the Securities Act, except transactions with EFH Group Members (as defined below), which are subject to restrictions set forth in our Limited Liability Company Agreement.

A “related person transaction” is a transaction between us and a related person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act, if applicable), other than the types of transactions described below, which are deemed to be pre-approved by the Audit Committee:

1. any compensation paid to an executive officer or director if the compensation is reported (or would have been reported, in the case of executive officers that are not named executive officers) under Item 402 of Regulation S-K of the Securities Act, provided that such executive officer or director is not an immediate family member of an executive officer or director and provided that the board of directors or the O&C Committee has approved such compensation;

2. any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s ownership interests;

3. any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director;

4. any transaction with a partnership in which a related person’s only relationship is as a limited partner, and the related person is not a general partner and does not hold another position in the partnership, and all related persons have an interest of less than 10% in the partnership;

5. transactions where the related person’s interest arises solely from the ownership of Oncor’s equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

6. transactions involving a related party where the rates or charges involved are determined by competitive bids;

7. any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, as rates or charges fixed in conformity with law or governmental authority;

8. any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar service;

9. transactions available to all employees or customers generally (unless required to be disclosed under Item 404 of Regulation S-K of the Securities Act, if applicable);

10. transactions involving less than $100,000 when aggregated with all similar transactions;

11. transactions between Oncor and its subsidiaries or between subsidiaries of Oncor;

12. transactions not required to be disclosed under Item 404 of Regulation S-K of the Securities Act; and

13. open market purchases of Oncor or its subsidiaries’ debt or equity securities and interest payments on such debt securities.

Our board of directors has determined that it is appropriate for its Audit Committee to review and approve or ratify related person transactions. In unusual circumstances, we may enter into related person transactions in advance of receiving approval, provided that such related person transactions are reviewed and ratified as soon as reasonably practicable by the Audit Committee of the board of directors. If the Audit Committee determines not to ratify such transactions, we shall make all reasonable efforts to cancel or otherwise terminate such transactions.

The related person transactions described below under the heading “Related Party Transactions” were generally approved prior to the adoption of our related party transactions policy. Except as otherwise indicated, these transactions were approved by our board of directors.

The related person transactions policy described above also does not apply to transactions with EFH Group Members (as defined below), which are subject to restrictions set forth in our Limited Liability Company Agreement. Accordingly, the transactions with EFH Corp. or its subsidiaries were not approved by the board of directors or Audit Committee and were approved by our management.

Our Limited Liability Company Agreement requires certain separateness undertakings and provides that we will maintain an arm’s length relationship with EFH Corp., its successors, its subsidiaries and any individual or entity controlling or owning, directly or indirectly, more than 49% of our outstanding equity interests (collectively, the EFH Group Members), other than Oncor Holdings, Texas Transmission and each of their subsidiaries and only enter into transactions, other than certain specified transactions, with the EFH Group Members that are both (i) on a commercially reasonable basis, and (ii) if such transaction is material, approved by (a) a majority of the members of our board of directors, and (b) prior to a Trigger Event (as defined in our Limited Liability Company Agreement), the directors appointed by Texas Transmission, at least one of whom must be present and voting in order to approve the transaction.

Related Party Transactions

Transactions with EFH Corp. and its Subsidiaries

Except as otherwise indicated, transactions described below were between us and either EFH Corp. or its wholly-owned subsidiaries (other than the subsidiary described under “– Limited Partnership Interest”) and were approved by our management.

Transactions with TCEH

As a result of the Reorganized TCEH Spin-Off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates as of October 3, 2016. See “Prospectus Summary—EFH Corp. Bankruptcy Proceedings,” and Note 2 to Interim Financial Statements for a discussion of the Reorganized TCEH Spin-Off.

We recorded revenue from TCEH, principally for electricity delivery fees, which totaled $700 million, $955 million, $971 million and $967 million for the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included less than $1 million for the nine months ended September 30, 2016, approximately $1 million for the year ended December 31, 2015 and $2 million for each of the years ended December 31, 2014 and 2013 pursuant to a transformer maintenance agreement with TCEH. The balance sheets at September 30, 2016 and December 31, 2015 and 2014 reflect accounts receivable from affiliates totaling $146 million, $118 million and $118 million, respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees.

Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to, prior to the Reorganized TCEH Spin-Off, TCEH, and after the Reorganized TCEH Spin-Off, to Reorganized TCEH. Delivery fee surcharges totaled $15 million for the nine months ended September 30, 2016, $17 million for the years ended December 31, 2015 and 2014, and $16 million for the year ended December 31, 2013. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at September 30, 2016 and December 31, 2015 and 2014, TCEH had posted letters of credit in the amount of zero, $6 million and $9 million, respectively for our benefit.

Services Provided by EFH Subsidiaries

EFH Corp. subsidiaries charge us for certain administrative services at cost. These costs, which are reported in operation and maintenance expenses, totaled less than $1 million, $17 million, $32 million and $30 million for the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively, and include the administrative fees paid to EFH Corp. as discussed under “Health and Welfare Benefit Agreements” below.

Services Provided to EFH Subsidiaries

Subsidiaries of EFH Corp. paid us $215,000, $939,000, $303,000 and $143,000 for the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively, with respect to services we provided to EFH Corp. subsidiaries (excluding revenue, including electricity delivery fees, collected from TCEH). These services included relocations, various studies and other services for the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013.

Real Estate Transactions/Shared Facilities

We and EFH Corp. subsidiaries also bill each other for shared facilities. Our payments to EFH Corp. and/or its subsidiaries with respect to shared facilities (including lease payments, utilities and telecommunications equipment) totaled $3 million for the nine months ended September 30, 2016 and $4 million for each of the years ended December 31, 2015, 2014 and 2013. Payments we received from EFH Corp. and/or its subsidiaries with respect to shared facilities totaled $1 million for the nine months ended September 30, 2016 and $2 million for each of the years ended December 31, 2015, 2014 and 2013.

Pension and OPEB Plans

We sponsor the Oncor Retirement Plan and have liabilities under the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Code, and are subject to the provisions of ERISA. Employees do not contribute to either plan. EFH established the Oncor Retirement Plan as a spin-off of the EFH Retirement Plan, and Oncor assumed sponsorship of the Oncor Retirement Plan effective January 1, 2013 pursuant to a 2012 agreement.

Until 2014, we made certain OPEB payments to voluntary employee benefit trusts (“VEBAs”) established under the EFH health & welfare benefit plan for retiree life insurance benefits, union retiree health care benefits, and non-union retiree health care benefits. In March and April 2014, pursuant to agreements between Oncor and EFH, all of the assets attributable to former Oncor employees were transferred from the EFH VEBAs to corresponding VEBAs established by Oncor.

Until July 1, 2014, we also participated in the health care and life insurance benefit plan, the EFH OPEB Plan, offered by EFH Corp. to eligible employees of EFH Corp. and its subsidiaries and their eligible dependents upon the retirement of such employees from us. See “Health and Welfare Benefit Agreements” below regarding the transfer of retirees from the EFH OPEB Plan to the Oncor OPEB Plan effective July 1, 2014). In 2015, 2014 and 2013, we made cash contributions to the EFH Retirement Plan trust totaling $51 million, $64 million and $6 million, respectively, and to the EFH OPEB Plan totaling zero, $7 million and $11 million, respectively. These amounts represent our obligations for certain employees of EFH Corp.’s predecessor at the time of deregulation of the Texas electricity market. PURA allows for our recovery of those costs and, as a result, in 2005 we entered into an agreement with EFH Corp.’s predecessor to assume those costs.

For additional information on pension and OPEB plans, see Note 10 to Annual Financial Statements and Note 9 to Interim Financial Statements.

Health and Welfare Benefit Agreements

We previously participated in the Energy Future Holdings Health and Welfare Benefit Program, pursuant to which we provided employee benefits to our workforce. In October 2013, we notified EFH Corp. of our intention to withdraw from the benefit program, effective June 30, 2014, and entered into an agreement with EFH Corp. pursuant to which we agreed to pay EFH Corp. (i) $1 million, to reimburse EFH Corp. for its increased costs of providing benefits under the program as a result of our withdrawal from the program, and (ii) an administrative fee of $100,000, to compensate EFH Corp. for the additional administrative work required of EFH Corp. in order to effectuate our withdrawal from the benefit program and transition to a new benefit program. These amounts were paid in a lump sum on June 30, 2014, the effective date of our withdrawal from the EFH Corp. benefit program and are included in the administrative services costs paid to EFH Corp. as discussed above under “Services Provided by EFH Subsidiaries.”

In April 2014, in connection with our withdrawal from the EFH Corp. health and welfare program, we entered into an agreement with EFH Corp. (Split Participant Agreement) pursuant to which we agreed to transfer to the new Oncor retiree benefit plan effective July 1, 2014 certain current and future retirees of Oncor and EFH Corp. whose employment included service assigned to both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to that agreement, EFH reimbursed us $179,000 and zero with respect to its portion of the liability for retiree benefits under the Oncor OPEB Plan for 2015 and the period from July 1, 2014 to December 31, 2014, respectively. In addition, the agreement provides that EFH Corp. will pay us an annual administration fee of $60,000, payable on the first day of the applicable plan year, for our administrative services relating to the plan. In addition, the agreement provides that effective January 1, 2016, the $60,000 annual fee shall be increased each year by the percentage increase in the Consumer Price Index for the preceding year. These administration fees will be reported in “Services Provided to EFH Subsidiaries” above. In connection with the Reorganized TCEH Spin-Off, Reorganized TCEH assumed EFH Corp.’s retiree welfare benefit obligations. In October 2016, we entered into an amended and restated Split Participant Agreement (Amended and Restated Split Participant Agreement) with an affiliate of Reorganized TCEH. The Amended and Restated Split Participant Agreement does not provide for payment of an annual administration fee. Pursuant to the Amended and Restated Split Participant Agreement, Reorganized TCEH will reimburse Oncor for its portion of the liability for retiree benefits under the OPEB Plan.

Until December 31, 2014, Oncor employees participated in the EFH Thrift Plan, a defined contribution plan. Effective January 1, 2015, Oncor established the Oncor Thrift Plan as a spin off from the EFH Thrift Plan. Pursuant to an agreement between Oncor and EFH, all assets relating to the thrift plan accounts of Oncor participants were transferred from the EFH Thrift Plan to the Oncor Thrift Plan in January 2015.

Potential Exposure in the EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed in Note 1 to Annual Financial Statements mitigate our potential exposure to the EFH Bankruptcy Proceedings.

See Note 2 to Interim Financial Statements for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Agreements with Oncor Members

Tax-Sharing Agreement

We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that they would be reimbursed to rate payers.

At September 30, 2016 and December 31, 2015, we had receivables from members under the agreement related to federal income taxes totaling $107 million and $136 million, respectively ($84 and $109 million due from EFH Corp. and $23 and $27 million due from Texas Transmission and Investment LLC, respectively) and a current Texas margin tax payable to EFH Corp. totaling $15 and $20 million, respectively. At December 31, 2014, we had receivables from members under the agreement related to federal income taxes totaling $180 million ($144 million due from EFH Corp. and $36 million due from Texas Transmission and Investment LLC) and a current Texas margin tax payable to EFH Corp. totaling $24 million.

We made in lieu of income tax payments totaling $20 million and $159 million, respectively (including zero and $27 million in federal income tax-related payments to members other than EFH Corp.) in the nine months ended September 30, 2016 and the year ended December 31, 2015. We made in lieu of income tax payments totaling $291 million (including $54 million in federal income tax-related payments to members other than EFH Corp.) in the year ended December 31, 2014. Also, we made in lieu of income tax payments totaling $101 million (including $11 million in federal income tax-related payments to members other than EFH Corp.) in the year ended December 31, 2013.

Pursuant to the terms of Investment LLC’s limited liability company agreement, Investment LLC dividends cash it receives from us to the holders of Class B Interests pro rata in accordance with their Class B Interests. See “Executive Compensation – Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of our executive officers and “Executive Compensation — Director Compensation – Purchases of Class B Interests” for a discussion of investments in Investment LLC by certain of our independent directors. The amounts distributed by Investment LLC to the holders of Class B Interests consist of both (1) Investment LLC’s pro rata share of any dividends we pay to members with respect to our earnings, and (2) Investment LLC’s pro rata share of any amounts we pay to members pursuant to our obligations under the tax sharing agreement.

Second Amended and Restated Limited Liability Company Agreement of Oncor

The Second Amended and Restated Limited Liability Company Agreement of Oncor (as amended, Limited Liability Company Agreement), among other things, sets out the members’ respective governance rights in respect of their ownership interests in Oncor. Among other things, the Limited Liability Company Agreement provides for the management of Oncor by a board of directors consisting of 12 members, including at least seven Independent Directors (as defined in the Limited Liability Company Agreement), two directors designated directly or indirectly by Texas Transmission (subject to certain conditions), two directors designated indirectly by EFH Corp. and one director that is also an officer of Oncor. Texas Transmission also has the right to designate one non-voting observer to the board of directors, who is entitled to attend all meetings of the board of directors (subject to certain exceptions) and receive copies of all notices and materials provided to the board of directors.

The Limited Liability Company Agreement prohibits Oncor and its subsidiaries from taking certain material actions outside the ordinary course of business without prior approvals by the members, some or all of the Independent Directors and/or the directors designated by one or more of the members. Additionally, the Limited Liability Company Agreement contains provisions regulating capital accounts of members, allocations of profits and losses and tax allocation and withholding.

The Limited Liability Company Agreement also requires that any changes to Oncor’s procedures and limitations on declaring and paying distributions be approved by (i) a majority of the Independent Directors, (ii) all of the EFH Corp. directors and (iii) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such matter. In addition, any annual budget with an aggregate amount of capital and operating and maintenance expenditures that are more than 10% less than the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action. Also, any acquisition of or investment in any third party which involves the purchase of or investment in assets located outside the State of Texas for consideration in an amount greater than $1.5 billion must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action.

Registration Rights Agreement

In November 2008, we entered into a registration rights agreement (Registration Rights Agreement) by and among us, Oncor Holdings, Texas Transmission and EFH Corp. The Registration Rights Agreement grants customary registration rights to certain of our members. Subject to certain limitations set forth in the Registration Rights Agreement, these rights include, without limitation, the following: (i) the right of Oncor Holdings at any time, and after ten years from the date of the Registration Rights Agreement, the right of Texas Transmission, to demand that we register a specified amount of membership interests in accordance with the Securities Act of 1933, as amended; (ii) the right of both Oncor Holdings and Texas Transmission to demand registration of a specified amount of membership interests following an initial public offering; and (iii) the right of all members that are parties to the Registration Rights Agreement to have their membership interests registered if we propose to file a registration statement relating to an offering of membership interests (with certain exceptions).

Subject to certain exceptions, whenever we are required to effect the registration of any membership interests pursuant to the Registration Rights Agreement, we have agreed to use our best efforts to cause the applicable registration statement to become effective, and to keep each such registration statement effective until the earlier of (a) at least 180 days (or two years for a shelf registration statement) or (b) the time at which all securities registered under such registration statement have been sold.

Investor Rights Agreement

The investor rights agreement dated as of November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission, EFH Corp. and any other persons that subsequently become a party thereto (Investor Rights Agreement) governs certain rights of certain members of Oncor and EFH Corp. arising out of their direct or indirect ownership of Oncor membership interests, including, without limitation, transfers of Oncor membership interests and restrictions thereon. Texas Transmission may transfer its Oncor membership interests under a registration statement or pursuant to applicable securities laws. The Investor Rights Agreement also grants Texas Transmission certain “tag-along” rights in relation to certain sales of Oncor membership interests by Oncor Holdings. Subject to certain conditions, these “tag-along” rights allow Texas Transmission to sell a pro-rata portion of its Oncor membership interests in the event of a sale of Oncor membership interests by Oncor Holdings on the same terms as Oncor Holdings would receive for its Oncor membership interests. The agreement further provides that under certain offerings of equity securities occurring before an initial public offering of Oncor, Texas Transmission and Oncor Holdings will receive preemptive rights to purchase their pro-rata share of the equity securities to be sold pursuant to such offerings. The Investor Rights Agreement also provides EFH Corp. with a right of first refusal to purchase any Oncor membership interests to be sold in a permitted sale by Texas Transmission or its permitted transferees.

Additionally, Texas Holdings, EFH Corp., certain of EFH Corp.’s subsidiaries and Oncor Holdings have certain “drag-along” rights in relation to offers from third-parties to purchase their directly or indirectly owned membership interests in Oncor, where the resulting sale would constitute a change of control of Oncor. These “drag-along” rights compel Texas Transmission and all other members of Oncor to sell or otherwise transfer their membership interests in Oncor on substantially the same terms as Texas Holdings, EFH Corp., the EFH Corp. subsidiary or Oncor Holdings (as applicable). Pursuant to the Investor Rights Agreement, all members of Oncor that have entered into such agreement must cooperate with Oncor in connection with an initial public offering of Oncor.

Transactions with the Sponsor Group

Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses.

Transactions with Portfolio Companies of Certain of our Beneficial Owners

The beneficial owners of the Sponsor Group and Texas Transmission include private equity and hedge funds who make equity investments in multiple companies (Portfolio Companies) in the ordinary course of their business. We have in the past entered into, and may continue to enter into, transactions with Portfolio Companies or their affiliates, which may result in revenues to members of the Sponsor Group or the beneficial owners of Texas Transmission in excess of $120,000 annually. Effective March 31, 2015, KKR, a member of the Sponsor Group, acquired 16.6% of the beneficial ownership of Willbros Group, Inc. We paid subsidiaries of Willbros Group, Inc. approximately $174.16 million in 2015 for transmission and distribution construction services. We are also party to an agreement with a subsidiary of Northgate Information Solutions for human resources services and software solutions, and paid the subsidiary $2,418,197, $3,141,784, $1,619,690, and $2,376,272 in the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. The equity of Northgate Information Solutions is 90% beneficially owned by KKR. These transactions with subsidiaries of Willbros Group, Inc. and Northgate Information Solutions were ratified by our Audit Committee in accordance with our related party transactions policy.

SARs Exercise Agreements

In November 2012, our board of directors accepted for early exercise all outstanding SARs issued under the SARs Plan and the Director SARs Plan. The early exercise was completed pursuant to the provision of the plans that permits the board to accelerate the vesting and exercisability of SARs. Each of our executive officers and certain of our independent directors (currently Messrs. Dunning, Estrada and Wortham) were participants in the SARs early exercise in 2012. In connection with the early exercise, each participant in the plans entered into an exercise agreement that entitled each participant to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. As a result of the early exercise, in 2012 we paid an aggregate of approximately $64 million related to Exercise Payments ($57 million charged to expense), $35 million of which was attributable to our executive officers and $250,000 of which was attributable to independent directors that participated in the Director SARs Plan. We also began accruing interest on approximately $18 million in aggregate dividends. The dividends and interest are payable when dividends would become payable under the SARs Plan, which is generally upon a participant’s death, disability, separation from service, unforeseeable emergency, or a change in control, each as defined by section 409A of the Code. In the years ended December 31, 2015, 2014 and 2013, we recognized $713,000, $731,000 and $1,807,000, respectively, in accretion and interest related to dividends with respect to executive officers’ dividend accounts, and $3,000 for each of those years with respect to Director SARs Plan accounts.

Additionally, certain executive officers, including all of our current executive officers, agreed in their exercise agreements to defer payment of a portion of his/her Exercise Payment until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate for 2012 executive officers. In July 2014, the Organization & Compensation Committee of our board of directors approved the winding up of the trust containing these deferred payments and the distribution of amounts held in the trust to the participants, plus each officer’s proportionate share of the trust’s aggregate investment earnings. The trust was terminated, and these amounts were distributed, in August 2014.

Management Investment Opportunity

Each executive officer participating in the Management Investment Opportunity entered into a management stockholder’s agreement and sale participation agreement with us. Each director that purchased Class B Interests of Investment LLC in 2009 entered into a director stockholder’s agreement and a sale participation agreement with us. Currently, each of our executive officers is a party to a management stockholder’s agreement and a sale participation agreement, and each of Messrs. Dunning, Estrada and Wortham is a party to a director stockholder’s agreement and a sale participation agreement. The terms of these agreements, which were approved by the O&C Committee, are detailed below.

In October 2016, we entered into an interest purchase agreement with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE, and Investment LLC pursuant to which T&D Equity Acquisition, LLC would purchase the 1,396,008 limited liability company interests that Investment LLC owns in Oncor in exchange for a purchase price of approximately $27 million. The interest purchase agreement contains various conditions precedent to consummation of the transactions contemplated by the agreement, including the consummation of the transactions contemplated by the NEE Merger Agreement. For additional information regarding the NEE Merger Agreement, see Note 2 to Interim Financial Statements and “Our Business and Properties—EFH Corp. Bankruptcy Proceedings.”

Management Stockholder’s Agreement

The management stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Except in certain limited circumstances, any Oncor equity interests or Class B Interests beneficially owned by the participant will be non-transferable prior to the later of (1) October 10, 2012 or (2) with respect to certain interests, a “qualified public offering” (as defined in the management stockholder’s agreement). In addition, the management stockholder’s agreement gives the Company certain rights of first refusal in the event the participant attempts to sell any Oncor equity interests or Class B Interests prior to the earlier to occur of (1) a “change in control” (as defined in the management stockholder’s agreement) or (2) consummation of a qualified public offering of Oncor.

In addition, the management stockholder’s agreement gives us certain rights to repurchase the participant’s Class B Interests if we terminate the participant’s employment for cause (as defined in the management stockholder’s agreement) or if the participant violates certain of his or her non-compete obligations, at a price equal to the lesser of the fair market value of the Class B Interests or the purchase price paid by the participant for the Class B Interests. The management stockholder’s agreement also gives the participant or the participant’s estate, as applicable, certain rights to compel our company to repurchase its Oncor equity interests and Class B Interests upon the death or disability of the participant for a price equal to the fair market value of the Oncor equity interests and Class B Interests. Generally, these rights will terminate on the earlier of (a) a change in control of Oncor or (b) a public offering of Oncor or Investment LLC equity.

Furthermore, the management stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) a sale of 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor

Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, these rights will terminate on the earlier of (a) a change in control of Oncor or (b) a public offering of Oncor or Investment LLC equity.

The management stockholder’s agreement also contains certain non-compete provisions, including a restriction on the participant from engaging in a competing business during the term of the participant’s employment with us and for 12 months following his or her termination of employment with us.

Director Stockholder’s Agreement

The director stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Until the earlier of a “qualified public offering” (as defined in the director stockholder’s agreement), five years from the date of the agreement or the occurrence of a “change of control” (as defined in the director stockholder’s agreement) in the event a director proposes to transfer any Oncor equity interests or Class B Interests, except in certain limited circumstances, such director must first offer such equity interests or Class B Interests to us or Investment LLC, as applicable.

Furthermore, the director stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or the later of (i) five years from the date of the agreement, or (ii) a public offering of Oncor or Investment LLC equity.

Sale Participation Agreements

The sale participation agreements entered into by members of our management and board of directors in connection with their investments in Investment LLC give us, Oncor Holdings and certain of Oncor Holdings’ investors drag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. In addition, the sale participation agreement gives the participant tag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. The form of sale participation agreement entered into by management is essentially identical to the form of sale participation agreement entered into by directors. In each case, the rights described in this paragraph will terminate on the earlier of (1) a change in control of Oncor or (2) certain public offerings of Oncor’s equity interests.

Director Independence

Our Limited Liability Company Agreement provides that seven members of our board of directors must be deemed independent. For a director to be deemed independent, our board of directors must affirmatively determine that such director does not have a material relationship with Oncor or EFH Corp. or their respective successors and subsidiaries, any entity that controls or owns directly or indirectly more than 49% of the equity interests in Oncor, and certain other specified entities that directly or indirectly own securities of Oncor (collectively, the Non-Ring Fenced Entities). In addition, under our Limited Liability Company Agreement, to be deemed independent, a director must also meet the independence standards in Section 303A of the New York Stock Exchange Manual in all material respects. Our Limited Liability Company Agreement further provides that a director that otherwise meets these requirements will not be precluded from qualifying as independent if such director otherwise meets such criteria but (i) served as a director or shareholder of EFH Corp. prior to the October 2007 merger of Texas Energy Future Merger Sub Corp. with and into EFH Corp., (ii) indirectly or beneficially owns equity interests through a mutual fund or similar investment vehicle with respect to which the director does not have discretion or control over the investments held by such investment vehicle, (iii) directly or indirectly holds an amount of legal or beneficial stock in any of the Non-Ring Fenced Entities that is de minimis and which the other independent directors determine would not reasonably be expected to influence the judgment of such director in determining the interests of Oncor or its members, or (iv) is a ratepayer, supplier, creditor or independent contractor of, or a person who received any benefit from or provided any services to, Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, if the other independent directors determine that such relationship would not reasonably be expected to influence the judgment of the director in determining the interests of Oncor or its members.

In addition, our Limited Liability Company Agreement requires that two of the seven independent members of our board of directors also meet additional independence qualifications. These directors, known as special independent directors, may not, during their service as a director or at any time in the five years preceding their appointment, be (i) a direct or indirect legal or beneficial owner in Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, (ii) a creditor; supplier; employee; officer; director; family member of any officer, employee or director; manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, or (iii) a person who controls (directly, indirectly or otherwise) Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities or any creditor, supplier, employee, officer, director, manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities. However, a director will not be precluded from being deemed a special independent director if such director otherwise meets the requirements but (i) indirectly or beneficially owns stock through a mutual fund or similar diversified investment vehicle (other than investment vehicles affiliated with KKR, TPG or Goldman Sachs & Co.), or (ii) directly or indirectly legally or beneficially owns interests in a Non-Ring Fenced Entity, if such ownership does not exceed one percent of the net worth of such director. A special independent director may also serve as an independent director of Oncor Holdings or any of Oncor’s subsidiaries.

Our board of directors has determined that Messrs. Adams, Dunning, Estrada, Gary, Hill, Mack and Wortham are independent directors under the standards in Section 303A of the New York Stock Exchange Manual and the other standards in our Limited Liability Company Agreement. Further, our board of directors has determined that each of Messrs. Gary and Hill qualifies as a special independent director under the standards set forth in our Limited Liability Company Agreement.

Mr. Adams is our Chairman of the Board, and presides at all meetings of our board of directors. Mr. Adams was appointed Chairman of the Board effective July 2015. Mr. Dunning is the Lead Independent Director of our board of directors and has served in such role since July 2010. The Lead Independent Director performs such duties and responsibilities as may be specified by the board.

Our board of directors has designated an Audit Committee, Nominating and Governance Committee and Organization and Compensation Committee to exercise certain powers and authorities of the board of the directors. Members of these committees are not required by our Limited Liability Company Agreement or board of directors to meet any independence standards. Mr. Zucchet has served on the Organization and Compensation Committee since May 2010, and Mr. Liaw served on such committee from its inception until his resignation from our board of directors on January 22, 2015. Mr. Ferguson, originally appointed to the Nominating and Governance Committee effective February 2011, was removed from such committee and appointed to the Organization and Compensation Committee effective July 29, 2015. Mr. Zucchet was also appointed to the Nominating and Governance Committee effective February 2011. Mr. Evenden, who was appointed by Texas Transmission to our board of directors in October 2014, was appointed to the Audit Committee effective October 2014. Mr. Youngblood, who was appointed to our board of directors by Oncor Holdings at the direction of EFIH in March 2015, was appointed to the Audit Committee effective July 29, 2015. None of Messrs. Evenden, Ferguson, Liaw, Youngblood or Zucchet qualifies as an independent director for purposes of our Limited Liability Company Agreement.

DESCRIPTION OF THE SECURITIES

General

The 2032 notes and 2033 notes (collectively, the May 2002 Indenture securities) are issued under the May 2002 Indenture. The 2017 notes, 2018 notes, 2020 notes, 2038 notes, 2040 notes and the debentures (collectively, the August 2002 Indenture securities) are issued under the August 2002 Indenture. The applicable Indenture and an officer’s certificate relating to the respective securities (collectively, Officer’s Certificates) establish the terms of each series of the securities. We refer to the securities and all other debt securities issued under the Indentures, collectively as “Debt Securities.” We refer to the Debt Securities issued or that may be issued in the future under the May 2002 Indenture as the “May 2002 Indenture Debt Securities,” and the Debt Securities issued or that may be issued in the future under the August 2002 Indenture as the “August 2002 Indenture Debt Securities.” The Indentures permit us to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indentures and the Deed of Trust. See “— Deed of Trust — Securing Additional Obligations,” “— May 2002 Indenture — Limitation on Secured Debt” and “— August 2002 Indenture —Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the securities of any series, create and issue further Debt Securities having the same terms and conditions as the securities in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of securities.

The Indentures, the Officer’s Certificates for each series of securities and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities or the Indentures or the Deed of Trust. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures, the Officer’s Certificates and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indentures and the Deed of Trust. Whenever we refer to particular sections or defined terms of the Indentures or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.

The securities and other Debt Securities issued under the Indentures will rank equally with all of our other senior indebtedness that is secured by the Collateral. At September 30, 2016, we had $5.875 billion principal amount of senior secured debt outstanding (which does not include $887 million of short-term debt outstanding under our revolving credit facility (including $7 million of letters of credit issued under our revolving credit facility), which are secured by the Collateral).

Each series of securities is represented by one or more global certificates, issued in fully registered form and registered in the name of Cede & Co., as registered owner and as nominee for DTC. DTC acts as securities depository for the securities, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “–Book-Entry Settlement and Clearance” below.

The securities may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, agent of The Bank of New York Mellon Trust Company, N.A., New York, New York.

May 2002 Indenture

Maturity and Interest

The 2032 notes will mature on May 1, 2032 and the 2033 notes will mature on January 15, 2033. Interest on the May 2002 Indenture securities of each series will:

•	be payable in U.S. dollars at the rate of 7.000% with respect to the 2032 notes, and 7.250% with respect to the 2033 notes;

•	be computed for each interest period on the basis of a 360 day year consisting of twelve 30 day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on (1) January 15 and July 15 of each year, for the 2033 notes, and (2) May 1 and November 1 of each year, for the 2032 notes, and in each case, at maturity;

•	accrue from, and including the last interest payment date of each of the May 2002 Indenture securities; and

•	be paid to the persons in whose names the May 2002 Indenture securities are registered at the close of business on the record date for such May 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the May 2002 Indenture securities of each series. We shall not be required to make transfers or exchanges of the May 2002 Indenture securities for a period of 15 days before an interest payment date.

The covenants contained in the May 2002 Indenture will not afford holders of the May 2002 Indenture securities protection in the event of a highly-leveraged transaction involving us.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. (May 2002 Indenture, Section 115.) The term “business day” means, with respect to any security, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the May 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem any May 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the May 2002 Indenture securities, we will pay a “make-whole” redemption price equal to the greater of

•	100% of the principal amount of the May 2002 Indenture securities being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the May 2002 Indenture securities of the series being redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus (1) .30% with respect to the 2032 notes and (2) .35% with respect to the 2033 notes, plus, in each case, accrued interest to the redemption date on the May 2002 Indenture securities being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the May 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the May 2002 Indenture securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15(519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, with respect to the 2032 notes, and Merrill Lynch Government Securities, Inc., with respect to the 2033 notes, and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and the notice shall be of no effect unless the moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the May 2002 Indenture securities or portions thereof called for redemption.

Payment and Paying Agents

Interest on each May 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any May 2002 Indenture security, the defaulted interest may be paid to the holder of that May 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (May 2002 Indenture, Section 307.)

Principal, premium, if any, and interest on the May 2002 Indenture securities at maturity will be payable upon presentation of the May 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon, agent of The Bank of New York Mellon Trust Company, N.A., New York, New York, as paying agent for Oncor. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to the payment. We may change the place of payment on the May 2002 Indenture securities, appoint one or more additional paying agents, including Oncor, and remove any paying agent, all at our discretion. (May 2002 Indenture, Section 702.)

Registration and Transfer

The transfer of May 2002 Indenture securities may be registered, and such securities may be exchanged for other securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (May 2002 Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of such May 2002 Indenture securities. (May 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of such May 2002 Indenture securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to execute or to provide for the registration, transfer or exchange of

•	any May 2002 Indenture security during the 15 days before an interest payment date;

•	any May 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any May 2002 Indenture security selected for redemption except the unredeemed portion of any May 2002 Indenture security being redeemed in part.

(May 2002 Indenture, Section 305.)

Defeasance

We will be discharged from our obligations on the May 2002 Indenture securities of a particular series if we irrevocably deposit with the Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of May 2002 Indenture securities. (May 2002 Indenture, Section 801.)

Security

The May 2002 Indenture securities were initially secured by a lien on substantially all of our tangible electric transmission and distribution property located in Texas. This lien was terminated effective as of October 25, 2005. Effective May 15, 2008, the May 2002 Indenture securities were secured equally and ratably with Additional Secured Debt pursuant to the Deed of Trust. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”

“Additional Secured Debt” means Debt under the Credit Agreement and the August 2002 Indenture and any future Debt secured by the Deed of Trust.

“Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor, JPMorgan Chase Bank, N.A., Citibank, N.A. and the other banks party thereto, as amended.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay this borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any of our Capitalized Lease Liabilities.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations, including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives, or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

Limitation on Secured Debt

So long as any of the May 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt, in each case as defined below, without the consent of the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective a provision whereby all May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding will be secured equally and ratably with this Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures this Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the May 2002 Indenture securities and other affected May 2002 Indenture Debt Securities then outstanding and meeting the other requirements set forth in the May 2002 Indenture.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property, other than Excepted Property (as defined in the May 2002 Indenture). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.

“Permitted Secured Debt” means, as of any particular time:

•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the May 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien shall extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code, or any successor provision of law, for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction or the proceeds of such property or such project; and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet; (1) liabilities for indebtedness maturing more than 12 months from the date of determination, and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

(May 2002 Indenture, Section 707.)

Consolidation, Merger and Conveyance of Assets

Under the terms of the May 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease as or substantially as an entirety to any entity our Electric Utility Property, unless:

•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric Utility Property as or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the May 2002 Indenture;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the May 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the May 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the May 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the May 2002 Indenture, shall have occurred and be continuing.

(May 2002 Indenture, Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the May 2002 Indenture and on the May 2002 Indenture Debt Securities then outstanding unless we elect to waive the release and discharge. (May 2002 Indenture, Section 1204.)

The May 2002 Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof (May 2002 Indenture, Section 1205); or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding May 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the May 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select and that is approved by the Trustee. (May 2002 Indenture, Section 1206.)

“Electric Utility Property” means our transmission and distribution properties of the type subject to the lien of the May 2002 Indenture, regardless of whether the lien of the May 2002 Indenture has been released, but exclusive of certain excepted property. (May 2002 Indenture, Section 1204).

The terms of the May 2002 Indenture do not restrict us in a merger in which we are the surviving entity. (May 2002 Indenture, Section 1205.)

Events of Default

“Event of default,” when used in the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities, means any of the following:

•	failure to pay interest on any May 2002 Indenture Debt Security for 30 days after it is due;

•	failure to pay the principal of or any premium on any May 2002 Indenture Debt Security when due;

•	failure to perform any other covenant in the May 2002 Indenture that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the May 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the May 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture or officer’s certificate for a particular series of May 2002 Indenture Debt Securities.

(May 2002 Indenture, Sections 901, 1301 and 1307.)

Remedies

If an event of default under the May 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities may declare the principal amount of all of the May 2002 Indenture Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the May 2002 Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	We have paid or deposited with the Trustee a sum sufficient to pay:

○	all overdue interest on all outstanding May 2002 Indenture Debt Securities;

○	the principal of and premium, if any, on the outstanding May 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

○	interest on overdue interest to the extent lawful; and

○	all amounts due to the Trustee under the May 2002 Indenture; and

•	any other event of default under the May 2002 Indenture with respect to the May 2002 Indenture Debt Securities of that series has been cured or waived as provided in the May 2002 Indenture.

(May 2002 Indenture, Section 902.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”

Except as otherwise required by the Trust Indenture Act of 1939, as amended (TIA), the Trustee is not obligated to exercise any of its rights or powers under the May 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (May 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding May 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the May 2002 Indenture. (May 2002 Indenture, Section 912.)

No holder of May 2002 Indenture Debt Securities will have any right to institute any proceeding under the May 2002 Indenture, or any remedy under the May 2002 Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the May 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities, inconsistent with the written request of the holders referred to above.

(May 2002 Indenture, Section 907.)

However, these limitations do not apply to a suit by a holder of a May 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the May 2002 Indenture Debt Security on or after the applicable due date. (May 2002 Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the May 2002 Indenture. (May 2002 Indenture, Section 705.)

Modification and Waiver

Without the consent of any holder of the May 2002 Indenture Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the May 2002 Indenture and in the May 2002 Indenture Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of May 2002 Indenture Debt Securities, or to surrender any right or power conferred upon us;

•	to add additional events of default under the May 2002 Indenture for all or any series of the May 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the May 2002 Indenture; provided, however, if the change will adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect, the change, elimination or addition will become effective only:

○	when the consent of the holders of May 2002 Indenture Debt Securities of such series has been obtained in accordance with the May 2002 Indenture; or

○	when no May 2002 Indenture Debt Securities of the affected series remain outstanding under the May 2002 Indenture;

•	to provide additional security for any May 2002 Indenture Debt Securities;

•	to establish the form or terms of May 2002 Indenture Debt Securities of any other series as permitted by the May 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the May 2002 Indenture Debt Securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, May 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange and notices to us may be served;

•	to amend and restate the May 2002 Indenture as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of May 2002 Indenture Debt Securities of any series in any material respect; or

•	to cure any ambiguity or inconsistency.

(May 2002 Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding may waive compliance by us with some restrictive provisions of the May 2002 Indenture. (May 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding May 2002 Indenture Debt Securities may waive any past default under the May 2002 Indenture, except a default in the payment of principal, premium, if any, or interest and the covenants and provisions of the May 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding May 2002 Indenture Debt Security of any series affected. (May 2002 Indenture, Section 913.)

The consent of the holders of a majority in aggregate principal amount of the May 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the May 2002 Indenture. However, if less than all of the series of May 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding May 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may without the consent of all the holders of the May 2002 Indenture Debt Securities of all series then outstanding:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any May 2002 Indenture Debt Security, or reduce the principal amount of any May 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any May 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding May 2002 Indenture Debt Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the May 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the May 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the May 2002 Indenture Debt Securities of any series.

A supplemental indenture that changes the May 2002 Indenture solely for the benefit of one or more particular series of May 2002 Indenture Debt Securities, or modifies the rights of the holders of May 2002 Indenture Debt Securities of one or more series, will not affect the rights under the May 2002 Indenture of the holders of the May 2002 Indenture Debt Securities of any other series. (May 2002 Indenture, Section 1302.)

The May 2002 Indenture provides that May 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the May 2002 Indenture Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (May 2002 Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding May 2002 Indenture Debt Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding May 2002 Indenture Debt Securities shall be computed as of the record date.

Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any May 2002 Indenture Debt Security will bind every future holder of that May 2002 Indenture Debt Security and the holder of every May 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that May 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the May 2002 Indenture Debt Security. (May 2002 Indenture, Section 106.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of the May 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the May 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the May 2002 Indenture. (May 2002 Indenture, Section 1010.)

Notices

Notices to holders of May 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for May 2002 Indenture securities, subject to applicable procedures of the Depository Trust Company (DTC). (May 2002 Indenture, Section 108.)

Title

We, the Trustee, and any agent of ours or the Trustee, may treat the person in whose name May 2002 Indenture securities are registered as the absolute owner thereof, whether or not the May 2002 Indenture securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (May 2002 Indenture, Section 308.)

Governing Law

The May 2002 Indenture and the May 2002 Indenture securities will be governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law. (May 2002 Indenture, Section 114.)

Information about the Trustee

The Trustee under the May 2002 Indenture is The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York). The Bank of New York Mellon Trust Company, N.A. and certain of its affiliates also act, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with affiliates of the trustee in the ordinary course of their businesses.

August 2002 Indenture

Maturity and Interest

The 2017 notes will mature on September 30, 2017, the 2018 notes will mature on September 1, 2018, the 2020 notes will mature on September 30, 2020, the debentures will mature on September 1, 2022, the 2038 notes will mature on September 1, 2038 and the 2040 notes will mature on September 30, 2040. Interest on the August 2002 Indenture securities will:

•	be payable in U.S. dollars at the rate of 5.000% with respect to the 2017 notes, 6.800% with respect to the 2018 notes, 5.750% with respect to the 2020 notes, 7.000% with respect to the debentures, 7.500% with respect to the 2038 notes and 5.250% with respect to the 2040 notes;

•	be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on (1) March 1 and September 1 of each year for the 2018 notes, the debentures and the 2038 notes and (2) March 30 and September 30 of each year for the 2017 notes, the 2020 notes and the 2040 notes, in each case, at maturity;

•	accrue from and including the last interest payment date of each of the August 2002 Indenture securities; and

•	be paid to the persons in whose names the August 2002 Indenture securities are registered at the close of business on the record date for such August 2002 Indenture securities, as set forth in the applicable Officer’s Certificate for the August 2002 Indenture securities. We shall not be required to make transfers or exchanges of the August 2002 Indenture securities for a period of 15 days before an interest payment date.

The covenants contained in the August 2002 Indenture will not afford holders of the August 2002 Indenture securities protection in the event of a highly-leveraged transaction involving us.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. (August 2002 Indenture, Section 113.)

The term “business day” means, with respect to any security, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the August 2002 Indenture securities, in whole or in part, at our option, at any time prior to their maturity. We will give notice of our intent to redeem the August 2002 Indenture securities at least 30 days prior to the redemption date. If we redeem all or any part of the August 2002 Indenture securities, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the August 2002 Indenture securities being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the August 2002 Indenture securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (1) 0.50%, with respect to the 2018 notes, the 2020 notes and the 2038 notes, (2) 0.25% with respect to the 2017 notes and the 2040 notes, and (2) 0.30%, with respect to the debentures;

plus, in each case, accrued interest to the redemption date on the August 2002 Indenture securities being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the August 2002 Indenture securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the August 2002 Indenture securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank or (2) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by us, which, with respect to the debentures, shall be Barclays Capital Inc.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the August 2002 Indenture securities or portions thereof called for redemption.

Payment and Paying Agents

Interest on each August 2002 Indenture security payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any August 2002 Indenture security, the defaulted interest may be paid to the holder of that August 2002 Indenture security as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that August 2002 Indenture security may be listed, if the Trustee finds it workable. (August 2002 Indenture, Section 307.)

Principal, premium, if any, and interest on the August 2002 Indenture securities at maturity will be payable upon presentation of the August 2002 Indenture securities at the corporate trust office of The Bank of New York Mellon, agent of The Bank of New York Mellon Trust Company, N.A., New York, New York, as paying agent for us. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the August 2002 Indenture securities, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion. (August 2002 Indenture, Section 702.)

Registration and Transfer

The transfer of August 2002 Indenture securities may be registered, and such August 2002 Indenture securities may be exchanged for other securities of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in New York, New York. (August 2002 Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the August 2002 Indenture securities. (August 2002 Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the August 2002 Indenture securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:

•	any August 2002 Indenture security during the 15 days before an interest payment date;

•	any August 2002 Indenture security during the 15 days before giving any notice of redemption; or

•	any August 2002 Indenture security selected for redemption in whole or in part except the unredeemed portion of any August 2002 Indenture security being redeemed in part.

(August 2002 Indenture, Section 305.)

Defeasance

We will be discharged from our obligations on the August 2002 Indenture securities if we irrevocably deposit with the Trustee or any paying agent, other than us, sufficient cash or U.S. government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of August 2002 Indenture securities. (August 2002 Indenture, Section 801.)

Security

The debentures were initially issued as unsecured debt securities. Effective May 15, 2008, the debentures were secured equally and ratably with the Additional Secured Debt pursuant to the Deed of Trust. The 2018 notes and 2038 notes were issued as Secured Debt and have been secured pursuant to the Deed of Trust since their issuance on September 8, 2008. The provisions of the Deed of Trust relating to the lien of the Deed of Trust are described below under “— Deed of Trust.”

“Additional Secured Debt” means Debt under the Credit Agreement and the May 2002 Indenture and any future Debt secured by the Deed of Trust.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any of our Capitalized Lease Liabilities.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•	any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right-of-way purposes.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property (as defined in the August 2002 Indenture)). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.

Limitation on Secured Debt

So long as any of the August 2002 Indenture Debt Securities remain outstanding, subject to the limitations described under “— Deed of Trust — Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective a provision whereby all August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•	we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the August 2002 Indenture securities and other affected August 2002 Indenture Debt Securities then outstanding and meeting certain other requirements set forth in the August 2002 Indenture.

“Permitted Secured Debt” means, as of any particular time:

•	Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•	Secured Debt secured by Purchase Money Liens (as defined in the August 2002 Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•	Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Code (or any successor provision of law), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•	Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•	in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of our Net Tangible Assets or 10% of our Capitalization.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

(August 2002 Indenture, Section 707.)

Consolidation, Merger and Sale of Assets

Under the terms of the August 2002 Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property as an entirety or substantially as an entirety to any entity, unless:

•	the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric Utility Property as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the August 2002 Indenture;

•	in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the August 2002 Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the August 2002 Indenture; and

•	immediately after giving effect to the transaction, no event of default under the August 2002 Indenture, or event which, after notice or lapse of time or both, would become an event of default under the August 2002 Indenture, has occurred and is continuing.

(August 2002 Indenture, Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations and covenants under the August 2002 Indenture and on the August 2002 Indenture Debt Securities then outstanding unless we elect to waive such release and discharge. (August 2002 Indenture, Section 1203.)

The August 2002 Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof, or

•	any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding August 2002 Indenture Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the August 2002 Indenture Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.

(August 2002 Indenture, Section 1205.)

“Electric Utility Property” means our property which is comprised of substantially all of our tangible properties in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (August 2002 Indenture, Section 101.)

The terms of the August 2002 Indenture do not restrict us in a merger in which we are the surviving entity. (August 2002 Indenture, Section 1204.)

Events of Default

“Event of default,” when used in the August 2002 Indenture with respect to August 2002 Indenture Debt Securities, means any of the following:

•	failure to pay interest on any August 2002 Indenture Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any August 2002 Indenture Debt Security when due and payable;

•	failure to perform or breach of any other covenant or warranty in the August 2002 Indenture that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the August 2002 Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the August 2002 Indenture Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture or officer’s certificate for a particular series of August 2002 Indenture Debt Securities.

(August 2002 Indenture, Sections 901, 1301 and 1307.)

Remedies

If an event of default under the August 2002 Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities may declare the principal amount of all of the August 2002 Indenture Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the August 2002 Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	We have paid or deposited with the Trustee a sum sufficient to pay:

○	all overdue interest on all outstanding August 2002 Indenture Debt Securities;

○	the principal of and premium, if any, on the outstanding August 2002 Indenture Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

○	interest on overdue interest to the extent lawful; and

○	all amounts due to the Trustee under the August 2002 Indenture; and

•	any other event of default under the August 2002 Indenture with respect to the August 2002 Indenture Debt Securities of a particular series has been cured or waived as provided in the August 2002 Indenture.

(August 2002 Indenture, Section 902.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Additional event of default remedies exist in the Deed of Trust, as described below under “— Deed of Trust — Event of Default Remedies.”

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the August 2002 Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (August 2002 Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding August 2002 Indenture Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such August 2002 Indenture Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the August 2002 Indenture. (August 2002 Indenture, Section 912.)

No holder of August 2002 Indenture Debt Securities will have any right to institute any proceeding under the August 2002 Indenture, for the appointment of a receiver or trustee, or for any other remedy under the August 2002 Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the August 2002 Indenture;

•	the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the August 2002 Indenture in its own name as Trustee under the August 2002 Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•	the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities inconsistent with the written request of the holders referred to above.

(August 2002 Indenture, Section 907.)

However, these limitations do not apply to a suit by a holder of an August 2002 Indenture Debt Security for payment of the principal, premium, if any, or interest on the August 2002 Indenture Debt Security on or after the applicable due date. (August 2002 Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the August 2002 Indenture. (August 2002 Indenture, Section 705.)

Modification and Waiver

Without the consent of any holder of August 2002 Indenture Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the August 2002 Indenture and in the August 2002 Indenture Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of August 2002 Indenture Debt Securities, or to surrender any right or power conferred upon us;

•	to add additional events of default under the August 2002 Indenture for all or any series of outstanding August 2002 Indenture Debt Securities;

•	to change or eliminate or add any provision to the August 2002 Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding August 2002 Indenture Debt Securities of any series or tranche in any material respect, it will become effective only:

○	when the consent of the holders of August 2002 Indenture Debt Securities of such series has been obtained in accordance with the August 2002 Indenture; or

○	when no August 2002 Indenture Debt Securities of the affected series remain outstanding under the August 2002 Indenture;

•	to provide additional security for any August 2002 Indenture Debt Securities;

•	to establish the form or terms of August 2002 Indenture Debt Securities of any other series or tranche as permitted by the August 2002 Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the August 2002 Indenture Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, August 2002 Indenture Debt Securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

•	to amend and restate the August 2002 Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of August 2002 Indenture Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.

(August 2002 Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series and tranches then outstanding may waive compliance by us with some restrictive provisions of the August 2002 Indenture. (August 2002 Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding August 2002 Indenture Debt Securities may waive any past default under the August 2002 Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the August 2002 Indenture that cannot be modified or be amended without the consent of the holder of each outstanding August 2002 Indenture Debt Security of any series or tranche affected. (August 2002 Indenture, Section 913.)

If the TIA is amended after the date of the August 2002 Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the August 2002 Indenture or the Deed of Trust, the August 2002 Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the TIA. We and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (August 2002 Indenture, Section 1301; Deed of Trust, Section 7.1(f).)

The consent of the holders of a majority in aggregate principal amount of the August 2002 Indenture Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the August 2002 Indenture. However, if less than all of the series of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of August 2002 Indenture Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding August 2002 Indenture Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding August 2002 Indenture Debt Security of each series or tranche so directly affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any August 2002 Indenture Debt Security, or reduce the principal amount of any August 2002 Indenture Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any August 2002 Indenture Debt Security;

•	reduce the percentage in principal amount of the outstanding August 2002 Indenture Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the August 2002 Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the August 2002 Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the August 2002 Indenture Debt Securities of any series or tranche.

(August 2002 Indenture, Section 1302.)

A supplemental indenture that changes or eliminates any covenant or other provision of the August 2002 Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, August 2002 Indenture Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of August 2002 Indenture Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the August 2002 Indenture of the holders of August 2002 Indenture Debt Securities of any other series or tranche. (August 2002 Indenture, Section 1302.)

The August 2002 Indenture provides that August 2002 Indenture Debt Securities owned by us or anyone else required to make payment on the August 2002 Indenture Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (August 2002 Indenture, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding August 2002 Indenture Debt Securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any August 2002 Indenture Debt Security will bind every future holder of that August 2002 Indenture Debt Security and the holder of every August 2002 Indenture Debt Security issued upon the registration of transfer of or in exchange for that August 2002 Indenture Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the August 2002 Indenture Debt Security. (August 2002 Indenture, Section 104.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of August 2002 Indenture Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the August 2002 Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the August 2002 Indenture. (August 2002 Indenture, Section 1010.)

Notices

Notices to holders of the August 2002 Indenture securities will be given by mail to the addresses of such holders as they may appear in the security register for the securities of that series, subject to applicable procedures of DTC. (August 2002 Indenture, Section 106.)

Title

Prior to due presentment of an August 2002 Indenture security for registration of transfer, we, the Trustee, and any agent of ours or the Trustee, may treat the person in whose name any August 2002 Indenture security is registered as the absolute owner of that security, whether or not such security may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (August 2002 Indenture, Section 308.)

Governing Law

The August 2002 Indenture and the August 2002 Indenture securities provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA is applicable and except to the extent that the law of the State of Texas mandatorily governs. (August 2002 Indenture, Section 112.)

Information About the Trustee

The Trustee under the August 2002 Indenture is The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York). The Bank of New York Mellon Trust Company, N.A. and certain of its affiliates act, and may act, as Collateral Agent under the Deed of Trust and as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other commercial and investment banking transactions with affiliates of the trustee and its affiliates in the ordinary course of their businesses.

Deed of Trust

Security

Except as described below under this heading and under “— Securing Additional Obligations,” and subject to the exceptions discussed under “— Release of Collateral,” all Debt Securities and other secured indebtedness of ours issued under the Indentures will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property):

•	all real property owned in fee, easements and other interests in real property which are specifically described in the Deed of Trust;

•	all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•	all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.

“Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and (20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)

The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)

As described above, the Debt Securities are secured by liens on the Collateral. At September 30, 2016, the net book value of the Collateral, after taking into account retirements, was approximately $12.613 billion. The Debt Securities are secured obligations of Oncor that rank equally with all Debt Securities and our other outstanding secured indebtedness. At September 30, 2016, we had $6.762 billion aggregate principal amount of secured debt outstanding, of which $887 million aggregate principal amount was outstanding under our revolving credit facility (including $7 million of letters of credit issued thereunder) and $5.875 billion in aggregate principal amount were senior secured notes and debentures, all of which are secured by the Collateral. As of September 30, 2016, our revolving credit facility provides for up to $2.0 billion aggregate principal amount of borrowings and expires on October 11, 2018.

Permitted Liens

The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indentures and the Credit Agreement. These permitted liens include (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time we acquire the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by us nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by us for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made; (12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indentures equally and ratably with other secured obligations of ours; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of our property; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any our property; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.

The Indentures provide that the Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon the Collateral for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Indentures, Section 1007.)

Excepted Property

The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.

Release of Collateral

Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent under the Deed of Trust (the Collateral Agent), upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•	an amount equal to the cost (as determined under the Deed of Trust) or fair value to us (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•	an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined below) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•	an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)

Unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property (as defined in the Deed of Trust) may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to us (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)

The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)

If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)

Withdrawal or Other Application of Funded Cash; Purchase Money Obligations

Except as otherwise provided in the Deed of Trust, unless an event of default under the Credit Agreement, the Indentures or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral

Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)

Securing Additional Obligations

The Collateral Agent will permit securing with Collateral additional obligations that we elect to secure under the Deed of Trust, at one time or from time-to-time in accordance with the following:

•	Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value to us of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.

Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)

“Available Bond Credits”equaled $2.534 billion as of September 30, 2016. Available Bond Credits will be (1) increased by the principal amount of obligations (other than certain fees, expenses and other obligations payable under the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that we elect to secure under the Deed of Trust pursuant to provisions described under this heading for Available Bond Credits.

The amount of future indebtedness that could be secured by Property Additions, subject to appraisal and a certification process of such Property Additions, was approximately $1.586 billion as of September 30, 2016.

Event of Default Remedies

If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace, notice and cure provision of the Credit Agreement, the August 2002 Indenture or the May 2002 Indenture, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. (Deed of Trust, Section 23.)

If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against us, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The securities are represented by one or more global certificates in registered form without interest coupons (collectively, the global certificates). The global certificates have been deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificates may not be exchanged for definitive certificates in registered certificated form (certificated securities) except in the limited circumstances described below. See “—Exchange of Global Certificates for Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global certificates will not be entitled to receive physical delivery of the securities in certificated form.

Transfers of beneficial interests in the global certificates will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear), and Clearstream Banking, Société Anonyme (Clearstream, Luxembourg), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC was created to hold securities for its participating organizations (collectively, Participants) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, Indirect Participants). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	DTC will credit portions of the principal amount of the global certificates to the accounts of the Participants; and

•	ownership of these interests in the global certificates will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global certificates).

Investors in the global certificates who are Participants may hold their interests therein directly through DTC. Investors in the global certificates who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a global certificate, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global certificates will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or “holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of, and interest and premium on, a global certificate registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Under the terms of the Indentures, we and the Trustee will treat the persons in whose names the securities, including the global certificates, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global certificates or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global certificates; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the Trustee. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the securities, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global certificate from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global certificates and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the securities, DTC reserves the right to exchange the global certificates for legended securities in certificated form and to distribute such securities to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global certificates among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Certificates for Certificated Securities

A global certificate is exchangeable for certificated securities if DTC is unwilling or unable to continue as depositary for the global certificates and a successor depositary is not appointed by us within 90 days. Certificated securities delivered in exchange for any global certificate or beneficial interests in global certificates will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the securities represented by the global certificates (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The securities represented by the global certificates are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such securities will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the global certificates received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global certificates settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the global certificates by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax and, in the case of non-U.S. holders (as defined below), estate tax consequences of the ownership and disposition of the securities by a beneficial owner of the securities who holds the securities as capital assets within the meaning of section 1221 of the Code. This discussion is based upon the Code, existing and proposed U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We cannot assure you that the Internal Revenue Service (IRS) will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of purchasing, owning or disposing of the securities.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in securities, brokers, traders in securities that elect to mark-to-market their securities, persons who hold the securities through partnerships or other pass-through entities, persons liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, U.S. holders (as defined below) whose “functional currency” for U.S. tax purposes is not the U.S. dollar or persons who hold the securities as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address U.S. federal estate or gift tax consequences, except as discussed below for non-U.S. holders, or the tax considerations arising under the laws of any state, local or foreign jurisdiction or under any applicable tax treaties.

This discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of the securities, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

As used herein, the term “U.S. holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a court within the U.S. can exercise primary supervision over the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and validly elected to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a security that is neither a partnership for U.S. federal income tax purposes nor a U.S. holder. The term “holder” refers to both U.S. holders and non-U.S. holders.

If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds securities, the tax treatment of the partnership and a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partnership holding securities, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences associated with the purchase, ownership and disposition of the securities.

Additional Payments

We may be required to pay additional amounts in certain circumstances described above under the headings “Description of the Securities — May 2002 Indenture — Optional Redemption” and “Description of the Securities — August 2002 Indenture — Optional Redemption.” These payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Because we believe that the likelihood that we will make any such additional payments on the securities is remote or that another exception applies, we intend to take the position that the securities will not be treated as contingent payment debt instruments.

Our determination that the securities are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the securities were treated as contingent payment debt instruments, holders may be required, among other things, to accrue interest income at a higher rate than the stated interest rate on the securities and treat as ordinary income, rather than capital gain, any gain recognized on a sale or other taxable disposition of the securities. Our determination that the securities are not contingent payment debt instruments is binding on holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable Treasury Regulations.

The remainder of this discussion assumes that the securities will not be treated as contingent payment debt instruments. Holders of the securities are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the securities.

U.S. Holders

Payment of Interest

Interest paid on the securities generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

A U.S. holder that acquires securities at a “market discount,” that is, at a price less than the securities’ stated redemption price at maturity (generally, the sum of all payments required under securities other than payments of stated interest), may be affected by the market discount rules of the Code. Subject to a de minimis exception, the market discount rules generally require a U.S. holder who acquires securities at a market discount to treat any principal payment on the securities and any gain recognized on any disposition of the securities as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of the principal payment or the disposition of the securities. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of securities as of the time of acquisition, or, at the election of the holder, on a constant yield basis. An election to apply the constant yield method applies only to the securities with respect to which it is made and it may not be revoked.

A U.S. holder of the securities acquired at a market discount also may elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or the disposition of the securities. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on the securities or the disposition of the securities would not apply, and the U.S. holder’s tax basis in the securities would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.

A U.S. holder may be required to defer until maturity of the securities (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the securities with market discount, unless the U.S. holder elects to include market discount in income on a current basis.

Amortizable Bond Premium

If a U.S. holder acquires the securities for a price that exceeds the securities’ stated redemption price at maturity, the U.S. holder generally will be considered to have acquired the securities with “amortizable bond premium.” A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the U.S. holder’s interest income on the securities. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the securities. The premium on the securities held by a U.S. holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the securities. The election to amortize the premium on a constant yield basis generally applies to all bonds held by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption or Other Taxable Disposition

Upon the sale, redemption or other taxable disposition of the securities, a U.S. holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder’s adjusted tax basis in the securities. A U.S. holder’s adjusted tax basis in the securities generally will be its cost, increased by any market discount previously included in income and reduced by any amortized bond premium and any principal payments previously received. Except as discussed above with respect to market discount, gain or loss recognized on the sale, retirement or other taxable disposition of the securities will be long-term capital gain or loss if the holder held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting for U.S. Holders

A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain U.S. holders (not including corporations and other exempt recipients) to certain payments of principal and interest on the securities, and of the proceeds from the sale or redemption of the securities. Backup withholding applies if a U.S. holder fails to provide certain identifying information (such as a taxpayer identification number), has been notified by the IRS that it is subject to backup withholding for failing to report interest income in full or fails to meet certain certification requirements. An individual’s taxpayer identification number is generally the individual’s Social Security number. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided the required information is properly and timely submitted to the IRS.

Additional Tax on Net Investment Income

Individuals (other than nonresident alien individuals), estates and trusts may be subject to an additional 3.8% federal tax on, among other things, interest and capital gains from the sale or other disposition of the securities if their modified adjusted gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) exceeds certain threshold amounts. For individuals, the income thresholds range from $125,000 for married individuals filing separately to $250,000 for married individuals filing jointly. Holders of securities should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the securities.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the securities if a non-U.S. holder conducts a trade or business in the U.S. and the interest paid on the securities is effectively connected with its conduct of a U.S. trade or business. See the discussion below under the heading “— U.S. Federal Income Tax” for a summary of the U.S. federal income tax rules that apply to interest that is effectively connected to a non-U.S. holder’s U.S. trade or business.

If the interest is not effectively connected with a non-U.S. holder’s U.S. trade or business, subject to the discussion under the heading “Foreign Account Tax Compliance Act” below, the 30% U.S. federal withholding tax will not apply to any payment of interest on the securities under the so-called “portfolio interest exception” provided that:

•	the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the capital or profits interests in us within the meaning of the Code and the U.S. Treasury Regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership either actually or constructively;

•	the non-U.S. holder is not a bank whose receipt of interest on the securities is pursuant to a loan agreement entered into in the ordinary course of business; and

•	either:

(1)	the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E that it is not a U.S. person and the non-U.S. holder provides its name, address and U.S. taxpayer identification number, if any; or

(2)	a securities clearing organization, bank or other financial institution holding the securities on the non-U.S. holder’s behalf certifies, under penalties of perjury, that it has received a properly executed IRS Form W-8BEN or W-8BEN-E from the non-U.S. holder and it provides us a copy.

If a non-U.S. holder cannot satisfy the requirements for the “portfolio interest exception” described above, payments of interest made to the non-U.S. holder generally will be subject to the 30% U.S. federal withholding tax, unless (1) the non-U.S. holder provides us a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or a reduction of withholding under an applicable tax treaty or IRS Form W-8ECI stating that interest paid on the securities is not subject to the withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or (2) the non-U.S. holder holds the securities through a “qualified intermediary,” and the qualified intermediary provides us a properly executed IRS Form W-8IMY on behalf of itself together with any applicable underlying IRS Forms sufficient to establish that the non-U.S. holder is not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

U.S. Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on the securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is also attributable to a U.S. permanent establishment), the non-U.S. holder will be subject to U.S. federal income tax on the interest on a net basis at the regular graduated U.S. federal income tax rates in the same general manner as if it was a U.S. person and the 30% withholding tax will not apply provided that the appropriate certification is furnished (as described above). In addition, if a non-U.S. holder is a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax equal to 30% (subject to any exemption or lower rate that may be specified by an applicable tax treaty) of its earnings and profits, including earnings and profits from an investment in the securities, that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are also attributable to a U.S. permanent establishment), subject to certain adjustments.

Sale, Redemption or Other Taxable Disposition of the Securities

Subject to the discussion under the heading “Foreign Account Tax Compliance Act” below, any gain realized on the sale, redemption or other taxable disposition of the securities generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is also attributable to a U.S. permanent establishment) in which case the gain will generally be subject to net income tax at the rates applicable to U.S. holders; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the non-U.S. holder will be taxed at a flat 30% rate (or lower applicable treaty rate) on its net U.S. source capital gain.

Backup Withholding and Information Reporting for Non-U.S. Holders

Payments to non-U.S. holders of interest on the securities and amounts withheld from such payments, if any, generally will be reported to the IRS and the non-U.S. holders. Copies of the information returns reporting payments to a non-U.S. holder may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or tax information sharing agreement. Backup withholding at the applicable rate (currently 28%) will not apply to payments of principal and interest on the securities if a non-U.S. holder provides a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI as described above (or it otherwise qualifies for an exemption).

The payment of the proceeds of the disposition of securities to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless a non-U.S. holder timely provides a properly executed

IRS Form W-8BEN, W-8BEN-E or W-8ECI described above (or it otherwise qualifies for an exemption). The proceeds of a disposition effected outside the U.S. by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting unless the broker is a U.S. broker or certain limited exceptions apply.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is properly and timely submitted to the IRS.

U.S. Federal Estate Tax

The securities held at the time of death by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. estate tax purposes) will not be subject to U.S. estate tax, provided that the individual does not actually or constructively own 10% of more of the capital or profits interests in us and income on the securities is not effectively connected with the conduct of a trade or business in the U.S.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as FATCA) generally impose a U.S. federal withholding tax of 30% on interest and the gross proceeds (which includes payments of principal) from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax is not imposed on payments pursuant to debt instruments that were outstanding as of July 1, 2014, provided that the debt instrument is not significantly modified after July 1, 2014. Because the securities were outstanding on July 1, 2014, unless the securities are “significantly modified” after July 1, 2014, it is expected that the securities will be exempt from the FATCA withholding tax. Regardless of whether the securities are exempt from the 30% FATCA withholding tax, certain account information with respect to U.S. holders who hold securities through certain foreign financial institutions may be reportable to the IRS. Holders should consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with an investment in the securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA); plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements by virtue of the investment in such entities by such employee benefit plans, plans, accounts or arrangements (each, a Plan).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the securities with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of securities by an ERISA Plan with respect to which we or the Market Maker or any affiliate of ours or the Market Maker are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the acquisition and holding of the securities are the U.S. Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan, and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction.

Each of the exemptions described above contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the securities in reliance on these or any other prohibited transaction exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a nonexempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of any of the securities or any interest therein, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire or hold the securities or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the securities or any interest therein by such purchaser or transferee are entitled to exemptive relief from the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code and are otherwise permissible under all applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the acquisition and holding of the securities.

PLAN OF DISTRIBUTION

This prospectus is to be used by the Market Maker and its affiliates in connection with offers and sales of the securities in market-making transactions in the secondary market effected from time to time.

The Market Maker and its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

The Market Maker and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the Market Maker and its affiliates have provided, and may in the future provide from time to time, investment banking and commercial banking services and financial advisory services to us for which they have in the past received, and may in the future receive, customary fees. In addition, the Market Maker and certain of its affiliates have provided, and may in the future provide from time to time, certain investment banking and commercial banking services and financial advisory services for certain of our affiliates and for the members of the Sponsor Group and certain of their affiliates, for which they have received, or will receive, customary fees. In the ordinary course of their various businesses, the Market Maker and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The Market Maker and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Market Maker is one of the members of the Sponsor Group. As of September 30, 2016, the Sponsor Group indirectly controlled 80.03% of our outstanding equity interests through Oncor Holdings, which is a wholly-owned indirect subsidiary of EFH Corp. An affiliate of the Market Maker owns a significant membership interest of the general partner of Texas Holdings, the parent of EFH Corp., as well as a limited partnership interest in Texas Holdings. Pursuant to our amended and restated limited liability agreement, the Sponsor Group has the right to designate two individuals to serve on our Board of Directors. Thomas D. Ferguson, an employee of the Market Maker and Kneeland Youngblood, who is a founding partner of Pharos Capital Group, a private equity firm, are currently directors of Oncor appointed by the Sponsor Group. Each of Scott Lebovitz, Kenneth Pontarelli and Thomas D. Ferguson, who are members of EFH Corp.’s board of directors, are employees of the Market Maker or its affiliates. Messrs. Pontarelli, Ferguson and Youngblood are also members of the board of managers of Energy Future Intermediate Holdings Company LLC, the direct parent of Oncor Holdings.

The Market Maker served as senior co-dealer manager in the October 2010 exchange offer pursuant to which we issued the 2017 notes and the 2020 notes and received customary fees in connection with that transaction. The Market Maker and/or its affiliates currently own, and may from time to time trade, the securities for their own accounts in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future, the Market Maker and/or its affiliates may, from time to time, own the securities as a result of market-making activities. An affiliate of the Market Maker has been a party to certain interest rate hedging transactions with us in the past and may, from time to time, participate in such transactions with us in the future, and is currently a party to certain commodity transactions with our affiliates.

We have been advised by the Market Maker that, subject to applicable laws and regulations, the Market Maker or its affiliates currently intend to make a market in the securities. However, the Market Maker is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors — Risks Related to the Securities — Your ability to transfer the securities may be limited by the absence of an active trading market, and there is no assurance that any active trading market will exist for the securities.”

Pursuant to registration rights agreement entered into among us and representatives of the Market Maker, we have agreed to indemnify the Market Maker against certain liabilities under the Securities Act.

The registration rights agreement also provides that we will bear all expenses in connection with the performance of our obligations under the registration rights agreement relating to the market-making activities of the Market Maker and its affiliates.

LEGAL MATTERS

The validity and enforceability of the securities have been passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Oncor Electric Delivery Company LLC as of December 31, 2015 and December 31, 2014 and for each of the three years in the period ended December 31, 2015, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein, which report expresses an unqualified opinion and includes an explanatory paragraph related to the ring-fencing measures implemented by the Company. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have filed or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY

When the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

2015 Form 10-K	Oncor’s Annual Report on Form 10-K for the year ended December 31, 2015
AMS	advanced metering system
Annual Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-25.
Bondco

Refers to Oncor Electric Delivery Transition Bond Company LLC, a wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that has issued securitization (transition) bonds to recover certain regulatory assets and other costs.

Code	Internal Revenue Code of 1986, as amended
Contributed EFH Debtors	Certain EFH Debtors that became subsidiaries of Reorganized TCEH and emerged from Chapter 11 at the time of the Reorganized TCEH Spin-Off.
CREZ	Competitive Renewable Energy Zone
Debtors

EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Reorganized TCEH Spin-Off, the Debtors also included the TCEH Debtors.

Deed of Trust

Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EBITDA	Refers to earnings (net income) before interest expense, income taxes (or provision in lieu of income taxes), depreciation and amortization.
EECRF	energy efficiency cost recovery factor
EFCH

Refers to Energy Future Competitive Holdings Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and prior to the Reorganized TCEH Spin-Off, the parent of TCEH, and/or its subsidiaries, depending on context.

EFH Bankruptcy Proceedings

Refers to voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed in U.S. Bankruptcy Court for the District of Delaware on the EFH Petition Date by EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.
EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the EFH Bankruptcy Proceedings, excluding the TCEH Debtors.
EFH OPEB Plan

Refers to an EFH Corp. sponsored plan (in which Oncor participated prior to July 1, 2014) that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Effective July 1, 2014, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan.

EFH Petition Date	April 29, 2014. See EFH Bankruptcy Proceedings above.
EFH Retirement Plan	Refers to a defined benefit pension plan sponsored by EFH Corp. prior to the Reorganized TCEH Spin-Off, and sponsored by Reorganized TCEH on and after that date.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.
EPA	U.S. Environmental Protection Agency
ERCOT	Electric Reliability Council of Texas, the independent system operator and the regional coordinator of various electricity systems within Texas
ERISA	Employee Retirement Income Security Act of 1974, as amended
Exchange Act	Securities Exchange Act of 1934, as amended
FERC	U.S. Federal Energy Regulatory Commission
Fitch	Fitch Ratings, Ltd. (a credit rating agency)
GAAP	generally accepted accounting principles of the U.S.
GWh	gigawatt-hours
Interim Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-2 and ending on page F-24.
Investment LLC

Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

IRS	U.S. Internal Revenue Service
kV	kilovolts
kW	kilowatt
kWh	kilowatt-hours
LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market
Limited Liability Company Agreement	The Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 5, 2008, by and among Oncor Holdings, Texas Transmission and Investment LLC, as amended
Luminant

Refers to subsidiaries of Reorganized TCEH (which, prior to the Reorganized TCEH Spin-Off were subsidiaries of TCEH) engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)
MW	megawatts
NERC	North American Electric Reliability Corporation
Oncor

Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings

Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor OPEB Plan

Refers to a plan sponsored by Oncor that offers certain post-retirement health care and life insurance benefits to eligible Oncor retirees, certain eligible EFH Corp. retirees, and their eligible dependents.

Oncor Retirement Plan	Refers to the defined benefit pension plan sponsored by Oncor.
Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.
OPEB	other post-retirement employee benefits
PUCT	Public Utility Commission of Texas
PURA	Texas Public Utility Regulatory Act
purchase accounting

The purchase method of accounting for a business combination as prescribed by GAAP, whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

Quarterly Reports	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 filed on May 5, 2016, August 2, 2016 and November 1, 2016, respectively.
Reorganized TCEH

Vistra Energy Corp. (formerly TCEH Corp.), and/or its subsidiaries, depending on context. On the October 3, 2016, the TCEH Debtors emerged from Chapter 11 and became subsidiaries of TCEH Corp. Subsequent to the Reorganized TCEH Spin-Off, Reorganized TCEH continued substantially the same operations as TCEH.

Reorganized TCEH Spin-Off	Refers to the completion of the TCEH Debtors’ reorganization under the Bankruptcy Code and emergence from the EFH Bankruptcy Proceedings effective October 3, 2016.
REP	retail electric provider
S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (a credit rating agency)
SARs	Stock Appreciation Rights
SARs Plan	Refers to the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.
SEC	U.S. Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
Sponsor Group

Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH

Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFCH and, prior to the Reorganized TCEH Spin-Off, the parent company of the TCEH Debtors (other than the Contributed EFH Debtors), depending on the context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy. Subsequent to the Reorganized TCEH Spin-Off, Reorganized TCEH continued substantially the same operations as TCEH.

TCEH Debtors	Referes to the subsidiaries of TCEH that were Debtors in the EFH Bankruptcy Proceedings (including Luminant and TXU Energy) and the Contributed EFH Debtors
TCEQ	Texas Commission on Environmental Quality
TCOS	transmission cost of service

TCRF	transmission cost recovery factor
Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.
Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.
Texas margin tax

A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax. Also referred to as “Texas franchise tax” and/or “Texas gross margin tax.”

Texas Transmission

Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TRE

Refers to Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and ERCOT protocols.

TXU Energy

Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of Reorganized TCEH (and, prior to the Reorganized TCEH Spin-Off, a direct subsidiary of TCEH) engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

U.S.	United States of America
VIE	variable interest entity

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ONCOR ELECTRIC DELIVERY COMPANY LLC

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(millions of dollars)

Operating revenues:
Nonaffiliates	$806	$793	$2,262	$2,218
Affiliates	265	279	700	739

Total operating revenues	1,071	1,072	2,962	2,957

Operating expenses:
Wholesale transmission service	224	201	663	595
Operation and maintenance (Note 10)	190	186	542	539
Depreciation and amortization	190	217	593	653
Provision in lieu of income taxes (Note 10)	99	99	211	214
Taxes other than amounts related to income taxes	118	116	338	336

Total operating expenses	821	819	2,347	2,337

Operating income	250	253	615	620
Other income and (deductions) - net (Note 11)	(3)	(9)	(11)	(17)
Nonoperating provision in lieu of income taxes	(1)	(3)	(3)	(6)
Interest expense and related charges (Note 11)	85	84	252	250

Net income	$163	$163	$355	$359

See Notes to Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(millions of dollars)

Net income	$163	$163	$355	$359
Other comprehensive income (loss):
Cash flow hedges – derivative value net loss recognized in net income (net of tax expense of $— , $— , $— and $— ) (Note 1)	1	1	1	1
Defined benefit pension plans (net of tax benefit of $— , $— , $— and $— ) (Note 9)	—	—	1	1

Total other comprehensive income	1	1	2	2

Comprehensive income	$164	$164	$357	$361

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(millions of dollars)

Cash flows — operating activities:
Net income	$355	$359
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	629	686
Provision in lieu of deferred income taxes – net	166	(65)
Other – net	(3)	(2)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs (Note 4)	(60)	41
Other operating assets and liabilities	(127)	34

Cash provided by operating activities	960	1,053

Cash flows — financing activities:
Issuances of long-term debt (Note 6)	175	725
Repayments of long-term debt (Note 6)	(41)	(594)
Net increase in short-term borrowings (Note 5)	40	(3)
Distributions to members (Note 8)	(189)	(283)
Debt discount, premium, financing and reacquisition expenses – net	11	(11)

Cash used in financing activities	(4)	(166)

Cash flows — investing activities:
Capital expenditures (Note 10)	(1,004)	(893)
Other – net	47	20

Cash used in investing activities	(957)	(873)

Net change in cash and cash equivalents	(1)	14
Cash and cash equivalents — beginning balance	25	4

Cash and cash equivalents — ending balance	$24	$18

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	At September 30,	At December 31,
	2016	2015
	(millions of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$24	$25
Restricted cash — Bondco (Note 11)	—	38
Trade accounts receivable from nonaffiliates – net (Note 11)	450	388
Trade accounts and other receivables from affiliates – net (Note 10)	146	118
Amounts receivable from members related to income taxes (Note 10)	107	136
Materials and supplies inventories — at average cost	91	82
Prepayments and other current assets	97	89

Total current assets	915	876
Investments and other property (Note 11)	102	97
Property, plant and equipment – net (Note 11)	13,617	13,024
Goodwill (Note 11)	4,064	4,064
Regulatory assets – net (Note 4)	1,114	1,194
Other noncurrent assets	41	32

Total assets	$19,853	$19,287

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$880	$840
Long-term debt due currently — Oncor (Note 6)	324	—
Long-term debt due currently — Bondco (Note 6)	—	41
Trade accounts payable (Note 10)	205	150
Amounts payable to members related to income taxes (Note 10)	15	20
Accrued taxes other than amounts related to income	156	181
Accrued interest	69	82
Other current liabilities	139	144

Total current liabilities	1,788	1,458
Long-term debt, less amounts due currently — Oncor (Note 6)	5,513	5,646
Liability in lieu of deferred income taxes (Note 10)	2,773	2,612
Employee benefit obligations and other (Note 10 and 11)	2,103	2,063

Total liabilities	12,177	11,779

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account — number of interests outstanding 2016 and 2015 – 635,000,000	7,787	7,621
Accumulated other comprehensive loss	(111)	(113)

Total membership interests	7,676	7,508

Total liabilities and membership interests	$19,853	$19,287

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or Bondco, its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. The services to REPs included subsidiaries of TCEH through the date of the Reorganized TCEH Spin-Off and subsidiaries of Reorganized TCEH after the date of the Reorganized TCEH Spin-Off. Revenues from TCEH represented 24% and 25% of our total operating revenues for the nine months ended September 30, 2016 and 2015, respectively. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of our membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a variable interest entity. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016. Final true-up proceedings and refunds of over-collected transition charges for the transition bonds are being conducted by Oncor and the PUCT during 2016 and are expected to have minimal or no net income impact.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

These unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes included in the 2015 Form 10-K. In the opinion of Oncor management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been made. All intercompany items and transactions have been eliminated in consolidation. The results of operations for an interim period may not give a true indication of results for a full year due to seasonality. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Changes in Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2016-2 (ASU 2016-2), Leases. ASU 2016-2 amends previous GAAP to require the balance sheet recognition of lease assets and liabilities for operating leases. Oncor will be required to adopt ASU 2016-2 by January 1, 2019 and does not expect to early adopt. Retrospective application to the 2017 and 2018 comparative periods presented will be required in the year of adoption. We continue to evaluate the impact of ASU 2016-2 on our financial statements.

Since May 2014, the FASB has issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers along with other supplemental guidance (together, Topic 606). Topic 606 introduces new, increased requirements for disclosure of revenue in financial statements and guidance that are intended to eliminate inconsistencies in the recognition of revenue. Oncor will be required to adopt Topic 606 by January 1, 2018 and does not expect to early adopt. We continue to evaluate the impact on our financial statements. At this time, the adoption is not expected to have a material effect on our reported results of operations, financial condition or cash flows.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing”

measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of our indirect majority owner in connection with such proceedings.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. As of September 30, 2016, we had collected $128 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates had not been established as of September 30, 2016. As discussed below, the New Plan of Reorganization (defined below) provided for a spin-off of the TCEH Debtors from EFH Corp. As a result of this spin-off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 10 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor

As part of the EFH Bankruptcy Proceedings, the bankruptcy court confirmed the Debtors’ Sixth Amended Plan of Reorganization by order dated December 9, 2015. In general, among other things, the Sixth Amended Plan of Reorganization provided for a series of transactions to be effected pursuant to a merger and purchase agreement (Hunt Merger and Purchase Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc. (Hunt), as well as certain other investors designated by Hunt (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of Oncor.

The Debtors and certain creditors entered into a Plan Support Agreement (as amended, Plan Support Agreement) that provided for, among other things, their respective obligations to act and/or support Plans of Reorganization. On May 1, 2016, certain first lien creditors of TCEH delivered a written notice (Plan Support Termination Notice) to the Debtors and the other parties to the Plan Support Agreement notifying such parties of the occurrence of a Plan Support Termination Event (as defined in the Plan Support Agreement). The delivery of the Plan Support Agreement Termination Notice caused the Sixth Amended Plan of Reorganization to become null and void.

On May 1, 2016, following receipt of the Plan Support Termination Notice, EFH Corp. and EFIH delivered a written notice (Merger and Purchase Agreement Termination Notice) to the Hunt Investor Group notifying the Hunt Investor Group that EFH Corp. and EFIH terminated the Hunt Merger and Purchase Agreement. The termination of the Hunt Merger and Purchase Agreement also caused the automatic termination (without the necessity of further action) of (i) certain agreements defining the investment obligations of certain Hunt Investor Group members, and (ii) a letter agreement between Oncor and the Hunt Investor Group.

Following the occurrence of the Plan Support Termination Event as described above, the Debtors filed a new joint Plan of Reorganization (New Plan of Reorganization) pursuant to Chapter 11 of the Bankruptcy Code and a related disclosure statement with the bankruptcy court on May 1, 2016.

In connection with the Sixth Amended Plan of Reorganization, EFH Corp. took the position that, unless the Hunt Investor Group had otherwise acquired, or entered into a definitive agreement with Texas Transmission for the acquisition of the equity interest in Oncor held by Texas Transmission at the consummation of the transactions, certain of EFH Corp.’s rights contained in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, would require Texas Transmission to sell its equity interest in Oncor to the Hunt Investor Group. In this regard, in October 2015, EFH Corp. filed a complaint against Texas Transmission alleging breach of Texas Transmission’s obligations under the Investor Rights Agreement for failing to agree to sell its equity interest in Oncor and, if found to be a valid drag right and a valid IPO Conversion (as defined in the Investor Rights Agreement), to cooperate with an IPO Conversion.

The Hunt Investor Group intervened in the pending litigation. On May 20, 2016, following the Plan Support Termination Notice, the bankruptcy court issued an order dismissing the action and related motions and retaining jurisdiction related to the interpretation and implementation of such order. We cannot predict the ultimate outcome of any subsequent litigation relating to the Investor Rights Agreement and the impact of such litigation, particularly in light of the transactions discussed below.

The New Plan of Reorganization provides that the confirmation and effective date of the New Plan of Reorganization with respect to the TCEH Debtors may occur (and on October 3, 2016, it did occur) separate from, and independent of, the confirmation and effective date of the New Plan of Reorganization with respect to the EFH Debtors. The New Plan of Reorganization, subject to certain conditions and required regulatory approvals, provides for, among other things:

•	with respect to the TCEH Debtors, either (a) a tax-free spin-off from EFH Corp., including a transaction that will result in a partial step-up in the tax basis of certain TCEH assets distributed to a newly formed entity wholly owned by TCEH, or (b) a taxable transaction that results in the assets of the TCEH Debtors being distributed to a newly formed entity wholly owned by Reorganized TCEH (TCEH Transactions), and

•	with respect to the EFH Debtors, the reorganization of EFH Corp. and EFIH (Reorganized EFH) either pursuant to (a) an equity investment (which may be from existing creditors or third-party investors) or (b) pursuant to a standalone plan of reorganization, in which creditors receive shares of common stock of Reorganized EFH.

Solely as it pertains to the TCEH Debtors, the disclosure statement was approved by the bankruptcy court. The bankruptcy court confirmed the New Plan of Reorganization with respect to the TCEH Debtors on August 26, 2016, and it became effective by its terms, and the Reorganized TCEH Spin-Off occurred effective October 3, 2016.

On July 29, 2016, (i) the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment to the New Plan of Reorganization (Amended New Plan) and (ii) EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC (Merger Sub), a wholly-owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, at the effective time of the Amended New Plan with respect to the EFH Debtors, EFH Corp. will merge with and into Merger Sub (NEE Merger) with Merger Sub surviving as a wholly owned subsidiary of NEE.

In August 2016, the EFH Debtors filed a motion seeking bankruptcy court approval of entry into the NEE Merger Agreement, a related termination fee and the NEE Plan Support Agreement. The NEE Merger Agreement includes various conditions precedent to consummation of the transactions contemplated thereby, including, among others, a condition that certain approvals and rulings be obtained, including from, among others, the PUCT and the IRS and a condition that the TCEH Transactions have occurred. NEE will not be required to consummate the NEE Merger if, among other items, the PUCT approval is obtained but with conditions, commitments or requirements that impose a Burdensome Condition (as defined in the NEE Merger Agreement). NEE’s and Merger Sub’s obligations under the NEE Merger Agreement are not subject to any financing condition. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement, the related termination fee, and the NEE Plan Support Agreement by order dated September 19, 2016.

Following approval of the NEE Merger Agreement by the bankruptcy court and until confirmation of the Amended New Plan by the bankruptcy court, EFH and EFIH may continue or have discussions or negotiations with respect to acquisition proposals for Reorganized EFH (x) with persons that were in active negotiation at the time of approval of the NEE Merger Agreement by the bankruptcy court and (y) with persons that submit an unsolicited acquisition proposal that is, or is reasonably likely to lead to, a Superior Proposal (as defined in the NEE Merger Agreement).

The NEE Merger Agreement may be terminated upon certain events, including, among other things:

•	by either party, if the NEE Merger is not consummated by March 26, 2017, subject to a 90-day extension under certain conditions; or

•	by EFH Corp. or EFIH, until the entry of the confirmation order of the Amended New Plan with respect to the EFH Debtors, if their respective board of directors or managers determines after consultation with its independent financial advisors and outside legal counsel, and based on advice of such counsel, that the failure to terminate the NEE Merger Agreement is inconsistent with its fiduciary duties; provided that a material breach of EFH Corp.’s or EFIH’s obligations under certain provisions of the NEE Merger Agreement has not provided the basis for such determination.

If the NEE Merger Agreement is terminated for certain reasons set forth therein and an alternative transaction is consummated by EFH or EFIH in which neither NEE nor any of its affiliates obtains direct or indirect ownership of approximately 80% of Oncor, then EFH and EFIH will pay a termination fee of $275,000,000 to NEE.

Following the execution and delivery of the NEE Merger Agreement, EFIH requested, pursuant to the NEE Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (NEE Letter Agreement) with NEE and Merger Sub. The NEE Letter Agreement was executed on August 4, 2016 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities, NEE and Merger Sub to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH (EFH Acquisition) and the other transactions described in the NEE Merger Agreement.

The NEE Letter Agreement is not intended to give NEE or Merger Sub, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities prior to the receipt of all approvals required by the bankruptcy court, the PUCT and other governmental entities and the consummation of the EFH Acquisition and related transactions (if and when such transactions are consummated). In addition, Oncor Holdings and Oncor have not endorsed or approved any restructuring involving Oncor Holdings or Oncor or any other transaction proposed by NEE or Merger Sub involving Oncor Holdings or Oncor.

On October 29, 2016, we entered into an Interest Purchase Agreement (OMI Agreement) with T & D Equity Acquisition, LLC, a wholly-owned subsidiary of NEE (T&D Equity Acquisition) and Investment LLC pursuant to which T&D Equity Acquisition would purchase the 1,396,008 limited liability company interests of Oncor that Investment LLC owns in exchange for a purchase price of approximately $27 million. The OMI Agreement contains various conditions precedent to consummation of the transactions contemplated thereby, including the consummation of the transactions contemplated by the NEE Merger Agreement.

On October 30, 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (the parent of Texas Transmission) and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The parties have agreed to use their best efforts to have the TTI Merger Agreement close contemporaneously with the NEE Merger. The TTI Merger Agreement also contains various conditions precedent to consummation of the transactions contemplated thereby, including a requirement that EFH Corp., subject to bankruptcy court approval, waive its rights of first refusal under the Investor Rights Agreement to purchase Texas Transmission’s 19.75% equity interest in Oncor.

Notwithstanding these pending transactions, we cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings, including whether the transactions contemplated by any Plan of Reorganization, including the EFH Acquisition, will (or when they will) close. In this regard, we cannot predict how any reorganization of EFH Corp. and EFIH ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take. On September 19, 2016, the bankruptcy court approved the disclosure statement as it relates to the EFH Debtors. The confirmation hearing for the New Plan of Reorganization as it relates to the EFH Debtors is scheduled to commence on December 1, 2016.

Regulatory Matters Related to EFH Bankruptcy Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. On March 24, 2016, the PUCT issued an order conditionally approving the joint application. On April 18, 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and on May 19, 2016, the PUCT denied such motions and the order became final. The Hunt Investor Group filed a petition with the Travis County District Court on June 17, 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Sixth Amended Plan of Reorganization and the other pending transactions discussed above.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. For more information, see Note 3 – “City Rate Reviews”.

The NEE Merger Agreement contemplates that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended New Plan. On October 31, 2016, Oncor and NEE filed that joint application in PUCT Docket No. 46238.

Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the EFH Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

3.	REGULATORY MATTERS

Change in Control Reviews

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. On March 24, 2016, the PUCT issued an order conditionally approving the joint application. On April 18, 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and on May 19, 2016, the PUCT denied such motions and the order became final. The Hunt Investor Group filed a petition with the Travis County District Court on June 17, 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Sixth Amended Plan of Reorganization and the other pending transactions discussed in Note 2 to Financial Statements. For additional information regarding the Sixth Amended Plan of Reorganization and application for regulatory approval, see Note 2 to Financial Statements and “City Rate Reviews” below.

The NEE Merger Agreement contemplates that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended New Plan. On October 31, 2016, Oncor and NEE filed that joint application in PUCT Docket No. 46238. For additional information regarding the Amended New Plan and application for regulatory approval, see Note 2 to Financial Statements.

City Rate Reviews

Oncor has received resolutions passed by approximately 58 cities with original jurisdiction over electric utility rates directing Oncor to file rate review proceedings. The resolutions passed required Oncor to file a rate review with each city by September 1, 2016 based on a January 1, 2015 to December 31, 2015 test year. However, Oncor has subsequently been notified by counsel representing these cities that these rate review proceedings have been abated indefinitely, pending resolution of Oncor ownership issues. The notice provides that if and when the cities desire to proceed with a rate inquiry, cities will notify Oncor in writing and inform Oncor of a precise date of the rate case, which will be at least 120 days from receipt of the communication that lifts the abatement.

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. We filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court granted the petition for review and heard oral arguments in September 2016. There is no deadline for the court to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $135 million loss (after tax) including interest. Interest accrues at the PUCT approved rate for over-collections, which is 0.18% for 2016. We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

See Note 3 to Financial Statements in our 2015 Form 10-K for additional information regarding regulatory matters.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	Carrying Amount At
	September 30, 2016	September 30, 2016	December 31, 2015

Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(d)	—	$—	$31
Employee retirement costs being amortized	3 years	27	38
Unrecovered employee retirement costs incurred since the last rate review period (b)	To be determined	318	291
Employee retirement liability (a)(b)(c)	To be determined	812	853
Self-insurance reserve (primarily storm recovery costs) being amortized — net	3 years	72	95
Unrecovered self-insurance reserve incurred since the last rate review period — net (b)	To be determined	374	332
Securities reacquisition costs (pre-industry restructure)	1 year or less	6	14
Securities reacquisition costs (post-industry restructure) — net	Lives of related debt	10	9
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	3	12
Deferred conventional meter and metering facilities depreciation	Largely 4 years	83	100
Under-recovered AMS costs	To be determined	194	164
Energy efficiency performance bonus (a)	1 year or less	12	10
Under-recovered wholesale transmission service expense (a)	1 year or less	15	—
Other regulatory assets	Various	8	9

Total regulatory assets		1,934	1,958

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	782	686
Investment tax credit and protected excess deferred taxes	Various	10	14
Over-collection of transition bond charges (a)(d)	1 year or less	6	29
Over-recovered wholesale transmission service expense (a)	1 year or less	—	24
Energy efficiency programs (a)	Not applicable	22	11

Total regulatory liabilities		820	764

Net regulatory asset		$1,114	$1,194

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(d)	Bondco net regulatory liabilities at September 30, 2016 were zero (excludes $6 million of over-collections related to transition bonds assumed by Oncor for final settlement). Bondco net regulatory assets of $10 million at December 31, 2015 consisted of $31 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $21 million (excludes $8 million of over-collections related to transition bonds assumed by Oncor for final settlement).

5.	BORROWINGS UNDER CREDIT FACILITIES

At September 30, 2016, we had a $2.0 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2016, we exercised the second of two one-year extensions available to us and extended the term of the revolving credit facility to October 2018. The terms of the revolving credit facility allow us to request an increase in our borrowing capacity of $100 million in the aggregate provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At September 30, 2016, we had outstanding borrowings under the revolving credit facility totaling $880 million with an interest rate of 1.52% and outstanding letters of credit totaling $7 million. At December 31, 2015, we had outstanding borrowings under the revolving credit facility totaling $840 million with an interest rate of 1.48% and outstanding letters of credit totaling $7 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. At September 30, 2016, all outstanding borrowings bore interest at LIBOR plus 1.00%. Amounts borrowed under the revolving credit facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to our senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At September 30, 2016, letters of credit bore interest at 1.20%, and a commitment fee (at a rate of 0.10% per annum) was payable on the unfunded commitments under the revolving credit facility, each based on our current credit ratings.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at September 30, 2016 and December 31, 2015 was $1.113 billion and $1.153 billion, respectively. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust. At September 30, 2016, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that we maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with GAAP). The debt calculation excludes any outstanding transition bonds issued by Bondco, but includes any unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with GAAP plus indebtedness described above. At September 30, 2016, we were in compliance with this covenant and with all other covenants.

6.	LONG-TERM DEBT

At September 30, 2016 and December 31, 2015, our long-term debt consisted of the following:

	September 30,	December 31,
	2016	2015

Oncor (a):
5.000% Fixed Senior Notes due September 30, 2017	$324	$324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	250
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
2.950% Fixed Senior Notes due April 1, 2025	350	350
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
3.750% Fixed Senior Notes due April 1, 2045	550	375
Unamortized discount and debt issuance costs	(38)	(54)
Less amount due currently	(324)	—

Long-term debt, less amounts due currently — Oncor	5,513	5,646

Bondco (b):
5.290% Fixed Series 2004 Bonds due May 15, 2016	—	41

Total	—	41
Less amount due currently	—	(41)

Long-term debt, less amounts due currently — Bondco	—	—

Total long-term debt, less amounts due currently	$5,513	$5,646

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.
(b)	The transition bonds were nonrecourse to Oncor and were issued to securitize a regulatory asset.

Debt-Related Activity in 2016

Debt Repayments

Repayments of long-term debt in the nine months ended September 30, 2016 totaled $41 million, representing the final transition bond principal payment at the scheduled maturity date.

Issuance of Senior Secured Notes

In August 2016, we completed the sale of $175 million aggregate principal amount of 3.75% senior secured notes maturing in April 2045 (Additional 2045 Notes). The Additional 2045 Notes were an additional issuance of our 3.75% senior secured notes maturing in April 2045, $375 million aggregate principal amount of which were previously issued in March 2015 (2045 Notes). The Additional 2045 Notes were issued as part of the same series as the 2045 Notes. We used the net proceeds of approximately $185 million from the sale of the Additional 2045 Notes to repay borrowings under our revolving credit facility and for general corporate purposes. The Additional 2045 Notes and 2045 Notes are secured by the first priority lien and are secured equally and ratably with all of our other secured indebtedness as discussed below.

Interest on the Additional 2045 Notes is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016. We may at our option redeem the Additional 2045 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until October 1, 2044, a make-whole premium. The Additional 2045 Notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The Additional 2045 Notes were issued in a private placement and were not registered under the Securities Act of 1933, as amended. We have agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the Additional 2045 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the Additional 2045 Notes. We have agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the Additional 2045 Notes. If a registration statement for the exchange offer is not declared effective by the SEC within 270 days after the issue date of the Additional 2045 Notes or the exchange offer is not completed within 315 days after the issue date of the Additional 2045 Notes (an exchange default), then the annual interest rate on the Additional 2045 Notes will increase 50 basis points per annum until the earlier of the expiration of the exchange default or the second anniversary of the issue date of the Additional 2045 Notes.

Deed of Trust

Our secured indebtedness, including the revolving credit facility described in Note 5, is secured equally and ratably by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2016, the amount of available bond credits was $2.534 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.586 billion.

Fair Value of Long-Term Debt

At September 30, 2016 and December 31, 2015, the estimated fair value of our long-term debt (including current maturities, if any) totaled $7.112 billion and $6.287 billion, respectively, and the carrying amount totaled $5.837 billion and $5.687 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, the EFH Debtors commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 10 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 in this report and Note 8 to Financial Statements in our 2015 Form 10-K for additional information regarding our legal and regulatory proceedings.

8.	MEMBERSHIP INTERESTS

Cash Distributions

Distributions are limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2016, $69 million was available for distribution to our members as our regulatory capitalization ratio was 59.6% debt to 40.4% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

On October 26, 2016, our board of directors declared a cash distribution of $41 million, which was paid to our members on October 27, 2016. During the nine months ended September 30, 2016, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Date	Payment Date	Amount
July 27, 2016	August 11, 2016	$68
April 27, 2016	May 11, 2016	$65
February 24, 2016	February 25, 2016	$56

Membership Interests

The following table presents the changes to membership interests during the nine months ended September 30, 2016 and 2015:

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Total Membership Interests

Balance at December 31, 2015	$7,621	$(113)	$7,508
Net income	355	—	355
Distributions	(189)	—	(189)
Net effects of cash flow hedges (net of tax)	—	1	1
Defined benefit pension plans (net of tax)	—	1	1

Balance at September 30, 2016	$7,787	$(111)	$7,676

Balance at December 31, 2014	$7,625	$(107)	$7,518
Net income	359	—	359
Distributions	(283)	—	(283)
Net effects of cash flow hedges (net of tax)	—	1	1
Defined benefit pension plans (net of tax)	—	1	1

Balance at September 30, 2015	$7,701	$(105)	$7,596

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2016 and 2015:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2015	$(22)	$(91)	$(113)
Defined benefit pension plans (net of tax)	—	1	1
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2016	$(21)	$(90)	$(111)

Balance at December 31, 2014	$(24)	$(83)	$(107)
Defined benefit pension plans (net of tax)	—	1	1
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2015	$(23)	$(82)	$(105)

9.	PENSION AND OPEB PLANS

Pension Plans

We sponsor the Oncor Retirement Plan and also have liabilities under the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, and are subject to the provisions of ERISA. Employees do not contribute to either plan. We also have a supplemental pension plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plans. See Note 10 to Financial Statements in our 2015 Form 10-K for additional information regarding pension plans.

Oncor OPEB Plan

The Oncor OPEB Plan covers our eligible current and future retirees as well as certain eligible retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. At September 30, 2016, EFH Corp. retained its portion of the liability for retiree benefits related to those retirees. As we are not responsible for EFH Corp.’s portion of the Oncor OPEB Plan’s unfunded liability, that amount is not reported on our balance sheet. See Note 10 to Financial Statements in our 2015 Form 10-K for additional information.

Pension and OPEB Costs

Our net costs related to pension plans and the Oncor OPEB Plan for the three and nine months ended September 30, 2016 and 2015 were comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Components of net allocated pension costs:
Service cost	$6	$6	$18	$18
Interest cost	33	33	101	99
Expected return on assets	(30)	(29)	(92)	(87)
Amortization of net loss	10	16	30	48

Net pension costs	19	26	57	78

Components of net OPEB costs:
Service cost	2	2	6	6
Interest cost	12	11	36	33
Expected return on assets	(2)	(3)	(6)	(9)
Amortization of prior service cost	(5)	(5)	(15)	(15)
Amortization of net loss	9	8	26	24

Net OPEB costs	16	13	47	39

Total net pension and OPEB costs	35	39	104	117
Less amounts deferred principally as property or a regulatory asset	(25)	(28)	(75)	(84)

Net amounts recognized as expense	$10	$11	$29	$33

The discount rates reflected in net pension and OPEB costs in 2016 are 4.28%, 4.57% and 4.60% for the Oncor Retirement Plan, the EFH Retirement Plan and the Oncor OPEB Plan, respectively. The expected return on pension and OPEB plan assets reflected in the 2016 cost amounts are 5.53%, 5.64% and 6.30% for the Oncor Retirement Plan, the EFH Retirement Plan and the Oncor OPEB Plan, respectively.

Pension and OPEB Plans Cash Contributions

We made cash contributions to the pension plans and Oncor OPEB Plan of $3 million and $22 million, respectively, during the nine months ended September 30, 2016. We expect to make additional cash contributions to the pension plans and Oncor OPEB Plan of $1 million and $16 million, respectively, during the remainder of 2016. Our aggregate pension plans and Oncor OPEB Plan funding is expected to total approximately $479 million and $160 million, respectively, in the 2016 to 2020 period based on the latest actuarial projections.

10.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions at September 30, 2016. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings and information regarding the Reorganized TCEH Spin-Off. As a result of the Reorganized TCEH Spin-Off, Reorganized TCEH and its subsidiaries, including Luminant and TXU Energy, ceased to be related parties as of October 3, 2016.

•	We recorded revenue from TCEH, principally for electricity delivery fees, which totaled $265 million and $279 million for the three months ended September 30, 2016 and 2015, respectively, and $700 million and $739 million for the nine months ended September 30, 2016 and 2015, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included less than $1 million for each of the three- and nine-month periods ended September 30, 2016 and 2015 pursuant to a transformer maintenance agreement with TCEH.

Trade accounts and other receivables from EFH Corp. affiliates – net reported on our balance sheet, primarily consisting of trade receivables from TCEH related to these electricity delivery fees, are as follows:

	At September 30,	At December 31,
	2016	2015

Trade accounts and other receivables from affiliates	$149	$120
Trade accounts and other payables to affiliates	(3)	(2)

Trade accounts and other receivables from affiliates – net	$146	$118

•	EFH Corp. subsidiaries charge us for certain administrative services at cost. Our payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled less than $1 million and $5 million for the three months ended September 30, 2016 and 2015, respectively, and less than $1 million and $14 million for the nine months ended September 30, 2016 and 2015, respectively. We also charge each other for shared facilities at cost. Our payments to EFH Corp. for shared facilities totaled $1 million for each of the three-month periods ended September 30, 2016 and 2015 and $3 million for each of the nine-month periods ended September 30, 2016 and 2015. Payments we received from EFH Corp. subsidiaries related to shared facilities totaled $1 million and less than $1 million for the three-month periods ended September 30, 2016 and 2015, respectively, and $1 million for each of the nine-month periods ended September 30, 2016 and 2015.

•

We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share, if any, of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 to Financial Statements in our 2015 Form 10-K under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.

Amounts payable to (receivable from) members related to income taxes under the tax sharing agreement and reported on our balance sheet consisted of the following:

	At September 30, 2016			At December 31, 2015
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total

Federal income taxes receivable	$(84)	$(23)	$(107)	$(109)	$(27)	$(136)
Texas margin taxes payable	15	—	15	20	—	20

Net payable (receivable)	$(69)	$(23)	$(92)	$(89)	$(27)	$(116)

Cash payments made to members related to income taxes consisted of the following:

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total

Federal income taxes	$—	$—	$—	$39	$10	$49
Texas margin taxes	20	—	20	24	—	24

Total payments	$20	$—	$20	$63	$10	$73

•	Our PUCT-approved tariffs include requirements to assure adequate creditworthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH was required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, TCEH had posted security in the amount of zero and $6 million for our benefit at September 30, 2016 and December 31, 2015, respectively.

•	At September 30, 2016, Oncor held approximately $6 million of over-collected transition charges, which are being refunded to REPs. An estimated $1 million of the over-collection was refunded to TCEH prior to the Reorganized TCEH Spin-Off, and an estimated $1 million of the over-collection will be refunded to Reorganized TCEH following the Reorganized TCEH Spin-Off.

•	Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly, prior to the Reorganized TCEH Spin-Off, to TCEH, and after the Reorganized TCEH Spin-Off, to Reorganized TCEH. Delivery fee surcharges totaled $6 million and $5 million for the three-month periods ended September 30, 2016 and 2015, respectively, and $15 million and $13 million for the nine-month periods ended September 30, 2016 and 2015, respectively. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	Related parties of the Sponsor Group have (1) sold, acquired or participated in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above. Also, as of September 30, 2016, 16.6% of the equity in an existing vendor of the company was held by a member of the Sponsor Group. During 2016 and 2015, this vendor performed transmission and distribution system construction and maintenance services for us. Cash payments were made for such services to this vendor totaling $138 million dollars for the nine months ended September 30, 2016 of which approximately $131 million was capitalized and $7 million recorded as an operation and maintenance expense. At September 30, 2016, we had outstanding trade payables to this vendor of $7 million.

See Note 8 for information regarding distributions to members and Note 9 for information regarding our participation in the EFH Corp. pension plan and transactions with EFH Corp. involving employee benefit matters.

11.	SUPPLEMENTARY FINANCIAL INFORMATION

Major Customers

Revenues from TCEH represented 25% and 26% of our total operating revenues for the three months ended September 30, 2016 and 2015, respectively and 24% and 25% for the nine months ended September 30, 2016 and 2015, respectively. Revenues from REP subsidiaries of a nonaffiliated entity collectively represented 19% and 18% of our total operating revenues for the three months ended September 30, 2016 and 2015, respectively, and 17% of our total operating revenues for each of the nine-month periods ended September 30, 2016 and 2015. No other customer represented 10% or more of our total operating revenues.

Other Income and (Deductions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$—	$1	$1	$5
Professional fees	(3)	(7)	(11)	(14)
Non-recoverable pension and OPEB (Note 9)	—	(2)	(1)	(6)
Other	—	(1)	—	(2)

Total other income and (deductions) - net	$(3)	$(9)	$(11)	$(17)

Interest Expense and Related Charges

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Interest expense	$86	$85	$256	$251
Amortization of debt issuance costs and discounts	1	—	2	2
Allowance for funds used during construction – capitalized interest portion	(2)	(1)	(6)	(3)

Total interest expense and related charges	$85	$84	$252	$250

Restricted Cash

Restricted cash at September 30, 2016 was zero as a result of the maturity and payment in full of the 2004 Series transition bonds in May 2016. Restricted cash reported on our balance sheet at December 31, 2015 related to the transition bonds.

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At September 30,	At December 31,
	2016	2015

Gross trade accounts and other receivables - net	$600	$509
Trade accounts and other receivables from affiliates - net	(146)	(118)
Allowance for uncollectible accounts	(4)	(3)

Trade accounts receivable from nonaffiliates – net	$450	$388

At September 30, 2016 and December 31, 2015, REP subsidiaries of a nonaffiliated entity, collectively represented approximately 17% and 13% of the nonaffiliated trade accounts receivable amount, respectively.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At September 30,	At December 31,
	2016	2015

Assets related to employee benefit plans, including employee savings programs	$98	$94
Land and other investments	4	3

Total investments and other property	$102	$97

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	At September 30,	At December 31,
	2016	2015

Total assets in service	$19,719	$19,072
Less accumulated depreciation	6,758	6,479

Net of accumulated depreciation	12,961	12,593
Construction work in progress	641	416
Held for future use	15	15

Property, plant and equipment – net	$13,617	$13,024

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At September 30, 2016			At December 31, 2015
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$480	$94	$386	$467	$91	$376
Capitalized software	454	312	142	435	269	166

Total	$934	$406	$528	$902	$360	$542

Aggregate amortization expense for intangible assets totaled $14 million and $16 million for the three-month periods ended September 30, 2016 and 2015, respectively, and $46 million and $48 million for the nine-month periods ended September 30, 2016 and 2015, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2016	$61
2017	54
2018	48
2019	45
2020	44

At both September 30, 2016 and December 31, 2015, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes.

Employee Benefit Obligations and Other

Employee benefit obligations and other reported on our balance sheet consisted of the following:

	At September 30,	At December 31,
	2016	2015

Retirement plans and other employee benefits	$2,021	$1,985
Uncertain tax positions (including accrued interest)	3	3
Investment tax credits	13	15
Other	66	60

Total employee benefit obligations and other	$2,103	$2,063

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2016	2015

Cash payments (receipts) related to:
Interest	$266	$277
Capitalized interest	(6)	(3)

Interest (net of amounts capitalized)	$260	$274

Amount in lieu of income taxes (a):
Federal	—	49
State	20	24

Total amount in lieu of income taxes	$20	$73

Noncash construction expenditures (b)	$104	$60

(a)	See Note 10 for income tax related detail.
(b)	Represents end-of-period accruals.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Oncor Electric Delivery Company LLC

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company LLC and subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and membership interests for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oncor Electric Delivery Company LLC and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has implemented certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2016 (not included herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 25, 2016

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED INCOME

	Year Ended December 31,
	2015	2014	2013
	(millions of dollars)

Operating revenues:
Nonaffiliates	$2,923	$2,851	$2,585
Affiliates	955	971	967

Total operating revenues	3,878	3,822	3,552

Operating expenses:
Wholesale transmission service	802	755	588
Operation and maintenance (Note 12)	724	698	681
Depreciation and amortization	863	851	814
Provision in lieu of income taxes (Notes 1, 4 and 12)	260	280	247
Taxes other than amounts related to income taxes	450	438	424

Total operating expenses	3,099	3,022	2,754

Operating income	779	800	798
Other income and deductions:
Other income (Note 13)	6	13	18
Other deductions (Note 13)	28	15	15
Nonoperating provision in lieu of income taxes (Note 4)	(8)	(2)	2
Interest income	—	3	4
Interest expense and related charges (Note 13)	333	353	371

Net income	$432	$450	$432

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2015	2014	2013
	(millions of dollars)

Net income	$432	$450	$432
Other comprehensive income (loss):
Cash flow hedges – derivative value net loss recognized in net income (net of tax expense of $1, $1 and $1) (Note 1)	2	2	2
Defined benefit pension plans (net of tax benefit of $4, $33 and $11) (Note 10)	(8)	(61)	(19)

Total other comprehensive income (loss)	(6)	(59)	(17)

Comprehensive income	$426	$391	$415

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(millions of dollars)

Cash flows — operating activities:
Net income	$432	$450	$432
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	908	892	848
Provision in lieu of deferred income taxes – net	40	148	194
Other – net	(4)	(3)	(4)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	12	8	(129)
Inventories	(8)	(9)	9
Accounts payable — trade (including affiliates)	(21)	15	38
Regulatory accounts related to reconcilable tariffs (Note 5)	11	(44)	(53)
Other — assets	22	(233)	172
Other — liabilities	(31)	52	(137)

Cash provided by operating activities	1,361	1,276	1,370

Cash flows — financing activities:
Issuances of long-term debt (Note 7)	725	250	100
Repayments of long-term debt (Note 7)	(639)	(131)	(125)
Net (decrease) increase in short-term borrowings (Note 6)	129	(34)	10
Distributions to members (Note 9)	(436)	(282)	(310)
Debt discount, premium, financing and reacquisition costs – net	(12)	(5)	1

Cash used in financing activities	(233)	(202)	(324)

Cash flows — investing activities:
Capital expenditures (Note 12)	(1,154)	(1,107)	(1,079)
Other – net	47	10	15

Cash used in investing activities	(1,107)	(1,097)	(1,064)

Net change in cash and cash equivalents	21	(23)	(18)
Cash and cash equivalents — beginning balance	4	27	45

Cash and cash equivalents — ending balance	$25	$4	$27

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2015	2014
	(millions of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$25	$4
Restricted cash — Bondco (Note 13)	38	56
Trade accounts receivable from nonaffiliates – net (Note 13)	388	407
Trade accounts and other receivables from affiliates – net (Note 12)	118	118
Amounts receivable from members related to income taxes (Note 12)	136	180
Materials and supplies inventories — at average cost	82	73
Prepayments and other current assets	89	88

Total current assets	876	926
Restricted cash — Bondco (Note 13)	—	16
Investments and other property (Note 13)	97	97
Property, plant and equipment – net (Note 13)	13,024	12,463
Goodwill (Notes 1 and 13)	4,064	4,064
Regulatory assets – net — Oncor (Note 5)	1,184	1,321
Regulatory assets – net — Bondco (Note 5)	10	108
Other noncurrent assets	32	34

Total assets	$19,287	$19,029

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 6)	$840	$711
Long-term debt due currently — Oncor (Note 7)	—	500
Long-term debt due currently — Bondco (Note 7)	41	139
Trade accounts payable (Note 12)	150	202
Amounts payable to members related to income taxes (Note 12)	20	24
Accrued taxes other than amounts related to income	181	174
Accrued interest	82	93
Other current liabilities	144	156

Total current liabilities	1,458	1,999
Long-term debt, less amounts due currently — Oncor (Note 7)	5,646	4,924
Long-term debt, less amounts due currently — Bondco (Note 7)	—	40
Liability in lieu of deferred income taxes (Notes 1, 4 and 12)	2,612	2,559
Employee benefit obligations and other (Notes 12 and 13)	2,063	1,989

Total liabilities	11,779	11,511

Commitments and contingencies (Note 8)
Membership interests (Note 9):
Capital account — number of interests outstanding 2015 and 2014 – 635,000,000	7,621	7,625
Accumulated other comprehensive loss	(113)	(107)

Total membership interests	7,508	7,518

Total liabilities and membership interests	$19,287	$19,029

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Year Ended December 31,
	2015	2014	2013
	(millions of dollars)

Capital account:
Balance at beginning of period	$7,625	$7,457	$7,335
Net income	432	450	432
Distributions to members	(436)	(282)	(310)

Balance at end of period (number of interests outstanding: 2015, 2014 and 2013 – 635 million)	7,621	7,625	7,457

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(107)	(48)	(31)
Net effects of cash flow hedges (net of tax expense of $1, $1 and $1)	2	2	2
Defined benefit pension plans (net of tax benefit of $4, $33 and $11) (Note 10)	(8)	(61)	(19)

Balance at end of period	(113)	(107)	(48)

Total membership interests at end of period	$7,508	$7,518	$7,409

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 25%, 25% and 27% of our total operating revenues for the years ended December 31, 2015, 2014 and 2013, respectively. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of our membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a VIE (see Note 13). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured in 2015 and were paid in full. The 2004 Series transition bonds, with an outstanding balance of $41 million at December 31, 2015, mature in May 2016. Final true-up proceedings for the 2004 Bonds are expected to be conducted by the PUCT during 2016 and are expected to have minimal or zero net income impact.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with US GAAP. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). See Note 13.

Income Taxes

Effective with the November 2008 sale of equity interests to Texas Transmission and Investment LLC, we became a partnership for US federal income tax purposes, and subsequently we are not a member of EFH Corp.’s consolidated tax group and only EFH Corp.’s share of our partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor Holdings were taxed as corporations, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).

While partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the sales of equity interests discussed in Note 4. Such amounts are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were taxed as a corporation. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current provision in lieu of income taxes as discussed in Note 4.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Derivative Instruments and Mark-to-Market Accounting

We have from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the billed meter reading date to the end of the period (unbilled revenue). For electricity delivery services billed on the basis of kWh volumes, unbilled revenue is based on data collected through our AMS. For other electricity delivery services, unbilled revenue is based on average daily revenues for the most recent period applied to the number of unmetered days through the end of the period.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The goodwill impairment tests performed in 2015 and 2014 were based on a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relative factors. The goodwill impairment test performed in 2013 was based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values (quantitative assessment). Based on tests results, no impairments were recognized in 2015, 2014 or 2013.

System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and OPEB Plans

We have liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and an OPEB plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. See Note 10 for additional information regarding pension and OPEB plans.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plans trusts (see Note 10) and long-term debt (see Note 7).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Franchise Taxes

Franchise taxes are assessed to us by local governmental bodies, based on kWh delivered and are the principal component of taxes other than amounts related to income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 13 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory obligation to retire assets in the future.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion, if any, of capitalized AFUDC is accounted for as other income. See Note 13 for detail of amounts charged to interest expense.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 for details of regulatory assets and liabilities.

Changes in Accounting Standards

In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-03 (ASU 2015-03), Simplifying the Presentation of Debt Issuance Costs. The update requires that debt issuance costs be presented as a direct reduction to the face value of the related debt liability rather than as an asset, consistent with the presentation of debt discounts. We adopted ASU 2015-03 as of December 31, 2015, and applied its provisions retrospectively. The adoption resulted in the reclassification of $36 million and $34 million of unamortized debt issuance costs from other non-current assets to long-term debt within the consolidated balance sheets as of December 31, 2015 and December 31, 2014, respectively. Other than this reclassification, the adoption of ASU 2015-03 did not have an impact on our reported results of operations, financial condition or cash flows.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 introduces new, increased requirements for disclosure of revenue in financial statements and is intended to eliminate inconsistencies in revenue recognition and thereby improve financial reporting comparability across entities, industries and capital markets. ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017 for public entities. Early application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. We are currently evaluating the potential impact of ASU 2014-09. The adoption of ASU 2014-09 is not expected to have a material effect on our reported results of operations, financial condition or cash flows.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of Oncor’s indirect majority owner in connection with such proceedings.

The US Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to us representing our prepetition electricity delivery fees. As of the EFH Petition Date, we estimated that our receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, we have collected $127 million of the prepetition amount. We estimate any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates has not been established as of December 31, 2015.

Potential Change in Indirect Ownership of Oncor

As part of the EFH Bankruptcy Proceedings, on September 21, 2015, the EFH Debtors filed their fifth amended plan of reorganization (as such may be amended from time to time, Plan of Reorganization) and related amended disclosure statement (the Disclosure Statement). Also on September 21, 2015, the bankruptcy court approved the Disclosure Statement and the EFH Debtors’ related Plan of Reorganization solicitation procedures. The EFH Debtors solicited votes on the Plan of Reorganization and received significant support in favor of confirmation. The EFH Debtors filed their sixth amended Plan of Reorganization on December 6, 2015 to address and resolve several issues raised by parties in interest and the bankruptcy court. The bankruptcy court confirmed the EFH Debtors’ sixth amended Plan of Reorganization by order dated December 9, 2015. The EFH Debtors presently are seeking regulatory approvals for the transactions contemplated by the Plan of Reorganization, which approvals are conditions to the Plan of Reorganization effective date. We cannot predict the outcome of these regulatory proceedings and whether the Plan of Reorganization will become effective.

In general, the Plan of Reorganization calls for a merger and investment structure that involves a tax-free deconsolidation of TCEH from EFH Corp., immediately followed by the acquisition of reorganized EFH Corp. financed by existing TCEH creditors and third party investors. In this regard, the Plan of Reorganization provides for a series of transactions that would lead to a significant change in the indirect equity ownership of Oncor. Under the terms of the Plan of Reorganization, on the effective date, acquisition entities (Purchasers) controlled by an investor group (collectively, the Investor Group) consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc. (Hunt), as well as certain other investors designated by Hunt to acquire (EFH Acquisition) reorganized EFH Corp. (Reorganized EFH), would acquire pursuant to a merger and purchase agreement direct or indirect equity interests in Reorganized EFH and EFIH that indirectly represent all of the outstanding equity interests in Oncor Holdings and at least 80.03% of the outstanding equity interests in Oncor. As part of the transactions contemplated by the merger and purchase agreement, among other things, the Investor Group intends to raise up to $12.6 billion of equity and debt financing to invest in Reorganized EFH, and a successor to Reorganized EFH will be converted to a real estate investment trust (REIT) under the Internal Revenue Code.

In addition, and in connection with the merger and purchase agreement referred to above, at the request of and with the consent of EFIH, we and Oncor Holdings entered into a letter agreement with the Purchasers. The letter agreement sets forth certain rights and obligations of the Oncor entities and the Purchasers to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the EFH Acquisition and the other transactions described in the merger and purchase agreement.

The letter agreement is not intended to give the Purchasers, directly or indirectly, the right to control or direct the operations of any Oncor entity prior to the receipt of all approvals required by the PUCT and other governmental entities and the consummation of the EFH Acquisition and related transactions (if and when such transactions are consummated). In addition, Oncor Holdings and Oncor have not endorsed or approved any restructuring involving Oncor Holdings or Oncor or any other transaction proposed by the Purchasers involving Oncor Holdings or Oncor, and the parties acknowledge that further action will be required by Oncor Holdings and Oncor in order for any such restructuring or other transaction to be completed.

In connection with the proposed EFH Acquisition, EFH Corp. has taken the position that, unless the Purchasers have otherwise acquired, or entered into a definitive agreement with Texas Transmission for the acquisition of the equity interest in Oncor held by Texas Transmission at the consummation of the EFH Acquisition, certain of EFH Corp.’s rights contained in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, would require Texas Transmission to sell its equity interest in Oncor to the Purchasers in connection with the EFH Acquisition. In this regard, in October 2015, EFH Corp. filed a complaint against Texas Transmission alleging breach of Texas Transmission’s obligations under the Investor Rights Agreement for failing to agree to sell its equity interest in Oncor in connection with the proposed EFH Acquisition.

The Purchasers have intervened in the pending litigation. The parties are in the process of conducting discovery and engaging in other pretrial matters. We cannot predict the outcome of this pending litigation between EFH Corp. and Texas Transmission relating to the Investor Rights Agreement and the impact of such litigation on the EFH Acquisition and related transactions.

As a general matter, although the Plan of Reorganization has been confirmed by the Bankruptcy Court, we cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings, including whether the transactions contemplated by the Plan of Reorganization will (or when they will) close. In addition, the transactions are subject to customary closing conditions, including receipt of all applicable regulatory approvals. In this regard in September 2015, Oncor and the Purchasers filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Plan of Reorganization, and a ruling with respect to such application is expected by late March 2016. Regulatory approvals with respect to those transactions were the subject of an application filed by Oncor and the Purchasers with FERC. FERC issued an order conditionally approving the transactions on December 4, 2015. As indicated above, PUCT approval remains pending, and there can be no assurance if or when the required regulatory approval will be obtained or if the conditions to any such approval will be acceptable to the Purchasers.

In addition, in connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the EFH Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the Bankruptcy Court, which would remain in effect whether or not the EFH Acquisition is completed or the Plan of Reorganization becomes effective. The Bankruptcy Court approved the Settlement Agreement in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the Bankruptcy Court order approving the Settlement Agreement and are not contingent upon either the Plan of Reorganization becoming effective or the closing of the EFH Acquisition. Accordingly, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on Oncor remains unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 12 for details of our related-party transactions with members of the Texas Holdings Group.

3.	REGULATORY MATTERS

Change in Control Review

In connection with the EFH Acquisition contemplated by the Plan of Reorganization filed in the EFH Bankruptcy Proceedings, in September 2015, Oncor and the Purchasers in the proposed EFH Acquisition filed a joint report and application for regulatory approvals pursuant to PURA. For additional information regarding the EFH Acquisition and application for regulatory approval, see Note 2 to Financial Statements.

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (Docket 35717), and new rates were implemented in September 2009. We and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin

Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, we filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which we were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. We filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court requested full briefing on the merits, and the briefing period ended on January 25, 2016. On February 19, 2016, the Texas Supreme Court granted the petition for review, with the date and time of oral arguments to be set at a later date. There is no deadline for the court to act. If our appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, we estimate that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to an approximate $135 million loss (after tax) including interest. Interest accrues at the PUCT approved rate for over-collections which is 0.18% for 2016. We do not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to our results of operations or financial condition.

We are involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

4.	INCOME TAXES

The components of our reported provision (benefit) in lieu of income taxes are as follows:

	Year Ended December 31,
	2015	2014	2013
Reported in operating expenses:
Current:
US federal	$189	$113	$51
State	32	24	12
Deferred:
US federal	55	146	181
State	(13)	—	6
Amortization of investment tax credits	(3)	(3)	(3)

Total reported in operating expenses	260	280	247

Reported in other income and deductions:
Current:
US federal	(7)	(4)	(5)
State	—	—	—
Deferred federal	(1)	2	7

Total reported in other income and deductions	(8)	(2)	2

Total provision in lieu of income taxes	$252	$278	$249

Reconciliation of provision in lieu of income taxes computed at the US federal statutory rate to provision in lieu of income taxes:

	Year Ended December 31,
	2015	2014	2013
Income before provision in lieu of income taxes	$684	$728	$681

Provision in lieu of income taxes at the US federal statutory rate of 35%	$239	$255	$238
Amortization of investment tax credits – net of deferred tax effect	(3)	(3)	(3)
Amortization (under regulatory accounting) of statutory tax rate changes	(1)	(2)	(2)
Amortization of Medicare subsidy regulatory asset	—	14	14
Texas margin tax, net of federal tax benefit	13	16	15
Nondeductible losses (gains) on benefit plan investments	—	(2)	(3)
Other, including audit settlements	4	—	(10)

Reported provision in lieu of income taxes	$252	$278	$249

Effective rate	36.8%	38.2%	36.6%

The net amounts of $2.612 billion and $2.559 billion reported in the balance sheets at December 31, 2015 and 2014, respectively, as liability in lieu of deferred income taxes include amounts previously recorded as net deferred tax liabilities. Upon the sale of equity interests to Texas Transmission and Investment LLC in 2008, we became a partnership for US federal income tax purposes, and the temporary differences that gave rise to the deferred taxes will, over time, become taxable to the equity holders. Under a tax sharing agreement among us and our equity holders (see Note 1), we make payments to the equity holders related to income taxes when amounts would have become due to the IRS if Oncor was taxed as a corporation. Accordingly, as the temporary differences become taxable, we will pay the equity holders. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.

Accounting For Uncertainty in Income Taxes

Prior to November 2008, we were a member of the EFH Corp. consolidated tax group. The examination and applicable appeals process of EFH Corp. and its subsidiaries’ federal income tax returns for the years ending prior to January 1, 2009 are complete, but final settlement of those years is not expected until EFH Corp. finalizes any claims with the IRS for those years in the bankruptcy process. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2006. Subsequent to November 2008, we are not a member of the EFH Corp. consolidated federal tax group and assess our liability for uncertain tax positions in our partnership returns.

In the first quarter of 2014, several uncertain tax positions were remeasured under US GAAP guidance as a result of new information received from the IRS with respect to the audit of tax years 2007 through 2009. As a result, we reduced the liability for uncertain tax positions by $18 million. This reduction consisted of a $16 million increase in liability in lieu of deferred income taxes and a $2 million ($1 million after tax) reversal of accrued interest, which is reported as a decrease in provision in lieu of income taxes. In September 2014, EFH Corp. signed the final agreed Revenue Agent Report and associated documentation (RAR) for the 2007 tax year and filed and received approval of the bankruptcy court in the EFH Bankruptcy Proceedings of its signing of the RAR. With the signing of the RAR in the third quarter of 2014, the remaining $1 million liability for uncertain tax positions with respect to tax year 2007 was released. The reduction consisted of a $1 million reversal of provision in lieu of income taxes. Final processing of the agreed RAR continues. The impact related to the conclusion of the 2007 audit is a deferred tax asset of approximately $45 million that is recorded in liability in lieu of deferred income taxes.

In the fourth quarter of 2014, the Department of Justice filed a claim with the bankruptcy court for open tax years through 2013 that was consistent with the settlement EFH Corp. reached with the IRS for tax years 2003 through 2006. As a result of this filing, the 2003 through 2006 open tax years for GAAP purposes were settled and the liability for uncertain tax positions was reduced by $35 million. The impact related to the conclusion of the 2003 through 2006 audit is approximately $11 million and is recorded as a deferred tax asset in liability in lieu of deferred income taxes.

In the second quarter of 2015, EFH Corp. received the final RAR and associated documentation for the 2008 tax year which includes the results of Oncor. In addition, we received the final RAR and associated documentation for tax years 2008 and 2009 in which we filed a partnership tax return. The RARs reflect additional deductions for Oncor resulting in approximately $8 million in tax refunds from our members. Of this amount, $4 million is related to pre-partnership formation and is recorded as a deferred tax asset in liability in lieu of deferred income taxes and $4 million is related to post-partnership formation and was collected during the third quarter of 2015.

The following table summarizes the changes to the uncertain tax positions reported in other noncurrent liabilities in our consolidated balance sheet during the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Balance at January 1, excluding interest and penalties	$2	$54	$144
Additions based on tax positions related to prior years	—	—	—
Reductions based on tax positions related to prior years	—	(16)	(66)
Settlements with taxing authorities	1	(36)	(24)

Balance at December 31, excluding interest and penalties	$3	$2	$54

Of the balances at both December 31, 2015 and 2014, $3 million represents tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period.

Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2015 and 2014. There were no amounts recorded related to interest and penalties in the year ended December 31, 2015 and benefits of $1 million and $15 million for the years ended December 31, 2014 and 2013, respectively (all amounts after tax). The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as liability in lieu of deferred income taxes.

5.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of our regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	Carrying Amount At
	December 31, 2015	December 31, 2015	December 31, 2014

Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	< 1 year	$31	$148
Employee retirement costs	4 years	38	55
Employee retirement costs to be reviewed (b)(c)	To be determined	291	246
Employee retirement liability (a)(c)(d)	To be determined	853	865
Self-insurance reserve (primarily storm recovery costs) — net	4 years	95	127
Self-insurance reserve to be reviewed — net (b)(c)	To be determined	332	242
Securities reacquisition costs (pre-industry restructure)	1 year	14	23
Securities reacquisition costs (post-industry restructure) — net	Lives of related debt	9	7
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	12	14
Deferred conventional meter and metering facilities depreciation	Largely 5 years	100	123
Deferred AMS costs	To be determined	164	113
Energy efficiency performance bonus (a)	1 year	10	22
Under-recovered wholesale transmission service expense — net (a)		—	26
Other regulatory assets	Various	9	12

Total regulatory assets		1,958	2,023

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	686	531
Investment tax credit and protected excess deferred taxes	Various	14	18
Over-collection of transition bond revenues (a)(e)	1 year	29	32
Over-recovered wholesale transmission service expense — net (a)	1 year	24	—
Energy efficiency programs (a)	Not applicable	11	13

Total regulatory liabilities		764	594

Net regulatory asset		$1,194	$1,429

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(e)	Bondco net regulatory assets of $10 million at December 31, 2015 consisted of $31 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $21 million (excludes $8 million of over-collections related to Series 2003-1 transition bonds assumed by Oncor for final settlement). Bondco net regulatory assets of $108 million at December 31, 2014 consisted of $140 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $32 million.

In August 2011, the PUCT issued a final order in our rate review filed in January 2011. The rate review included a determination of the recoverability of regulatory assets at June 30, 2010, including the recoverability period of those assets deemed allowable by the PUCT.

In accordance with the PUCT’s August 2009 order in our rate review, the remaining net book value and the approved amount of removal cost of existing conventional meters that were replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

In September 2008, the PUCT approved a settlement for us to recover our estimated future investment for advanced metering deployment. We began billing the AMS surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. We account for the difference between the surcharge billings for advanced metering facilities and the allowable revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures or cost increases. As indicated in the table above, the regulatory asset at December 31, 2015 and 2014 totaled $164 million and $113 million, respectively.

As a result of purchase accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount is being accreted to other income over the recovery period that was remaining at October 10, 2007 (approximately nine years) which ends in 2016.

See Note 12 for information regarding nuclear decommissioning cost recovery.

6.	BORROWINGS UNDER CREDIT FACILITIES

At December 31, 2015, we had a secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2015, we exercised one of the two one-year extensions available to us and extended the term of the revolving credit facility to October 2017. Also in October 2015, we exercised our option to permanently reduce the loan commitment available under the revolving credit facility from $2.4 billion to $2.0 billion. The terms of the revolving credit facility allow us to request an increase in our borrowing capacity of $100 million in the aggregate and/or a one-year extension, provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At December 31, 2015, we had outstanding borrowings under the revolving credit facility totaling $840 million with an interest rate of 1.48% and outstanding letters of credit totaling $7 million. At December 31, 2014, we had outstanding borrowings under the revolving credit facility totaling $711 million with an interest rate of 1.29% and outstanding letters of credit totaling $7 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. At December 31, 2015, all outstanding borrowings bore interest at LIBOR plus 1.125%. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to our senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2015, letters of credit bore interest at 1.325%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the facility, each based on our current credit ratings.

Under the terms of our revolving credit facility, the commitments of the lenders to make loans to us are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

Subject to the limitations described below, borrowing capacity available under the credit facility at December 31, 2015 and 2014 was $1.153 billion and $1.682 billion, respectively. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 7, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust. At December 31, 2015, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that we maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP plus indebtedness described above. At December 31, 2015, we were in compliance with this covenant with a debt-to-capitalization ratio of 0.46 to 1.00 and with all other covenants.

7.	LONG-TERM DEBT

At December 31, 2015 and 2014, our long-term debt consisted of the following:

	December 31,
	2015	2014
Oncor (a):
6.375% Fixed Senior Notes due January 15, 2015	$—	$500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	250
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
2.950% Fixed Senior Notes due April 1, 2025	350	—
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
3.750% Fixed Senior Notes due April 1, 2045	375	—
Unamortized discount and debt issuance costs	(54)	(51)
Less amount due currently	—	(500)

Long-term debt, less amounts due currently — Oncor	5,646	4,924

Bondco (b):
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	—	54
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	41	126
Debt issuance costs	—	(1)

Total	41	179
Less amount due currently	(41)	(139)

Long-term debt, less amounts due currently — Bondco	—	40

Total long-term debt, less amounts due currently	$5,646	$4,964

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

Debt-Related Activity in 2015

Debt Repayments

Repayments of long-term debt in 2015 totaled $639 million consisting of $500 million aggregate principal amount of 6.375% senior secured notes paid at the scheduled maturity date of January 15, 2015 and $139 million of transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In March 2015, we issued $350 million aggregate principal amount of 2.950% senior secured notes maturing in April 2025 (2025 Notes) and $375 million aggregate principal amount of 3.750% senior secured notes maturing in April 2045 (2045 Notes, and together with the 2025 Notes, the Notes). We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $714 million from the sale of the Notes to repay borrowings under our revolving credit facility and for other general corporate purposes. The Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the Notes is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. Prior to January 1, 2025, in the case of the 2025 Notes, and October 1, 2044, in the case of the 2045 Notes, we may at our option at any time redeem all or part of the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. On and after January 1, 2025, in the case of the 2025 Notes, and October 1, 2044, in the case of the 2045 Notes, Oncor may redeem the Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest. The Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The Notes were issued in a private placement. In October 2015 we completed an offering with the holders of the Notes to exchange their respective Notes for notes that have terms identical in all material respects to the Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in September 2015.

Debt-Related Activity in 2014

Debt Repayments

Repayments of long-term debt in 2014 totaled $131 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In May 2014, we issued $250 million aggregate principal amount of 2.150% senior secured notes maturing in June 2019 (2019 Notes). We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $248 million from the sale of the 2019 Notes to repay borrowings under our revolving credit facility and for other general corporate purposes. The 2019 Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the 2019 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. We may at our option redeem the 2019 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until May 1, 2019, a make-whole premium. The 2019 Notes also contain customary events of default, including failure to pay principal or interest on the 2019 Notes when due.

The 2019 Notes were issued in a private placement. In December 2014 we completed an offering with the holders of the 2019 Notes to exchange their respective 2019 Notes for notes that have terms identical in all material respects to the Notes (2019 Exchange Notes), except that the 2019 Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The 2019 Exchange Notes were registered on a Form S-4, which was declared effective in November 2014.

Deed of Trust

Our secured indebtedness, including the revolving credit facility described in Note 6, is secured equally and ratably by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2015, the amount of available bond credits was approximately $2.577 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.261 billion.

Maturities

Long-term debt maturities at December 31, 2015, are as follows:

Year	Amount

2016	$41
2017	324
2018	550
2019	250
2020	126
Thereafter	4,450
Unamortized discount and debt issuance costs	(54)

Total	$5,687

Fair Value of Long-Term Debt

At December 31, 2015 and 2014, the estimated fair value of our long-term debt (including current maturities) totaled $6.287 billion and $6.844 billion, respectively, and the carrying amount totaled $5.687 billion and $5.603 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

8.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 12 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Leases

At December 31, 2015, our future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount

2016	$9
2017	1
2018	1
2019	1
2020	—
Thereafter	—

Total future minimum lease payments	$12

Rent charged to operation and maintenance expense totaled $8 million, $9 million and $10 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Efficiency Spending

We are required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2016 requirement is $61 million.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 for additional information regarding contingencies.

Labor Contracts

At December 31, 2015, approximately 19% of our full time employees were represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2017.

Environmental Contingencies

We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We are in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party.

9.	MEMBERSHIP INTERESTS

Cash Distributions

Distributions are limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2015, $30 million was available for distribution to our members as our regulatory capitalization ratio was 59.8% debt and 40.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

On February 24, 2016, our board of directors declared a cash distribution of $56 million, which was paid to our members on February 25, 2016.

During 2015, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Date	Payment Date	Amount
December 9, 2015	December 11, 2015	$18
October 27, 2015	November 9, 2015	$135
July 29, 2015	August 10, 2015	$118
April 29, 2015	May 15, 2015	$65
February 25, 2015	February 26, 2015	$100

During 2014, our board of directors declared, and we paid, the following cash distributions to our members:

Declaration Date	Payment Date	Amount
October 21, 2014	October 22, 2014	$101
July 30, 2014	July 31, 2014	$71
April 30, 2014	May 1, 2014	$57
February 19, 2014	February 20, 2014	$53

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013.

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2014	$(24)	$(83)	$(107)
Defined benefit pension plans (net of tax)	—	(8)	(8)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2015	$(22)	$(91)	$(113)

Balance at December 31, 2013	$(26)	$(22)	$(48)
Defined benefit pension plans (net of tax)	—	(61)	(61)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2014	$(24)	$(83)	$(107)

Balance at December 31, 2012	$(28)	$(3)	$(31)
Defined benefit pension plans (net of tax)	—	(19)	(19)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2013	$(26)	$(22)	$(48)

10.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for our recovery of pension and OPEB costs applicable to services of our active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, we entered into an agreement with EFH Corp. whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2015 and 2014, we had recorded regulatory assets totaling $1.182 billion and $1.166 billion, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

We have also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plans

We participate in and have liabilities under the Oncor Retirement Plan and the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the sponsors’ policy to fund the plans on a current basis to the extent required under existing federal tax and ERISA regulations.

We also have the Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan, the information for which is included below.

OPEB Plan

Until July 1, 2014, we participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). As discussed below, we ceased participation in the EFH OPEB Plan and established our own OPEB plan for our eligible retirees, certain eligible retirees of EFH Corp. for whom we have OPEB liability with respect to their regulated service, and their dependents (Oncor OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

In April 2014, we entered into an agreement with EFH Corp. in which we agreed to transfer to the Oncor OPEB Plan effective July 1, 2014, the assets and liabilities related to our eligible current and future retirees as well as certain eligible retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to the agreement, EFH Corp. will retain its portion of the liability for retiree benefits related to those retirees. Since the Oncor OPEB Plan offers identical coverages as the EFH OPEB Plan and we and EFH Corp. retain the same responsibility for participants as before, there was no financial impact as a result of the transfer other than from a remeasurement of the Oncor OPEB Plan’s asset values and obligations. As we are not responsible for EFH Corp.’s portion of the Oncor OPEB Plan’s unfunded liability totaling $90 million as of December 31, 2015, that amount is not reported on our balance sheet.

Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to our portion of the various plans based on actuarial computations and reflect our employee and retiree demographics as described above. Our net costs related to pension and OPEB plans for the years ended December 31, 2015, 2014 and 2013 were comprised of the following:

	Year Ended December 31,
	2015	2014	2013
Pension costs	$104	$58	$95
OPEB costs	53	48	37

Total benefit costs	157	106	132
Less amounts deferred principally as property or a regulatory asset	(113)	(69)	(95)

Net amounts recognized as expense	$44	$37	$37

We and EFH Corp. use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating our pension costs. We and EFH Corp. include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

We and EFH Corp. use the fair value method to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2015, 2014 and 2013 measurement dates:

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013

Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate (a)	3.96%	4.74%	4.10%	4.23%	4.98%	4.10%
Expected return on plan assets	5.26%	6.47%	6.14%	6.65%	7.05%	6.70%
Rate of compensation increase	3.29%	3.94%	3.94%	—	—	—

Components of Net Pension and OPEB Costs:
Service cost	$25	$23	$26	$7	$6	$6
Interest cost	131	132	122	43	44	36
Expected return on assets	(115)	(136)	(123)	(10)	(12)	(11)
Amortization of prior service cost (credit)	—	—	—	(20)	(20)	(20)
Amortization of net loss	63	39	69	33	30	26
Settlement charges	—	—	1	—	—	—

Net periodic pension and OPEB costs	$104	$58	$95	$53	$48	$37

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	$37	$388	$(139)	$39	$128	$—
Amortization of net loss	(63)	(39)	(69)	(33)	(30)	(26)
Amortization of prior service (cost) credit	—	—	—	20	20	20
Settlement charges	—	—	(1)	—	—	—

Total recognized as regulatory assets or other comprehensive income	(26)	349	(209)	26	118	(6)

Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$78	$407	$(114)	$79	$166	$31

(a)	As a result of the transfer of OPEB plan assets and liabilities from the EFH OPEB Plan to the Oncor OPEB Plan discussed above, the discount rate reflected in OPEB costs for January through June 2014 was 4.98% and for July through December 2014 was 4.39%.

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	4.30%	3.96%	4.74%	4.60%	4.23%	4.98%
Rate of compensation increase	3.29%	3.29%	3.94%	—	—	—

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$3,379	$2,857	$1,054	$924
Service cost	25	23	7	6
Interest cost	131	132	43	44
Participant contributions	—	—	15	15
Actuarial (gain) loss	(181)	515	25	128
Benefits paid	(153)	(148)	(56)	(63)

Projected benefit obligation at end of year	$3,201	$3,379	$1,088	$1,054

Accumulated benefit obligation at end of year	$3,100	$3,260	$—	$—

Change in Plan Assets:
Fair value of assets at beginning of year	$2,454	$2,271	$161	$179
Actual return (loss) on assets	(103)	263	(4)	12
Employer contributions	54	68	25	18
Participant contributions	—	—	15	15
Benefits paid	(153)	(148)	(56)	(63)

Fair value of assets at end of year	$2,252	$2,454	$141	$161

Funded Status:
Projected benefit obligation at end of year	$(3,201)	$(3,379)	$(1,088)	$(1,054)
Fair value of assets at end of year	2,252	2,454	141	161

Funded status at end of year	$(949)	$(925)	$(947)	$(893)

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(4)	$(4)	$—	$—
Other noncurrent liabilities	(945)	(921)	(947)	(893)

Net liability recognized	$(949)	$(925)	$(947)	$(893)

Regulatory assets:
Net loss	$583	$619	$320	$316
Prior service cost (credit)	—	—	(50)	(70)

Net regulatory asset recognized	$583	$619	$270	$246

Accumulated other comprehensive net loss	$136	$126	$4	$2

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2015	2014

Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	6.00%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2024	2022

Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	5.80%	6.50%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2024	2021

	1-Percentage Point Increase	1-Percentage Point Decrease

Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$152	$(125)
Effect on postretirement benefits cost	8	(7)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2015	2014

Pension Plan with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,035	$3,379
Accumulated benefit obligations	2,944	3,260
Plan assets	2,085	2,454

Pension and OPEB Plans Investment Strategy and Asset Allocations

Our investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real estate securities and credit strategies (high yield bonds, emerging market debt and bank loans) are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. Our investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists us in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the recoverable service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the non-recoverable service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio of equity, fixed income securities, credit strategies and real estate. The second pool represents about 32% of total investments at December 31, 2015.

The target asset allocation ranges of the pension plans investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Nonrecoverable

US equities	17% - 21%	6% - 10%
International equities	14% - 18%	5% - 9%
Fixed income	48% - 60%	76% - 84%
Real estate	4% - 5%	-
Credit strategies	6% - 8%	4% - 6%

Our investment objective for the OPEB plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2015 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans Assets

At December 31, 2015 and 2014, pension plans assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2015				At December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$—	$133	$—	$133	$—	$120	$—	$120
Equity securities:
US	201	93	—	294	233	85	—	318
International	255	13	—	268	281	12	—	293
Fixed income securities:
Corporate bonds (a)	—	1,137	—	1,137	—	1,384	—	1,384
US Treasuries	—	189	—	189	—	143	—	143
Other (b)	—	145	—	145	—	157	—	157
Real estate	—	81	5	86	—	31	8	39

Total assets	$456	$1,791	$5	$2,252	$514	$1,932	$8	$2,454

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of municipal bonds, emerging market debt, bank loans and fixed income derivative instruments.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2015 and 2014, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2015				At December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$4	$2	$—	$6	$2	$3	$—	$5
Equity securities:
US	39	4	—	43	54	4	—	58
International	25	—	—	25	31	—	—	31
Fixed income securities:
Corporate bonds (a)	—	30	—	30	—	31	—	31
US Treasuries	—	1	—	1	—	1	—	1
Other (b)	35	1	—	36	34	1	—	35

Total assets	$103	$38	$—	$141	$121	$40	$—	$161

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of diversified bond mutual funds.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long-Term Rate of Return	Asset Class	Expected Long-Term Rate of Return

International equity securities	7.45%	401(h) accounts	6.93%
US equity securities	6.64%	Life insurance VEBA	6.16%
Real estate	5.70%	Union VEBA	6.16%
Credit strategies	5.70%	Non-union VEBA	2.50%

Fixed income securities	4.80%	Weighted average	6.30%

Weighted average (a)	5.83%

(a)	The 2016 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.97%.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We and EFH Corp. seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While we and EFH Corp. recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2015, we selected the assumed discount rate using the Aon Hewitt AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2015 consisted of 1,150 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For the Oncor OPEB Plan and the EFH Retirement Plan at December 31, 2015, we and EFH Corp., respectively, selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2015 consisted of 434 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2016

In 2016, amortization of the net actuarial loss and prior service credit for the defined benefit pension plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $41 million and a less than $1 million credit, respectively. Amortization of the net actuarial loss and prior service credit for the OPEB plan from regulatory assets into net periodic benefit cost is expected to be $35 million and a $20 million credit, respectively.

Pension and OPEB Plans Cash Contributions

Our contributions to the benefit plans were as follows:

	Year Ended December 31,
	2015	2014	2013

Pension plans contributions	$54	$68	$9
OPEB plan contributions	25	18	11

Total contributions	$79	$86	$20

Our funding for the pension plans and the Oncor OPEB Plan is expected to total $4 million and $30 million, respectively in 2016 and approximately $441 million and $152 million, respectively, in the 2016 to 2020 period.

Future Benefit Payments

Estimated future benefit payments to beneficiaries are as follows:

	2016	2017	2018	2019	2020	2021-25

Pension plans	$167	$171	$177	$182	$188	$1,006
OPEB plan	$49	$52	$54	$57	$60	$334

Thrift Plan

Our employees are eligible to participate in a qualified savings plan, a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the plan, employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options.

Until January 1, 2015, the thrift plan in which our eligible employees were able to participate was sponsored by EFH Corp. (EFH Thrift Plan). Our contributions to the EFH Thrift Plan totaled $13 million for both years ended December 31, 2014 and 2013. Effective January 1, 2015, the accounts of Oncor participants were transferred from the EFH Thrift Plan to an Oncor-sponsored spin-off of the EFH Thrift Plan (Oncor Thrift Plan). Our contributions to the Oncor Thrift Plan totaled $14 million for the year ended December 31, 2015. Our matching contributions are the same under the Oncor Thrift Plan as they were under the EFH Thrift Plan at the time of the transfer. Since the Oncor Thrift Plan offers identical benefits to our employees, transfer to the Oncor Thrift Plan is not expected to have an impact on our results of operations, financial condition or cash flows.

11.	STOCK-BASED COMPENSATION

We currently do not offer stock-based compensation to our employees or directors. In 2008, we established the SARs Plan under which certain of our executive officers and key employees were granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, we established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of our board of directors and other persons having a relationship with us were granted SARs payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, we accepted the early exercise of all outstanding SARs (both vested and unvested) issued to date pursuant to both SARs Plans. As part of the 2012 early exercise of SARs we began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that were paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. As a result, at December 31, 2015 we have recorded a liability of approximately $10 million relating to SARS dividend accruals. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date. We recognized approximately $1 million, $1 million and $2 million in accretion and interest with respect to such dividends in 2015, 2014 and 2013, respectively.

12.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings.

•	We record revenue from TCEH, principally for electricity delivery fees, which totaled $955 million, $971 million and $967 million for the years ended December 31, 2015, 2014 and 2013, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs.

Trade accounts and other receivables from EFH Corp. affiliates – net reported on our balance sheet, primarily consisting of trade receivables from TCEH related to these electricity delivery fees, are as follows:

	At December 31,
	2015	2014

Trade accounts and other receivables from affiliates	$120	$123
Trade accounts and other payables to affiliates	(2)	(5)

Trade accounts and other receivables from affiliates – net	$118	$118

•	EFH Corp. subsidiaries charge us for certain administrative services at cost. Our payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $17 million, $32 million and $30 million for the years ended December 31, 2015, 2014 and 2013, respectively. We also charge each other for shared facilities at cost. Our payments to EFH Corp. subsidiaries for shared facilities totaled $4 million for each of the years ended December 31, 2015, 2014 and 2013, respectively. Payments we received from EFH Corp. subsidiaries related to shared facilities, totaled $2 million for each of the years ended December 31, 2015, 2014 and 2013.

•

Through June 30, 2014, we participated in the Energy Future Holdings Health and Welfare Benefit Program, which provided employee benefits to our workforce. In October 2013, we notified EFH Corp. of our intention to withdraw from the benefit program effective June 30, 2014 and entered into an agreement with EFH Corp. pursuant to which we paid EFH Corp. $1 million in June 2014 to reimburse EFH Corp. for its increased costs under the program as a result of our withdrawal from the program and the additional administrative work required to effectuate our withdrawal from the benefit program and transition to the new benefit program. In April 2014, we entered into a welfare benefit administration agreement with EFH Corp., pursuant to which EFH

Corp. continued to provide us with welfare benefit administration services under our new benefit plans from July 1, 2014 until December 31, 2014. These amounts are included in the administrative services payments to EFH Corp. subsidiaries reported above.

•	We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. For periods prior to the tax sharing agreement (entered into in October 2007 and amended and restated in November 2008), we are responsible for our share of redetermined tax liability for the EFH Corp. consolidated tax group. EFH Corp. also includes our results in its consolidated Texas margin tax payments, which we account for as income taxes and calculate as if we were filing our own return. See discussion in Note 1 under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that this regulatory liability will continue to be included in Oncor’s rate setting processes.

Amounts payable to (receivable from) members related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31, 2015			At December 31, 2014
	EFH Corp.	Texas Transmission	Total	EFH Corp.	Texas Transmission	Total

Federal income taxes receivable	$(109)	$(27)	$(136)	$(144)	$(36)	$(180)
Texas margin taxes payable	20	—	20	24	—	24

Net payable (receivable)	$(89)	$(27)	$(116)	$(120)	$(36)	$(156)

Cash payments made to (received from) members related to income taxes consisted of the following:

	Year Ended December 31, 2015			Year Ended December 31, 2014			Year Ended December 31, 2013
	EFH Corp.	Texas Transm.	Total	EFH Corp.	Texas Transm.	Total	EFH Corp.	Texas Transm.	Total

Federal income taxes (a)	$108	$27	$135	$215	$54	$269	$78	$11	$89
Texas margin taxes (b)	24	—	24	22	—	22	12	—	12

Total payments (receipts)	$132	$27	$159	$237	$54	$291	$90	$11	$101

(a)	Includes $33 million payment made to EFH Corp. in 2013 related to the 1997-2002 IRS appeals settlement.
(b)	Includes $10 million refund received from EFH Corp. in 2013 related to 1997-2001 amended Texas franchise tax returns.

•	Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2015 and 2014, TCEH had posted letters of credit in the amount of $6 million and $9 million, respectively for our benefit.

•	Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $17 million, $17 million and $16 million for each of the years ended December 31, 2015, 2014 and 2013, respectively. Our sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, we would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	Related parties of the Sponsor Group have (1) sold, acquired or participated in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above. Also, as of March 31, 2015, 16.6% of the equity in an existing vendor of the company was acquired by a member of the Sponsor Group. During 2015, 2014 and 2013, this vendor performed transmission and distribution system construction and maintenance services for us. A significant amount of cash payments were made for such services to this vendor totaling $128 million dollars for the period April through December 2015. At December 31, 2015 we had outstanding trade payables to this vendor of $3 million.

See Notes 4, 9 and 10 for information regarding the tax sharing agreement, distributions to members and our participation in EFH Corp. pension and OPEB plans, respectively.

13.	SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

We are the primary beneficiary and consolidate a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from us that is pledged as collateral to secure the bonds. We act as the servicer for this entity to collect transition charges authorized by the PUCT. These funds are remitted to the trustee and used for interest and principal payments on the transition bonds and related costs.

The material assets and liabilities of Bondco are presented separately on the face of our Consolidated Balance Sheet because the assets are restricted and can only be used to settle the obligations of Bondco, and Bondco’s creditors do not have recourse to our general credit or assets.

Our maximum exposure does not exceed our equity investment in Bondco, which was $14 million and $16 million at December 31, 2015 and 2014, respectively. We did not provide any financial support to Bondco during the years ended December 31, 2015 and 2014.

Major Customers

Revenues from TCEH represented 25%, 25% and 27% of our total operating revenues for the years ended December 31, 2015, 2014 and 2013, respectively. Revenues from REP subsidiaries of a nonaffiliated entity, collectively represented 17%, 16% and 15% of total operating revenues for each of the years ended December 31, 2015, 2014 and 2013, respectively. No other customer represented 10% or more of our total operating revenues.

Other Income and Deductions

	Year Ended December 31,
	2015	2014	2013

Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$5	$12	$17
Net gain on sale of other properties and investments	1	1	1

Total other income	$6	$13	$18

Other deductions:
Professional fees	$19	$14	$10
Non-recoverable pension (Note 10) and other	9	1	5

Total other deductions	$28	$15	$15

Interest Expense and Related Charges

	Year Ended December 31,
	2015	2014	2013

Interest expense	$335	$355	$360
Amortization of debt issuance costs and discounts	3	3	21
Allowance for funds used during construction – capitalized interest portion	(5)	(5)	(10)

Total interest expense and related charges	$333	$353	$371

Restricted Cash

Restricted cash amounts reported on our balance sheet consisted of the following:

	At December 31, 2015		At December 31, 2014
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets

Customer collections related to transition bonds used only to service debt and pay expenses	$22	$—	$56	$—
Reserve for fees associated with transition bonds	10	—	—	10
Reserve for shortfalls of transition bond charges	6	—	—	6

Total restricted cash	$38	$—	$56	$16

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At December 31,
	2015	2014

Gross trade accounts and other receivables	$509	$528
Trade accounts and other receivables from TCEH	(118)	(118)
Allowance for uncollectible accounts	(3)	(3)

Trade accounts receivable from nonaffiliates – net	$388	$407

At December 31, 2015 and 2014, REP subsidiaries of a nonaffiliated entity collectively represented approximately 13% and 12%, respectively, of the nonaffiliated trade accounts receivable amount.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At December 31,
	2015	2014

Assets related to employee benefit plans, including employee savings programs	$94	$94
Land	3	3

Total investments and other property	$97	$97

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2015 and 2014, the face amount of these policies totaled $155 million and $167 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $76 million and $76 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Avg. Life at December 31, 2015	2015	2014

Assets in service:
Distribution	4.1% / 24.7 years	$10,861	$10,423
Transmission	2.8% / 35.5 years	7,209	6,861
Other assets	9.0% / 11.1 years	1,002	954

Total		19,072	18,238
Less accumulated depreciation		6,479	6,125

Net of accumulated depreciation		12,593	12,113
Construction work in progress		416	335
Held for future use		15	15

Property, plant and equipment – net		$13,024	$12,463

Depreciation expense as a percent of average depreciable property approximated 3.6%, 3.6% and 3.7% for the years ended December 31, 2015, 2014 and 2013, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At December 31, 2015			At December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$467	$91	$376	$463	$86	$377
Capitalized software	435	269	166	433	242	191

Total	$902	$360	$542	$896	$328	$568

Aggregate amortization expense for intangible assets totaled $64 million, $58 million and $53 million for each of the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, the weighted average remaining useful lives of capitalized land easements and software were 84 years and 3 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense

2016	$60
2017	51
2018	46
2019	43
2020	42

At both December 31, 2015 and 2014, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Employee Benefit Obligations and Other

Employee benefit obligations and other reported on our balance sheet consisted of the following:

	At December 31,
	2015	2014

Retirement plans and other employee benefits	$1,985	$1,894
Uncertain tax positions (including accrued interest)	3	2
Amount payable related to income taxes	—	17
Investment tax credits	15	17
Other	60	59

Total other noncurrent liabilities and deferred credits	$2,063	$1,989

Supplemental Cash Flow Information

	Year Ended December 31,
	2015	2014	2013

Cash payments (receipts) related to:
Interest	$346	$356	$361
Capitalized interest	(5)	(5)	(10)

Interest (net of amounts capitalized)	$341	$351	$351

Amount in lieu of income taxes:
Federal	$135	$269	$89
State	43	22	12

Total amount in lieu of income taxes	$178	$291	$101

SARs exercise	$—	$—	$4
Noncash construction expenditures (a)	$56	$82	$84

(a)	Represents end-of-period accruals.

Quarterly Information (unaudited)

Results of operations by quarter for the years ended December 31, 2015 and 2014 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Operating revenues	$946	$938	$1,072	$922
Operating income	180	186	253	160
Net income	98	98	163	73

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Operating revenues	$917	$912	$1,054	$939
Operating income	191	183	247	179
Net income	104	94	158	94

ONCOR ELECTRIC DELIVERY COMPANY LLC

$324,405,000 5.000% Senior Secured Notes due 2017

$550,000,000 6.800% Senior Secured Notes due 2018

$126,278,000 5.750% Senior Secured Notes due 2020

$800,000,000 7.000% Debentures due 2022

$500,000,000 7.000% Senior Secured Notes due 2032

$350,000,000 7.250% Senior Secured Notes due 2033

$300,000,000 7.500% Senior Secured Notes due 2038

$475,000,000 5.250% Senior Secured Notes due 2040

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The registration rights agreements relating to certain of the securities being registered hereby provide that we will bear all expenses in connection with the performance of our obligations under the registration rights agreement relating to the market-making activities of the Market Maker and its affiliates in those securities. Our expenses with respect to the distribution of securities pursuant to this registration statement, including those securities that are included in this registration statement but are not required to be registered pursuant to the registration rights agreement, include printer expenses of approximately $10,000, legal fees (including legal fees of the Market Maker’s counsel payable pursuant to the terms of the registration rights agreement) of approximately $52,000 and accounting fees of approximately $28,500 for an approximate aggregate amount of $90,500.

Item 14. Indemnification of Directors and Officers.

We are a limited liability company formed under the Delaware Limited Liability Company Act (DLLCA).

Delaware Limited Liability Company Act

Section 18-108 of the DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Second Amended and Restated Limited Liability Company Agreement of Oncor

Our Limited Liability Company Agreement provides for the indemnification of (i) each of our officers, directors, board observers and employees, (ii) each of our members, (iii) each officer, director and employee of each of our members, and (iv) each affiliate of each of our members and of each direct or indirect shareholder of any such affiliate or such shareholder’s affiliates ((i)-(iv) individually, a Covered Person and collectively, Covered Persons). Section 21 of our Limited Liability Company Agreement provides as follows:

“(a) To the fullest extent permitted by law, no Covered Person shall be liable to Oncor or any other person that is a party to or is otherwise bound by the Limited Liability Company Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Limited Liability Company Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, (i) each officer and director of Oncor, (ii) each member of Oncor and each officer, director, employee, equityholder and agent of each member of Oncor and (iii) any employee of Oncor with whom Oncor enters into a written indemnification agreement approved by majority of Oncor’s board of directors ((i)-(iii) individually, an Indemnified Person and collectively, Indemnified Persons), shall be entitled to indemnification from Oncor for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Limited Liability Company Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under Section 21 of the Limited Liability Company Agreement by Oncor shall be provided out of and to the extent of Oncor assets only, and no member of Oncor shall have any personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Oncor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Oncor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 21 of the Limited Liability Company Agreement.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of Oncor and upon such information, opinions, reports or statements presented to Oncor by any person as to matters the Indemnified Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Oncor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to Oncor’s members might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to Oncor or to any other Indemnified Person, an Indemnified Person acting under the Limited Liability Company Agreement shall not be liable to Oncor or to any other Indemnified Person for its good faith reliance on the provisions of the Limited Liability Company Agreement or any approval or authorization granted by Oncor or any other Indemnified Person. The provisions of the Limited Liability Company Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by Oncor’s members to replace such other duties and liabilities of such Indemnified Person.”

The Limited Liability Company Agreement also provides that the provisions of Section 21 of the Limited Liability Company Agreement shall survive any termination of the Limited Liability Company Agreement.

Indemnification Agreements and Certain Other Arrangements

Each of our directors and executive officers is party to an indemnification agreement with us. Each indemnification agreement follows the same form and in general provides that, to the fullest extent permitted by Delaware law, Oncor will indemnify the indemnitee against any and all losses relating to, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent Oncor or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit (including any employee benefit plan or related trust), as to which the indemnitee is or was serving at the request of Oncor as a director, officer, employee, member, manager, trustee or agent, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of Oncor or any other entity or enterprise referred to in clause (i) of this sentence (including relating to the dissolution and winding up of Oncor or other entity), or (iii) the indemnitee’s status as a current or former director, officer, employee or agent of Oncor or as a current or former director, officer, employee, member, manager, trustee or agent of Oncor or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. In addition, the indemnification agreement provides that Oncor will pay in advance of a final disposition of a claim related expenses as and when incurred by the indemnitee.

In addition, we maintain a directors’ and officers’ liability insurance policy that covers our directors and officers in amounts that we believe are customary for companies similarly situated, including for liabilities in connection with the registration, offering and sale of the securities.

Item 15. Recent Sales of Unregistered Securities; Use of Proceeds from Unregistered Securities.

Private Placements of Notes

May 2014 Offering of Senior Secured Notes

On May 8, 2014, we issued $250 million aggregate principal amount of 2.150% Senior Secured Notes due 2019 (2019 Notes) to Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Comerica Securities, Inc., Credit Suisse Securities (USA) LLC, and Loop Capital Markets LLC as initial purchasers in an exempted transaction pursuant to Section 4(a)(2) of the Securities Act. Aggregate underwriting commissions paid in connection with the offering totaled $1,500,000, excluding initial purchasers’ discounts. The initial purchasers resold the 2019 Notes (i) to qualified institutional buyers under Rule 144A of the Securities Act in private sales exempt from the registration requirements of the Securities Act, and (ii) outside of the U.S. to non-U.S. persons (foreign purchasers) in reliance upon Regulation S of the Securities Act. We used the proceeds of approximately $248 million from the sale of the 2019 Notes to repay a portion of our borrowings under our revolving credit facility as well as for general corporate purposes. We offered holders of the 2019 Notes the opportunity to exchange their 2019 Notes for notes (2019 Exchange Notes) that have terms identical in all material respects to the 2019 Notes, except that the 2019 Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in a certain registration rights agreement. The 2019 Exchange Notes were registered on a Form S-4, which was declared effective as of November 19, 2014.

March 2015 Offering of Senior Secured Notes

On March 19, 2015, we issued $350 million aggregate principal amount of 2.950% Senior Secured Notes due 2025 (2025 Notes) and $375 aggregate principal amount of 3.750% Senior Secured Notes due 2045 (2045 Notes) to Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, RBS Securities Inc., BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, CIBC World Markets Corp., Comerica Securities, Inc., and PNC Capital Markets LLC, as initial purchasers in an exempted transaction pursuant to Section 4(a)(2) of the Securities Act. Aggregate underwriting commissions paid in connection with the offering totaled $5,556,250, excluding initial purchasers’ discounts. The initial purchasers resold the 2025 Notes and the 2045 Notes (i) to qualified institutional buyers under Rule 144A of the Securities Act in private sales exempt from the registration requirements of the Securities Act, and (ii) outside of the U.S. to non-U.S. persons (foreign purchasers) in reliance upon Regulation S of the Securities Act. We used the proceeds of approximately $714 million from the sale of the 2025 Notes and the 2045 Notes to repay a portion of our borrowings under our revolving credit facility and for other general corporate purposes.

August 2016 Offering of Senior Secured Notes

On August 18, 2016, we issued $175 million aggregate principal amount of the 2045 Notes (2045 Additional Notes) to Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Credit Suisse Securities (USA) LLC, Comerica Securities, Inc., Loop Capital Markets LLC, Mizuho Securities USA Inc., MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BOK Financial Securities, Inc. and PNC Capital Markets LLC as initial purchasers in an exempted transaction pursuant to Section 4(a)(2) of the Securities Act. The 2045 Additional Notes constitute an additional issuance of Oncor’s 2045 Notes, $375 million of which Oncor previously issued on March 19, 2015 and are currently outstanding (2045 Outstanding Notes). The 2045 Additional Notes are issued as part of the same series as the 2045 Outstanding Notes. Additionally, the 2045 Additional Notes exchanged or sold in connection with the transactions contemplated by the registration rights agreement described below are expected to become fungible with the 2045 Outstanding Notes. Aggregate underwriting commissions paid in connection with the offering totaled $1,531,250, excluding initial purchasers’ discounts. The initial purchasers resold the 2045 Additional Notes (i) to qualified institutional buyers under Rule 144A of the Securities Act in private sales exempt from the registration requirements of the Securities Act, and (ii) outside of the U.S. to non-U.S. persons (foreign purchasers) in reliance upon Regulation S of the Securities Act. We used the proceeds of approximately $185.3 million from the sale of the 2045 Additional Notes to repay a portion of our borrowings under our credit facility as well as for general corporate purposes. In connection with the transaction, we entered into a registration rights agreement by which we agreed to, subject to certain exceptions, file a registration statement with the SEC with respect to a registered offer to exchange the 2045 Additional Notes for publicly registered notes (Exchange Offer Registration Statement), or under certain circumstances, a shelf registration statement to cover resales of the Notes (Shelf Registration Statement). We agreed to use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act no later than 270 days after the issue date of the Notes and to consummate the exchange offer no later than 315 days after the issue date of the Notes. We agreed to use commercially reasonable efforts to cause any Shelf Registration Statement to become or be declared effective within the later of 180 days after such Shelf Registration Statement filing obligation arises and 270 days after the issue date of the Notes. On December 6, 2016, we filed a registration statement on Form S-4 to exchange the 2045 Exchange Notes for publicly registered notes. Once the registration statement is declared effective, we will offer holders of the 2045 Additional Notes the opportunity to exchange their 2045 Additional Notes for notes (2045 Exchange Notes) that have terms identical in all material respects to the 2045 Additional Notes, respectively, except that the 2045 Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in a certain registration rights agreement.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibits	Previously Filed With File Number*	As Exhibit

3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(d)	333-100240 Form 10-Q (filed July 31, 2015)	3(a)	—	Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of July 27, 2015, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

Exhibits	Previously Filed With File Number*	As Exhibit

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed October 12, 2010)	4.2	—	Registration Rights Agreement, dated October 8, 2010, among Oncor and the dealer managers named therein

Exhibits	Previously Filed With File Number*	As Exhibit

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

4(v)	333-100240 Form 8-K (filed May 13, 2013)	4.1	—	Registration Rights Agreement, dated May 13, 2013, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 4.55% Senior Secured Notes due 2041.

4(w)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Officer’s Certificate, dated May 13, 2014, establishing the terms of Oncor’s 2.15% Senior Secured Notes due 2019.

4(x)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Registration Rights Agreement, dated May 13, 2014, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 2.15% Senior Secured Notes due 2019.

4(y)	333-100240 Form 8-K (filed March 30, 2015)	4.1	—	Officer’s Certificate, dated March 24, 2015, establishing the terms of 2.950% Senior Secured Notes due 2025 and 3.750% Senior Secured Notes due 2045.

4(z)	333-100240 Form 8-K (filed March 30, 2015)	4.2	—	Registration Rights Agreement, dated March 24, 2015 among Oncor and the representatives of the initial purchasers of Oncor’s 2.950% Senior Secured Notes due 2025 and 3.750% Senior Secured Notes due 2045.

4(aa)	333-100240 Form 8-K (filed August 24, 2016)	4.1	—	Registration Rights Agreement, dated August 18, 2016 among Oncor and the representatives of the initial purchasers of the 3.750% Senior Secured Notes due 2045.

(5)	Opinion re Legality.

5(a)	333-176464 Form S-1 (filed August 24, 2011)	5(a)	—	Opinion of Baker & McKenzie LLP.

(10)	Material Contracts.

	Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 Form 8-K (filed October 7, 2013)	10.1	—	Form of Director and Officer Indemnification Agreement.

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

Exhibits	Previously Filed With File Number*	As Exhibit

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 Form 10-K (filed February 27, 2015	10(y)	—	Amendment No. 1 to the Salary Deferral Program, effective as of February 25, 2015.

10(m)	333-100240 Form 8-K (filed October 24, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Change in Control Policy.

10(n)	333-100240 Form 10-Q (filed July 31, 2015)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Change in Control Policy.

10(o)	333-100240 Form 10-Q (filed August 1, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Severance Plan and Summary Plan Description.

10(p)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

10(q)	333-100240 Form 8-K (filed March 30, 2015)	10.1	—	Oncor Electric Delivery Company LLC Fourth Amended and Restated Executive Annual Incentive Plan.

10(r)	333-100240 Form 10-K (filed February 19, 2013)	10(t)	—	Oncor Electric Delivery Company LLC Long-Term Incentive Plan.

10(s)	333-100240 Form 10-K (filed February 19, 2013)	10(u)	—	Form of Oncor Electric Delivery Company LLC Long-Term Incentive Plan Award Agreement.

Exhibits	Previously Filed With File Number*	As Exhibit

10(t)	333-100240 Form 8-K (filed March 30, 2015)	10.2	—	Oncor Electric Delivery Company LLC Form of Long-Term Incentive Plan Award Agreement for performance periods beginning on or after January 1, 2015.

10(u)	333-100240 Form 10-K (filed February 19, 2013)	10(s)	—	Retention Agreement, effective as of February 12, 2013, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(v)	333-100240 Form 8-K (filed February 20, 2015	10.1	—	Retention Agreement, effective as of February 17, 2015, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(w)	333-100240 Form 10-K (filed February 19, 2010)	10(r)	—	Oncor Split-Dollar Life Insurance Program.

10(x)	333-100240 Form 10-Q (filed May 4, 2016)	10(a)	—	Oncor Supplemental Retirement Plan, as amended

10(y)	333-100240 Form 8-K (filed October 31, 2016)	10(a)	—	Executive Employment Agreement, dated as of October 29, 2016, by and among Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(z)	333-100240 Form 8-K (filed October 31, 2016)	10(b)	—	Interest Purchase Agreement, dated as of October 29, 2016, by and among T & D Equity Acquisition, LLC, Oncor Management Investment LLC and Oncor Electric Delivery Company LLC.

	Credit Agreements.

10(aa)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(ab)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

10(ac)	333-100240 Form 8-K (filed October 8, 2015)	10(a)	—	Extension Agreement, dated October 2, 2015, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto

Exhibits	Previously Filed With File Number*	As Exhibit

10(ad)	333-100240 Form 8-K (filed October 7, 2016)	10(a)	—	Extension Agreement, dated October 3, 2016, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto

Other Material Contracts.

10(ae)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(af)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(ag)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(ah)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(ai)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2015 Form 10-K (filed February 26, 2016)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges for the Years Ended December 31, 2015, 2014, 2013, 2012 and 2011.

12(b)	333-214918 Form S-4 (filed December 6, 2016)	12(b)	—	Computation of Ratio of Earnings to Fixed Charges for the Nine Months Ended September 30, 2016 and 2015.

(21)	Subsidiaries of the Registrant.

21(a)	333-100240 2015 Form 10-K (filed February 26, 2016)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC.

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto).

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

Exhibits	Previously Filed With File Number*	As Exhibit

(24)	Power of Attorney.

24(a)	333-176464 Form S-1 (filed August 24, 2011)	24(a)	—	Power of Attorney (included on the signature page thereto).

24(b)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(b)	—	Power of Attorney of James R. Adams

24(c)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(c)	—	Power of Attorney of. Rhys Evenden

24(d)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(d)	—	Power of Attorney of. Printice L. Gary

24(e)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(e)	—	Power of Attorney of Timothy A. Mack.

24(f)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(f)	—	Power of Attorney of Kneeland Youngblood.

(25)	Statements of Eligibility of Trustee.

25(a)	333-100240 Form S-4 (filed October 2, 2002)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.375% Senior Secured Notes due 2012 and the 7.000% Senior Secured Notes due 2032.

25(b)	333-100242 Form S-4 (filed October 2, 2002)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 7.000% Debentures due 2022.

25(c)	333-106894 Form S-4 (filed July 9, 2003)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.375% Senior Secured Notes due 2015 and the 7.250% Senior Secured Notes due 2033.

25(d)	333-157914 Form S-4 (filed March 13, 2009)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.80% Senior Secured Notes due 2018.

25(e)	333-157914 Form S-4 (filed March 13, 2009)	25(c)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 7.50% Senior Secured Notes due 2038.

25(f)	333-173272 Form S-4 (filed April 1, 2011)	25(a)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.00% Senior Secured Notes due 2017.

25(g)	333-173272 Form S-4 (filed April 1, 2011)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.75% Senior Secured Notes due 2020.

Exhibits	Previously Filed With File Number*	As Exhibit

25(h)	333-173272 Form S-4 (filed April 1, 2011)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.25% Senior Secured Notes due 2040.

(99)	Additional Exhibits.

99(a)	333-100240 Form 8-K (filed August 31, 2015)	99.1	—	Letter Agreement, dated August 28, 2015, by and among Ovation Acquisition I, L.L.C., Ovation Acquisition II, L.L.C., Oncor Electric Delivery Holdings Company LLC and Oncor Electric Delivery Company LLC.

99(b)	333-91935 Form S-3 (filed July 1, 2003)	99(a)	—	Financing Order.

99(c)	333-91935 Form S-3 (filed July 1, 2003)	99(b)	—	Internal Revenue Service Private Letter Ruling pertaining to the transition bonds, dated May 21, 2002.

99(d)	333-91935 Form S-3 (filed July 1, 2003)	99(c)	—	Internal Revenue Service Private Letter Ruling pertaining to the transition bonds, dated February 18, 2000.

99(e)	333-100240 Form 8-K (filed August 10, 2016)	99.1	—	Letter Agreement, dated August 4, 2016, by and among NextEra Energy, Inc., EFH Merger Co., LLC, Oncor Electric Delivery Holdings Company LLC and Oncor Electric Delivery Company LLC.

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document

101.SCH			—	XBRL Taxonomy Extension Schema Document

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated herein by reference.

(b)	The consolidated financial statement schedules are included in the audited consolidated financial statements or notes included in this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on December 6, 2016.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT SHAPARD Robert S. Shapard	Chief Executive and Director	December 6, 2016

/S/ DAVID M. DAVIS David M. Davis	Senior Vice President and Chief Financial Officer	December 6, 2016

/S/ RICHARD C. HAYES Richard C. Hayes	Controller (Principal Accounting Officer)	December 6, 2016

/S/ JAMES R. ADAMS James R. Adams	Chairman of the Board	December 6, 2016

/S/ THOMAS M. DUNNING Thomas M. Dunning	Director	December 6, 2016

/S/ ROBERT A. ESTRADA Robert A. Estrada	Director	December 6, 2016

/S/ RHYS EVENDEN Rhys Evenden	Director	December 6, 2016

/S/ THOMAS D. FERGUSON Thomas D. Ferguson	Director	December 6, 2016

/S/ PRINTICE L. GARY Printice L. Gary	Director	December 6, 2016

/S/ WILLIAM T. HILL, JR. William T. Hill, Jr.	Director	December 6, 2016

/S/ TIMOTHY A. MACK Timothy A. Mack	Director	December 6, 2016

/S/ RICHARD W. WORTHAM III Richard W. Wortham III	Director	December 6, 2016

/S/ KNEELAND YOUNGBLOOD Kneeland Youngblood	Director	December 6, 2016

/S/ STEVEN J. ZUCCHET Steven J. Zucchet	Director	December 6, 2016

EXHIBIT INDEX

Exhibits	Previously Filed With File Number*	As Exhibit

3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(d)	333-100240 Form 10-Q (filed July 31, 2015)	3(a)	—	Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of July 27, 2015, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

Exhibits	Previously Filed With File Number*	As Exhibit

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

Exhibits	Previously Filed With File Number*	As Exhibit

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed October 12, 2010)	4.2	—	Registration Rights Agreement, dated October 8, 2010, among Oncor and the dealer managers named therein

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

4(v)	333-100240 Form 8-K (filed May 13, 2013)	4.1	—	Registration Rights Agreement, dated May 13, 2013, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 4.55% Senior Secured Notes due 2041.

4(w)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Officer’s Certificate, dated May 13, 2014, establishing the terms of Oncor’s 2.15% Senior Secured Notes due 2019.

4(x)	333-100240 Form 8-K (filed May 13, 2014)	4.1	—	Registration Rights Agreement, dated May 13, 2014, among Oncor and the representatives of the initial purchasers of Oncor’s additional issuance of 2.15% Senior Secured Notes due 2019.

4(y)	333-100240 Form 8-K (filed March 30, 2015)	4.1	—	Officer’s Certificate, dated March 24, 2015, establishing the terms of 2.950% Senior Secured Notes due 2025 and 3.750% Senior Secured Notes due 2045.

4(z)	333-100240 Form 8-K (filed March 30, 2015)	4.2	—	Registration Rights Agreement, dated March 24, 2015 among Oncor and the representatives of the initial purchasers of Oncor’s 2.950% Senior Secured Notes due 2025 and 3.750% Senior Secured Notes due 2045.

4(aa)	333-100240 Form 8-K (filed August 24, 2016)	4.1	—	Registration Rights Agreement, dated August 18, 2016 among Oncor and the representatives of the initial purchasers of the 3.750% Senior Secured Notes due 2045.

(5)	Opinion re Legality.

5(a)	333-176464 Form S-1 (filed August 24, 2011)	5(a)	—	Opinion of Baker & McKenzie LLP.

(10)	Material Contracts.

	Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 Form 8-K (filed October 7, 2013)	10.1	—	Form of Director and Officer Indemnification Agreement.

Exhibits	Previously Filed With File Number*	As Exhibit

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 Form 10-K (filed February 27, 2015	10(y)	—	Amendment No. 1 to the Salary Deferral Program, effective as of February 25, 2015.

10(m)	333-100240 Form 8-K (filed October 24, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Change in Control Policy.

10(n)	333-100240 Form 10-Q (filed July 31, 2015)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Change in Control Policy.

10(o)	333-100240 Form 10-Q (filed August 1, 2014)	10(a)	—	Oncor Electric Delivery Company LLC Amended and Restated Executive Severance Plan and Summary Plan Description.

10(p)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

10(q)	333-100240 Form 8-K (filed March 30, 2015)	10.1	—	Oncor Electric Delivery Company LLC Fourth Amended and Restated Executive Annual Incentive Plan.

Exhibits	Previously Filed With File Number*	As Exhibit

10(r)	333-100240 Form 10-K (filed February 19, 2013)	10(t)	—	Oncor Electric Delivery Company LLC Long-Term Incentive Plan.

10(s)	333-100240 Form 10-K (filed February 19, 2013)	10(u)	—	Form of Oncor Electric Delivery Company LLC Long-Term Incentive Plan Award Agreement.

10(t)	333-100240 Form 8-K (filed March 30, 2015)	10.2	—	Oncor Electric Delivery Company LLC Form of Long-Term Incentive Plan Award Agreement for performance periods beginning on or after January 1, 2015.

10(u)	333-100240 Form 10-K (filed February 19, 2013)	10(s)	—	Retention Agreement, effective as of February 12, 2013, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(v)	333-100240 Form 8-K (filed February 20, 2015	10.1	—	Retention Agreement, effective as of February 17, 2015, between Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(w)	333-100240 Form 10-K (filed February 19, 2010)	10(r)	—	Oncor Split-Dollar Life Insurance Program.

10(x)	333-100240 Form 10-Q (filed May 4, 2016)	10(a)	—	Oncor Supplemental Retirement Plan, as amended

10(y)	333-100240 Form 8-K (filed October 31, 2016)	10(a)	—	Executive Employment Agreement, dated as of October 29, 2016, by and among Oncor Electric Delivery Holdings Company LLC, Oncor Electric Delivery Company LLC and E. Allen Nye, Jr.

10(z)	333-100240 Form 8-K (filed October 31, 2016)	10(b)	—	Interest Purchase Agreement, dated as of October 29, 2016, by and among T & D Equity Acquisition, LLC, Oncor Management Investment LLC and Oncor Electric Delivery Company LLC.

	Credit Agreements.

10(aa)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(ab)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Exhibits	Previously Filed With File Number*	As Exhibit

10(ac)	333-100240 Form 8-K (filed October 8, 2015)	10(a)	—	Extension Agreement, dated October 2, 2015, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto

10(ad)	333-100240 Form 8-K (filed October 7, 2016)	10(a)	—	Extension Agreement, dated October 3, 2016, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto

Other Material Contracts.

10(ae)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(af)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

10(ag)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(ah)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(ai)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2015 Form 10-K (filed February 26, 2016)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges for the Years Ended December 31, 2015, 2014, 2013, 2012 and 2011.

12(b)	333-214918 Form S-4 (filed December 6, 2016)	12(b)	—	Computation of Ratio of Earnings to Fixed Charges for the Nine Months Ended September 30, 2016 and 2015.

Exhibits	Previously Filed With File Number*	As Exhibit
(21)	Subsidiaries of the Registrant.

21(a)	333-100240 2015 Form 10-K (filed February 26, 2016)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC.

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto).

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

(24)	Power of Attorney.

24(a)	333-176464 Form S-1 (filed August 24, 2011)	24(a)	—	Power of Attorney (included on the signature page thereto).

24(b)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(b)	—	Power of Attorney of James R. Adams

24(c)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(c)	—	Power of Attorney of. Rhys Evenden

24(d)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(d)	—	Power of Attorney of. Printice L. Gary

24(e)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(e)	—	Power of Attorney of Timothy A. Mack.

24(f)	333-176464 Form S-1 Post-effective Amend. 3(filed September 11, 2015)	24(f)	—	Power of Attorney of Kneeland Youngblood.

(25)	Statements of Eligibility of Trustee.

25(a)	333-100240 Form S-4 (filed October 2, 2002)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.375% Senior Secured Notes due 2012 and the 7.000% Senior Secured Notes due 2032.

25(b)	333-100242 Form S-4 (filed October 2, 2002)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 7.000% Debentures due 2022.

25(c)	333-106894 Form S-4 (filed July 9, 2003)	25	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.375% Senior Secured Notes due 2015 and the 7.250% Senior Secured Notes due 2033.

25(d)	333-157914 Form S-4 (filed March 13, 2009)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 6.80% Senior Secured Notes due 2018.

Exhibits	Previously Filed With File Number*	As Exhibit

25(e)	333-157914 Form S-4 (filed March 13, 2009)	25(c)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 7.50% Senior Secured Notes due 2038.

25(f)	333-173272 Form S-4 (filed April 1, 2011)	25(a)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.00% Senior Secured Notes due 2017.

25(g)	333-173272 Form S-4 (filed April 1, 2011)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.75% Senior Secured Notes due 2020.

25(h)	333-173272 Form S-4 (filed April 1, 2011)	25(b)	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.25% Senior Secured Notes due 2040.

(99)	Additional Exhibits.

99(a)	333-100240 Form 8-K (filed August 31, 2015)	99.1	—	Letter Agreement, dated August 28, 2015, by and among Ovation Acquisition I, L.L.C., Ovation Acquisition II, L.L.C., Oncor Electric Delivery Holdings Company LLC and Oncor Electric Delivery Company LLC.

99(b)	333-91935 Form S-3 (filed July 1, 2003)	99(a)	—	Financing Order.

99(c)	333-91935 Form S-3 (filed July 1, 2003)	99(b)	—	Internal Revenue Service Private Letter Ruling pertaining to the transition bonds, dated May 21, 2002.

99(d)	333-91935 Form S-3 (filed July 1, 2003)	99(c)	—	Internal Revenue Service Private Letter Ruling pertaining to the transition bonds, dated February 18, 2000.

99(e)	333-100240 Form 8-K (filed August 10, 2016)	99.1	—	Letter Agreement, dated August 4, 2016, by and among NextEra Energy, Inc., EFH Merger Co., LLC, Oncor Electric Delivery Holdings Company LLC and Oncor Electric Delivery Company LLC.

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document

101.SCH			—	XBRL Taxonomy Extension Schema Document

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated herein by reference.